As filed with the Securities and Exchange Commission on November 16, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTRAVISION COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4833	95-4783236
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

(310) 447-3870

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Walter F. Ulloa

Chairman and Chief Executive Officer

Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

(310) 447-3870

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy of all communications to:

Kenneth D. Polin

Deepak Nanda

Foley & Lardner LLP

555 South Flower Street, Suite 3500

Los Angeles, California 90071-2411

(213) 972-4500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions pursuant to the exchange offer described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

**	If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
8.750% Senior Secured First Lien Notes due 2017 (2)	$400,000,000	100%	$400,000,000	$28,520
Guarantees of the 8.750% Senior Secured First Lien Notes due 2017	$400,000,000	(3)	(3)	None.

(1)	Estimated solely for purposes of determining the registration fee.
(2)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.
(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS (1)

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number
Arizona Radio, Inc.	Delaware	4833	88-0305822
Aspen FM, Inc.	Colorado	4833	91-0253467
Channel Fifty Seven, Inc.	California	4833	33-0637781
Diamond Radio, Inc.	California	4833	68-0370595
Entravision, L.L.C.	Delaware	4833	95-4635405
Entravision Communications Company, L.L.C.	Delaware	4833	95-4566568
Entravision-El Paso, L.L.C.	Delaware	4833	95-4635149
Entravision Holdings, LLC	California	4833	95-4850445
Entravision San Diego, Inc.	California	4833	33-0921979
Entravision-Texas G.P., LLC	Delaware	4833	27-3432832
Entravision-Texas L.P., Inc.	Delaware	4833	04-3589346
Entravision-Texas Limited Partnership	Texas	4833	75-3010492
Latin Communications Group Inc.	Delaware	4833	13-4006852
Los Cerezos Television Company	Delaware	4833	52-1189716
The Community Broadcasting Company of San Diego, Incorporated	California	4833	33-0459185
Vista Television, Inc.	California	4833	33-0622519
Z-Spanish Media Corporation	Delaware	4833	68-0415278

(1)	The address and telephone number of the principal executive offices for each additional registrant is 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, (310) 447-3870. The name, address and telephone number of the agent for service for each additional registrant is Walter F. Ulloa, Chairman and Chief Executive Officer, Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, (310) 447-3870.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 16, 2010

PRELIMINARY PROSPECTUS

$400,000,000

8.750% Senior Secured First Lien Notes due 2017

Offer to Exchange All of Our Outstanding

8.750% Senior Secured First Lien Notes due 2017

(CUSIP Nos. 29382T AC1 and U2937A AB4)

For

Our new 8.750% Senior Secured First Lien Notes due 2017

That Have Been Registered

Under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time

on                     , 2010, unless we extend it.

The Exchange Notes:

•

The terms of the registered 8.750% Senior Secured First Lien Notes due 2017 to be issued in the exchange offer are substantially identical to the terms of the outstanding 8.750% Senior Secured First Lien Notes due 2017, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the exchange notes.

•	We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

•

The exchange notes will bear interest at the rate of 8.750% per year, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2011. The exchange notes will mature on August 1, 2017.

•

The exchange notes will be fully and unconditionally guaranteed on a joint and several basis by all of Entravision Communications Corporation’s existing and future domestic wholly-owned restricted subsidiaries.

•	We may redeem some or all of the notes as described more fully in this prospectus.

Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2010, unless we extend it.

•

Upon completion of the exchange offer, all outstanding notes that are validly tendered and not properly withdrawn will be exchanged for an equal principal amount of exchange notes, the issuance of which is registered under the Securities Act of 1933, as amended (the “Securities Act”).

•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	Completion of the exchange offer is subject to customary conditions, some of which we may waive.

•	The exchange of exchange notes for outstanding notes will not be a taxable event for U.S. Federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such exchange notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after such expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See “Risk Factors” beginning on page 12 for a discussion of risk factors that you should consider before deciding to exchange your outstanding notes for exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010

This prospectus, letter of transmittal and the notice of guaranteed delivery are first being mailed to all holders of the outstanding notes on                     , 2010

You should rely only upon the information in this prospectus. We have not authorized anyone to give any information or make any representation about us that is different from or in addition to that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date on the front cover of this prospectus. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the exchange notes under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales, and we shall not have any responsibility therefor.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information in the documents incorporated by reference is considered to be part of this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in documents that we file with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus and that are incorporated by reference in this prospectus automatically update and supersede information contained in this prospectus to the extent the new information differs from or is inconsistent with the old information.

As explained below in “Where You Can Find More Information,” those documents incorporated by reference in this prospectus as well as our other SEC filings are also available to the public at the SEC’s website at www.sec.gov. In addition, you may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

Telephone: (310) 447-3870

Attention: Corporate Secretary

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

i

INDUSTRY AND MARKET DATA

Information regarding market share, market size, market position and industry data pertaining to our business contained in this prospectus or incorporated by reference herein consists of our estimates based on data and reports compiled by industry professional organizations (including Nielsen Media Research, Arbitron and the Traffic Audit Bureau), the U.S. Census Bureau, industry analysts and on our management’s knowledge of our business and markets.

Nielsen offers a general market service measuring all television audience viewing, as well as a separate service to specifically measure U.S. Hispanic audience viewing at the local market level. The Nielsen rating services we use are Nielsen Hispanic Station Index and Nielsen Station Index. Arbitron provides radio advertisers with the industry-accepted measure of listening audience classified by demographic segment and time of day that the listeners spend on particular radio stations. The Traffic Audit Bureau audits the circulation of out of home media advertising in the United States.

Although we believe that the third-party sources upon which we have relied are reliable, we have not independently verified market industry data provided by third parties, and we take no further responsibility for this data. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources, and we cannot assure you that they are accurate.

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “could,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this prospectus. Except for our ongoing obligation to disclose material information as required by the federal securities laws, we do not intend, and undertake no obligation, to update any forward-looking statement.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. Some of the key factors impacting these risks and uncertainties include, but are not limited to:

•	risks related to our history of operating losses, our substantial indebtedness or our ability to raise capital;

•

provisions of our debt instruments, including the new credit facility that we entered into concurrently with the closing of our initial offering of the outstanding notes (“New Credit Facility”), which restricts certain aspects of the operation of our business;

•	our continued compliance with all of our obligations, including financial covenants and ratios, under the agreement governing our New Credit Facility;

•	cancellations or reductions of advertising due to the current economic environment or otherwise;

•	advertising rates remaining constant or decreasing;

•	the impact of rigorous competition in Spanish-language media and in the advertising industry generally;

•	the impact on our business, if any, as a result of changes in the way market share is measured by third parties;

•	our relationship with Univision Communications Inc. (“Univision”);

•	our ability to continue to generate revenue under retransmission consent agreements;

•

subject to restrictions contained in our New Credit Facility, the overall success of our acquisition strategy, which historically has included developing media clusters in key U.S. Hispanic markets, and the integration of any acquired assets with our existing business;

ii

•	industry-wide market factors and regulatory and other developments affecting our operations;

•	the duration and severity of the current economic environment;

•	the impact of previous and any future impairment of our assets;

•	risks related to changes in accounting interpretations; and

•	the impact, including additional costs, of mandates and other obligations that may be imposed upon us as a result of the recent passage of new federal healthcare laws.

For a detailed description of these and other factors that you should carefully consider before investing in the exchange notes, see “Risk Factors,” beginning at page 12 below.

iii

PROSPECTUS SUMMARY

This following summary highlights material information about Entravision Communications Corporation and this exchange offer. It does not contain all the information you may consider important in making your investment decision. Before making a decision to exchange your outstanding notes for exchange notes in the exchange offer, you should read this entire prospectus carefully, including: (a) the section entitled “Risk Factors” contained in this prospectus; (b) our financial statements and the related notes, which are included elsewhere in this prospectus; and (c) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus. Unless otherwise noted or the context otherwise requires, the terms “Entravision,” “Company,” “we,” “our” and “us” refer to Entravision Communications Corporation and our consolidated subsidiaries. We are offering to exchange our new registered 8.750% Senior Secured First Lien Notes due 2017 (“exchange notes”) for our outstanding 8.750% Senior Secured First Lien Notes due 2017 (“outstanding notes”). The term “exchange offer” refers to our offer, described in this prospectus, to issue the exchange notes in exchange for outstanding notes.

The Company

Overview

We are a diversified Spanish-language media company utilizing a combination of television and radio operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. Headquartered in Santa Monica, California, we believe we are the largest independent public media company focused principally on the U.S. Hispanic audience.

•

Television. We own and/or operate 53 primary television stations located primarily in California, Colorado, Connecticut, Florida, Massachusetts, Nevada, New Mexico, Texas and Washington, D.C. We are the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 U.S. Hispanic markets.

•

Radio. We own and operate one of the largest groups of primarily Spanish-language radio stations in the United States. We own and operate 48 radio stations in 19 U.S. markets, 47 of which are located in the top 50 Hispanic markets in the United States. Our radio stations consist of 37 FM and 11 AM stations located in Arizona, California, Colorado, Florida, Nevada, New Mexico and Texas.

For the nine-month period ended September 30, 2010 and year ended December 31, 2009, our net revenue was approximately $149.8 million and $189.2 million, respectively. Revenue for the nine-month period ended September 30, 2010 and the year ended December 31, 2009 generated by our television segment accounted for approximately 66% of our net revenue, and revenue generated by our radio segment accounted for the remaining approximately 34% of our net revenue.

The Hispanic Market Opportunity

Our media assets target densely-populated and fast-growing Hispanic markets in the United States. We operate media properties in 14 of the 20 highest-density U.S. Hispanic markets. In addition, among the top 25 U.S. Hispanic markets, we operate media properties in 13 of the 20 fastest-growing markets. Despite the current uncertain economic environment, we believe that targeting the U.S. Hispanic market will translate into revenue growth in the future for the following reasons:

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U.S. Hispanic Population Growth. Over 46 million Hispanics live in the United States, accounting for over 15% of the total U.S. population. The overall Hispanic population is growing at nearly 7 times the rate of the non-Hispanic population and is expected to grow to 81.2 million, or approximately 22% of the total U.S. population, by 2029. Approximately 53% of the total future growth in the U.S. population through 2029 is expected to come from the Hispanic community.

•

Spanish-Language Use. Approximately 78% of Hispanics age five and over in the United States speak some Spanish at home. The number of U.S. Hispanics that speak some Spanish at home is expected to grow from 33.2 million in 2009 to 54.8 million in 2029.

•

Increasing U.S. Hispanic Buying Power. The U.S. Hispanic population is estimated to have accounted for total consumer expenditures of over $830 billion in 2009, an increase of 32% since 2004. Hispanics are expected to account for over $1.1 trillion in consumer expenditures by 2014, and by 2029 Hispanics are expected to account for approximately $3.4 trillion in consumer expenditures, or 14% of total U.S. consumer spending. Hispanic buying power is expected to grow at nearly four times the rate of the Hispanic population growth by 2029.

•

Attractive Profile of U.S. Hispanic Consumers. We believe that the demographic profile of the U.S. Hispanic audience makes it attractive to advertisers. We believe that the larger size and younger age of Hispanic households (averaging 3.4 persons and 28.0 years of age as compared to the U.S. non-Hispanic averages of 2.4 persons and 40.2 years of age) lead Hispanics to spend more per household on many categories of goods and services. Although the average U.S. Hispanic household has less disposable income than the average U.S. household, the average U.S. Hispanic household spends 3% more per year than the average U.S. non-Hispanic household on food at home, 74% more on children’s clothing, 41% more on footwear and 26% more on laundry and household cleaning products. We expect Hispanics to continue to account for a disproportionate share of growth in spending nationwide in many important consumer categories as the U.S. Hispanic population and its disposable income continue to grow.

•

Spanish-Language Advertising. Over $4.0 billion of total advertising expenditures in the United States were placed in Spanish-language media in 2008, the most recent year for which such data is available, of which approximately 82% was placed in Spanish-language television and radio advertising.

Business Strategy

We seek to increase our advertising revenue through the following strategies:

•

Effectively Use Our Networks and Media Brands. We are the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network. Univision’s primary network is the most-watched television network (English- or Spanish-language) among U.S. Hispanic households. Univision’s primary network, together with its TeleFutura Network, represented approximately a 75% share of the U.S. Spanish-language network television prime time audience of adults 18-49 years of age as of December 2009. Univision makes its networks’ Spanish-language programming available to our television stations 24 hours a day, including a prime time schedule on its primary network of substantially all first-run programming throughout the year. We believe that the breadth and diversity of Univision’s programming, combined with our local news and community-oriented segments, provide us with an advantage over other Spanish-language and English-language broadcasters in reaching U.S. Hispanic viewers. Our local content is designed to brand each of our stations as the best source for relevant community information that accurately reflects local interests and needs. We operate our radio network using four formats designed to appeal to different listener tastes. We format the programming of our network and radio stations in an effort to capture a substantial share of the U.S. Hispanic audience in each of our radio markets. In markets where competing stations already offer programming similar to our network formats, or where we otherwise identify an available niche in the marketplace, we run alternative programming that we believe will appeal to local listeners.

•

Invest in Media Research and Sales. We believe that continued use of industry-accepted ratings and surveys will allow us to further increase our advertising rates. We use standard industry ratings and surveys from third parties, including Nielsen Media Research, Arbitron and the Traffic Audit Bureau, to provide a more accurate measure of consumers. We believe that our focused research and sales efforts will enable us to continue to achieve significant revenue and cash flow growth.

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Continue to Benefit from Strong Management. We believe that we have one of the most experienced management teams in the industry. Walter Ulloa, our co-founder, Chairman and Chief Executive Officer, Philip Wilkinson, our co-founder, President and Chief Operating Officer, and Jeffery Liberman, the President of our Radio Division, have an average of more than 30 years of media experience. We intend to continue to build and retain our key management personnel and to capitalize on their knowledge and experience in the Spanish-language markets.

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Emphasize Local Content, Programming and Community Involvement. We believe that local content and service to the community in each of our markets is an important part of building our brand identity within those markets. By combining our local news, local content and quality network programming, we believe that we have a significant competitive advantage. We also believe that our active community involvement, including station remote broadcasting appearances at client events, concerts and tie-ins to major events, helps to build station awareness and identity as well as viewer and listener loyalty.

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Take Advantage of Market Cross-Selling and Cross-Promotion. We believe that our uniquely diversified media asset portfolio provides us with a competitive advantage in targeting the U.S. Hispanic consumer. In many of our markets, we offer advertisers the ability to reach potential customers through a combination of television and radio. Currently, we operate some combination of television and radio in 11 markets. Where possible, we also combine our television and radio operations to create synergies and achieve cost savings.

•

Target Other Attractive U.S. Hispanic Markets and Fill-In Acquisitions. Currently, we are subject to certain limitations on acquisitions under the terms of the indenture governing the outstanding notes and our New Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” “Description of Other Indebtedness—New Credit Facility” and “Description of the Exchange Notes.” We believe, however, that our knowledge of, and experience with, the U.S. Hispanic marketplace will enable us to identify attractive acquisitions in the television and radio markets in the future. We could consummate such acquisitions if such limitations are relaxed, removed or waived. Additionally, since our inception, we have used our management expertise, programming, local involvement and brand identity to improve our acquired media properties. See “Business—Acquisition and Disposition Strategies.”

Our Principal Executive Offices

Our principal executive offices are located at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404 and our telephone number is (310) 447-3870. Our corporate website address is http://www.entravision.com. The information contained on this website is not incorporated into or otherwise a part of this prospectus.

Our Organizational Structure

We were organized as a Delaware limited liability company in January 1996 to combine the operations of our predecessor entities. On August 2, 2000, we completed a reorganization from a limited liability company to a Delaware corporation.

THE EXCHANGE OFFER

The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete; you should carefully review the “The Exchange Offer” section of this prospectus, which contains a detailed description of the terms and conditions of the exchange offer.

The Exchange Offer	We are offering to exchange up to $400 million in principal amount of our new 8.750% Senior Secured First Lien Notes due 2017, which have been registered under the Securities Act, for the same principal amount of our outstanding 8.750% Senior Secured First Lien Notes due 2017, which were issued on July 27, 2010 in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act. We are making the exchange offer to satisfy our obligations under the registration rights agreement that we entered into concurrently with the issuance of the outstanding notes on July 27, 2010. The exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless we extend the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. We reserve the right to terminate or amend the exchange offer at any time before the expiration time if any condition to the exchange offer is not met. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	To exchange your outstanding notes for exchange notes, you must validly tender them at or before the expiration time. You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s (“DTC”) Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

•

tender your outstanding notes by sending the certificates for your outstanding notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at one of the addresses listed below under the caption “The Exchange Offer—Exchange Agent;” or

•

tender your outstanding notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your outstanding notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. See “The Exchange Offer—Book-Entry Transfers.”

You may tender your outstanding notes for exchange notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. See “The Exchange Offer—Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes.”

Special Procedures for Beneficial Owners	If you beneficially own the outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes, but they are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration time, you must tender your outstanding notes and other required documents using the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawals of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures described under “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding Notes and	Upon completion of the exchange offer, we will accept any and
Delivery of Exchange Notes	all outstanding notes that are validly tendered in the exchange offer and not properly withdrawn at or prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Resales of Exchange Notes	Based on interpretations by the staff of the SEC as set forth in no-action letters issued to the third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

•	the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

•	you are not an “affiliate” of ours, as such term is defined in Rule 405 promulgated under the Securities Act; and

•

if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale of the exchange notes.

The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer. See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

Broker-Dealer Prospectus Delivery Requirements	Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Certain U.S. Federal Income Tax Consequences	The exchange of your outstanding notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. See “Certain U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in connection with the exchange offer. See “Use of Proceeds.”

Exchange Agent	The exchange agent for the exchange offer is Wells Fargo Bank, National Association. See “The Exchange Offer—The Exchange Agent” and the accompanying letter of transmittal.

THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. The terms of the exchange notes are substantially the same as the outstanding notes, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete; you should carefully review the “Description of the Exchange Notes” section of this prospectus. The term “notes” refers to both the exchange notes and the outstanding notes.

Issuer	Entravision Communications Corporation, a Delaware corporation.

Notes Offered	$400 million aggregate principal amount of new 8.750% Senior Secured First Lien Notes due 2017, the issuance of which has been registered under the Securities Act.

Maturity Date	August 1, 2017.

Interest	8.750% per year, payable semi-annually in arrears.

Interest Payment Dates	February 1 and August 1 of each year, commencing on February 1, 2011.

Guarantees	The payment of the exchange notes will be fully and unconditionally guaranteed, jointly and severally, by all of our direct and indirect current and future domestic wholly-owned restricted subsidiaries. See “Description of the Exchange Notes—Note Guarantees” for more details.

Security; Collateral	The exchange notes and the guarantees will be secured, along with indebtedness under our New Credit Facility, on a first priority basis by liens, subject to permitted liens, on substantially all of our assets and the assets of the guarantors.

Ranking	The exchange notes will be:

•	general obligations of ours, secured by a first priority lien over the collateral;

•	equal in right of payment to all of our existing and future indebtedness that is not subordinated in right of payment to the notes;

•	senior in right of payment to all of our existing and future indebtedness that is subordinated in right of payment to the notes;

•

effectively senior to all of our existing and future indebtedness that is either secured by liens that rank junior to the liens securing the notes or unsecured, with respect to and to the extent of the value of the collateral;

•

effectively subordinated to all of our existing and any future secured indebtedness with respect to and to the extent of the assets (other than the collateral) securing such indebtedness, and to all existing and any future liabilities (including trade payables) of our subsidiaries that are not guarantors, with respect to and to the extent of the assets of such subsidiaries; and

•

effectively subordinated pursuant to the intercreditor agreement to our New Credit Facility, to the extent of the realizable value of the collateral, upon enforcement against the collateral or in insolvency.

As of July 27, 2010, we and the guarantors had approximately $401.0 million of indebtedness outstanding. Our subsidiaries that are not guarantors have no indebtedness, other than intercompany debt, outstanding.

Each guarantee of the exchange notes will be:

•	a general obligation of that guarantor, secured by a first priority lien over the collateral;

•	equal in right of payment to all of the guarantor’s existing and future indebtedness that is not subordinated in right of payment to its guarantee;

•	senior in right of payment to all existing and future indebtedness of the guarantor that is subordinated in right of payment to its guarantee;

•

effectively senior to all of the guarantor’s existing and future indebtedness that is either secured by liens that rank junior to the liens securing the guarantee or unsecured, with respect to and to the extent of the value of the collateral;

•

effectively subordinated to all existing and any future secured indebtedness of the guarantor with respect to and to the extent of the assets (other than the collateral) securing such indebtedness; and

•	effectively subordinated pursuant to the intercreditor agreement to our New Credit Facility, to the extent of the realizable value of the collateral, upon enforcement against the collateral.

Optional Redemption	On or after August 1, 2013, we may, at our option, redeem some or all of the exchange notes at any time at the redemption prices described under “Description of the Exchange Notes—Optional Redemption.” In addition, at any time (which may be more than once) prior to August 1, 2013, we may redeem up to (1) 10% of the exchange notes during each twelve-month period beginning August 1, 2010 at a redemption price equal to 103% of the principal amount thereof and (2) 35% of the exchange notes with the net proceeds of certain equity offerings at a redemption price equal to 108.750% of the principal amount thereof, in each case plus accrued and unpaid interest thereon, if any, to the redemption date. The exchange notes are also redeemable before August 1, 2013 at a redemption price of 100% of the principal amount plus the applicable premium as of the date of redemption plus accrued and unpaid interest, if any. See “Description of the Exchange Notes—Optional Redemption” for more details.

Change of Control	Upon the occurrence of a change of control, we are required to make an offer to repurchase each holder’s exchange notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control” for more details.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of our capital stock;

•	make future repurchases of shares of common stock, except under limited circumstances;

•	make any further debt repurchases in the secondary market;

•	make certain investments;

•	sell, transfer or otherwise convey certain assets;

•	sell capital stock of restricted subsidiaries;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus in the section “Description of the Exchange Notes—Certain Covenants.”

No Prior Market	There is no existing public market for the notes. We cannot assure that a liquid market for the notes will develop or be maintained. See “Risk Factors” for more details.

Risk Factors	An investment in the exchange notes involves risks. Before you make an investment decision with respect to exchanging your outstanding notes for exchange notes, you should carefully consider the matters set forth in the section entitled “Risk Factors” in this prospectus.

Summary Historical Condensed Consolidated Financial Data

The following table sets forth our summary consolidated historical financial data as of and for the fiscal years ended December 31, 2009, 2008 and 2007, and as of and for the nine months ended September 30, 2010 and 2009. The summary historical consolidated financial data for the fiscal years ended December 31, 2009, 2008 and 2007, and the balance sheet data as of December 31, 2009, 2008 and 2007, were derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (“2009 Form 10-K”), which are included elsewhere in this prospectus. The summary historical consolidated financial data for the nine months ended September 30, 2010 and 2009, and the balance sheet data as of September 30, 2010, were derived from the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (“September 2010 Form 10-Q”), which are included elsewhere in this prospectus.

The summary financial data set forth in the following table should be read in conjunction with the information included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the notes thereto, all of which are included elsewhere in this prospectus. The summary historical data included below is not necessarily indicative of our future performance.

	Year Ended December 31, Historical			Nine Months Ended September 30, Historical
(in thousands)	2007	2008	2009	2009	2010
	As Restated			As Restated	(Unaudited)
				(Unaudited)
Statement of Operations Data:
Net revenue:
Television	$156,375	$145,938	$124,437	$92,037	$98,786
Radio	93,671	86,397	64,794	49,128	51,043

Total net revenue	250,046	232,335	189,231	141,165	149,829
Direct operating expenses	99,608	100,801	83,902	63,690	63,941
Selling, general and administrative expenses	44,267	43,709	38,278	28,341	28,204
Corporate expenses	17,353	17,117	14,918	10,602	11,048
Depreciation and amortization	22,565	23,412	21,033	15,893	14,464
Impairment charge	—	610,456	50,648	2,720	—

	183,793	795,495	208,779	121,246	117,657

Operating income (loss)	66,253	(563,160)	(19,548)	19,919	32,172
Interest expense	(49,405)	(43,093)	(27,948)	(21,762)	(15,171)
Interest income	4,809	1,894	459	388	259
Gain (loss) on debt extinguishment	—	9,813	(4,716)	(4,716)	(987)

Income (loss) before income taxes	21,657	(594,546)	(51,753)	(6,171)	16,273
Income tax (expense) benefit	18,047	70,086	1,917	(9,311)	(5,102)

Income (loss) before equity in net income (loss) of nonconsolidated affiliate and discontinued operations	39,704	(524,460)	(49,836)	(15,482)	11,171
Equity in net income (loss) of nonconsolidated affiliate, net of tax	336	(166)	(236)	(166)	16

Income (loss) from continuing operations	40,040	(524,626)	(50,072)	(15,648)	11,187
Loss from discontinued operations	(83,157)	(3,930)	—	—	—

Net income (loss)	$(43,117)	$(528,556)	$(50,072)	$(15,648)	$11,187

Other Financial Data:
Consolidated adjusted EBITDA(1)	$91,779	$74,104	$55,312	$40,307	$46,938
Capital expenditures	14,284	16,860	6,961	5,295	5,810
Total assets	1,366,148	592,983	487,927	538,928	522,376

	Historical
	December 31, 2007	December 31, 2008	December 31, 2009	September 30, 2010
	As Restated			(Unaudited)
Ratios and Balance Sheet Data:
Cash and cash equivalents	$86,945	$64,294	$27,666	$55,210
Total assets	1,366,148	592,983	487,927	522,376
Total long-term debt, including current portion	484,078	406,523	363,949	396,018
Total stockholders’ equity	657,810	72,094	25,235	38,258
Ratio of debt to consolidated adjusted EBITDA (1)	5.3x	5.5x	6.6x	6.5x
Book value per share (2)	3.94	2.58	2.00	2.40
Book value per share with FCC licenses(3)	11.90	6.11	4.94	5.31
Cash dividends per share	—	—	—	—

(1)	Consolidated adjusted EBITDA means net income (loss) plus loss (gain) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, loss on debt extinguishment, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization less syndication programming payments. We use the term consolidated adjusted EBITDA because that measure is defined in our New Credit Facility and does not include loss (gain) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, loss on debt extinguishment, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization and does include syndication programming payments.

Since our ability to borrow under our New Credit Facility is based on a consolidated adjusted EBITDA financial covenant, we believe that it is important to disclose consolidated adjusted EBITDA to our investors. Our New Credit Facility contains certain financial covenants relating to a maximum leverage ratio, maximum revolving credit leverage ratio, minimum cash interest coverage ratio and minimum fixed charge coverage ratio. The maximum leverage ratio, or the ratio of consolidated total debt to trailing-twelve-month consolidated adjusted EBITDA, affects our ability to borrow under our New Credit Facility. Under our New Credit Facility, our maximum leverage ratio may not exceed 7.25 to 1. The actual leverage ratio was as follows (in each case as of September 30): 2010, 6.5 to 1; and 2009, 6.7 to 1. Therefore, we were in compliance with this covenant at each of those dates. We entered into our New Credit Facility in July 2010, so we were not subject to the same calculations and covenants in prior years. However, for consistency of presentation, the foregoing historical ratios assume that our current definition had been applicable for all periods presented.

While many in the financial community and we consider consolidated adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as cash flows from operating activities, operating income and net income. As consolidated adjusted EBITDA excludes non-cash (gain) loss on sale of assets, non-cash depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation expense, net interest expense, loss on debt extinguishment, loss from discontinued operations, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization and includes syndication programming payments, consolidated adjusted EBITDA has certain limitations because it excludes and includes several important non-cash financial line items. Therefore, we consider both non-GAAP and GAAP measures when evaluating our business. Consolidated adjusted EBITDA is also used to make executive compensation decisions.

Consolidated adjusted EBITDA is a non-GAAP measure. For a reconciliation of consolidated adjusted EBITDA to cash flows from operating activities, its most directly comparable GAAP financial measure, please see pages 34 and 45 of this prospectus.

(2)	We define book value per share as net assets excluding all intangible assets.
(3)	We have presented a dual calculation of book value per share including the value of our FCC licenses that can be sold separately from other assets of our business.

RISK FACTORS

An investment in the exchange notes involves substantial risks similar to those associated with the outstanding notes. You should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus, before making your investment decision with respect to the exchange notes. If any of the following risks actually occur, our business, financial condition, prospects, results of operations or cash flow could be materially and adversely affected. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur and if such events do occur, you may lose all or part of your original investment in the exchange notes.

Risks Related to the Exchange Notes and Collateral

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for the exchange notes offered in the exchange offer, then you will continue to be subject to the restrictions on transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

If a large number of outstanding notes are exchanged for exchange notes issued in the exchange offer, then it may be more difficult for you to sell your unexchanged outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, then you will no longer be entitled to have those outstanding notes registered under the Securities Act (subject to certain limited exceptions).

See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of the possible consequences of failing to exchange your outstanding notes.

No public market exists for the exchange notes. An active trading market may not develop for the exchange notes, which may hinder your ability to liquidate your investment.

The exchange notes will constitute a new issue of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange or seek the admission of such exchange notes for quotation through any automated interdealer quotation system. In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for non-investment grade securities, prevailing interest rates and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the exchange notes. If an active market does not develop or is not maintained, the market price and liquidity of the exchange notes may be adversely affected.

Even if a trading market for the exchange notes does develop, you may not be able to sell your exchange notes at a particular time, if at all, or you may not be able to obtain the price you desire for your exchange notes. If the exchange notes are traded after their issuance in the exchange offer, they may trade at a discount from the initial offering price or the current market price of the outstanding notes depending on many factors, including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the exchange notes, the price of any other securities we issue, and our performance, prospects, operating results and financial condition, as well as of other companies in our industry.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of securities. Therefore, even if a trading market for the exchange notes develops, it may be subject to disruptions and price volatility.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business.

We have a significant amount of indebtedness. As of September 30, 2010, after giving effect to the original offering of the outstanding notes, our total indebtedness was approximately $401.0 million. In addition, we have entered into our new $50.0 million revolving credit facility, referred to in this prospectus as the New Credit Facility, which facility may be increased to up to $100.0 million upon satisfying certain conditions. Borrowings under the New Credit Facility will rank effectively senior to the notes to the extent of the realizable value of the collateral securing the New Credit Facility and the notes. The indenture permits us to incur up to $100.0 million of indebtedness under credit facilities and to incur other additional indebtedness that will rank pari passu with or junior to the notes. See “Description of the Exchange Notes — Certain Covenants — Limitation on Indebtedness.”

Our substantial level of indebtedness and other financial obligations increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on, or other amounts due in respect of, our indebtedness, including the exchange notes. Our substantial indebtedness also could have other significant consequences for you, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•

limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Restrictive covenants in the New Credit Facility and the indenture governing the exchange notes may restrict our ability to pursue our business strategies.

The New Credit Facility contains certain financial covenants relating to minimum cash interest coverage and fixed charge coverage ratios as well as maximum revolving credit leverage and total leverage ratios. The New Credit Facility also contains restrictions on our ability to: (1) incur additional indebtedness; (2) incur liens; (3) make certain investments; (4) make certain dispositions of assets; (5) make certain dividends or distributions or repurchase shares of our capital stock; (6) merge, dissolve, consolidate or sell all or substantially all of our assets; (7) change the nature of our business or amend our or any guarantor’s organizational documents in any way that is materially adverse to the lenders under the New Credit Facility; (8) enter into certain transactions with affiliates; and/or (9) incur contingent obligations. In addition, the indenture governing the notes contains a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. Subject to certain limited exceptions, the indenture governing our indebtedness under the notes includes covenants restricting, among other things, our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends on, repurchase or make distributions in respect of our capital stock;

•	make future repurchases of shares of common stock, except under limited circumstances;

•	make any further debt repurchases in the secondary market;

•	make certain investments;

•	sell, transfer or otherwise convey certain assets;

•	sell capital stock of restricted subsidiaries;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

A breach of any of these covenants could result in a default under the New Credit Facility or the notes, or both. If any such default occurs, the lenders under the New Credit Facility and/or the holders of the notes, as the case may be, may elect (after the expiration of any applicable notice or grace periods) to declare all outstanding borrowings, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable.

In addition, any debt agreements we enter into in the future may further limit our ability to enter into certain types of transactions.

Despite our indebtedness levels following this offering, we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the New Credit Facility and the indenture governing the exchange notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, under the indenture governing the exchange notes, we may incur indebtedness under credit facilities in an amount up to $100.0 million and may incur additional indebtedness under capital leases, mortgages and/or purchase money obligations up to $40.0 million and for other obligations up to $25.0 million. The New Credit Facility consists of a revolving credit facility of up to $50.0 million, which may be increased to up to $100.0 million at our request upon satisfying certain conditions. In addition, in some circumstances we may incur additional indebtedness so long as our leverage ratio remains at or below 7 to 1 following such incurrence. Moreover, neither the New Credit Facility nor the indenture governing the notes imposes any limitation on our incurrence of liabilities that are not considered “Indebtedness” thereunder. If we incur additional indebtedness, the risks associated with our substantial leverage would increase. See “Description of the Exchange Notes—Certain Covenants—Limitation on Indebtedness.”

Our ability to generate the significant amount of cash needed to pay interest and principal on the exchange notes and service our other indebtedness and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control. In addition, we may not be able to pay amounts due on our indebtedness.

As of September 30, 2010, after giving effect to the original offering of the outstanding notes, our total indebtedness was approximately $401.0 million. Our ability to make payments on and refinance our indebtedness, including the notes and amounts borrowed under the New Credit Facility and other financial obligations, and to fund our operations will depend on our ability to generate substantial operating cash flow. Our cash flow generation will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, many of which are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under the New Credit Facility or otherwise, in amounts sufficient to enable us to service our indebtedness, including the notes and borrowings under our New Credit Facility, or to fund our other liquidity needs. If events or circumstances occur such that we are not able to generate positive cash flow and operate our business as it is presently conducted, we may be required to obtain an amendment to our New Credit Facility, seek a waiver from our banks if we are unable to comply with our financial covenants or ratios, refinance our existing indebtedness, divest non-core assets or operations and/or obtain additional equity or debt financing. There is no assurance that any such transactions could be consummated on terms satisfactory to us or at all. In addition, the current uncertain economic environment has had and may continue to have an impact on our liquidity and capital resources. Because of these and other factors beyond our control, we may be unable to pay the principal, premium (if any), interest or other amounts on our indebtedness.

The exchange notes are effectively subordinated to the liabilities of our subsidiaries that do not guarantee the exchange notes and the assets of such non-guarantor subsidiaries will not be available as security for the exchange notes.

None of our non-U.S. subsidiaries will guarantee the exchange notes. In addition, the assets of such non-guarantor subsidiaries will not be available as security for the exchange notes. To the extent that any of our subsidiaries do not guarantee the exchange notes, the exchange notes will be structurally subordinated to all existing and future obligations, including indebtedness, of such non-guarantor subsidiaries. The claims of creditors of the non-guarantor subsidiaries, including trade creditors, will have priority as to the assets of those subsidiaries.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the exchange notes and the guarantees.

The security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees. There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee under the indenture. Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture and the security documents or the New Credit Facility;

•	with respect to collateral that is capital stock, upon the dissolution of the issuer of that capital stock in accordance with the indenture and the New Credit Facility;

•

with respect to any accounts and related rights of any obligor subject to any monetization or securitization transaction, provided that such transaction does not violate the terms of any security document;

•

unless there is a continuing default and the collateral trustee shall have received notice to the contrary, upon withdrawal from any accounts by any obligor in accordance with the applicable security document;

•	with respect to amounts distributed by the collateral trustee pursuant to, and in accordance with the provisions of the intercreditor agreement, upon such distribution; and

•

upon any release in connection with a foreclosure on exercise of remedies with respect to that collateral directed by the collateral trustee during any period that such collateral trustee controls actions with respect to the collateral pursuant to the intercreditor agreement.

In addition, the guarantee of a guarantor will be automatically released to the extent it is released under the New Credit Facility or in connection with a sale of such guarantor in a transaction not prohibited by the indenture.

The indenture will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the exchange notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary for purposes of the indenture, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the exchange notes by such subsidiary or any of its subsidiaries will be released under the indenture but not necessarily under our New Credit Facility. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the exchange notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of the Exchange Notes—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

The incurrence of certain permitted liens may dilute the value of the collateral securing the exchange notes and the guarantees. There are certain other categories of property that are also excluded from the collateral.

The indenture will permit liens on certain assets in favor of third parties to secure additional indebtedness, including purchase money indebtedness, capital lease obligations and certain other indebtedness subject to satisfaction of the secured leverage ratio condition, and such liens may, in some cases, have priority over the liens on the same assets securing the notes and the guarantees. Our ability to incur ratio indebtedness, purchase money indebtedness and capital lease obligations is subject to the limitations as described in “Description of the Exchange Notes.” The collateral securing the exchange notes will exclude certain items of property, including without limitation: (1) any capital stock of any foreign subsidiaries directly owned by the Company or any guarantor in excess of 66% of the capital stock entitled to vote of such foreign subsidiaries; (2) any capital stock of any foreign subsidiary indirectly owned by the Company or any guarantor and domestic subsidiaries of foreign subsidiaries; (3) any rights under any lease, contract or agreement (including, without limitation, any media license granted by the Federal Communications Commission (“FCC”)) to the extent that the granting of a security interest therein is specifically prohibited by law or in writing by, or would constitute an event of default under or would grant a party a termination right under, any agreement governing such right unless such prohibition is not enforceable or is otherwise ineffective under applicable law; (4) any owned real property and fixtures with a fair market value of less than $5.0 million on the issue date of the outstanding notes; and (5) certain other items agreed to by the parties and as more fully set forth in the security documents. If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The value of our collateral may be inadequate to satisfy payments on the exchange notes.

The exchange notes will be secured by a first priority lien on substantially all of our and our current and future domestic subsidiaries’ property and assets that secure the New Credit Facility. Our borrowings under the New Credit Facility will rank pari passu to the exchange notes, subject to the provisions of the intercreditor agreement. See “Description of Other Indebtedness—New Credit Facility” and “Description of the Exchange Notes—Intercreditor Agreement” below. After giving effect to the original offering of the outstanding notes, our total indebtedness was approximately $401.0 million. The value of our collateral may be inadequate to satisfy payments on the exchange notes in addition to the outstanding amounts under our New Credit Facility. The exchange notes will not be secured by certain excluded assets described in “Description of the Exchange Notes—Collateral and Security,” and the assets of our non-guarantor subsidiaries. We have not prepared any appraisals of the collateral in connection with the exchange offer. The value of and ability to foreclose on this collateral in the event of a liquidation of the Company will depend on market and economic conditions, the availability of buyers, laws relating to the liquidation of collateral and other factors beyond our control.

By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the notes. In addition, the FCC has interpreted the provision of the Communications Act of 1934, as amended (the “Communications Act”), that a license is not a property right to mean that no party may hold a lien or security interest in an FCC license. The FCC and certain courts that have ruled on the matter have determined that the applicable lien or security interest can only extend to the proceeds of the sale of an FCC license. This limitation could complicate the ability of the collateral trustee to foreclose upon and sell the collateral. In addition, although the liens and security interests securing the exchange notes may extend to such sale proceeds, we cannot assure you that this will be the result, as the case law on this question is not uniform in all jurisdictions.

To the extent that liens securing obligations under the New Credit Facility, pre-existing liens permitted under the indenture and other rights, including liens on assets excluded from the collateral, such as our and our subsidiaries’ FCC broadcast licenses, to the extent law or regulation prohibits the grant of liens thereon, encumber any of the collateral securing the exchange notes, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral trustee, the trustee under the indenture or the holders of the exchange notes to realize or foreclose upon the collateral.

It may be difficult to realize the value of the collateral securing the exchange notes.

The collateral securing the exchange notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the exchange notes and the collateral trustee and any other creditors that have the benefit of first liens on the collateral securing the exchange notes from time to time, whether on or after the date the exchange notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the exchange notes as well as the ability of the collateral trustee to realize or foreclose on such collateral. No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with the exchange offer or the offering of the outstanding notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of the liquidation thereof would be uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral trustee to realize or foreclose on the collateral. The value of the assets pledged as collateral for the exchange notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the exchange notes. Any claim for the difference between the amount, if any, realized by holders of the exchange notes from the sale of the collateral securing the exchange notes and the obligations under the exchange notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the exchange notes and all other senior secured obligations, interest may cease to accrue on the exchange notes from and after the date the bankruptcy petition is filed.

In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the provisions of the security agreement. The security agreement sets out a number of limitations on the rights of the holders of the exchange notes offered hereby to require security in certain circumstances, which may result in, among other things, the amount recoverable under any security provided by any subsidiary being limited and/or security not being granted over a particular type or class of assets. Accordingly, this may affect the value of the security provided by us and our subsidiaries. Furthermore, upon enforcement against any collateral, under the terms of the intercreditor agreement the claims of the holders of the exchange notes offered hereby to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our New Credit Facility to the extent of the realizable value of the collateral securing the New Credit Facility and the exchange notes.

The security interest of the collateral trustee will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral trustee may need to obtain consents of third parties to obtain or enforce security interests in contracts and other collateral, and make additional filings. We cannot assure you that the collateral trustee will be able to obtain any such consents or make any such filings. We also cannot assure you that the consents of any third parties will be given when required, or at all, to facilitate a foreclosure on such assets. Accordingly, the collateral trustee may not have the ability to foreclose upon those assets and, in such event, the holders will not be entitled to the collateral or any recovery with respect thereto.

These requirements may also limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral, without the appropriate consents and filings, may be limited.

The right of the collateral trustee to foreclose upon and sell certain of the collateral in the event of a default under the exchange notes may also be subject to limitations under the Communications Act and the regulations of the FCC.

Under the Communications Act and the rules and regulations of the FCC, the prior consent of the FCC must be obtained for certain changes in direct or indirect ownership or control of an entity holding licenses issued by the FCC. One of our subsidiaries holds the television and radio station licenses issued by the FCC for the operation of our broadcast stations. The foreclosure of our capital stock or of equity of the license-holding subsidiary or our assets, including the FCC-issued broadcast licenses, could result in a transfer of control or assignment of an entity holding FCC licenses. In the event of a default under the exchange notes, the collateral trustee may be required to obtain the prior consent of the FCC to its exercise of foreclosure rights on our capital stock or the equity of our license-holding subsidiary or the sale of the collateral, including the FCC licenses and related assets, securing the exchange notes and the guarantees. We can give no assurance that such consent from the FCC can be obtained by the collateral trustee or any purchaser of the collateral from the collateral trustee.

Furthermore, under present rules and regulations of the FCC, no party may hold a lien or security interest in an FCC license. The FCC and certain courts that have ruled on the matter have determined that the applicable lien or security interest can only extend to the proceeds of the sale of an FCC license. This limitation could complicate the ability of the collateral trustee to foreclose upon and sell the collateral. In addition, although the liens securing the exchange notes may extend to such sale proceeds, we cannot assure you that this will be the result, as the case law on this question is not uniform in all jurisdictions.

The secured indebtedness under our New Credit Facility will be effectively senior to the exchange notes to the extent of the value of the collateral securing such New Credit Facility on a first priority basis.

Our New Credit Facility will have a first priority lien on the collateral which will secure the exchange notes. The exchange notes offered in the exchange offer will also have a first priority lien on such collateral. As set forth in the intercreditor agreement, however, upon enforcement against any collateral or in insolvency, the first priority liens in the collateral securing the existing and future indebtedness under our New Credit Facility will be higher in priority as to such collateral to the extent of the realizable value of the collateral securing such New Credit Facility than the liens securing the exchange notes and the guarantees. See “Description of Other Indebtedness—New Credit Facility” below. As a result, our lenders under the New Credit Facility will be entitled to receive proceeds from the realization of value of such collateral to repay such indebtedness in full before the holders of the exchange notes will be entitled to any recovery from such collateral. Thus, holders of the exchange notes will only be entitled to receive proceeds from the realization of value of the property and assets securing the exchange notes and our New Credit Facility after all indebtedness and other obligations under our New Credit Facility are repaid in full. The exchange notes will be effectively junior in right of payment to indebtedness under our New Credit Facility to the extent of the realizable value of such collateral upon enforcement or in insolvency.

The lien ranking provisions of the intercreditor agreement and other agreements relating to the collateral securing the exchange notes will limit the rights of holders of the exchange notes with respect to that collateral, even during an event of default.

The rights of the holders of the exchange notes with respect to the collateral that will secure the exchange notes and our New Credit Facility on a pari passu basis will be subject to the provisions of the intercreditor agreement. See “Description of Other Indebtedness—New Credit Facility” and “Description of the Exchange Notes—Intercreditor Agreement.” The intercreditor agreement will govern any actions that may be taken with respect to such collateral, including the ability to cause the commencement of enforcement proceedings against such collateral, to control the conduct of such proceedings and to approve amendments to releases of such collateral from the lien of, and waive past defaults under, such documents relating to such collateral.

In addition, the intercreditor agreement prohibits our secured lenders from proposing, supporting or voting for any plan of reorganization or liquidation of the Company or the guarantors that results in such lenders receiving anything other than cash, unless such plan is acceptable to a majority of the secured lenders under the New Credit Facility or the exchange notes, as applicable. See “Description of the Exchange Notes—Intercreditor Agreement—Voting.”

Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the exchange notes may not be perfected with respect to the claims of the exchange notes if the collateral trustee is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified.

We and the guarantors have limited obligations to perfect the security interest of the holders of the exchange notes in specified collateral. There can be no assurance that the trustee or the collateral trustee for the exchange notes will monitor, or that we will inform such trustee or collateral trustee of, the future acquisition or creation of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral trustee for the exchange notes has no obligation to monitor the acquisition or creation of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the exchange notes against third parties.

We do not expect that mortgages on all of our owned real properties intended to constitute collateral that secures the exchange notes and guarantees will be delivered and recorded at the time of the issuance of the exchange notes. Any issues that we are not able to resolve in connection with the delivery and recordation of such mortgages may impact the value of the collateral. Delivery and recordation of such mortgages after the issue date of the exchange notes increases the risk that the liens granted by those mortgages could be avoided. One or more of these mortgages may constitute a significant portion of the value of the collateral securing the exchange notes and the guarantees.

We did not conduct appraisals of our real properties prior to the closing date of the offering of the outstanding notes to determine the fair market value of such real properties. As a result, none of our real property has been included as collateral as of the closing date of the offering of the outstanding notes. Once we conduct appraisals of our real properties, we cannot assure you that any of our real properties will have a fair market value of $5.0 million or greater. We currently plan to conduct appraisals of our real properties, and to have all security interests perfected to the extent required, no later than 120 days after the closing date of the offering of the outstanding notes.

Once we have completed our appraisals, if any property has a fair market value of $5.0 million or greater, we have agreed to use reasonable best efforts to record mortgages on any such real property within 120 days following the closing date of the offering of the outstanding notes. If we are unable to record a mortgage, the value of the collateral securing the exchange notes and the guarantees will be reduced. See “Description of the Exchange Notes—Certain Covenants with Respect to the Collateral—Real estate mortgages and filings.”

Remedies available to the collateral trustee may be limited by state law.

Several states have laws that prohibit more than one “judicial action” or “one form of action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. In addition, the collateral trustee may be required to foreclose first on real property located in states where such “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. As a result of the foregoing considerations, among others, the ability of the collateral trustee to realize upon the mortgages may be limited by the application of state laws.

We may not be able to fulfill our repurchase obligations in the event of a change of control or a sale of our assets.

Upon the occurrence of any change of control or upon an asset sale, we will be required to make an offer to repurchase the notes. With respect to a change of control, we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If a change of control or asset sale occurs, there can be no assurance that we will have available funds sufficient to pay the purchase price for any of the notes that might be delivered by holders of the notes seeking to accept the redemption offer and, accordingly, none of the holders of the notes may receive the purchase price for their notes.

The definition of change of control in the indenture includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our restricted subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase such exchange notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries’ assets taken as a whole to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the exchange notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of exchange notes to require us to repurchase exchange notes as a result of a change in the composition of our board of directors may be uncertain.

In addition, our New Credit Facility contains, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the exchange notes under certain circumstances. If these change of control events occur at a time when we are prohibited from repurchasing the exchange notes, we may seek the consent of our lenders to purchase the exchange notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders’ consent or refinance these borrowings, we will not be able to repurchase the exchange notes. Accordingly, the holders of the exchange notes may not receive the change of control purchase price for their exchange notes in the event of a sale or other change of control, which will give the trustee and the holders of the exchange notes the right to declare an event of default and accelerate the repayment of the exchange notes. See “Description of the Exchange Notes—Events of Default and Remedies,” “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control” and “Description of the Exchange Notes—Repurchase at the Option of Holders—Asset Sale.”

Perfection of security interests in certain of the collateral did not occur on the date of issuance of the outstanding notes and, as such, holders of the exchange notes may not have the benefit of such security interests to the extent a default should occur prior to such perfection or if such security interest is perfected during the period immediately preceding any bankruptcy or insolvency of us or any guarantor.

Certain of the security interests required under the indenture and the security documents were not perfected on the date of issuance of the outstanding notes. Consequently, if a default should occur prior to the perfection of such security interests, holders of the exchange notes may not benefit from such security interest. In addition, any such security interests might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. As more fully described herein, certain of the assets securing the exchange notes and the guarantees may not be subject to a valid and perfected security interest on the closing date of the exchange offer.

Any additional guarantees or liens on collateral provided after the exchange notes are issued could also be voided as preferential transfers.

The indenture provides that certain future domestic wholly-owned restricted subsidiaries will guarantee the exchange notes and secure their guarantees with liens on their assets. The indenture also requires us to grant liens on certain assets that we and the existing guarantors acquire after the exchange notes are issued. If we or the guarantors were to provide new collateral for the exchange notes, and were to be insolvent at the time the lien was granted or were to commence a bankruptcy within 90 days of when the lien was granted, the lien on the new collateral could be voided as a preferential transfer.

In the event of a future bankruptcy of us or any of the guarantors, holders of the exchange notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the exchange notes exceed the fair market value of the collateral securing the exchange notes.

In any future bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor in possession or competing creditors will assert that the fair market value of the collateral with respect to the exchange notes on the date of the bankruptcy filing was less than the then-current principal amount of the exchange notes. Upon a finding by the bankruptcy court that the exchange notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the exchange notes would be bifurcated between a secured claim in an amount equal to the value of the collateral and an unsecured claim with respect to the remainder which would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the exchange notes to receive post-petition interest or applicable fees, costs or charges and a lack of entitlement on the part of the unsecured portion of the exchange notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at any time prior to such a finding of under-collateralization, those payments would be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim.

The collateral is subject to casualty risks.

We currently maintain and intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the exchange notes.

The collateral trustee may be unable to foreclose on the collateral securing the exchange notes and pay the amount due on the exchange notes.

Under the indenture, if an event of default occurs, including defaults in payment of interest, principal or premium, if any, on the exchange notes when due at maturity or otherwise, the collateral trustee may accelerate the exchange notes and may, among other things, subject to the intercreditor agreement, initiate proceedings to foreclose on the collateral securing the exchange notes. The right of the collateral trustee to repossess and dispose of the collateral after the occurrence of an event of default is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by us or against us prior to the collateral trustee having repossessed and disposed of the collateral. For example, under applicable U.S. bankruptcy laws, a secured creditor is prohibited from repossessing and selling its security from a debtor in a bankruptcy case without bankruptcy court approval. Under any of these circumstances, you may not be fully compensated for your investment in the exchange notes in the event of a default.

Moreover, the collateral trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral trustee may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the exchange notes.

Bankruptcy laws may significantly impair your rights to repossess and dispose of collateral securing the exchange notes.

If a bankruptcy case were commenced by or against us prior to the repossession and disposition of collateral, the right of the collateral trustee or the trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law. A voluntary bankruptcy case may be commenced by us or an involuntary bankruptcy case may be instituted against us by unsecured creditors.

The “automatic stay” under applicable bankruptcy law prohibits secured creditors, such as the holders of the notes and the lenders under our New Credit Facility, from repossessing their security from a debtor in a bankruptcy case, or from disposing of collateral in their possession, without bankruptcy court approval. Moreover, applicable bankruptcy law permits the debtor to retain and use the collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to circumstances, but it is generally intended to protect the value of the secured creditor’s interest in the collateral from diminution as a result of the automatic stay during the pendency of the bankruptcy case. “Adequate protection” may include cash payments or the granting of additional security or replacement liens of such type, at such time and in such amounts as the bankruptcy court may determine. For example, the debtor could be permitted to use the funds in the note proceeds account if the debtor provided adequate protection for such use by granting replacement liens on other collateral, which might not consist of liquid assets.

In view of the lack of a precise definition of the term “adequate protection,” the broad discretionary powers of a bankruptcy court and the possible complexity of valuation issues, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the collateral trustee or the trustee could repossess or dispose of the collateral or whether or to what extent, through the requirement of “adequate protection,” the holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral.

In addition, the collateral trustee’s or the trustee’s ability to foreclose on the collateral on behalf of the holders of the exchange notes may be subject to lack of perfection, the consent of third parties, other liens, contractual restrictions, priority issues, state law requirements and practical problems associated with the enforcement of the collateral trustee’s or the trustee’s security interest in the collateral securing the exchange notes.

Factors that might bear on the recovery by the holders of the exchange notes in these circumstances, among others, would include:

•	a debtor in a bankruptcy case does not have the ability to compel performance of a “financial accommodation;”

•	lenders with higher priority liens may seek, and perhaps receive, relief from the automatic stay to foreclose their respective liens; and

•	the cost and delay of developing a confirmed plan under Chapter 11 of the United States Bankruptcy Code could reduce the present value of revenues.

Contract rights under agreements serving as collateral for the exchange notes may be rejected in bankruptcy.

Among other things, contract rights under certain of our agreements will serve as collateral for the exchange notes. If a bankruptcy case were to be commenced by or against any counterparty to any of these agreements, it is possible that one or more of such agreements could be rejected by such counterparty (or a trustee appointed in such counterparty’s bankruptcy case) pursuant to section 365 or section 1123 of the United States Bankruptcy Code and, thus, would not be enforceable. Additionally, to the extent any rejected agreement constitutes a lease of real property where we are the lessor, our resulting claim for damages resulting from termination of such lease may be capped pursuant to section 502(b)(6) of the bankruptcy code.

In addition, in a bankruptcy proceeding, the court would have broad discretion to order or approve transactions or acts that could disadvantage the holders of the exchange notes. For example, under certain circumstances, a bankruptcy court could approve, on terms unfavorable to us, third parties’ motions for sales of collateral and require you to accept subordinated or other securities in exchange for the exchange notes. Regardless of the ultimate disposition of any of these or other motions or claims, we cannot assure you that during litigation of these issues our payments on the exchange notes would be paid in full or on time.

Federal and state statutes would allow courts, under specific circumstances, to void the guarantees and require holders of the exchange notes to return payments received from the guarantors.

Our creditors or the creditors of our guarantors could challenge the guarantees and the liens securing those guarantees as fraudulent conveyances or on other grounds. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•	intended to hinder, delay or defraud creditors.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the then fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. However, courts may apply different standards in making these determinations or a court may not agree with our conclusions in this regard.

In addition, a provision of each guarantor’s guarantee limits its guarantee to an amount not to exceed the maximum amount that can be guaranteed by that guarantor by law or without resulting in its obligations under the guarantee being voidable or unenforceable under applicable fraudulent transfer laws, or under similar laws affecting the rights of creditors generally. However, in a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Risks Related to Our Business

We have a history of losses that, if continued, could adversely affect the market price of our securities and our ability to raise capital.

We had net income of $11.2 million and a net loss of approximately $15.6 million for the nine months ended September 30, 2010 and 2009, respectively, and net losses of $50.1 million, $528.6 million and $43.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. If we cannot generate profits in the future, our failure to do so could adversely affect the market price of our securities, which in turn could adversely affect our ability to raise additional equity capital or to incur additional debt.

If we cannot raise required capital, we may have to reduce or curtail certain existing operations.

We may require significant additional capital for general working capital and debt service needs. If our cash flow and existing working capital are not sufficient to fund our general working capital and debt service requirements, we will have to raise additional funds by selling equity, refinancing some or all of our existing debt or selling assets or subsidiaries. None of these alternatives for raising additional funds may be available on acceptable terms to us or in amounts sufficient for us to meet our requirements. In addition, our ability to raise additional funds and engage in acquisitions will be limited by the terms of our New Credit Facility. Our failure to obtain any required new financing may, if needed, require us to reduce or curtail certain existing operations.

Our substantial level of debt could limit our ability to grow and compete.

As of September 30, 2010 after giving effect to the offering of the outstanding notes, our total indebtedness was approximately $401.0 million. A significant portion of our cash flow from operations is and will continue to be used to service our debt obligations, and our ability to obtain additional financing will be limited by the terms of our New Credit Facility. We may not have sufficient future cash flow to meet our debt payments, or we may not be able to refinance any of our debt at maturity. We have pledged substantially all of our assets and our existing and future domestic subsidiaries to our lenders as collateral. Our lenders could proceed against the collateral to repay outstanding indebtedness if we are unable to meet our debt service obligations. If the amounts outstanding under our New Credit Facility agreement are accelerated, our assets may not be sufficient to repay in full the money owed to such lenders.

Our substantial indebtedness could have important consequences to our business, such as:

•	preventing us, under the terms of the New Credit Facility, from obtaining additional financing to grow our business and compete effectively;

•

limiting our ability, as a practical matter, to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes; and

•	placing us at a disadvantage compared to those of our competitors who have less debt.

The New Credit Facility contains various covenants that limit management’s discretion in the operation of our business and could limit our ability to grow and compete.

Subject to certain limited exceptions, the agreement governing our New Credit Facility contains various provisions that limit our ability to:

•	incur additional indebtedness;

•	incur liens;

•	make certain investments;

•	make certain dispositions of assets;

•	make certain dividends or distributions or repurchase shares of our capital stock;

•	merge, dissolve, consolidate, or sell all or substantially all of our assets;

•	change the nature of our business or amend our or any guarantor’s organizational documents of the Company in any way that is materially adverse to the lenders under the New Credit Facility;

•	enter into certain transactions with affiliates; and

•	incur contingent obligations.

These provisions restrict our management’s ability to operate our business in accordance with management’s discretion and could limit our ability to do a number of things, including growing and competing effectively.

Moreover, if we fail to comply with any of the financial covenants or ratios under our New Credit Facility, our lenders could:

•	Elect to declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest; and/or

•	Terminate their commitments, if any, to make further extensions of credit.

In addition, if our total leverage ratio exceeds 6.50 to 1.00 as of the end of the most recently completed fiscal quarter, the maximum principal outstanding amount of all loans under the New Credit Facility cannot exceed $25.0 million. In the event that the maximum principal outstanding amount exceeds $25.0 million in that case, we must immediately prepay outstanding revolving loans in an amount sufficient to eliminate such excess.

Any such action by our lenders would have a material adverse effect on our overall business and financial condition.

We recently experienced declining net revenue and net losses, primarily as a result of the current economic conditions. Were these conditions to continue for an extended period of time or worsen, our ability to comply with our New Credit Facility, including financial covenants and ratios, and continue to operate our business as it is presently conducted, could be jeopardized.

We reported a net loss of $50.1 million and had positive cash flow from operations of $18.8 million for the year ended December 31, 2009. Additionally, we had an accumulated deficit of $912.7 million and $901.5 million as of December 31, 2009 and September 30, 2010, respectively. If we were to experience continuing net losses and further declining net revenue, there could be an adverse effect on our liquidity and capital resources, including, but not limited to, our failure to comply with the financial covenants or ratios that we are subject to under our New Credit Facility. In addition, if events or circumstances occur such that we were not able to generate positive cash flow and operate our business as it is presently conducted, we may be required to obtain an amendment to our New Credit Facility, seek a waiver from our banks if we are unable to comply with our financial covenants or ratios, refinance our existing debt, divest non-core assets or operations and/or obtain additional equity or debt financing. There is no assurance that any such transactions could be consummated on terms satisfactory to us or at all. Any default under our New Credit Facility, inability to renegotiate such agreement if required, obtain additional financing if needed, or obtain waivers for any failure to comply with financial covenants and ratios would have a material adverse effect on our overall business and financial condition.

The current economic conditions may have an adverse impact on our industry, business, results of operations or financial position.

The continuation or worsening of the current economic conditions could have an adverse effect on the fundamentals of our business, results of operations and/or financial position. These conditions could have a negative impact on our industry or the industry of those customers who advertise on our stations, including, among others, the services, telecommunications, automotive, fast food and restaurant, and retail industries, which provide a significant amount of our advertising revenue. There can be no assurance that we will not experience any further material adverse effect on our business as a result of the current economic conditions or that the actions of the United States Government, Federal Reserve or other governmental and regulatory bodies for the reported purpose of stabilizing the economy or financial markets will achieve their intended effect. Additionally, some of these actions may adversely affect financial institutions, capital providers, advertisers or other consumers or our financial condition, results of operations or the trading price of our securities. Potential consequences of the foregoing include:

•

the financial condition of companies that advertise on our stations, including, among others, those in the services, telecommunications, automotive, fast food and restaurant, and retail industries, which may file for bankruptcy protection or face severe cash flow issues, may result in a further significant decline in our advertising revenue;

•	our ability to borrow capital on terms and conditions that we find acceptable, or at all, may be limited, which could limit our ability to refinance our existing debt;

•	our ability to pursue the acquisition or divestiture of television or radio assets may be limited, both as a result of these factors and limitations contained in the New Credit Facility;

•	the possible further impairment of some or all of the value of our syndicated programming, goodwill and other intangible assets, including our broadcast licenses; and

•

the possibility that one or more of the lenders under our New Credit Facility could refuse to fund its commitment to us or could fail, and we may not be able to replace the financing commitment of any such lenders on favorable terms, or at all.

The current economic conditions and difficulties in the global capital and credit markets have affected and may continue to adversely affect our business, as well as the industries of many of our customers, which are cyclical in nature.

Some of the markets in which our advertisers participate, such as the services, telecommunications, automotive, fast food and restaurant, and retail industries, are cyclical in nature, thus posing a risk to us which is beyond our control. Recent declines in consumer and business confidence and spending, together with significant reductions in the availability and increases in the cost of credit and volatility in the capital and credit markets, have adversely affected the business and economic environment in which we operate and the profitability of our business. Our business is exposed to risks associated with the creditworthiness of our key advertisers and other strategic business partners. These conditions have resulted in financial instability or other adverse effects at many of our advertisers and other strategic business partners. The consequences of such adverse effects could include the delay or cancellation of customer advertising orders, cancellation of our programming and termination of facilities that broadcast or re-broadcast our programming. The continuation of any of these conditions may adversely affect our cash flow, profitability and financial condition. During 2008 and 2009, as a result of the global financial crisis and recession, lenders and institutional investors reduced and, in some cases, ceased to provide funding to borrowers, reducing the availability of liquidity and credit to fund or support the continuation and expansion of business operations worldwide. Although the markets have stabilized since 2009, future disruption of the credit markets and/or sluggish economic growth in future periods could adversely affect our customers’ access to credit which supports the continuation and expansion of their businesses and could result in advertising or broadcast cancellations or suspensions, payment delays or defaults by our customers.

The current economic conditions and their impact on consumer and general business confidence could negatively affect us.

Recent disruption in the financial markets has generally created increasingly difficult conditions for companies globally. Consumer confidence and business and consumer spending have deteriorated significantly, and could remain depressed for an extended period. Consumer purchases of advertising time have declined and may continue to decline during the current period and in future periods where disposable income is adversely affected or there is economic uncertainty. The tightening of credit in financial markets also adversely affects the ability of our customers to obtain financing for advertising purchases.

Adverse general economic conditions may cause potential customers to defer or forgo the purchase of advertising time. Moreover, insolvencies associated with the current or future economic downturns could adversely affect our business through the loss of carriers and clients or by hampering our ability to sell advertising or generate retransmission consent revenue. Further, reduced levels of staffing due to further layoffs could also have a negative impact on our business by spreading our personnel resources too thinly and not being able to cover all of our customer markets as effectively as in previous periods.

If our earnings continue to decrease in future periods, it is possible that we would fail to comply with the terms of our New Credit Facility, which would have a significant adverse effect on us.

Current uncertain and volatile economic conditions may affect our financial performance or our ability to forecast our business with accuracy.

Our operations and performance depend significantly on United States and, to a lesser extent, international economic conditions and their impact on purchases of advertising by our customers. As a result of the global financial crisis, which was experienced on a broad and extensive scope and scale, and the recession in the United States, general economic conditions deteriorated significantly throughout 2008 and most of 2009, and may deteriorate or remain uncertain for the foreseeable future. Throughout 2009, we experienced a significant slowing of customer demand for advertising commitments in both our television and radio segments. Excluding the World Cup, political activity and the census, we currently expect to experience relatively flat demand for advertising through the remainder of 2010 and possibly beyond, as our customers alter their purchasing activities in response to this new economic reality, and, among other things, our customers may change or scale back future purchases of advertising. This uncertainty and volatility may affect our ability to prepare accurate financial forecasts or meet specific forecasted results. It is currently unclear as to what overall effect the current economic conditions and uncertainties will continue to have on the marketplace and our future business. If we are unable to adequately respond to or forecast further changes in demand for advertising if current economic conditions persist or continue to deteriorate, our results of operations, financial condition and business prospects may be materially and adversely affected.

Cancellations or reductions of advertising could adversely affect our results of operations.

We do not obtain long-term commitments from our advertisers, and advertisers may cancel, reduce or postpone orders without penalty. We have experienced cancellations, reductions or delays in purchases of advertising from time to time in the past and more regularly during the global financial crisis and recession. These have affected, and could continue to affect, our revenue and results of operations, especially if we are unable to replace such advertising purchases. Many of our expenses are based, at least in part, on our expectations of future revenue and are therefore relatively fixed once budgeted. Therefore, weakness in advertising sales would adversely impact both our revenue and our results of operations.

Changes in our accounting estimates and assumptions could negatively affect our financial position and operating results.

We prepare our financial statements in accordance with GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities, the disclosure of contingent assets and liabilities and our financial statements. We are also required to make certain judgments that affect the reported amounts of revenue and expenses during each reporting period. We periodically evaluate our estimates and assumptions, including those relating to the valuation of intangible assets, investments, income taxes, stock-based compensation, claims handling obligations, retirement plans, reserves, litigation and contingencies. We base our estimates on historical experience and various assumptions that we believe to be reasonable at the time we make those assumptions, based on specific circumstances. Actual results could differ materially from our estimated results. Additionally, changes in accounting standards, assumptions or estimates may have an adverse impact on our financial position, results of operations and cash flows. For a discussion of an error that was identified in our income tax benefit related to our valuation allowance for the year ended December 31, 2008 and the material weakness in our internal control over accounting for income taxes that existed as of December 31, 2009, see “Controls and Procedures.”

Our advertising revenue can vary substantially from period to period based on many factors beyond our control. This volatility affects our operating results and may reduce our ability to repay indebtedness or reduce the market value of our securities.

We rely on sales of advertising time for most of our revenues and, as a result, our operating results are sensitive to the amount of advertising revenue we generate. If we generate less revenue, it may be more difficult for us to repay our indebtedness and the value of our business may decline. Our ability to sell advertising time depends on:

•	the levels of advertising, which can fluctuate between and among industry groups and in general, based on industry and general economic conditions;

•	the health of the economy in the area where our television and radio stations are located and in the nation as a whole;

•	the popularity of our programming and that of our competition;

•	changes in the makeup of the population in the areas where our stations are located;

•

the activities of our competitors, including increased competition from other forms of advertising-based mediums, such as other broadcast television stations, radio stations, multichannel video programming (including cable television, direct broadcast satellite (“DBS”) television, and other provisions of multichannel video programming (“MVPD”)) and internet and broadband content providers serving in the same markets; and

•	other factors that may be beyond our control.

The terms of any additional equity or convertible debt financing could contain terms that are superior to the rights of our existing security holders.

Depending upon our future results of operations, ability to further reduce costs as necessary and comply with our financing agreements, including financial covenants and ratios, we may require additional equity or debt financing. If future funds are raised through issuance of stock or convertible debt, these securities could have rights, privileges and preference senior to those of common stock. The sale of additional equity securities or securities convertible into or exchangeable for equity securities could also result in dilution to our current shareholders. There can be no assurance that additional financing, if required, will be available on terms satisfactory to us or at all.

Any failure to maintain our FCC broadcast licenses could cause a default under our New Credit Facility and cause an acceleration of our indebtedness.

Our New Credit Facility requires us to maintain our FCC licenses. If the FCC were to revoke any of our material licenses, our lenders could declare all amounts outstanding under the New Credit Facility to be immediately due and payable. If our indebtedness is accelerated, we may not have sufficient funds to pay the amounts owed.

We have a significant amount of goodwill and other intangible assets and we may never realize the full value of our intangible assets. We have recently recorded impairments of our television and radio assets.

Goodwill and intangible assets totaled $319.6 million and $320.8 million at September 30, 2010 and December 31, 2009, respectively, primarily attributable to acquisitions in prior years. At the date of these acquisitions, the fair value of the acquired goodwill and intangible assets equaled its book value. At least annually, we test our goodwill and indefinite lived intangible assets for impairment. Impairment may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws and regulations, including changes that restrict the activities of or affect the products or services sold by our businesses and a variety of other factors.

In the fourth quarter of 2009, we determined that the carrying values of certain radio station FCC licenses exceeded their fair values and we recognized an impairment charge of $48.0 million.

Goodwill and indefinite life intangible assets are tested annually on October 1 for impairment, or more frequently if events or changes in circumstances indicate that our assets might be impaired. Such circumstances may include, among other things, a further significant decrease in our revenues, decrease in prevailing broadcast transaction multiples, deterioration in broadcasting industry revenues, adverse market conditions, and a further significant decrease in our market capitalization. Appraisals of any of our reporting units or changes in estimates of our future cash flows could affect our impairment analysis in future periods and cause us to record either an additional expense for impairment of assets previously determined to be impaired or record an expense for impairment of other assets. Depending on future circumstances, we may never realize the full value of our intangible assets. Any determination of impairment of our goodwill or other intangibles could have an adverse effect on our financial condition and results of operations.

Univision’s ownership of our Class U common stock may make some transactions difficult or impossible to complete without Univision’s support.

Univision is the holder of all of our issued and outstanding Class U common stock. Although the Class U common stock has limited voting rights and does not include the right to elect directors, Univision does have the right to approve any merger, consolidation or other business combination involving our Company, any dissolution of our Company and any assignment of the FCC licenses for any of our Univision-affiliated television stations. Univision’s ownership interest may have the effect of delaying, deterring or preventing a change in control of our Company and may make some transactions more difficult or impossible to complete without Univision’s support or due to Univision’s media interests in applicable markets.

If our affiliation or other contractual relationships with Univision or Univision’s programming success change in an adverse manner, it could negatively affect our television ratings, business, revenue and results of operations.

Our affiliation and other contractual relationships with Univision have a significant impact on our business, revenue and results of operations of our television stations. If our affiliation agreement or another contractual relationship with Univision were terminated, or if Univision were to stop providing programming to us for any reason and we were unable to obtain replacement programming of comparable quality, it could have a material adverse effect on our business, revenue and results of operations. We regularly engage in discussions with Univision regarding various matters relating to our contractual relationships. If Univision were to not continue to provide programming, marketing, available advertising time and other support to us on the same basis as currently provided, or if our affiliation agreement or another contractual relationship with Univision were to otherwise change in an adverse manner, it could have a material adverse effect on our business, revenue and results of operations.

Our television stations compete for audiences and advertising revenue primarily on the basis of programming content and advertising rates. Audience ratings are a key factor in determining our television advertising rates and the revenue that we generate. If Univision’s programming success or ratings were to decline, it could lead to a reduction in our advertising rates and advertising revenue on which our television business depends. Univision’s relationships with Televisa and Venevision are important to Univision’s, and consequently our, continued success. If Televisa were to stop providing programming to Univision for any reason, and Univision were unable to provide us with replacement programming of comparable quality, it could have a material adverse effect on our business and results of operations. Additionally, by aligning ourselves closely with Univision, we might forego other opportunities that could diversify our television programming and avoid dependence on Univision’s television networks.

Because three of our directors and officers, and stockholders affiliated with them, hold the majority of our voting power, they can ensure the outcome of most matters on which our stockholders vote.

As of September 30, 2010, Walter F. Ulloa, Philip C. Wilkinson and Paul A. Zevnik together held approximately 81% of the combined voting power of our outstanding shares of common stock. Each of Messrs. Ulloa, Wilkinson and Zevnik is a member of our board of directors, and Messrs. Ulloa and Wilkinson also serve as executive officers of our Company. In addition to their shares of our Class A common stock, collectively they own all of the issued and outstanding shares of our Class B common stock, which have ten votes per share on any matter subject to a vote of the stockholders. Accordingly, Messrs. Ulloa, Wilkinson and Zevnik have the ability to elect each of the members of our board of directors. Messrs. Ulloa, Wilkinson and Zevnik have agreed contractually to vote their shares to elect themselves as directors of our Company. Messrs. Ulloa, Wilkinson and Zevnik, acting in concert, also have the ability to control the outcome of most matters requiring stockholder approval. This control may discourage certain types of transactions involving an actual or potential change of control of our Company, such as a merger or sale of the Company.

Stockholders who desire to change control of our Company may be prevented from doing so by provisions of our second amended and restated certificate of incorporation and the agreement that governs our New Credit Facility. In addition, other agreements contain provisions that could discourage a takeover.

Our second amended and restated certificate of incorporation could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. The provisions of our certificate of incorporation could diminish the opportunities for a stockholder to participate in tender offers. In addition, under our certificate of incorporation, our board of directors may issue preferred stock on terms that could have the effect of delaying or preventing a change in control of our Company. The issuance of preferred stock could also negatively affect the voting power of holders of our common stock. The provisions of our certificate of incorporation may have the effect of discouraging or preventing an acquisition or sale of our business.

In addition, the agreement governing our New Credit Facility contains limitations on our ability to enter into a change of control transaction. Under this agreement, the occurrence of a change of control would constitute an event of default permitting acceleration of our outstanding indebtedness.

If we do not successfully respond to rapid changes in technology and evolving industry trends, we may not be able to compete effectively.

Technology in the broadcast, entertainment and Internet industries is changing rapidly. Advances in technologies or alternative methods of content delivery, as well as certain changes in consumer or advertiser behavior driven by changes in these or other technologies and methods of delivery, could have a negative effect on our business. Examples of such advances in technologies include video-on-demand, satellite radio, video games, DVD players and other personal video and audio systems (e.g., iPods), wireless devices, text messaging and downloading from the Internet. For example, devices that allow users to view or listen to television or radio programs on a time-delayed basis, and technologies which enable users to fast-forward or skip advertisements, such as DVRs (e.g., TiVo) and portable digital devices, may cause changes in consumer behavior that could affect the perceived attractiveness of our services to advertisers, and could adversely affect our advertising revenue and our results of operations. In addition, further increases in the use of portable digital devices which allow users to view or listen to content of their own choosing, in their own time, while avoiding traditional commercial advertisements, could adversely affect our advertising revenue and our results of operations. Additionally, cable providers and direct-to-home satellite operators are developing new video compression technologies that allow them to transmit more channels on their existing equipment to highly targeted audiences, reducing the cost of creating such channels and potentially leading to increased competition for viewers in some of our markets. Our ability to adapt to changes in technology on a timely and effective basis and exploit new sources of revenue from these changes may affect our business prospects and results of operations.

If we cannot renew our FCC broadcast licenses, our broadcast operations will be impaired.

Our television and radio businesses depend upon maintaining our broadcast licenses, which are issued by the FCC. The FCC has the authority to renew licenses, not renew them, renew them only with significant qualifications, including renewals for less than a full term, or revoke them. Although we expect to renew all our FCC licenses in the ordinary course, we cannot assure investors that our future renewal applications will be approved, or that the renewals will not include conditions or qualifications that could adversely affect our operations. Failing to renew any of our stations’ main licenses would prevent us from operating the affected stations, which could materially adversely affect our business, financial condition and results of operations. If we renew our licenses with substantial conditions or modifications (including renewing one or more of our licenses for less than the standard term of eight years), it could have a material adverse effect on our business, financial condition and results of operations.

Displacement of any of our low-power television stations could cause our ratings and revenue for any such station to decrease.

A significant portion of our television stations is licensed by the FCC for low-power service only. Our low-power television stations operate with less power and coverage than our full-power stations. The FCC rules under which we operate provide that low-power television stations are treated as a secondary service. If any or all of our low-power stations are found to cause interference to full-power stations, we could be required to eliminate the interference or terminate service. In a few urban markets where we operate, including Washington, D.C. and San Diego, there are a limited number of alternative channels to which our low-power television stations can migrate. If we are unable to move the signals of our low-power television stations to replacement channels to the extent legally required, or such channels do not permit us to maintain the same level of service, we may be unable to maintain the viewership these stations currently have, which could harm our ratings and advertising revenue or, in the worst case, cause us to discontinue operations at these low-power television stations.

Because our full-service television stations rely on “retransmission consent” rights to obtain cable carriage, new laws or regulations that eliminate or limit the scope of our cable carriage rights could have a material adverse impact on our television operations.

We no longer rely on “must carry” rights to obtain the retransmission of our full-power television stations on MVPDs. New laws or regulations could affect retransmission consent rights and the negotiating process between broadcasters and MVPDs.

Our low-power television stations do not have MVPD “must carry” rights. Some of our low-power television stations are carried on cable systems as they provide broadcast programming the cable systems desire and/or are part of the retransmission consent agreements we are party to. Where MVPDs are not contractually required to carry our low-power stations, we may face future uncertainty with respect to the availability of MVPD carriage for our low-power stations.

We are a party to various retransmission consent agreements that may be terminated or not extended following their current termination dates.

If our retransmission consent agreements are terminated or not extended following their current termination dates, our ability to reach MVPD subscribers and, thereby, compete effectively, may be adversely affected, which could adversely affect our business, financial condition and results of operations.

Retransmission consent revenue may not continue to grow at recent rates over the long term.

While we expect the amount of revenues generated from our retransmission consent agreements to continue to grow over the next fiscal year and beyond, the rate of growth of these revenues may not continue at the current rate.

Carriage of our signals on direct broadcast satellite services is subject to DBS companies providing local broadcast signals in the television markets we serve and our decision as to the terms upon which our signals will be carried.

The Satellite Home Viewer Improvement Act of 1999, or SHVIA, allowed DBS television companies, which are currently DirecTV and EchoStar/Dish Network, for the first time to transmit local broadcast television station signals back to their subscribers in local markets. In exchange for this privilege, however, SHVIA required that in television markets in which a DBS company elects to pick up and retransmit any local broadcast station signals, the DBS provider must also offer to its subscribers signals from all other qualified local broadcast television stations in that market. Our broadcast television stations in markets for which DBS operators have elected to carry local stations previously obtained carriage under this “carry one/carry all” rule.

SHVIA expired in 2004 and Congress adopted the Satellite Home Viewer Extension and Reauthorization Act of 2004, or SHVERA, which expired in 2009. In May 2010, the Satellite Television Extension and Localism Act became law, providing a further five-year extension of the “carry one/carry all” rule, earlier adopted in SHVIA and SHVERA. To the extent we have decided to secure our carriage on DBS through retransmission consent agreements, the “carry one/carry all” rule no longer is relevant to us.

Changes in the FCC’s ownership rules could lead to increased market power for our competitors.

On June 2, 2003, the FCC revised its national ownership policy, modified television and cross-ownership restrictions, and changed its methodology for defining radio markets. Ultimately, the only rules that were adopted were those dealing with the determination of the number of local radio stations in local radio markets and loosening the limitations on newspaper-broadcast cross-ownership. Congress has also indicated its concern over the FCC’s new rules and legislation has been considered to restrict the changes. The FCC has commenced a further review of its ownership policies for the broadcast medium. To date, however, only a reduction in the nationwide television cap, to 39% of the viewing public, has been the subject of federal legislation. Accordingly, the impact of changes in the FCC’s restrictions on how many stations a party may own, operate and/or control and on our future acquisitions and competition from other companies is limited, but, in connection with local radio ownership and newspaper-broadcast cross-ownership, could result in our competitors’ (including newspaper owners’) ability to increase their presence in the markets in which we operate and may prevent us from adding stations in markets where we could achieve operating efficiencies or grow our business.

We rely on over-the-air spectrum which might be taken away.

Our television business operates through over-the-air transmission of broadcast signals. These transmissions are authorized under licenses issued to our stations by the FCC. The current electromagnetic spectrum is finite and certain parts of the spectrum are better than others owing to the ability of electromagnetic signals to penetrate buildings. This is the portion of the spectrum where broadcast stations operate.

With the advent of mobile wireless communications and its use not only for voice but for broadband distribution, the need for spectrum has grown. The FCC is engaged in efforts related to a national broadcast plan it has developed. The plan calls for an increase in the amount of spectrum available for use by wireless broadband services. Available sources of such spectrum are limited and the spectrum allotted for broadcasting as a source for such spectrum repurposing has been identified as containing spectrum that the FCC believes should be recovered in part and made available for wireless broadband use. The FCC has indicated that any such repurposing would be voluntary and subject to the adoption of legislation by the Congress and that television broadcasters would not be required to return their spectrum. However, it cannot be certain how the FCC’s efforts to secure additional spectrum for mobile wireless communications will affect television broadcasting.

There are significant political, legal and technical issues to overcome before broadcasters lose their spectrum. However, the loss of spectrum would have a significant impact on our television business. Whether such a loss would be overcome with carriage rights on MVPDs are matters that would have to be resolved.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive outstanding notes in like principal amount. We will cancel all outstanding notes we receive.

We received net proceeds of approximately $388.0 million from the private offering of the outstanding notes. We used $358.5 million of these net proceeds to repay in full the outstanding indebtedness under our previous syndicated bank credit facility (the “Prior Credit Facility”) and any related interest rate swap agreements, to pay fees and expenses related to the private offering of the outstanding notes and for general corporate purposes. We intend to use the remaining net proceeds from the private offering of the outstanding notes for general corporate purposes.

CAPITALIZATION

The table below sets forth our cash, cash equivalents and capitalization as of September 30, 2010.

This table should be read in conjunction with the information included under the headings “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements and the notes thereto and the unaudited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Historical
(dollars in thousands, except share and per share data)
Cash and cash equivalents	$55,210

Long-term debt (including current portion):
New Credit Facility (1)	$—
Outstanding Notes (excluding the discount of $4,982) (2)	400,000
Other long-term debt	1,000

Total long-term debt	401,000

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.0001 par value, 260,000,000 shares authorized; 52,955,032 shares issued and outstanding	5
Class B common stock, $0.0001 par value, 40,000,000 shares authorized; 22,208,133 shares issued and outstanding	2
Class U common stock, $0.0001 par value, 40,000,000 shares authorized; 9,352,729 shares issued and outstanding	1
Additional paid-in capital	939,799
Accumulated deficit	(901,549)

Total stockholders’ equity	38,258

Total capitalization	$439,258

(1)	No part of the New Credit Facility was drawn as of the closing of the private offering of outstanding notes.
(2)	For purposes of this presentation, the Outstanding Notes do not include the discount on the sale of the Notes. This discount on the sale of the Notes is included in the amount presented as long-term debt on the financial statements as of September 30, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information set forth below is extracted and derived from the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three- and nine-month periods ended September 30, 2010, and for the year ended December 31, 2009, as set forth in our September 2010 Form 10-Q and our 2009 Form 10-K, respectively. This section should be read in conjunction with the financial statements and notes to those financial statements included elsewhere in this prospectus or incorporated herein by reference. This discussion contains forward looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Forward-Looking Statements” elsewhere in this prospectus.

For the Three- and Nine-Month Periods Ended September 30, 2010

Overview

We are a diversified Spanish-language media company with a unique portfolio of television and radio assets that reach Hispanic consumers across the United States, as well as the border markets of Mexico. We operate in two reportable segments: television broadcasting and radio broadcasting. Our net revenue for the three-month period ended September 30, 2010, was $53.3 million. Of that amount, revenue generated by our television segment accounted for 64% and revenue generated by our radio segment accounted for 36%.

As of the date hereof, we own and/or operate 53 primary television stations located primarily in California, Colorado, Connecticut, Florida, Massachusetts, Nevada, New Mexico, Texas and Washington, D.C. We own and operate 48 radio stations (37 FM and 11 AM) located primarily in Arizona, California, Colorado, Florida, Nevada, New Mexico and Texas.

We generate revenue primarily from sales of national and local advertising time on television and radio stations. Advertising rates are, in large part, based on each medium’s ability to attract audiences in demographic groups targeted by advertisers. We recognize advertising revenue when commercials are broadcast. We do not obtain long-term commitments from our advertisers and, consequently, they may cancel, reduce or postpone orders without penalties. We pay commissions to agencies for local, regional and national advertising. For contracts directly with agencies, we record net revenue from these agencies. Seasonal revenue fluctuations are common in the broadcasting industry and are due primarily to variations in advertising expenditures by both local and national advertisers. We also generate revenue from retransmission consent agreements that are entered into with cable, satellite and internet-based television service providers.

Our primary expenses are employee compensation, including commissions paid to our sales staff and amounts paid to our national representative firms, as well as expenses for marketing, promotion and selling, technical, local programming, engineering, and general and administrative. Our local programming costs for television consist primarily of costs related to producing a local newscast in most of our markets.

Highlights

During the third quarter of 2010, we continued to see signs of a stabilizing advertising environment in many of our television and radio markets. Net revenue increased to $53.3 million, an increase of $2.6 million, or 5%, over the third quarter of 2009. Our performance was driven primarily by retransmission consent revenue, as well as revenue from World Cup and political advertising. Our audience shares remained strong in the nation’s most densely populated Hispanic markets.

Net revenue for our television segment increased to $34.3 million in the third quarter of 2010, from $32.0 million in the third quarter of 2009. This increase of $2.3 million, or 7%, in net revenue was primarily due to an increase in retransmission consent revenue and revenue from World Cup and political advertising. We generated a total of $3.7 million of retransmission consent revenue in the third quarter of 2010. We anticipate that retransmission consent revenue for the full year 2010 will be greater than it was for the full year 2009 and will continue to be a growing source of net revenues in future periods.

Net revenue for our radio segment increased to $19.0 million in the third quarter of 2010, from $18.7 million in the third quarter of 2009. This increase of $0.3 million, or 1%, in net revenue was primarily due to an increase in revenue from World Cup and political advertising.

In July 2010, we completed the offering and sale of an aggregate $400 million principal amount of our outstanding 8.750% Senior Secured First Lien Notes due 2017 (the “Outstanding Notes”) and entered into a new $50 million revolving credit facility (the “New Credit Facility”). At the same time as entering into the New Credit Facility, we repaid all amounts owing under, and terminated, our Prior Credit Facility. The bond offering and New Credit Facility extend the maturity of our debt and provide us with additional financial flexibility as we continue to seek to enhance shareholder value.

Relationship with Univision

Substantially all of our television stations are Univision- or TeleFutura-affiliated television stations. Our network affiliation agreements with Univision provide certain of our owned stations the exclusive right to broadcast Univision’s primary network and TeleFutura network programming in their respective markets. These long-term affiliation agreements each expire in 2021, and can be renewed for multiple, successive two-year terms at Univision’s option, subject to our consent.

Under the network affiliation agreements, Univision acts as our exclusive sales representative for the sale of national and regional advertising sales on our Univision- and TeleFutura-affiliate television stations, and Entravision pays certain sales representation fees to Univision relating to national and regional advertising sales. During the three-month periods ended September 30, 2010 and 2009, the amount we paid Univision in this capacity was $2.2 million and $1.7 million, respectively. During the nine-month periods ended September 30, 2010 and 2009, the amount we paid Univision in this capacity was $6.7 million and $4.8 million, respectively.

In August 2008, we entered into a proxy agreement with Univision pursuant to which we granted to Univision the right to negotiate the terms of retransmission consent agreements for our Univision- and TeleFutura-affiliated television station signals for a term of six years. Among other things, the proxy agreement provides terms relating to compensation to be paid to us by Univision with respect to retransmission consent agreements entered into with cable and other television service providers.

Univision currently owns approximately 10% of our common stock on a fully-converted basis. As of December 31, 2005, Univision owned approximately 30% of our common stock on a fully-converted basis. In connection with its merger with Hispanic Broadcasting Corporation in September 2003, Univision entered into an agreement with the U.S. Department of Justice, or DOJ, pursuant to which Univision agreed, among other things, to ensure that its percentage ownership of our company would not exceed 10% by March 26, 2009. In January 2006, we sold the assets of radio stations KBRG-FM and KLOK-AM, serving the San Francisco/San Jose, California market, to Univision for $90 million. Univision paid the full amount of the purchase price in the form of approximately 12.6 million shares of our Class U common stock held by Univision. Subsequently, in 2006, we repurchased 7.2 million shares of our Class U common stock held by Univision for $52.5 million. In February 2008, we repurchased 1.5 million shares of Class U common stock held by Univision for $10.4 million. In May 2009, we repurchased an additional 0.9 million shares of Class A common stock held by Univision for $0.5 million.

Recent Accounting Pronouncements

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”). ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration shall be measured and allocated to the separate units of accounting in the arrangement. ASU 2009-13 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are currently evaluating the impact of this standard on our consolidated financial statements.

Three- and Nine-Month Periods Ended September 30, 2010 and 2009

The following table sets forth selected data from our operating results for the three- and nine-month periods ended September 30, 2010 and 2009 (in thousands):

	Three-Month Period Ended September 30,		% Change	Nine-Month Period Ended September 30,		% Change
	2010	2009		2010	2009
Statements of Operations Data:
Net revenue	$53,325	$50,754	5%	$149,829	$141,165	6%

Direct operating expenses	21,011	21,030	0%	63,941	63,690	0%
Selling, general and administrative expenses	10,213	9,542	7%	28,204	28,341	0%
Corporate expenses	3,823	3,351	14%	11,048	10,602	4%
Depreciation and amortization	4,867	5,272	(8)%	14,464	15,893	(9)%
Impairment charge	—	—	*	—	2,720	(100)%

	39,914	39,195	2%	117,657	121,246	(3)%

Operating income	13,411	11,559	16%	32,172	19,919	62%
Interest expense	(4,394)	(8,227)	(47)%	(15,171)	(21,762)	(30)%
Interest income	92	70	31%	259	388	(33)%
Loss on debt extinguishment	(987)	—	*	(987)	(4,716)	(79)%

Income (loss) before income taxes	8,122	3,402	139%	16,273	(6,171)	*
Income tax expense	(1,764)	(2,802)	(37)%	(5,102)	(9,311)	(45)%

Income (loss) before equity in net income (loss) of nonconsolidated affiliate	6,358	600	*	11,171	(15,482)	*
Equity in net income (loss) of nonconsolidated affiliate, net of tax	50	73	(32)%	16	(166)	*

Net income (loss) applicable to common stockholders	$6,408	$673	*	$11,187	$(15,648)	*

Other Data:
Capital expenditures	1,223	2,403		5,810	5,295
Consolidated adjusted EBITDA (adjusted for non-cash stock-based compensation) (1)				46,938	40,307
Net cash provided by operating activities				17,043	10,197
Net cash used in investing activities				(7,078)	(9,093)
Net cash provided by (used in) financing activities				17,579	(44,574)

*	Percentage not meaningful.
(1)	Consolidated adjusted EBITDA means net income (loss) plus loss (gain) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, loss on debt extinguishment, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization less syndication programming payments. We use the term consolidated adjusted EBITDA because that measure is defined in our New Credit Facility and does not include loss (gain) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, loss on debt extinguishment, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization and does include syndication programming payments.

Since our ability to borrow from our New Credit Facility is based on a consolidated adjusted EBITDA financial covenant, we believe that it is important to disclose consolidated adjusted EBITDA to our investors. Our New Credit Facility contains certain financial covenants relating to the maximum allowed leverage ratio, maximum revolving credit leverage ratio, minimum cash interest coverage ratio and minimum fixed charge coverage ratio. The maximum allowed leverage ratio, or the ratio of consolidated total debt to trailing-twelve-month consolidated adjusted EBITDA, affects our ability to borrow from our New Credit Facility. Under our New Credit Facility, our maximum allowed leverage ratio may not exceed 7.25 to 1. The actual leverage ratio was as follows (in each case as of September 30): 2010, 6.5 to 1; 2009, 6.7 to 1. Therefore, we were in compliance with this covenant at each of those dates. We entered into the credit agreement governing the New Credit Facility (the “Credit Agreement”) in July 2010, so we were not subject to the same calculations and covenants in prior years. However, for consistency of presentation, the foregoing historical ratios assume that our current definition had been applicable for all periods presented.

While many in the financial community and we consider consolidated adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income. As consolidated adjusted EBITDA excludes non-cash (gain) loss on sale of assets, non-cash depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation expense, net interest expense, loss on debt extinguishment, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization and includes syndication programming payments, consolidated adjusted EBITDA has certain limitations because it excludes and includes several important non-cash financial line items. Therefore, we consider both non-GAAP and GAAP measures when evaluating our business. Consolidated adjusted EBITDA is also used to make executive compensation decisions.

Consolidated adjusted EBITDA is a non-GAAP measure. The most directly comparable GAAP financial measure to consolidated adjusted EBITDA is cash flows from operating activities. A reconciliation of this non-GAAP measure to cash flows from operating activities follows (in thousands):

	Nine-Month Period Ended September 30,
	2010	2009
Consolidated adjusted EBITDA (1)	$46,938	$40,307
Interest expense	(15,171)	(21,762)
Interest income	259	388
Loss on debt extinguishment	(987)	(4,716)
Income tax expense	(5,102)	(9,311)
Amortization of syndication contracts	(840)	(1,689)
Payments on syndication contracts	2,141	2,119
Non-cash stock-based compensation included in direct operating expenses	(312)	(489)
Non-cash stock-based compensation included in selling, general and administrative expenses	(442)	(618)
Non-cash stock-based compensation included in corporate expenses	(849)	(1,098)
Depreciation and amortization	(14,464)	(15,893)
Impairment charge	—	(2,720)
Equity in net income (loss) of nonconsolidated affiliates	16	(166)

Net income (loss)	11,187	(15,648)
Depreciation and amortization	14,464	15,893
Impairment charge	—	2,720
Deferred income taxes	4,214	8,534
Amortization of debt issue costs	695	298
Amortization of syndication contracts	840	1,689
Payments on syndication contracts	(2,141)	(2,119)
Equity in net income (loss) of nonconsolidated affiliate	(16)	166
Non-cash stock-based compensation	1,603	2,205
Gain on sale of media properties and other assets	—	(102)
Non-cash expenses related to debt extinguishment	934	945
Change in fair value of interest rate swap agreements	(12,188)	(3,850)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Increase in restricted cash	(1,023)	—
Increase in accounts receivable	(1,860)	(3,100)
Decrease in prepaid expenses and other assets	(426)	(621)
Increase in accounts payable, accrued expenses and other liabilities	760	3,187

Cash flows from operating activities	$17,043	$10,197

Consolidated Operations

Net Revenue. Net revenue increased to $53.3 million for the three-month period ended September 30, 2010 from $50.8 million for the three-month period ended September 30, 2009, an increase of $2.5 million. Of the overall increase, $2.3 million came from our television segment and was primarily attributable to retransmission consent revenue and revenue from World Cup and political advertising. Additionally, $0.2 million of the overall increase came from our radio segment and was primarily attributable to revenue from World Cup and political advertising.

Net revenue increased to $149.8 million for the nine-month period ended September 30, 2010 from $141.2 million for the nine-month period ended September 30, 2009, an increase of $8.6 million. Of the overall increase, $6.7 million came from our television segment and was primarily attributable to revenue from World Cup advertising, retransmission consent revenue, and revenue from political advertising. Additionally, $1.9 million of the overall increase came from our radio segment and was primarily attributable to revenue from World Cup, political and census advertising.

We currently anticipate that net revenue will increase for the full year 2010, primarily due to increases in revenue from World Cup and census advertising during the first three quarters of 2010, as well as increases in retransmission consent revenue and revenue from political advertising during the entire 2010 year.

Direct Operating Expenses. Direct operating expenses remained at $21.0 million for each of the three-month periods ended September 30, 2010 and 2009. Direct operating expenses from our television segment increased by $0.1 million. The increase was primarily attributable to an increase in national representation fees and other expenses associated with the increase in net revenue. The increase from our television segment was offset by a $0.1 million decrease from our radio segment and was primarily attributable to a decrease in commission compensation. As a percentage of net revenue, direct operating expenses decreased to 39% for the three-month period ended September 30, 2010 from 41% for the three-month period ended September 30, 2009. Direct operating expenses as a percentage of net revenue decreased because net revenue increased while direct operating expenses remained constant.

Direct operating expenses increased to $63.9 million for the nine-month period ended September 30, 2010 from $63.7 million for the nine-month period ended September 30, 2009, an increase of $0.2 million. Of the overall increase, $0.5 million came from our radio segment and was primarily attributable to an increase in national representation fees and other expenses associated with the increase in net revenue. The increase from our radio segment was partially offset by a $0.3 million decrease from our television segment which was primarily attributable to a decrease in salary expense due to reductions in personnel and salary reductions implemented in 2009 and a decrease in syndication amortization, partially offset by an increase in national representation fees and other expenses associated with the increase in net revenue. As a percentage of net revenue, direct operating expenses decreased to 43% for the nine-month period ended September 30, 2010 from 45% for the nine-month period ended September 30, 2009. Direct operating expenses as a percentage of net revenue decreased because the increase in net revenue outpaced the increase in direct operating expenses.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $10.2 million for the three-month period ended September 30, 2010 from $9.5 million for the three-month period ended September 30, 2009, an increase of $0.7 million. Of the overall increase, $0.4 million came from our television segment and was primarily attributable to an increase in bonuses and other expenses associated with the increase in net revenue. Additionally, $0.3 million of the overall increase came from our radio segment and was primarily attributable to ratings and promotional expense, which was offset by a decrease in salary expense due to reductions in personnel implemented in 2009. As a percentage of net revenue, selling, general and administrative expenses remained at 19% for each the three-month periods ended September 30, 2010 and 2009.

Selling, general and administrative expenses decreased to $28.2 million for the nine-month period ended September 30, 2010 from $28.3 million for the nine-month period ended September 30, 2009, a decrease of $0.1 million. Of the overall decrease, $0.2 million came from our radio segment and was primarily attributable to a decrease in salary expense due to reductions of personnel and salary reductions implemented in 2009. The decrease from our radio segment was partially offset by a $0.1 million increase from our television segment and was primarily attributable to an increase in bonuses and other expenses associated with the increase in net revenue, partially offset by a decrease in salary expense due to reductions in personnel and salary reductions implemented in 2009. As a percentage of net revenue, selling, general and administrative expenses decreased to 19% for the nine-month period ended September 30, 2010 from 20% for the nine-month period ended September 30, 2009. Selling, general and administrative expenses as a percentage of net revenue decreased because selling, general and administrative expenses decreased while net revenue increased.

Corporate Expenses. Corporate expenses increased to $3.8 million for the three-month period ended September 30, 2010 from $3.4 million for the three-month period ended September 30, 2009, an increase of $0.4 million. The increase was primarily attributable to expenses relating to the issuance of the Outstanding Notes. Excluding the expenses relating to the issuance of the Outstanding Notes, corporate expenses remained at $3.4 million for each of the three-month periods ended September 30, 2010 and 2009. As a percentage of net revenue, corporate expenses remained at 7% for each the three-month periods ended September 30, 2010 and 2009.

Corporate expenses increased to $11.0 million for the nine-month period ended September 30, 2010 from $10.6 million for the nine-month period ended September 30, 2009, an increase of $0.4 million. The increase was primarily attributable to expenses relating to the issuance of the Outstanding Notes. Excluding the expenses relating to the issuance of the Outstanding Notes, corporate expenses remained at $10.6 million for each of the nine-month periods ended September 30, 2010 and 2009. As a percentage of net revenue, corporate expenses decreased to 7% for the nine-month period ended September 30, 2010 from 8% for the nine-month period ended September 30, 2009. Corporate expenses as a percentage of net revenue decreased because the increase in net revenue outpaced the increase in corporate expenses.

Depreciation and Amortization. Depreciation and amortization decreased to $4.9 million for the three-month period ended September 30, 2010 from $5.3 million for the three-month period ended September 30, 2009, a decrease of $0.4 million. The decrease was primarily due to a decrease in radio depreciation as certain radio assets are now fully depreciated.

Depreciation and amortization decreased to $14.5 million for the nine-month period ended September 30, 2010 from $15.9 million for the nine-month period ended September 30, 2009, a decrease of $1.4 million. The decrease was primarily due to a decrease in radio depreciation as certain radio assets are now fully depreciated.

Operating Income. As a result of the above factors, operating income was $13.4 million for the three-month period ended September 30, 2010, compared to $11.6 million for the three-month period ended September 30, 2009. As a result of the above factors, operating income was $32.2 million for the nine-month period ended September 30, 2010, compared to $19.9 million for the nine-month period ended September 30, 2009.

Interest Expense. Interest expense decreased to $4.4 million for the three-month period ended September 30, 2010 from $8.2 million for the three-month period ended September 30, 2009, a decrease of $3.8 million. The decrease in interest expense was primarily attributable to the change in the fair value of our interest rate swap agreements.

Interest expense decreased to $15.2 million for the nine-month period ended September 30, 2010 from $21.8 million for the nine-month period ended September 30, 2009, a decrease of $6.6 million. The decrease in interest expense was primarily attributable to the change in the fair value of our interest rate swap agreements.

Loss on Debt Extinguishment. We recorded a loss on debt extinguishment of $1.0 million related to unamortized finance costs under our amended Prior Credit Facility for the nine-month period ended September 30, 2010. We recorded a loss on debt extinguishment of $4.7 million for fees, unamortized finance costs and interest rate swap agreement termination costs associated with our amended Prior Credit Facility for the nine-month period ended September 30, 2009.

Income Tax Expense. Income tax expense for the nine-month period ended September 30, 2010 was $5.1 million. The effective income tax rate was lower than our expected statutory rate of approximately 38% due to changes in the valuation allowance and deductions attributable to indefinite-lived intangibles. Income tax expense for the nine-month period ended September 30, 2009 was $9.3 million. The effective income tax rate was higher than our expected annual tax rate due to state income and capital taxes, other permanent differences, changes in the valuation allowance and deductions attributable to indefinite-lived intangibles.

As of September 30, 2010, we believe that our deferred tax assets will not be fully realized in the future and we are providing a valuation allowance against those deferred tax assets. In determining our deferred tax assets subject to a valuation allowance, we excluded the deferred tax liabilities attributable to indefinite-lived intangibles.

Segment Operations

Television

Net Revenue. Net revenue in our television segment increased to $34.3 million for the three-month period ended September 30, 2010 from $32.0 million for the three-month period ended September 30, 2009, an increase of $2.3 million. The increase was primarily attributable to retransmission consent revenue and revenue from World Cup and political advertising. We generated a total of $3.7 million and $2.4 million in retransmission consent revenue for the three-month periods ended September 30, 2010 and 2009, respectively.

Net revenue in our television segment increased to $98.8 million for the nine-month period ended September 30, 2010 from $92.0 million for the nine-month period ended September 30, 2009, an increase of $6.8 million. The increase was primarily attributable to revenue from World Cup advertising, retransmission consent revenue, and revenue from political advertising. We generated a total of $10.1 million and $7.2 million in retransmission consent revenue for the nine-month periods ended September 30, 2010 and 2009, respectively. We anticipate that retransmission consent revenue for the full year 2010 will be greater than it was for the full year 2009 and will continue to be a growing source of net revenues in future periods.

Direct Operating Expenses. Direct operating expenses in our television segment increased to $13.1 million for the three-month period ended September 30, 2010 from $13.0 million for the three-month period ended September 30, 2009, an increase of $0.1 million. The increase was primarily attributable to an increase in national representation fees and other expenses associated with the increase in net revenue.

Direct operating expenses in our television segment decreased to $39.9 million for the nine-month period ended September 30, 2010 from $40.2 million for the nine-month period ended September 30, 2009, a decrease of $0.3 million. The decrease was primarily attributable to a decrease in salary expense due to reductions in personnel and salary reductions implemented in 2009 and a decrease in syndication amortization, partially offset by an increase in national representation fees and other expenses associated with the increase in net revenue.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in our television segment increased to $5.0 million for the three-month period ended September 30, 2010 from $4.6 million for the three-month period ended September 30, 2009, an increase of $0.4 million. The increase was primarily attributable to an increase in bonuses and other expenses associated with the increase in net revenue.

Selling, general and administrative expenses in our television segment increased to $15.0 million for the nine-month period ended September 30, 2010 from $14.9 million for the nine-month period ended September 30, 2009, an increase of $0.1 million. The increase was primarily attributable to an increase in bonuses and other expenses associated with the increase in net revenue, partially offset by a decrease in salary expense due to reductions in personnel and salary reductions implemented in 2009.

Radio

Net Revenue. Net revenue in our radio segment increased to $19.0 million for the three-month period ended September 30, 2010 from $18.7 million for the three-month period ended September 30, 2009, an increase of $0.3 million. The increase was primarily attributable to revenue from World Cup and political advertising.

Net revenue in our radio segment increased to $51.0 million for the nine-month period ended September 30, 2010 from $49.1 million for the nine-month period ended September 30, 2009, an increase of $1.9 million. The increase was primarily attributable to revenue from World Cup, political and census advertising.

There has been a general slowing of growth in the radio industry over the last few years. However, we have begun to see stabilization and possible indications of improvement of the radio industry as a whole and in certain of our markets in particular.

Direct Operating Expenses. Direct operating expenses in our radio segment decreased to $7.9 million for the three-month period ended September 30, 2010 from $8.0 million for the three-month period ended September 30, 2009, a decrease of $0.1 million. The decrease was primarily attributable to a decrease in commission compensation.

Direct operating expenses in our radio segment increased to $24.0 million for the nine-month period ended September 30, 2010 from $23.5 million for the nine-month period ended September 30, 2009, an increase of $0.5 million. The increase was primarily attributable to an increase in national representation fees and other expenses associated with the increase in net revenue.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in our radio segment increased to $5.2 million for the three-month period ended September 30, 2010 from $5.0 million for the three-month period ended September 30, 2009, an increase of $0.2 million. The increase was primarily attributable to ratings and promotional expense, partially offset by a decrease in salary expense due to reductions in personnel implemented in 2009.

Selling, general and administrative expenses in our radio segment decreased to $13.2 million for the nine-month period ended September 30, 2010 from $13.5 million for the nine-month period ended September 30, 2009, a decrease of $0.3 million. The decrease was primarily attributable to a decrease in salary expense due to reductions in personnel and salary reductions implemented in 2009, partially offset by an increase in ratings expense.

Liquidity and Capital Resources

While we have a history of operating losses in some periods and operating income in other periods, we also have a history of generating significant positive cash flows from our operations. Although we had net losses of approximately $50.1 million and $528.6 million for the years ended December 31, 2009 and 2008, respectively, we reported net income of $11.2 million and had positive cash flow from operations of $17.0 million for the nine-month period ended September 30, 2010. We expect to fund our working capital requirements, capital expenditures and payments of principal and interest on outstanding indebtedness, with cash on hand, and cash flows from operations. We currently anticipate that funds generated from operations and available borrowings under our New Credit Facility will be sufficient to meet our anticipated cash requirements for at least the next twelve months.

Outstanding Notes

On July 27, 2010, we completed the offering and sale of $400 million aggregate principal amount of our Outstanding Notes. The Outstanding Notes were issued at a discount of 98.722% of their principal amount and mature on August 1, 2017. Interest on the Outstanding Notes accrues at a rate of 8.75% per annum from the date of original issuance and is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2011. We received net proceeds of approximately $388 million from the sale of the Outstanding Notes, which were used to pay all indebtedness outstanding under our Prior Credit Facility, terminate the related interest rate swap agreements, pay fees and expenses related to offering of the Outstanding Notes offering and for general corporate purposes.

The Outstanding Notes are guaranteed on a senior secured basis by all of our existing and future wholly-owned domestic subsidiaries (the “Note Guarantors”). The Outstanding Notes and the guarantees rank equal in right of payment to all of our and the Note Guarantors’ existing and future senior indebtedness and senior in right of payment to all of our and the Note Guarantors’ existing and future subordinated indebtedness. In addition, the Outstanding Notes and the guarantees are effectively junior: (i) to our and the Note Guarantors’ indebtedness secured by assets that are not collateral; (ii) pursuant to an Intercreditor Agreement (the “Intercreditor Agreement”) entered into at the same time that we entered into the New Credit Facility described below; and (iii) to all of the liabilities of any of our existing and future subsidiaries that do not guarantee the Notes, to the extent of the assets of those subsidiaries.

At our option, we may redeem:

•

prior to August 1, 2013, on one or more occasions, up to 10% of the original principal amount of the Outstanding Notes during each 12-month period beginning on August 1, 2010, at a redemption price equal to 103% of the principal amount of the Outstanding Notes, plus accrued and unpaid interest;

•

prior to August 1, 2013, on one or more occasions, up to 35% of the original principal amount of the Outstandign Notes with the net proceeds from certain equity offerings, at a redemption price of 108.750% of the principal amount of the Outstanding Notes, plus accrued and unpaid interest; provided that: (i) at least 65% of the aggregate principal amount of all Notes issued under the indenture governing the Outstanding Notes (the “Indenture”) remains outstanding immediately after such redemption; and (ii) such redemption occurs within 60 days of the date of closing of any such equity offering;

•

prior to August 1, 2013, some or all of the Outstanding Notes may be redeemed at a redemption price equal to 100% of the principal amount of the Outstanding Notes plus a “make-whole” premium plus accrued and unpaid interest; and

•

on or after August 1, 2013, some or all of the Outstanding Notes may be redeemed at a redemption price of: (i) 106.563% of the principal amount of the Outstanding Notes if redeemed during the twelve-month period beginning on August 1, 2013; (ii) 104.375% of the principal amount of the Outstanding Notes if redeemed during the twelve-month period beginning on August 1, 2014; (iii) 102.188% of the principal amount of the Outstanding Notes if redeemed during the twelve-month period beginning on August 1, 2015; and (iv) 100% of the principal amount of the Outstanding Notes if redeemed on or after August 1, 2016, in each case plus accrued and unpaid interest.

In addition, upon a change of control, as defined in the Indenture, we must make an offer to repurchase all Outstanding Notes then outstanding, at a purchase price equal to 101% of the aggregate principal amount of the Outstanding Notes repurchased, plus accrued and unpaid interest.

Upon an event of default, as defined in the Indenture, the Outstanding Notes will become due and payable: (i) immediately without further notice if such event of default arises from events of bankruptcy or insolvency of the Company, any Note Guarantor or any restricted subsidiary; or (ii) upon a declaration of acceleration of the Outstanding Notes in writing to the Company by the Trustee or holders representing 25% of the aggregate principal amount of Notes then outstanding, if an event of default occurs and is continuing. The Indenture contains additional provisions that are customary for an agreement of this type, including indemnification by us and the Note Guarantors.

In connection with the offering of the Outstanding Notes, we and the guarantors entered into a registration rights agreement, which is more fully described under the section entitled “The Exchange Offer” contained in this prospectus.

New Credit Facility

On July 27, 2010, we also entered into the $50 million New Credit Facility and terminated our Prior Credit Facility. The New Credit Facility consists of a three-year $50 million revolving credit facility that expires on July 27, 2013, which includes a $3 million sub-facility for letters of credit. In addition, we may increase the aggregate principal amount of the New Credit Facility by up to an additional $50 million, subject to our satisfying certain conditions.

Borrowings under the New Credit Facility bear interest at either: (i) the Base Rate (as defined in the Credit Agreement) plus a margin of 3.375% per annum; or (ii) LIBOR plus a margin of 4.375% per annum. We have not drawn on the New Credit Facility.

The New Credit Facility is guaranteed on a senior secured basis by all of our existing and future wholly-owned domestic subsidiaries (the “Credit Guarantors”), which are also the Note Guarantors under the Outstanding Notes (collectively, the “Guarantors”). The New Credit Facility is secured on a first priority basis by our and the Credit Guarantors’ assets, which also secure the Outstanding Notes. Our borrowings, if any, under the New Credit Facility rank senior to the Outstanding Notes upon the terms set forth in the Intercreditor Agreement.

The Credit Agreement also requires compliance with certain financial covenants, relating to total leverage ratio, fixed charge coverage ratio, cash interest coverage ratio and revolving credit facility leverage ratio. The covenants become increasingly restrictive in the later years of the New Credit Facility.

Upon an event of default, as defined in the Credit Agreement, the lenders may, among other things, suspend or terminate their obligation to make further loans to us and/or declare all amounts then outstanding under the New Credit Facility to be immediately due and payable. The Credit Agreement also contains additional provisions that are customary for an agreement of this type, including indemnification by us and the Credit Guarantors.

In connection with our entering into the Indenture and the Credit Agreement, we and the Guarantors also entered into the following agreements:

•

a Security Agreement, pursuant to which we and the Guarantors each granted a first priority security interest in the collateral securing the Outstanding Notes and the New Credit Facility for the benefit of the holders of the Outstanding Notes and the lenders under the New Credit Facility; and

•

the Intercreditor Agreement, in order to define the relative rights of the holders of the Outstanding Notes and the lenders under the New Credit Facility with respect to the collateral securing our and the Guarantors’ respective obligations under the Outstanding Notes and the New Credit Facility.

As a result of the termination of our Prior Credit Facility, we are no longer subject to the financial covenants associated with the Prior Credit Facility. However, subject to certain exceptions, the Indenture, the Credit Agreement, or both, contain certain covenants that limit our ability, among other things, to:

•	incur additional indebtedness;

•	incur liens on the property or assets of the Company and the Guarantors;

•	dispose of certain assets;

•	apply the proceeds from certain asset sales other than in accordance with the terms of the Indenture and the Credit Agreement;

•	consummate any merger, consolidation or sale of substantially all assets;

•	make certain restricted payments;

•	restrict dividends or other payments from subsidiaries;

•	enter into, amend, renew or extend transactions and agreements with affiliates;

•	make certain investments;

•	enter new lines of business; and

•	amend our organizational documents or those of any Guarantor in any materially adverse way to the lenders.

Debt and Equity Financing

On November 1, 2006, our Board of Directors approved a $100 million stock repurchase program. We were authorized to repurchase up to $100 million of our outstanding Class A common stock from time to time in open market transactions at prevailing market prices, block trades and private repurchases. We completed this repurchase program in April 2008. We repurchased a total of 13.0 million shares of Class A common stock for $100 million.

On April 7, 2008, our Board of Directors approved an additional stock repurchase program. We were authorized to repurchase up to $100 million of our outstanding Class A common stock from time to time in open market transactions at prevailing market prices, block trades and private purchases. As of December 31, 2008, we repurchased approximately 7.4 million shares at an average price of $2.67 for an aggregate purchase price of approximately $19.8 million. We repurchased an additional 0.4 million shares of our outstanding Class A common stock at an average price of $1.47 for an aggregate purchase price of approximately $0.5 million during the year ended December 31, 2009.

We have repurchased a total of 20.8 million shares of Class A common stock for approximately $120.3 million under both plans from inception through September 30, 2010.

On October 4, 2007, our Board of Directors approved the retirement of 6.3 million shares of repurchased Class A common stock. On December 31, 2008, our Board of Directors approved the retirement of 14.1 million shares of repurchased Class A common stock. On December 31, 2009, our Board of Directors approved the retirement of 1.2 million shares of repurchased Class A common stock.

Consolidated Adjusted EBITDA

Consolidated adjusted EBITDA (as defined below) increased to $46.9 million for the nine-month period ended September 30, 2010 from $40.3 million for the nine-month period ended September 30, 2009, an increase of $6.6 million, or 16%. As a percentage of net revenue, consolidated adjusted EBITDA increased to 31% for the nine-month period ended September 30, 2010 from 29% for the nine-month period ended September 30, 2009.

We define consolidated adjusted EBITDA as net income (loss) plus loss (gain) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, loss on debt extinguishment, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization less syndication programming payments. We use the term consolidated adjusted EBITDA because that measure is defined in the New Credit Facility and does not include loss (gain) on sale of assets, non-cash depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, loss on debt extinguishment, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization and does include syndication programming payments.

Since our ability to borrow from the New Credit Facility is based on a consolidated adjusted EBITDA financial covenant, we believe that it is important to disclose consolidated adjusted EBITDA to our investors. The New Credit Facility contains certain financial covenants relating to the maximum allowed leverage ratio, maximum revolving credit leverage ratio, minimum cash interest coverage ratio and minimum fixed charge coverage ratio. The maximum allowed leverage ratio, or the ratio of consolidated total debt to trailing-twelve-month consolidated adjusted EBITDA, affects our ability to borrow from our New Credit Facility. Under the New Credit Facility, our maximum allowed leverage ratio may not exceed 7.25 to 1. The actual leverage ratio was as follows (in each case as of September 30): 2010, 6.5 to 1; 2009, 6.7 to 1. Therefore, we were in compliance with this covenant at each of those dates. We entered into the Credit Agreement governing the New Credit Facility in July 2010, so we were not subject to the same calculations and covenants in prior years. However, for consistency of presentation, the foregoing historical ratios assume that our current definition had been applicable for all periods presented.

While many in the financial community and we consider consolidated adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income. As consolidated adjusted EBITDA excludes non-cash (gain) loss on sale of assets, non-cash depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, loss on debt extinguishment, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization and includes syndication programming payments, consolidated adjusted EBITDA has certain limitations because it excludes and includes several important non-cash financial line items. Therefore, we consider both non-GAAP and GAAP measures when evaluating our business. Consolidated adjusted EBITDA is also used to make executive compensation decisions.

Consolidated adjusted EBITDA is a non-GAAP measure. For a reconciliation of consolidated adjusted EBITDA to cash flows from operating activities, its most directly comparable GAAP financial measure, please see page 34 of this prospectus.

Cash Flow

Net cash flow provided by operating activities was $17.0 million for the nine-month period ended September 30, 2010 compared to $10.2 million for the nine-month period ended September 30, 2009. We had net income of $11.2 million for the nine-month period ended September 30, 2010 and positive cash flow from operations. Our net income for the nine-month period ended September 30, 2010 was lower than cash flows from operating activities primarily due to non-cash items, including depreciation and amortization expense of $14.5 million, partially offset by income from the change in the fair value of our interest rate swap agreements of $12.2 million. Our net loss of $15.6 million for the nine-month period ended September 30, 2009, was primarily the result of non-cash expenses, including depreciation and amortization expense of $15.9 million, deferred income taxes of $8.5 million and a carrying value adjustment of $2.7 million. We expect to continue to have positive cash flow from operating activities for the full year 2010.

Net cash flow used in investing activities was $7.1 million for the nine-month period ended September 30, 2010, compared to $9.1 million for the nine-month period ended September 30, 2009. During the nine-month period ended September 30, 2010, we spent $5.8 million on net capital expenditures and $1.3 million on intangible assets. During the nine-month period ended September 30, 2009, we spent $5.4 million on net capital expenditures and $3.8 million related to the acquisition of assets of television station KREN-TV in Reno, Nevada. We anticipate that our capital expenditures will be approximately $7 million during the full year 2010. The amount of our anticipated capital expenditures may change based on future changes in business plans, our financial condition and general economic conditions.

Net cash flow provided by financing activities was $17.6 million for the nine-month period ended September 30, 2010, compared to net cash flow used in financing activities of $44.6 million for the nine-month period ended September 30, 2009. During the nine-month period ended September 30, 2010, we received $394.9 million of proceeds from the sale of the Outstanding Notes, paid $367.0 million to pay all indebtedness outstanding under our previous syndicated bank credit facility and related interest rate swap agreements and paid $10.6 million in fees and expenses related to the Outstanding Notes. During the nine-month period ended September 30, 2009, we made net debt payments of $42.6 million, paid $1.2 million in fees and expenses related to the amendment of the Prior Credit Facility, repurchased 1.3 million shares of our Class A common stock for $1.1 million including transaction fees and received net proceeds of $0.3 million from the sale of shares issued under our 2001 Employee Stock Purchase Plan.

For the Year Ended December 31, 2009

Highlights

During 2009, we were confronted with a significant advertising downturn, both in television and radio, primarily as a result of the global financial crisis and recession. Nevertheless, our audience shares remained strong in the nation’s most densely populated Hispanic markets. We believe that we will continue to face uncertainty in 2010 as our advertising customers are forced to make difficult choices in the current economic environment. On the other hand, we anticipate that we will generate incremental revenue from the World Cup, political activity and the census during 2010 as compared to 2009 in both our television and radio segments. Additionally, we anticipate that retransmission consent revenue will continue to be a growing source of net revenues during 2010 and thereafter.

Net revenue for our television segment decreased to $124.4 million in 2009 from $145.9 million in 2008. This decrease of $21.5 million, or 15%, in net revenue was due to a decrease in local and national advertising rates, which in turn was primarily due to the weak economy. On the other hand, we generated $9.5 million of retransmission consent revenue. We anticipate that retransmission consent revenue will continue to be a growing source of net revenues.

Net revenue for our radio segment decreased to $64.8 million in 2009, from $86.4 million in 2008. This decrease of $21.6 million, or 25%, in net revenue was primarily due to a decrease in local and national advertising sales and advertising rates, which in turn was primarily due to the weak economy. Nevertheless, we continued to concentrate our efforts on local sales, which accounted for 75% of total radio segment sales for the year ended 2009.

We continue to experience solid ratings growth in our radio markets where we broadcast “José: Nunca Sabes Lo Que Va A Tocar” (“You never know what he’ll play”), which features a mix of Spanish-language adult contemporary and Mexican regional hits from the 1970s through the present, as well as our stations that are broadcasting the “Piolin por la Mañana,” syndicated morning show, one of the highest-rated Spanish-language radio programs in the country. In January 2009, we converted one of our Los Angeles radio stations from English-language to Spanish-language and introduced a new format, “El Gato,” an upbeat and energetic regional Mexican format, and our ratings for this station have since increased by 233%, as measured by the Arbitron survey of October, November and December 2009 compared to the same period in 2008, for adults 18-34 years of age.

Acquisition of Assets

In April 2009, we acquired the assets of television station KREN-TV in the Reno, Nevada market for approximately $4.3 million. We reduced the carrying value of the assets of television station KREN-TV to its fair value of $1.6 million by recording a carrying value adjustment of $2.7 million. This charge is included in our consolidated statements of operations for continuing operations. We evaluated the transferred set of activities, assets, inputs, and processes applied to these inputs in this acquisition and determined that the acquisition did not constitute a business. We were restricted from engaging in future acquisitions under the terms of the Prior Credit Facility. See “—Liquidity and Capital Resources” below.

In a strategic effort to focus our resources on strengthening existing clusters and expanding into new U.S. Hispanic markets, we periodically review our portfolio of media properties and, from time to time, seek to divest non-core assets in markets where we do not see the opportunity to grow to scale and build out media clusters. In accordance with this strategy, we sold our outdoor advertising operations in May 2008 to Lamar Advertising Co. for $101.5 million and we no longer have outdoor advertising operations. Accordingly, our financial statements reflect the outdoor advertising operations as discontinued operations; we have presented the related assets and liabilities as assets held for sale and reclassified the related revenue and expenses as discontinued operations.

Results of Operations

Separate financial data for each of the Company’s operating segments is provided below. Segment operating profit (loss) is defined as operating profit (loss) before corporate expenses, loss (gain) on sale of assets and impairment charge. The Company evaluates the performance of its operating segments based on the following (in thousands):

	Years Ended December 31,			% Change 2009 to 2008	% Change 2008 to 2007
	2009	2008	2007
	As Restated
Net Revenue
Television	$124,437	$145,938	$156,375	(15)%	(7)%
Radio	64,794	86,397	93,671	(25)%	(8)%

Consolidated	189,231	232,335	250,046	(19)%	(7)%

Direct operating expenses
Television	52,424	64,095	64,242	(18)%	(0)%
Radio	31,478	36,706	35,366	(14)%	4%

Consolidated	83,902	100,801	99,608	(17)%	1%

Selling, general and administrative expenses
Television	20,279	22,120	23,072	(8)%	(4)%
Radio	17,999	21,589	21,195	(17)%	2%

Consolidated	38,278	43,709	44,267	(12)%	(1)%

Depreciation and amortization
Television	15,680	17,824	17,257	(12)%	3%
Radio	5,353	5,588	5,308	(4)%	5%

Consolidated	21,033	23,412	22,565	(10)%	4%

Segment operating profit
Television	36,054	41,899	51,804	(14)%	(19)%
Radio	9,964	22,514	31,802	(56)%	(29)%

Consolidated	46,018	64,413	83,606	(29)%	(23)%
Corporate expenses	14,918	17,117	17,353	(13)%	(1)%
Impairment charge	50,648	610,456	—	(92)%	*

Operating income (loss)	$(19,548)	$(563,160)	$66,253	(97)%	*

Consolidated adjusted EBITDA(1)	$55,312	$74,104	$91,779	(25)%	(19)%

Capital expenditures
Television	$5,839	$13,329	$11,293
Radio	1,122	3,531	2,991

Consolidated	$6,961	$16,860	$14,284

Total assets
Television	$348,191	$396,231	$517,878
Radio	139,736	196,752	745,296
Assets held for sale(2)	—	—	102,974

Consolidated	$487,927	$592,983	$1,366,148

*	Percentage not meaningful.
(1)	Consolidated adjusted EBITDA means net income (loss) plus loss (gain) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, loss on debt extinguishment, loss from discontinued operations, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization less syndication programming payments. We use the term “consolidated adjusted EBITDA” because that measure is defined in our Prior Credit Facility and does not include loss (gain) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, loss on debt extinguishment, loss from discontinued operations, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization and does include syndication programming payments.

Since our ability to borrow under our Prior Credit Facility has been based on a consolidated adjusted EBITDA financial covenant, we believe that it is important to disclose consolidated adjusted EBITDA to our investors. Our Prior Credit Facility contains certain financial covenants relating to a maximum leverage ratio, maximum capital expenditures and minimum fixed charge coverage ratio. The maximum leverage ratio, or the ratio of consolidated total debt to trailing-twelve-month consolidated adjusted EBITDA, has affected our ability to borrow under our Prior Credit Facility. The maximum leverage ratio also affects the interest rate charged for revolving loans, thus affecting our interest expense. Under our Prior Credit Facility, our maximum leverage ratio could not exceed 6.75 to 1. The actual leverage ratio was as follows (in each case as of December 31): 2009, 6.6 to 1; 2008, 5.5 to 1. Therefore, we were in compliance with this covenant at each of those dates. We entered into an amendment to our Prior Credit Facility in March 2009, so we were not subject to the same calculations and covenants in prior years. However, for consistency of presentation, the foregoing historical ratios assume that our current definition had been applicable for all periods presented.

While many in the financial community and we consider consolidated adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income. As consolidated adjusted EBITDA excludes non-cash (gain) loss on sale of assets, non-cash depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation expense, net interest expense, loss on debt extinguishment, loss from discontinued operations, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization and includes syndication programming payments, consolidated adjusted EBITDA has certain limitations because it excludes and includes several important non-cash financial line items. Therefore, we consider both non-GAAP and GAAP measures when evaluating our business. Consolidated adjusted EBITDA is also used to make executive compensation decisions.

(2)	2007 amounts represent outdoor advertising assets classified as assets held for sale.

Consolidated adjusted EBITDA is a non-GAAP measure. The most directly comparable GAAP financial measure to consolidated adjusted EBITDA is cash flows from operating activities. A reconciliation of this non-GAAP measure to cash flows from operating activities follows (in thousands):

	Years Ended December 31,
	2009	2008	2007
	As Restated
Consolidated adjusted EBITDA	$55,312	$74,104	$91,779
Interest expense	(27,948)	(43,093)	(49,405)
Interest income	459	1,894	4,809
Gain (loss) on debt extinguishment	(4,716)	9,813	—
Income tax benefit	1,917	70,086	18,047
Amortization of syndication contracts	(1,981)	(2,883)	(1,798)
Payments on syndication contracts	2,836	2,840	1,830
Non-cash stock-based compensation included in direct operating expenses	(854)	(633)	(431)
Non-cash stock-based compensation included in selling, general and administrative expenses	(1,142)	(794)	(678)
Non-cash stock-based compensation included in corporate expenses	(2,038)	(1,926)	(1,884)
Depreciation and amortization	(21,033)	(23,412)	(22,565)
Impairment charge	(50,648)	(610,456)	—
Carrying value adjustment in discontinued operations	—	—	(79,460)
Reclassified items in discontinued operations	—	(3,930)	(3,697)
Equity in net income (loss) of nonconsolidated affiliates	(236)	(166)	336

Net loss	(50,072)	(528,556)	(43,117)
Depreciation and amortization	21,033	23,412	22,565
Impairment charge	50,648	610,456	—
Deferred income taxes	(2,351)	(71,571)	(18,589)
Amortization of debt issue costs	402	459	404
Amortization of syndication contracts	1,981	2,883	1,798
Payments on syndication contracts	(2,836)	(2,840)	(1,830)
Equity in net (income) loss of nonconsolidated affiliate	236	166	(336)
Non-cash stock-based compensation	4,034	3,353	2,993
Loss (gain) on debt extinguishment	945	(9,813)	—
Change in fair value of interest rate swap agreements	(6,979)	11,648	17,667
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
(Increase) decrease in accounts receivable	570	11,156	(4,015)
(Increase) decrease in prepaid expenses and other assets	(484)	803	84
Increase (decrease) in accounts payable, accrued expenses and other liabilities	1,662	(6,065)	(938)
Effect of discontinued operations	—	(1,273)	86,579

Cash flows from operating activities	$18,789	$44,218	$63,265

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Consolidated Operations

Net Revenue. Net revenue decreased to $189.2 million for the year ended December 31, 2009 from $232.3 million for the year ended December 31, 2008, a decrease of $43.1 million. Of the overall decrease, $21.6 million came from our radio segment and was primarily attributable to a decrease in local and national advertising sales and advertising rates, which in turn was primarily due to the weak economy. Additionally, $21.5 million of the overall decrease came from our television segment and was primarily attributable to a decrease in local and national advertising rates, which in turn was primarily due to the weak economy, partially offset by an increase in retransmission consent revenue in the amount of $9.5 million.

We currently anticipate that net revenue will increase for the full year 2010, primarily due to advertising revenue from the World Cup and political activity, as well as retransmission consent revenue.

Direct Operating Expenses. Direct operating expenses decreased to $83.9 million for the year ended December 31, 2009 from $100.8 million for the year ended December 31, 2008, a decrease of $16.9 million. Of the overall decrease, $11.7 million came from our television segment and was primarily attributable to a decrease in national representation fees and other expenses associated with the decrease in net revenue and a decrease in salary expense due to reductions of personnel and salary reductions. Additionally, $5.2 million of the overall decrease came from our radio segment and was primarily attributable to a decrease in expenses associated with the decrease in net revenue and a decrease in salary expense due to reductions of personnel and salary reductions. As a percentage of net revenue, direct operating expenses increased to 44% for the year ended December 31, 2009 from 43% for the year ended December 31, 2008. Direct operating expenses as a percentage of net revenue increased because the decrease in net revenue outpaced the decrease in direct operating expenses.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to $38.3 million for the year ended December 31, 2009 from $43.7 million for the year ended December 31, 2008, a decrease of $5.4 million. Of the overall decrease, $3.6 million came from our radio segment and was primarily attributable to decreases in salary expense due to reductions of personnel and salary reductions and promotional spending. Additionally, $1.8 million of the overall decrease came from our television segment and was primarily attributable to a decrease in salary expense due to reductions of personnel and salary reductions. As a percentage of net revenue, selling, general and administrative expenses increased to 20% for the year ended December 31, 2009 from 19% for the year ended December 31, 2008. Selling, general and administrative expenses as a percentage of net revenue increased because the decrease in net revenue outpaced the decrease in selling, general and administrative expenses.

Corporate Expenses. Corporate expenses decreased to $14.9 million for the year ended December 31, 2009 from $17.1 million for the year ended December 31, 2008, a decrease of $2.2 million. The decrease was primarily attributable to a decrease in professional fees and salary expense due to salary reductions. As a percentage of net revenue, corporate expenses increased to 8% for the year ended December 31, 2009 from 7% for the year ended December 31, 2008. Corporate expenses as a percentage of net revenue increased because the decrease in net revenue outpaced the decrease in corporate expenses.

Depreciation and Amortization. Depreciation and amortization decreased to $21.0 million for the year ended December 31, 2009 from $23.4 million for the year ended December 31, 2008, a decrease of $2.4 million.

Impairment Charge. Continuing operations includes an impairment charge of $47.9 million related to our radio FCC licenses for the year ended December 31, 2009, which was related to increased competition and a general slowing of growth in the radio industry. Continuing operations also includes a carrying value adjustment of $2.7 million from our television segment for the year ended December 31, 2009. Continuing operations includes an impairment charge of $610.5 million for the year ended December 31, 2008, which was a result of a $133.5 million impairment of goodwill in our radio segment, a $413.0 million impairment of our radio FCC licenses, a $59.1 million impairment of our television FCC licenses and a $4.9 million impairment of our television syndicated programming contracts.

Operating Income (loss). As a result of the above factors, operating loss was $19.5 million for the year ended December 31, 2009, compared to an operating loss of $563.2 million for the year ended December 31, 2008.

Interest Expense. Interest expense decreased to $27.9 million for the year ended December 31, 2009 from $43.1 million for the year ended December 31, 2008, a decrease of $15.2 million. Of the overall decrease, $18.6 million was primarily attributable to the change in the fair value of our interest rate swap agreements, partially offset by an increase of $3.4 million of interest expense attributable to higher interest rates from the amendment to the Prior Credit Facility.

Gain (Loss) on Debt Extinguishment. We recorded a loss on debt extinguishment of $4.7 million for fees, unamortized finance costs and interest rate swap agreement termination costs associated with the amendment to the Prior Credit Facility for the year ended December 31, 2009. During the year ended December 31, 2008, we reduced our term loan debt by $76.5 million, of which $66.5 million was repurchased pursuant to the amendment to our Prior Credit Facility that we entered into on November 12, 2008, and retired that portion of our debt. We recorded a gain on debt extinguishment of $9.8 million by repurchasing the debt at a discount during the year ended December 31, 2008.

Income Tax Expense. Income tax benefit for the year ended December 31, 2009 was $1.9 million. The effective income tax rate was 3.6%, which reflects a decrease to the statutory rate of approximately 38% due to an increase in the valuation allowance. Income tax benefit for the year ended December 31, 2008 was $70.1 million. The effective tax rate for the year ended December 31, 2008 was 11.8%, which reflects a decrease from the statutory rate due to an increase in the valuation allowance on our net deferred tax assets and the impairment of goodwill.

As of December 31, 2009, we believe that our deferred tax assets will not be fully realized in the future and have provided a valuation allowance against those deferred tax assets. As a result, we increased the valuation allowance against our net deferred tax assets by $16.7 million for the year ended December 31, 2009. In determining our deferred tax assets subject to a valuation allowance, we excluded the deferred tax liabilities attributable to indefinite-lived intangibles.

Loss from Discontinued Operations. We sold our outdoor advertising operations during the second quarter of 2008. We reported the results of our outdoor advertising operations in discontinued operations within the consolidated statements of operations. The loss from discontinued operations was $3.9 million for the year ended December 31, 2008.

Segment Operations

Television

Net Revenue. Net revenue in our television segment decreased to $124.4 million for the year ended December 31, 2009 from $145.9 million for the year ended December 31, 2008, a decrease of $21.5 million. The decrease was primarily attributable to a decrease in local and national advertising rates, which in turn was primarily due to the weak economy. We also generated $9.5 million in retransmission consent revenue. We anticipate that retransmission consent revenue will continue to increase in future periods.

Direct Operating Expenses. Direct operating expenses in our television segment decreased to $52.4 million for the year ended December 31, 2009 from $64.1 million for the year ended December 31, 2008, a decrease of $11.7 million. The decrease was primarily attributable to a decrease in national representation fees and other expenses associated with the decrease in net revenue and a decrease in salary expense due to reductions in personnel and salary reductions.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in our television segment decreased to $20.3 million for the year ended December 31, 2009 from $22.1 million for the year ended December 31, 2008, a decrease of $1.8 million. The decrease was primarily attributable to a decrease in salary expense due to reductions in personnel and salary reductions.

Radio

Net Revenue. Net revenue in our radio segment decreased to $64.8 million for the year ended December 31, 2009 from $86.4 million for the year ended December 31, 2008, a decrease of $21.6 million. The decrease was primarily attributable to a decrease in local and national advertising sales and advertising rates, which in turn was primarily due to the weak economy.

There has been a general slowing of growth in the radio industry over the last few years, and we currently believe that this trend will continue. Additionally, radio advertising revenue is expected to continue to be negatively impacted because of decreases in television advertising rates, which make television advertising more affordable, combined with a general perception in the marketplace that there is an enhanced branding power to advertising on television relative to radio.

Direct Operating Expenses. Direct operating expenses in our radio segment decreased to $31.5 million for the year ended December 31, 2009 from $36.7 million for the year ended December 31, 2008, a decrease of $5.2 million. The decrease was primarily attributable to a decrease in expenses associated with the decrease in net revenue and a decrease in salary expense due to reductions in personnel and salary reductions.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in our radio segment decreased to $18.0 million for the year ended December 31, 2009 from $21.6 million for the year ended December 31, 2008, a decrease of $3.6 million. The decrease was primarily attributable to decreases in salary expense due to reductions in personnel and salary reductions and promotional spending.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Consolidated Operations

Net Revenue. Net revenue decreased to $232.3 million for the year ended December 31, 2008 from $250.0 million for the year ended December 31, 2007, a decrease of $17.7 million. Of the overall decrease, $10.5 million came from our television segment. The decrease was primarily attributable to a decrease in local and national advertising sales and advertising rates, which in turn was primarily due to the weak economy. Additionally, $7.3 million of the overall decrease was from our radio segment and was primarily attributable to a decrease in local advertising sales and advertising rates, which was partially offset by revenue associated with the expansion of our radio division in Orlando.

Direct Operating Expenses. Direct operating expenses increased to $100.8 million for the year ended December 31, 2008 from $99.6 million for the year ended December 31, 2007, an increase of $1.2 million. Of the overall increase, $1.3 million came from our radio segment. The increase was primarily attributable to expenses associated with the expansion of our radio division in Orlando, as well as an increase in ratings services. The increase was partially offset by a decrease in expenses associated with the decrease in net revenue. The overall increase was partially offset by a decrease of $0.1 million from our television segment. The decrease was primarily attributable to a decrease in national representation fees and other expenses associated with the decrease in net revenue, partially offset by an increase in ratings services. As a percentage of net revenue, direct operating expenses increased to 43% for the year ended December 31, 2008 from 40% for the year ended December 31, 2007. Direct operating expenses as a percentage of net revenue increased because net revenue decreased as direct operating expenses increased.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased to $43.7 million for the year ended December 31, 2008 from $44.3 million for the year ended December 31, 2007, a decrease of $0.6 million. Of the overall decrease, $1.0 million came from our television segment. The decrease was primarily attributable to a decrease in bonuses and other expenses associated with the decrease in net revenue. The overall decrease was partially offset by an increase of $0.4 million from our radio segment. The increase was primarily attributable to expenses associated with the expansion of our radio division in Orlando. As a percentage of net revenue, selling, general and administrative increased to 19% for the year ended December 31, 2008 from 18% for the year ended December 31, 2007. Selling, general and administrative expenses as a percentage of net revenue increased because the decrease in net revenue outpaced the decrease in selling, general and administrative expenses.

Corporate Expenses. Corporate expenses decreased to $17.1 million for the year period ended December 31, 2008 from $17.4 million for the year ended December 31, 2007, a decrease of $0.3 million. The decrease was attributable to the elimination of bonuses paid to executive officers. As a percentage of net revenue, corporate expenses remained the same at 7% for each of the years ended December 31, 2008 and 2007.

Depreciation and Amortization. Depreciation and amortization increased to $23.4 million for the year ended December 31, 2008 from $22.6 million for the year ended December 31, 2007, an increase of $0.8 million. The increase was primarily due to depreciation of television digital equipment and depreciation associated with the acquisition of radio assets in the Orlando market in March 2008.

Impairment Charge. Continuing operations includes an impairment charge of $610.5 million for the year ended December 31, 2008 and was a result of a $133.5 million impairment of goodwill in our radio segment, a $413.0 million impairment of our radio FCC licenses, a $59.1 million impairment of our television FCC licenses and a $4.9 million impairment of our television syndicated programming contracts, primarily related to increased competition and a general slowing of growth in the radio and television industries. Discontinued operations includes a carrying value adjustment of $79.5 million for the year ended December 31, 2007, which was a result of a carrying value adjustment to our outdoor assets.

Operating Income (Loss). As a result of the above factors, operating loss was $563.2 million for the year ended December 31, 2008, compared to an operating income of $66.3 million for the year ended December 31, 2007.

Interest Expense. Interest expense was $43.1 million for the year ended December 31, 2008 compared to interest expense of $49.4 million for the year ended December 31, 2007, a decrease of $6.3 million. The year ended December 31, 2008 had lower interest expense primarily attributable to the change in the fair value of our interest rate swap agreements.

Gain on Debt Extinguishment. During the year ended December 31, 2008, we reduced our own term loan debt by $76.5 million, of which $66.5 million was repurchased pursuant to the amendment to our Prior Credit Facility that we entered into on November 12, 2008, and retired the debt. We recorded a gain on debt extinguishment of $9.8 million by repurchasing the debt at a discount.

Income Tax Benefit (As restated). Our expected annual tax rate is approximately 38% of pre-tax income or loss. The effective tax rate for the year ended December 31, 2008 was 11.8%, which reflects a decrease from the statutory rate due to an increase in the valuation allowance on our net deferred tax assets and the impairment of goodwill. As described above, for the year ended December 31, 2008, we recognized a $133.5 million impairment of goodwill in our radio segment of which approximately $112.9 million of the impairment will not be deductible for tax purposes. As a result, the Company did not recognize a tax benefit for the non-deductible impairment of goodwill.

During 2009, we identified an error in the income tax benefit related to our valuation allowance for the year ended December 31, 2008. This error related to the tax effect of the adjustments to the carrying value of indefinite-lived intangible assets due to the impairment charges we recorded during 2008. This error and its correction is solely the result of originations and reversals of deferred tax differences and their effect on the valuation allowance recorded on the deferred tax assets. As a result, the income tax benefit decreased by $40.6 million for the year ended December 31, 2008, which results in a corresponding increase in loss from continuing operations, net loss and accumulated deficit and a decrease in stockholders’ equity. The long-term deferred income tax liability increased by $42.5 million and the current deferred tax asset, which is recorded in the line “prepaid expenses and other current assets” on the balance sheet, increased by $1.9 million. Accordingly, the annual results of operations for the period ended December 31, 2008 have been restated. For additional information, please see Note 2, Restatement of Previously Issued Consolidated Financial Statements, to Notes to Consolidated Financial Statements included in Item 8 of the 2009 Form 10-K.

Due to the error related to the tax effect of the adjustments to the carrying value of indefinite-lived intangible assets due to the impairment charges we recorded during 2008, we have revised our disclosure for income taxes for September 30, 2008 as follows:

Income Tax Benefit (As restated). Our expected annual tax rate is approximately 25% of pre-tax income or loss, adjusted for permanent tax differences. The effective tax rate for the three- and nine-month period ended September 30, 2008 decreased due to an increase in the valuation allowance and the impairment of goodwill. As described above, for the three- and nine-month periods ended September 30, 2008, we recognized a $54 million impairment of goodwill in our radio segment of which approximately $46 million of the impairment is not deductible for tax purposes. As a result, no tax benefit was recorded for the related impairment of goodwill that is not deductible for tax purposes.

In accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”), during the three- and nine-months ended September 30, 2008, we provided a full valuation on our net deferred tax assets arising primarily from net operating loss carryforwards where, as a result of our continued losses, we believe that the future realization of such benefits are uncertain and that it is not more likely than not that the assets will be realizable in the future. In determining our valuation allowance, we excluded the deferred tax liabilities related to our indefinite-lived assets. As a result, we increased the valuation allowance against our net deferred tax assets by $88.7 million for the three- and nine-month periods ended September 30, 2008. We will continue to assess our valuation allowance in future periods based upon the provisions of SFAS 109.

Loss from Discontinued Operations. We sold our outdoor advertising operations during the second quarter of 2008. We reported the results of our outdoor advertising operations in discontinued operations within the statements of operations. The loss from discontinued operations decreased to $3.9 million for the year ended December 31, 2008 from $83.2 million for the year ended December 31, 2007, a decrease of $79.3 million. For the year ended December 31, 2007, we recorded a $79.5 million carrying value adjustment of outdoor intangible assets that is included in discontinued operations.

Segment Operations

Television

Net Revenue. Net revenue in our television segment decreased to $145.9 million for the year ended December 31, 2008 from $156.4 million for the year ended December 31, 2007, a decrease of $10.5 million. The overall decrease was primarily attributable to a decrease in local and national advertising sales and advertising rates, which in turn was primarily due to the weak economy.

Direct Operating Expenses. Direct operating expenses in our television segment decreased to $64.1 million for the year ended December 31, 2008 from $64.2 million for the year ended December 31, 2007, a decrease of $0.1 million. The decrease was primarily attributable to a decrease in national representation fees and other expenses associated with the decrease in net revenue, partially offset by an increase in ratings services and an increase in rent and utility expense.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in our television segment decreased to $22.1 million for the year ended December 31, 2008 from $23.1 million for the year ended December 31, 2007, a decrease of $1.0 million. The decrease was primarily attributable to a decrease in bonuses and other expenses associated with the decrease in net revenue.

Radio

Net Revenue. Net revenue in our radio segment decreased to $86.4 million for the year ended December 31, 2008 from $93.7 million for the year ended December 31, 2007, a decrease of $7.3 million. The decrease was primarily attributable to a decrease in local advertising sales and advertising rates, partially offset by revenue associated with the expansion of our radio division in Orlando.

Direct Operating Expenses. Direct operating expenses in our radio segment increased to $36.7 million for the year ended December 31, 2008 from $35.4 million for the year ended December 31, 2007, an increase of $1.3 million. The increase was primarily attributable to expenses associated with the expansion of our radio division in Orlando, as well as an increase in ratings services. The increase was partially offset by a decrease in expenses associated with the decrease in net revenue.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in our radio segment increased to $21.6 million for the year ended December 31, 2008 from $21.2 million for the year ended December 31, 2007, an increase of $0.4 million. The increase was primarily attributable to expenses associated with the expansion of our radio division in Orlando.

Consolidated Adjusted EBITDA

Consolidated adjusted EBITDA (as defined below) decreased to $55.3 million for the year ended December 31, 2009 from $74.1 million for the year ended December 31, 2008, a decrease of $18.8 million, or 25%. As a percentage of net revenue, consolidated adjusted EBITDA decreased to 29% for the year ended December 31, 2009 from 32% for the year ended December 31, 2008.

We define “consolidated adjusted EBITDA” as net income (loss) plus loss (gain) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, loss on debt extinguishment, loss from discontinued operations, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization less syndication programming payments. We use the term consolidated adjusted EBITDA as that measure is defined in our Prior Credit Facility. It does not include loss (gain) on sale of assets, non-cash depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, loss on debt extinguishment, loss from discontinued operations, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization and does include syndication programming payments.

Since our ability to borrow under our Prior Credit Facility has been based on a consolidated adjusted EBITDA financial covenant, we believe that it is important to disclose consolidated adjusted EBITDA to our investors. Our Prior Credit Facility contains certain financial covenants relating to the maximum leverage ratio, maximum capital expenditures and minimum fixed charge coverage ratio. The maximum leverage ratio, or the ratio of consolidated total debt to trailing-twelve-month consolidated adjusted EBITDA, has affected our ability to borrow under our Prior Credit Facility. The maximum leverage ratio also affects the interest rate charged for revolving loans, thus affecting our interest expense. Under our Prior Credit Facility, our maximum leverage ratio could not exceed 6.75 to 1. The actual leverage ratio was as follows (in each case as of December 31): 2009, 6.6 to 1; 2008, 5.5 to 1. Therefore, we were in compliance with this covenant at each of those dates. We entered into an amendment to our Prior Credit Facility in March 2009, so we were not subject to the same calculations and covenants in prior years. However, for consistency of presentation, the foregoing historical ratios assume that our current definition had been applicable for all periods presented.

While many in the financial community and we consider consolidated adjusted EBITDA to be important, it should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the United States of America, such as cash flows from operating activities, operating income and net income. As consolidated adjusted EBITDA excludes non-cash (gain) loss on sale of assets, non-cash depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation, net interest expense, loss on debt extinguishment, loss from discontinued operations, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization and includes syndication programming payments, consolidated adjusted EBITDA has certain limitations because it excludes and includes several important non-cash financial line items. Therefore, we consider both non-GAAP and GAAP measures when evaluating our business. Consolidated adjusted EBITDA is also used to make executive compensation decisions.

Consolidated adjusted EBITDA is a non-GAAP measure. For a reconciliation of consolidated adjusted EBITDA to cash flows from operating activities, its most directly comparable GAAP financial measure, see “—Results of Operations” above.

Cash Flow

Net cash flow provided by operating activities was $18.8 million for the year ended December 31, 2009 compared to net cash flow provided by operating activities of $44.2 million for the year ended December 31, 2008. Although we had a net loss of $50.1 million for the year ended December 31, 2009, we had positive cash flow from operations. Our net loss for the year ended December 31, 2009 was primarily a result of non-cash expenses, including an impairment charge of $50.6 million and depreciation and amortization expense of $21.0 million. Our net loss of $528.6 million for the year ended December 31, 2008 was also the result of non-cash expenses, primarily impairment charges of $610.5 million. We expect to continue to have positive cash flow from operating activities for 2010.

Net cash flow used in investing activities was $10.8 million for the year ended December 31, 2009, compared to net cash flow provided by investing activities of $61.3 million for the year ended December 31, 2008. During the year ended December 31, 2009, we spent $6.8 million on net capital expenditures and $4.1 million related to the acquisition of television assets in Reno, Nevada. These capital expenditures were paid out of net cash flow from operations. During the year ended December 31, 2008, we received $101.5 million from the sale of our outdoor advertising business and spent $16.9 million on net capital expenditures and $22.9 million related to the acquisition of radio assets in Orlando, Florida. We anticipate that our capital expenditures will be approximately $7 million during 2010. The amount of our anticipated capital expenditures may change based on future changes in business plans, our financial condition and general economic conditions.

Net cash flow used in financing activities was $44.6 million for the year ended December 31, 2009, compared to $128.2 million for the year ended December 31, 2008. During the year ended December 31, 2009, we made net debt payments of $42.6 million, paid $1.2 million in fees and expenses related to the amendment of our Prior Credit Facility, repurchased 1.2 million shares of our Class A common stock for $1.1 million including transaction fees and received net proceeds of $0.3 million from the sale of shares issued under our 2001 Employee Stock Purchase Plan. During the year ended December 31, 2008, we repurchased 12.1 million shares of our Class A common stock for $50.8 million including transaction fees, repurchased 1.5 million shares of our Class U common stock for $10.4 million, made net debt payments of $67.7 million and received net proceeds of $0.8 million from the sale of shares issued under our 2001 Employee Stock Purchase Plan. Under the terms of our New Credit Facility, we are prevented from making future repurchases of our Class A common stock except under limited circumstances.

Commitments and Contractual Obligations

We have agreements with certain media research and ratings providers, expiring at various dates through December 2011, to provide television and radio audience measurement services. We lease facilities and broadcast equipment under various operating lease agreements with various terms and conditions, expiring at various dates through November 2050.

Our material contractual obligations at December 31, 2009 are as follows (in thousands):

	Payments Due by Period
Contractual Obligations	Total amounts committed	Less than 1 year	1-3 years	3-5 years	More than 5 years
Prior Credit Facility and other borrowings and related interest(1)	$460,205	$33,972	$56,036	$370,197	$—
Media research and ratings providers(2)	25,372	11,074	14,224	75	—
Operating leases and other material non-cancelable contractual obligations(2)(3)	61,011	9,434	15,136	11,720	24,721

Total contractual obligations	$546,588	$54,479	$85,396	$381,992	$24,721

(1)	These amounts represent estimated future cash interest payments related to our Prior Credit Facility and other borrowings. Future interest payments could differ materially from amounts indicated in the table due to future operational and financing needs, market factors and other currently unanticipated events.
(2)	Does not include month-to-month leases and amounts related to discontinued operations.
(3)	Due to the uncertainty with respect to the timing of future cash flows associated with our unrecognized tax benefits at December 31, 2009, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities. Therefore, $1.4 million of liabilities related to uncertain tax positions have been excluded from the table above.

We have also entered into employment agreements with certain of our key employees, including Walter F. Ulloa, Philip C. Wilkinson, Jeffery A. Liberman and Christopher T. Young. Our obligations under these agreements are not reflected in the table above.

Other than lease commitments, legal contingencies incurred in the normal course of business, employment contracts for key employees and the interest rate swap agreements, we do not have any off-balance sheet financing arrangements or liabilities. We do not have any majority-owned subsidiaries or any interests in or relationships with any variable-interest entities that are not included in our consolidated financial statements.

Application of Critical Accounting Policies and Accounting Estimates

Critical accounting policies are defined as those that are the most important to the accurate portrayal of our financial condition and results of operations. Critical accounting policies require management’s subjective judgment and may produce materially different results under different assumptions and conditions. We have discussed the development and selection of these critical accounting policies with the Audit Committee of our Board of Directors, and the Audit Committee has reviewed and approved our related disclosure in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“SFAS 168”)”. SFAS 168 made the FASB Accounting Standards Codification (“ASC”), also known as the “Codification”, the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), except for additional authoritative rules and interpretive releases issued by the SEC. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by organizing all the authoritative literature related to a particular topic within a consistent structure. The Codification was effective for our financial statements issued beginning in the quarter ending September 30, 2009. All accounting references have been updated, and therefore SFAS references have been replaced with ASC references.

Goodwill

We believe that the accounting estimates related to the fair value of our reporting units and indefinite life intangible assets and our estimates of the useful lives of our long-lived assets are “critical accounting estimates” because: (1) goodwill and other intangible assets are our most significant assets, and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as on our results of operations, could be material. Accordingly, the assumptions about future cash flows on the assets under evaluation are critical.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. We test our goodwill and other indefinite-lived intangible assets for impairment annually on the first day of our fourth fiscal quarter, or more frequently if certain events or certain changes in circumstances indicate they may be impaired. In assessing the recoverability of goodwill and indefinite life intangible assets, we must make a series of assumptions about such things as the estimated future cash flows and other factors to determine the fair value of these assets.

Goodwill impairment testing is a two-step process. The first step is a comparison of the fair values of our reporting units to their respective carrying amounts. We have determined that each of our operating segments is a reporting unit. If a reporting unit’s estimated fair value is equal to or greater than that reporting unit’s carrying value, no impairment of goodwill exists and the testing is complete at the first step. However, if the reporting unit’s carrying amount is greater than the estimated fair value, the second step must be completed to measure the amount of impairment of goodwill, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with its carrying amount to measure the amount of impairment loss, if any. If the implied fair value of goodwill is less than the carrying value of goodwill, then an impairment exists and an impairment loss is recorded for the amount of the difference. As of December 31, 2009, we had $35.9 million of goodwill in our television reporting unit and $9.9 million of goodwill in our radio reporting unit. The fair value of our television reporting unit was greater than the carrying value by 24%. Therefore, we do not believe that we are at risk of failing step one of the goodwill impairment test in our television reporting unit for at least the foreseeable future. The fair value of our radio reporting unit was greater than the carrying value by 7%. If the fair value of our radio reporting unit is less than the carrying value in future periods, we would, at that time, have to proceed to the second step of the goodwill impairment testing process.

The estimated fair value of goodwill is determined by using an income approach. The income approach estimates fair value based on our estimated future cash flows of each reporting unit, discounted by an estimated weighted-average cost of capital that reflects current market conditions, which reflect the overall level of inherent risk of that reporting unit. The income approach also requires us to make a series of assumptions, such as discount rates, revenue projections, profit margin projections and terminal value multiples. We estimated our discount rates on a blended rate of return considering both debt and equity for comparable publicly-traded companies in the television and radio industries. These comparable publicly-traded companies have similar size, operating characteristics and/or financial profiles to us. We also estimated the terminal value multiple based on comparable publicly-traded companies in the television and radio industries. We estimated our revenue projections and profit margin projections based on internal forecasts about future performance.

The estimated fair value of the income approach is compared to a market approach for reasonableness. The market approach estimates fair value by applying sales, earnings and cash flow multiples to each reporting unit’s operating performance. The multiples are derived from comparable publicly-traded companies with similar operating and investment characteristics to our reporting units. The market approach requires us to make a series of assumptions, such as selecting comparable companies and comparable transactions and transaction premiums. The current economic conditions have led to a decrease in the number of comparable transactions, which makes the market approach of comparable transactions and transaction premiums more difficult to estimate than in previous years.

The continuation or worsening of current economic conditions potentially could have an adverse effect on the capital markets, which would affect the discount rate assumptions, terminal value estimates, transaction premiums and comparable transactions. Such economic conditions could also have an adverse effect on the fundamentals of our business and results of operations, which would affect our internal forecasts about future performance and terminal value estimates. Furthermore, such economic conditions could have a negative impact on the advertising industry in general or the industries of those customers who advertise on our stations, including, among others, the automotive, financial and other services, telecommunications, travel and restaurant industries, which in the aggregate provide a significant amount of our historical and projected advertising revenue. The activities of our competitors, such as other broadcast television stations and radio stations, could have an adverse effect on our internal forecasts about future performance and terminal value estimates. Changes in technology or our audience preferences, including increased competition from other forms of advertising-based mediums, such as internet, social media and broadband content providers serving the same markets, could have an adverse effect on our internal forecasts about future performance, terminal value estimates and transaction premiums. Finally, the risk factors that we identify from time to time in our SEC reports could have an adverse effect on our internal forecasts about future performance, terminal value estimates and transaction premiums.

Given the uncertainties of the current economic environment and the impact it has had, and may continue to have, on our business, there can be no assurance that our estimates and assumptions made for the purposes of our goodwill impairment testing will prove to be accurate predictions of the future. If our assumptions regarding internal forecasts of future performance of our business as a whole or of our units are not achieved, if market conditions change and affect the discount rate, or if there are lower comparable transactions and transaction premiums, we may be required to record additional goodwill impairment charges in future periods. It is not possible at this time to determine if any such future change in our assumptions would have an adverse impact on our valuation models and result in impairment, or if it does, whether such impairment charge would be material.

Indefinite Life Intangible Assets

We believe that our broadcast licenses are indefinite life intangible assets. An intangible asset is determined to have an indefinite useful life when there are no legal, regulatory, contractual, competitive, economic or any other factors that may limit the period over which the asset is expected to contribute directly or indirectly to future cash flows. The evaluation of impairment for indefinite life intangible assets is performed by a comparison of the asset’s carrying value to the asset’s fair value. When the carrying value exceeds fair value, an impairment charge is recorded for the amount of the difference. The unit of accounting used to test broadcast licenses represents all licenses owned and operated within an individual market cluster, because such licenses are used together, are complimentary to each other and are representative of the best use of those assets. Our individual market clusters consist of cities or nearby cities. We test our broadcasting licenses for impairment based on certain assumptions about these market clusters. We wrote down the carrying value of certain broadcast licenses in our radio reporting unit to fair value during our 2009 annual impairment test. The fair value of the television broadcast licenses exceeded the carrying value by over 120% so we did not have impairment of our television FCC licenses.

As is the case with determining the estimated fair value of goodwill, the estimated fair value of indefinite life intangible assets is also determined by an income approach. The income approach estimates fair value based on our estimated future cash flows of each market cluster, discounted by an estimated weighted-average cost of capital that reflects current market conditions, which reflect the level of inherent risk. The income approach also requires us to make a series of assumptions, such as discount rates, revenue projections, profit margin projections and terminal value multiples. We estimate our discount rates on a blended rate of return considering both debt and equity for comparable publicly-traded companies in the television and radio industries. These comparable publicly-traded companies have similar size, operating characteristics and/or financial profiles to us. We also estimated the terminal value multiple based on comparable publicly-traded companies in the television and radio industries. We estimated our revenue projections and profit margin projections based on various market clusters signal coverage of the markets and industry information for an average station within a given market. The information for each market cluster includes such things as estimated market share, estimated capital start-up costs, population, household income, retail sales and other expenditures that would influence advertising expenditures. Alternatively, some stations under evaluation have had limited relevant cash flow history due to planned or actual conversion of format or upgrade of station signal. The assumptions we make about cash flows after conversion are based on the performance of similar stations in similar markets and potential proceeds from the sale of the assets.

The estimated fair value of the income approach is compared to a market approach for reasonableness. The market approach estimates fair value by applying sales, earnings and cash flow multiples to each market cluster’s operating performance. The multiples are derived from comparable markets with similar operating characteristics of our market clusters. The market approach requires us to make a series of assumptions, such as selecting comparable market clusters and comparable transactions and transaction premiums. The current economic conditions have led to a decrease in the number of comparable transactions, which makes the market approach of comparable transactions and transaction premiums more difficult to estimate than in previous years.

The continuation or worsening of current economic conditions potentially could have an adverse effect on the capital markets, which would affect the discount rate assumptions, terminal value estimates, transaction premiums and comparable transactions. Such economic conditions could also have an adverse effect on the fundamentals of our business and results of operations, which would affect our internal forecasts about future performance and terminal value estimates. Furthermore, such economic conditions could have a negative impact on the advertising industry in general or the industries of those customers who advertise on our stations, including, among others, the automotive, financial and other services, telecommunications, travel and restaurant industries, which in the aggregate provide a significant amount of our historical and projected advertising revenue. The activities of our competitors, such as other broadcast television stations and radio stations, could have an adverse effect on our internal forecasts about future performance and terminal value estimates. Changes in technology or our audience preferences, including increased competition from other forms of advertising-based mediums, such as internet, social media and broadband content providers serving the same markets, could have an adverse effect on our internal forecasts about future performance, terminal value estimates and transaction premiums. Finally, the risk factors that we identify from time to time in our SEC reports could have an adverse effect on our internal forecasts about future performance, terminal value estimates and transaction premiums.

Given the uncertainties of the current economic environment and the impact it has had, and may continue to have, on our business, there can be no assurance that our estimates and assumptions made for the purposes of our impairment testing will prove to be accurate predictions of the future. If our assumptions regarding internal forecasts of future performance of our business as a whole or of our units are not achieved, if market conditions change and affect the discount rate, or if there are lower comparable transactions and transaction premiums, we may be required to record additional impairment charges in future periods. It is not possible at this time to determine if any such future change in our assumptions would have an adverse impact on our valuation models and result in impairment, or if it does, whether such impairment charge would be material.

Long-Lived Assets, Including Intangibles Subject to Amortization

Depreciation and amortization of our long-lived assets is provided using the straight-line method over their estimated useful lives. Changes in circumstances, such as the passage of new laws or changes in regulations, technological advances, changes to our business model or changes in our capital strategy could result in the actual useful lives differing from initial estimates. In those cases where we determine that the useful life of a long-lived asset should be revised, we will depreciate the net book value in excess of the estimated residual value over its revised remaining useful life. Factors such as changes in the planned use of equipment, customer attrition, contractual amendments or mandated regulatory requirements could result in shortened useful lives.

Long-lived assets and asset groups are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance and may differ from actual cash flows. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period in which the determination is made.

Deferred Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is determined to be more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. We recognize interest and penalties related to uncertain tax positions in income tax expense.

Revenue Recognition

Television and radio revenue related to the sale of advertising is recognized at the time of broadcast. Revenue contracts with advertising agencies are recorded at an amount that is net of the commission retained by the agency. Revenue from contracts that we enter into directly with our advertisers is recorded at gross revenue and the related commission or national representation fee is recorded in operating expense. Cash payments received prior to services rendered result in deferred revenue, which is then recognized as revenue when the advertising time or space is actually provided.

Allowance for Doubtful Accounts

Our accounts receivable consist of a homogeneous pool of relatively small dollar amounts from a large number of customers. We evaluate the collectability of our trade accounts receivable based on a number of factors. When we are aware of a specific customer’s inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded which reduces the recognized receivable to the estimated amount we believe will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our recent past loss history and an overall assessment of past due trade accounts receivable amounts outstanding.

Derivative Instruments

All interest rate swap agreements were terminated in July 2010. All references to and discussions regarding interest rate swap agreements should be considered in light of this fact. See “Senior Secured Notes” and “New Credit Facility” above.

ASC 820, “Fair Value Measurements and Disclosures” (formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”), requires us to recognize all of our derivative instruments as either assets or liabilities in our consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.

The carrying amount of our interest rate swap agreements is recorded at fair market value, including non-performance risk, and any changes to the value are recorded as an increase or decrease in interest expense. The fair market value of each interest rate swap agreement is determined by using multiple broker quotes, adjusted for non-performance risk, which estimate the future discounted cash flows of any future payments that may be made under such agreements.

As of December 31, 2009, we had three interest rate swap agreements with a $168 million aggregate notional amount, with quarterly reductions, that were to expire on October 1, 2010, and one interest rate swap agreement with a $193.9 million notional amount, with quarterly increases, that also was to expire on October 1, 2010. As of December 31, 2009, these interest rate swap agreements were not designated for hedge accounting treatment, and as a result, the increase in fair value was classified as a reduction of interest expense on our statements of operations. For the year ended December 31, 2009, we recognized a decrease of $7.0 million in interest expense related to the increase in fair value of the interest rate swap agreements. For the year ended December 31, 2008, we recognized an increase of $11.6 million in interest expense related to the decrease in fair value of the interest rate swap agreements.

As of December 31, 2009, the fair value of the interest rate swap agreements was a liability of $16.2 million and was classified in other liabilities on the balance sheet. As of December 31, 2008, the fair value of the interest rate swap agreements was a liability of $23.2 million and was classified in other liabilities on the balance sheet.

Discontinued Operations

We sold the outdoor advertising business in May of 2008 and no longer have outdoor operations. In accordance with ASC 205-20, “Discontinued Operations” (formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), we have reported the results of the outdoor advertising business for all periods presented in discontinued operations within the consolidated statements of operations. In the statements of cash flows, the cash flows of discontinued operations have been reclassified for all periods presented and are separately classified within the respective categories with those of continuing operations.

Certain amounts in our prior period consolidated financial statements and notes to the financial statements have been reclassified to conform to current period presentation. All discussions and amounts in the consolidated financial statements and the related notes to consolidated statements for all periods presented relate to continuing operations only, unless otherwise noted.

Additional Information

For additional information on our significant accounting policies, please see Note 3 to Notes to Consolidated Financial Statements included in the 2009 Form 10-K, incorporated by reference herein.

Sensitivity of Critical Accounting Estimates

We have critical accounting estimates that are sensitive to change. The most significant of those sensitive estimates relate to the impairment of intangible assets. Goodwill and indefinite life intangible assets are not amortized but are tested annually on October 1 for impairment, or more frequently if events or changes in circumstances indicate that the assets might be impaired. In assessing the recoverability of goodwill and indefinite life intangible assets, we must make assumptions about the estimated future cash flows and other factors to determine the fair value of these assets.

Television

We conducted our annual review of our television reporting unit and determined that the fair value of our television reporting unit exceeded the carrying value. The fair value of the television reporting unit was primarily determined by evaluating discounted cash flow models and a market-based approach. The revenue projections and profit margin projections in the models are based on various market clusters signal coverage of the markets and industry information for an average station within a given market. The information for each market cluster includes such things as estimated market share, estimated capital start-up costs, population, household income, retail sales and other expenditures that would influence advertising expenditures. Alternatively, some stations under evaluation have had limited relevant cash flow history due to planned or actual conversion of format or upgrade of station signal. The assumptions about cash flows after conversion are based on the performance of similar stations in similar markets and potential proceeds from the sale of the assets. The market-based approach used comparable company earnings multiples.

In calculating the estimated fair value of our television reporting unit and FCC licenses, we used discounted cash flow models that rely on various assumptions, such as future cash flows, discount rates and multiples. Our estimates of future cash flows assume that our television segment revenues will increase significantly faster than the increase in our television expenses, and therefore our television assets will also increase in value. If any of the estimates of future cash flows, discount rates, multiples or assumptions were to change in any future valuation, it could affect our impairment analysis and cause us to record an additional expense for impairment.

Radio

We conducted our annual review of our radio reporting unit and determined that the fair value of our radio reporting unit exceeded the carrying value. The fair value of the radio reporting unit was primarily determined by evaluating discounted cash flow models. The revenue projections and profit margin projections in the models are based on various market clusters signal coverage of the markets and industry information for an average station within a given market. The information for each market cluster includes such things as estimated market share, estimated capital start-up costs, population, household income, retail sales and other expenditures that would influence advertising expenditures. Alternatively, some stations under evaluation have had limited relevant cash flow history due to planned or actual conversion of format or upgrade of station signal. The assumptions about cash flows after conversion are based on the performance of similar stations in similar markets and potential proceeds from the sale of the assets.

In calculating the estimated fair value of our radio reporting unit and FCC licenses, we used discounted cash flow models that rely on various assumptions, such as future cash flows, discount rates and multiples. Our estimates of future cash flows assume that our radio segment revenues will increase significantly faster than the increase in our radio expenses, and therefore our radio assets will also increase in value. If any of the estimates of future cash flows, discount rates, multiples or assumptions were to change in any future valuation, it could affect our impairment analysis and cause us to record an additional expense for impairment. Based on the assumptions and estimates described above, we recognized impairment losses of $48 million relating to radio FCC licenses in the fourth quarter of 2009.

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for each of our fiscal years in the three-year period ended December 31, 2009. However, there can be no assurance that future inflation would not have an adverse impact on our operating results and financial condition.

BUSINESS

Overview

Introduction

Entravision Communications Corporation and its wholly owned subsidiaries, or Entravision, is a diversified Spanish-language media company utilizing a combination of television and radio operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. We own and/or operate 53 primary television stations located primarily in California, Colorado, Connecticut, Florida, Massachusetts, Nevada, New Mexico, Texas and Washington, D.C. Entravision is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 U.S. Hispanic markets. Univision’s primary network is the most watched television network (English- or Spanish-language) among U.S. Hispanic households. Univision is a key source of programming for our television broadcasting business and we consider it to be a valuable strategic partner of ours. For a more complete discussion of our relationship with Univision, please see “Our Relationship with Univision” and “Television—Television Programming” below and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview;” and for a discussion of various risks related to our relationship with Univision, please see “Risk Factors.”

With the purchase of Univision Communications Inc. in 2007 by a private equity consortium, we believe we are now the largest independent public media company focused principally on the U.S. Hispanic audience. We own and operate one of the largest groups of primarily Spanish-language radio stations in the United States. We own and operate 48 radio stations in 19 U.S. markets. Our radio stations consist of 37 FM and 11 AM stations located in Arizona, California, Colorado, Florida, Nevada, New Mexico and Texas.

We generate revenue from sales of national and local advertising time on television and radio stations. Advertising rates are, in large part, based on each medium’s ability to attract audiences in demographic groups targeted by advertisers. We recognize advertising revenue when commercials are broadcast. We do not obtain long-term commitments from our advertisers and, consequently, they may cancel, reduce or postpone orders without penalties. We pay commissions to agencies for local, regional and national advertising. For contracts directly with agencies, we record net revenue from these agencies. Seasonal revenue fluctuations are common in the broadcasting industry and are due primarily to variations in advertising expenditures by both local and national advertisers.

Our net revenue for the year ended December 31, 2009 was approximately $189.2 million. Of that amount, revenue generated by our television segment accounted for approximately 66%, while revenue generated by our radio segment accounted for approximately 34%.

Our primary expenses are employee compensation, including commissions paid to our sales staff and amounts paid to our national representative firms, as well as expenses for marketing, promotion and selling, technical, local programming, engineering, and general and administrative. Our local programming costs for television consist primarily of costs related to producing a local newscast in most of our markets.

Our principal executive offices are located at 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404, and our telephone number is (310) 447-3870. Our corporate website is www.entravision.com.

We were organized as a Delaware limited liability company in January 1996 to combine the operations of our predecessor entities. On August 2, 2000, we completed a reorganization from a limited liability company to a Delaware corporation. On August 2, 2000, we also completed an initial public offering of our Class A common stock, which is listed on The New York Stock Exchange under the trading symbol “EVC.”

The Hispanic Market Opportunity

Our media assets target densely-populated and fast-growing Hispanic markets in the United States. We operate media properties in 14 of the 20 highest-density U.S. Hispanic markets. In addition, among the top 25 U.S. Hispanic markets, we operate media properties in 13 of the 20 fastest-growing markets. Despite the current uncertain economic environment, we believe that targeting the U.S. Hispanic market will translate into revenue growth in the future for the following reasons:

U.S. Hispanic Population Growth. Our audience consists primarily of Hispanics, one of the fastest-growing segments of the U.S. population and, by current U.S. Census Bureau estimates, now the largest minority group in the United States. Over 46 million Hispanics live in the United States, accounting for over 15% of the total U.S. population. The overall Hispanic population is growing at nearly 7 times the rate of the non-Hispanic population and is expected to grow to 81.2 million, or approximately 22% of the total U.S. population, by 2029. Approximately 53% of the total future growth in the U.S. population through 2029 is expected to come from the Hispanic community.

Spanish-Language Use. Approximately 78% of Hispanics age five and over in the United States speak some Spanish at home. The number of U.S. Hispanics that speak some Spanish at home is expected to grow from 33.2 million in 2009 to 54.8 million in 2029. We believe that the strong Spanish-language use among Hispanics indicates that Spanish-language media will continue to be an important source of news, sports and entertainment for Hispanics and an important vehicle for marketing and advertising.

Increasing U.S. Hispanic Buying Power. The U.S. Hispanic population is estimated to have accounted for total consumer expenditures of over $830 billion in 2009, an increase of 32% since 2004. Hispanics are expected to account for over $1.1 trillion in consumer expenditures by 2014, and by 2029 Hispanics are expected to account for approximately $3.4 trillion in consumer expenditures, or 14% of total U.S. consumer spending. Hispanic buying power is expected to grow at nearly four times the rate of the Hispanic population growth by 2029. We believe that these factors make Hispanics an attractive target audience for many major advertisers.

Attractive Profile of U.S. Hispanic Consumers. We believe that the demographic profile of the U.S. Hispanic audience makes it attractive to advertisers. We believe that the larger size and younger age of Hispanic households (averaging 3.4 persons and 28.0 years of age as compared to the U.S. non-Hispanic averages of 2.4 persons and 40.2 years of age) lead Hispanics to spend more per household on many categories of goods and services. Although the average U.S. Hispanic household has less disposable income than the average U.S. household, the average U.S. Hispanic household spends 3% more per year than the average U.S. non-Hispanic household on food at home, 74% more on children’s clothing, 41% more on footwear and 26% more on laundry and household cleaning products. We expect Hispanics to continue to account for a disproportionate share of growth in spending nationwide in many important consumer categories as the U.S. Hispanic population and its disposable income continue to grow.

Spanish-Language Advertising. Over $4.0 billion of total advertising expenditures in the United States were placed in Spanish-language media in 2008, the most recent year for which such data is available, of which approximately 82% was placed in Spanish-language television and radio advertising. We believe that major advertisers have found that Spanish-language media are more cost-effective means to target the growing U.S. Hispanic audience than English-language media.

Business Strategy

We seek to increase our advertising revenue through the following strategies:

Effectively Use Our Networks and Media Brands. We are the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network. Univision’s primary network is the most watched television network (English- or Spanish-language) among U.S. Hispanic households. Univision’s primary network, together with its TeleFutura Network, represented approximately a 75% share of the U.S. Spanish-language network television prime time audience of adults 18-49 years of age as of December 2009. Univision makes its networks’ Spanish-language programming available to our television stations 24 hours a day, including a prime time schedule on its primary network of substantially all first-run programming throughout the year.

We believe that the breadth and diversity of Univision’s programming, combined with our local news and community-oriented segments, provide us with an advantage over other Spanish-language and English-language broadcasters in reaching U.S. Hispanic viewers. Our local content is designed to brand each of our stations as the best source for relevant community information that accurately reflects local interests and needs.

We operate our radio network using four formats designed to appeal to different listener tastes. We format the programming of our network and radio stations in an effort to capture a substantial share of the U.S. Hispanic audience in each of our radio markets. In markets where competing stations already offer programming similar to our network formats, or where we otherwise identify an available niche in the marketplace, we run alternative programming that we believe will appeal to local listeners.

Invest in Media Research and Sales. We believe that continued use of industry-accepted ratings and surveys will allow us to further increase our advertising rates. We use standard industry ratings and surveys from third parties, including Nielsen Media Research, Arbitron and the Traffic Audit Bureau, to provide a more accurate measure of consumers. We believe that our focused research and sales efforts will enable us to continue to achieve significant revenue and cash flow growth.

Continue to Benefit from Strong Management. We believe that we have one of the most experienced management teams in the industry. Walter Ulloa, our co-founder, Chairman and Chief Executive Officer, Philip Wilkinson, our co-founder, President and Chief Operating Officer, and Jeffery Liberman, the President of our Radio Division, have an average of more than 30 years of media experience. We intend to continue to build and retain our key management personnel and to capitalize on their knowledge and experience in the Spanish-language markets.

Emphasize Local Content, Programming and Community Involvement. We believe that local content and service to the community in each of our markets is an important part of building our brand identity within those markets. By combining our local news, local content and quality network programming, we believe that we have a significant competitive advantage. We also believe that our active community involvement, including station remote broadcasting appearances at client events, concerts and tie-ins to major events, helps to build station awareness and identity as well as viewer and listener loyalty.

Take Advantage of Market Cross-Selling and Cross-Promotion. We believe that our uniquely diversified media asset portfolio provides us with a competitive advantage in targeting the U.S. Hispanic consumer. In many of our markets, we offer advertisers the ability to reach potential customers through a combination of television and radio. Currently, we operate some combination of television and radio in 11 markets. Where possible, we also combine our television and radio operations to create synergies and achieve cost savings.

Target Other Attractive U.S. Hispanic Markets and Fill-In Acquisitions. We are currently subject to certain limitations on engaging in future acquisitions under the terms of the indenture governing the notes and the New Credit Facility. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” above. However, we believe that our knowledge of, and experience with, the U.S. Hispanic marketplace will enable us to identify acquisitions in the television and radio markets in the future, should such limitations be relaxed or removed. Additionally, since our inception, we have used our management expertise, programming, local involvement and brand identity to improve our acquired media properties. See “—Acquisition and Disposition Strategies” below.

Acquisition and Disposition Strategies

Historically, our acquisition strategy has been focused on increasing our presence in those markets in which we already compete, as well as expanding our operations into U.S. Hispanic markets where we do not own properties. We have targeted fast-growing and high-density U.S. Hispanic markets. These have included many markets in the southwestern United States, including Texas, California and various other markets along the United States/Mexican border. In addition, we have pursued other acquisition opportunities in key strategic markets, or those which otherwise supported our long-term growth plans.

One of our goals has been to create and grow media “clusters” within these target markets, featuring both Univision and TeleFutura television stations, together with a strong radio presence. We believe that these clusters provide unique cross-selling and cross-promotional opportunities, making Entravision an attractive option for advertisers wishing to reach the U.S. Hispanic consumer. Accordingly, in addition to targeting stations in U.S. Hispanic markets where we do not own properties, we have focused on potential acquisitions of additional stations in our existing markets, particularly radio stations in those markets where we currently have only television stations.

In furtherance of the acquisition strategy outlined above, in April 2009, we acquired the assets of television station KREN-TV, serving the Reno, Nevada market for approximately $4.3 million. We reduced the carrying value of the assets of television station KREN-TV to its fair value of $1.6 million by recording a carrying value adjustment of $2.7 million. This charge is included in the consolidated statements of operations for continuing operations.

In March 2008, we acquired radio station WNUE-FM, serving the Orlando, Florida, market for $24.1 million. In addition, in May 2008, we sold the outdoor advertising business to Lamar Advertising Co. for $101.5 million.

In December 2007, we upgraded the FCC license of radio station KRCY-FM (now KRRN-FM) in the Las Vegas, Nevada market for $8.7 million.

In April 2007, we acquired a full power television construction permit in Colorado Springs, Colorado for $2.6 million in an auction held by the FCC. This station, KVSN-TV, became fully operational in the first quarter of 2009.

We are subject to certain limitations on acquisitions under the terms of the indenture governing the notes and our New Credit Facility. We cannot at this time determine the effect that these limitations will have on our overall business. See “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” above.

In addition, we periodically review our portfolio of media properties and, from time to time, seek to divest non-core assets in markets where we do not see the opportunity to grow to scale and build out clusters.

We have a history of net losses that may impact, among other things, our ability to implement our growth strategies. We had net losses of approximately $50.1 million, $528.6 million and $43.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Our Relationship with Univision

Substantially all of our television stations are Univision- or TeleFutura-affiliated television stations. Our network affiliation agreements with Univision provide certain of our owned stations the exclusive right to broadcast Univision’s primary network and TeleFutura network programming in their respective markets. These long-term affiliation agreements each expire in 2021, and can be renewed for multiple, successive two-year terms at Univision’s option, subject to our consent. Under the network affiliation agreements, we generally retain the right to sell approximately six minutes per hour of the available advertising time on Univision’s primary network, and approximately four and a half minutes per hour of the available advertising time on the TeleFutura network. Those allocations are subject to adjustment from time to time by Univision.

Under the network affiliation agreements, Univision acts as our exclusive sales representative for the sale of national and regional advertising sales on our Univision- and TeleFutura-affiliate television stations, and Entravision pays certain sales representation fees to Univision relating to national and regional advertising sales.

We also generate revenue under two marketing and sales agreements with Univision, which give us the right through 2021 to manage the marketing and sales operations of Univision-owned TeleFutura and Univision affiliates in six markets – Albuquerque, Boston, Denver, Orlando, Tampa and Washington, D.C.

In August 2008, we entered into a proxy agreement with Univision pursuant to which we granted to Univision the right to negotiate the terms of retransmission consent agreements for our Univision- and TeleFutura-affiliated television station signals for a term of six years. Among other things, the proxy agreement provides terms relating to compensation to be paid to us by Univision with respect to retransmission consent agreements entered into with cable and other television service providers.

Univision currently owns approximately 10% of our common stock on a fully-converted basis. As of December 31, 2005, Univision owned approximately 30% of our common stock on a fully-converted basis. In connection with its merger with Hispanic Broadcasting Corporation in September 2003, Univision entered into an agreement with the DOJ pursuant to which Univision agreed, among other things, to ensure that its percentage ownership of our company would not exceed 10% by March 26, 2009. In January 2006, we sold the assets of radio stations KBRG-FM and KLOK-AM, serving the San Francisco/San Jose, California market, to Univision for $90 million. Univision paid the full amount of the purchase price in the form of approximately 12.6 million shares of our Class U common stock held by Univision. Subsequently, in 2006, we repurchased 7.2 million shares of our Class U common stock held by Univision for $52.5 million. In February 2008, we repurchased 1.5 million shares of Class U common stock held by Univision for $10.4 million. In May 2009, we repurchased an additional 0.9 million shares of Class A common stock held by Univision for $0.5 million.

The Company’s Class U common stock held by Univision has limited voting rights and does not include the right to elect directors. However, as the holder of all of the Company’s issued and outstanding Class U common stock, Univision currently has the right to approve any merger, consolidation or other business combination involving the Company, any dissolution of the Company and any assignment of the Federal Communications Commission, or FCC, licenses for any of the Company’s Univision-affiliated television stations. Each share of Class U common stock is automatically convertible into one share of the Company’s Class A common stock (subject to adjustment for stock splits, dividends or combinations) in connection with any transfer to a third party that is not an affiliate of Univision.

Television

Overview

We own and/or operate Univision-affiliated television stations in 24 markets, including 20 of the top 50 Hispanic markets in the United States. Our television operations are the largest affiliate group of the Univision networks. Univision’s primary network is the leading Spanish-language network in the United States, reaching approximately 95% of all U.S. Hispanic households. Univision’s primary network is the most watched television network (English- or Spanish-language) among U.S. Hispanic households. Univision’s primary network, together with its TeleFutura Network, represent an approximately 75% share of the U.S. Spanish-language network television prime time audience of adults 18-49 years of age as of December 2009. We operate both Univision and TeleFutura affiliates in 20 of our 24 television markets. Univision’s networks make their Spanish-language programming available to our Univision-affiliated stations 24 hours a day, seven days a week. Univision’s prime time schedule on its primary network consists of substantially all first-run programming throughout the year.

Television Programming

Univision Primary Network Programming. Univision directs its programming primarily toward a young, family-oriented audience. It begins daily with Despierta America and another talk show, Monday through Friday, followed by drama shows and novelas. In the late afternoon and early evening, Univision offers an entertainment magazine, a news magazine and national news, in addition to local news produced by our television stations. During prime time, Univision airs novelas, variety shows, talk shows, news magazines and reality shows, as well as specials. Prime time is followed by late news. Overnight programming consists primarily of repeats of programming aired previously on the network. Weekend daytime programming begins with children’s programming, and is generally followed by sports, reality, comedy shows and movies.

Approximately eight to ten hours of programming per weekday, including a substantial portion of weekday prime time, are currently programmed with novelas supplied primarily by Grupo Televisa, S.A. de C.V., or Televisa, and Corporacion Venezolana de Television, C.A., or Venevision. Although novelas have been compared to daytime soap operas on ABC, NBC or CBS, the differences are significant. Novelas, originally developed as serialized books, have a beginning, middle and end, generally run five days per week and conclude four to eight months after they begin. Novelas also have a much broader audience appeal than soap operas, delivering audiences that contain large numbers of men, children and teens, in addition to women.

TeleFutura Network Programming. Univision’s other 24-hour general-interest Spanish-language broadcast network, TeleFutura, is programmed to meet the diverse preferences of the multi-faceted U.S. Hispanic community. TeleFutura’s programming includes sports (including boxing, soccer and a nightly wrap-up at 11 p.m. similar to ESPN’s programming), movies (including a mix of English-language movies translated into Spanish) and novelas not run on Univision’s primary network, as well as reruns of popular novelas broadcast on Univision’s primary network.

Entravision Local Programming. We believe that our local news brands our stations in our television markets. We shape our local news to relate to and inform our audiences. In ten of our television markets, our early local news is ranked first or second among competing local newscasts regardless of language in its designated time slot among adults 18-34 years of age. We have made substantial investments in people and equipment in order to provide our local communities with quality newscasts. Our local newscasts have won numerous awards, and we strive to be the most important community voice in each of our local markets. In several of our markets, we believe that our local news is the only significant source of Spanish-language daily news for the Hispanic community.

Network Affiliation Agreements. Substantially all of our television stations are Univision- or TeleFutura-affiliated television stations. Our network affiliation agreements with Univision provide certain of our owned stations the exclusive right to broadcast Univision’s primary network and TeleFutura network programming in their respective markets. These long-term affiliation agreements each expire in 2021, and can be renewed for multiple, successive two-year terms at Univision’s option, subject to our consent. Under the affiliation agreements, we generally retain the right to sell approximately six minutes per hour of the available advertising time on Univision’s primary network, and approximately four and a half minutes per hour of the available advertising time on the TeleFutura network. Those allocations are subject to adjustment from time to time by Univision.

XHAS-TV broadcasts Telemundo Network Group LLC, or Telemundo, network programming serving the Tijuana/San Diego market pursuant to a network affiliation agreement. Our current network affiliation agreement with Telemundo gives us the right to provide Telemundo network programming on XHAS-TV for a five-year period expiring in July 2012. The affiliation agreement grants Telemundo a right of first refusal in the event a third party makes an offer to purchase XHAS-TV, and a right to purchase XHAS-TV upon a change of control of Entravision.

Our network affiliation agreement with Fox Broadcasting Company, or Fox, which gives us the right to broadcast Fox network programming on XHRIO-TV, serving the Harlingen-Weslaco-Brownsville-McAllen market, and KXOF-CA, serving the Laredo market, expired on August 30, 2010. We continue to broadcast Fox network programming, on a month-to-month basis, pending completion of negotiations with Fox for a further extension of the network affiliation agreement.

We also have an agreement with Master Distribution Service, Inc., or MDS, an affiliate of Fox, which gives us the right to provide 10 hours per week of MyNetworkTV programming on XHRIO-TV, KXOF-CA, and XDTV-TV, serving the Tecate/San Diego market. This agreement expires in October 2011 and may be extended for successive one-year periods.

Our network affiliation agreement with The CW Network, LLC, or CW, gives us the right to broadcast CW network programming on KSFE-LP, KTIZ-LP, and KNVO-TV serving the Harlingen-Weslaco-Brownsville-McAllen market, through 2011. We have also entered into a network affiliation agreement with CW giving us the right to broadcast CW network programming through 2013 on KRNS-CA and KREN-TV, serving the Reno, Nevada market.

Our network affiliation agreement with LATV Networks, LLC, or LATV, gives us the right to broadcast LATV network programming on the digital streams of certain of our television stations. Either party may terminate the affiliation with respect to a given station 30 months after the launch of such station. See Note 13 to Notes to Consolidated Financial Statements on the 2009 Form 10-K.

We cannot guarantee that our current network affiliation agreements will be renewed beyond their current expiration dates under their current terms or at all.

Marketing Agreements. Our marketing and sales agreement with Univision gives us the right through 2021 to manage the marketing and sales operations of Univision-owned TeleFutura and Univision affiliates in six markets — Albuquerque, Boston, Denver, Orlando, Tampa and Washington, D.C.

Long-Term Time Brokerage Agreements. We operate each of XDTV-TV, serving the Tijuana/San Diego market; XHAS-TV, serving the Tijuana/San Diego market; and XHRIO-TV, serving the Matamoros/Harlingen-Weslaco-Brownsville-McAllen market under long-term time brokerage agreements. Under those agreements, in combination with certain of our Mexican affiliates and subsidiaries, we provide the programming and related services available on these stations, but the stations retain absolute control of the content and other broadcast issues. These long-term time brokerage agreements expire in 2030, 2035 and 2038, respectively, and each provides for automatic, perpetual 30-year renewals unless both parties consent to termination. Each of these agreements provides for substantial financial penalties should the other party attempt to terminate prior to its expiration without our consent, and they do not limit the availability of specific performance as a remedy for any such attempted early termination.

Our Television Station Portfolio

The following table lists information as of the date of this prospectus concerning each of our owned and/or operated television stations and its respective market:

Market	Market Rank (by Hispanic Households)	Total Households	Hispanic Households	% Hispanic Households	Call Letters, Channel	Programming
Harlingen-Weslaco-Brownsville-McAllen, Texas	10	354,150	294,650	83.2%	KNVO-TV, Channel 48 KVTF-CA, Channel 20 (1) KFTN-CA, Channel 30 (1) KTFV-CA, Channel 32 (1) KTIZ-LP, Channel 52 KSFE-LP, Channel 67	Univision TeleFutura TeleFutura TeleFutura CW CW
Albuquerque-Santa Fe, New Mexico	12	694,040	248,590	35.8%	KLUZ-TV, Channel 41 KTFQ-TV, Channel 14 (2) KTFA-LP, Channel 48	Univision TeleFutura Home Shopping Network
San Diego, California	14	1,073,390	239,520	22.3%	KDTF-CA, Channel 17 (1) KHAX-LP, Channel 49 KTCD-LP, Channel 46 KBNT-LD, Channel 36	Univision Univision Univision TeleFutura
Denver-Boulder, Colorado	15	1,539,380	234,750	15.2%	KCEC-TV, Channel 50 KTFD-TV, Channel 14 (2) KDVT-LP, Channel 36	Univision TeleFutura Univision
El Paso, Texas	16	310,760	222,800	71.7%	KINT-TV, Channel 26 KTFN-TV, Channel 65	Univision TeleFutura
Orlando-Daytona Beach-Melbourne, Florida	17	1,455,620	202,710	13.9%	WVEN-TV, Channel 26 W47DA, Channel 47 WVCI-LP, Channel 16 WOTF-TV, Channel 43 (2)	Univision Univision Univision TeleFutura
Tampa-St. Petersburg (Sarasota), Florida	18	1,805,810	194,490	10.8%	WVEA-TV, Channel 62 WFTT-TV, Channel 50 (2) WVEA-LP, Channel 46	Univision TeleFutura Jewelry TV
Washington, D.C. (Hagerstown, Maryland)	20	2,335,040	184,970	7.9%	WFDC-TV, Channel 14 (2) WMDO-CA, Channel 47 (1) (3) WJAL-TV, Channel 68	Univision TeleFutura English- Language
Las Vegas, Nevada	22	721,780	154,670	21.4%	KINC-TV, Channel 15 KNTL-LP, Channel 47 KWWB-LP, Channel 45 KELV-LP, Channel 27	Univision Univision Univision TeleFutura
Boston, Massachusetts	24	2,410,180	132,300	5.5%	WUNI-TV, Channel 27 WUTF-TV, Channel 66 (2)	Univision TeleFutura
Corpus Christi, Texas	26	199,560	105,400	52.8%	KORO-TV, Channel 28 KCRP-CA, Channel 41 (1)	Univision TeleFutura
Hartford-New Haven, Connecticut	32	1,010,630	82,870	8.2%	WUVN-TV, Channel 18 WUTH-CA, Channel 47 (1)	Univision TeleFutura

Market	Market Rank (by Hispanic Households)	Total Households	Hispanic Households	% Hispanic Households	Call Letters, Channel	Programming
Monterey-Salinas-Santa Cruz, California	34	227,390	68,800	30.3%	KSMS-TV, Channel 67 KDJT-CA, Channel 33 (1)	Univision TeleFutura
Laredo, Texas	35	69,790	64,690	92.7%	KLDO-TV, Channel 27 KETF-CA, Channel 25 (1) KXOF-CA, Channel 39	Univision TeleFutura Fox
Yuma, Arizona-El Centro, California	36	118,300	64,350	54.4%	KVYE-TV, Channel 7 KAJB-TV, Channel 54 (2)	Univision TeleFutura
Palm Springs, California	38	161,110	62,570	38.8%	KVER-CA, Channel 4 (1) KVES-LP, Channel 28 KEVC-CA, Channel 5 (1)	Univision Univision TeleFutura
Odessa-Midland, Texas	40	143,710	55,580	38.7%	KUPB-TV, Channel 18	Univision
Colorado Springs-Pueblo, Colorado	41	334,710	52,770	15.8%	KVSN-TV, Channel 48 KGHB-CA, Channel 27 (1)	Univision TeleFutura
Santa Barbara-Santa Maria- San Luis Obispo, California	44	241,370	51,480	21.3%	KPMR-TV, Channel 38 K17GD, Channel 17 (2) K28FK, Channel 28 (2) K10OG, Channel 10 (2) KTSB-CA, Channel 35 (1)	Univision Univision Univision TeleFutura TeleFutura
Lubbock, Texas	47	158,360	47,020	29.7%	KBZO-LP, Channel 51	Univision
Wichita-Hutchinson, Kansas	54	452,710	37,180	8.2%	KDCU-DT, Channel 46	Univision
Reno, Nevada	55	270,500	37,000	13.7%	KREN-TV, Channel 27 KNCV-LP, Channel 48 KNVV-LP, Channel 41 KRNS-CA, Channel 46 (1)	Univision Univision TeleFutura CW
Springfield-Holyoke, Massachusetts	63	262,960	28,170	10.7%	WHTX-LP, Channel 43	Univision
San Angelo, Texas	81	54,580	15,990	29.3%	KEUS-LP, Channel 31 KANG-CA, Channel 41 (1)	Univision TeleFutura
Tecate, Baja California, Mexico (San Diego)	—	—	—	—	XDTV-TV, Channel 49 (4)	MyNetworkTV
Tijuana, Baja California, Mexico (San Diego)	—	—	—	—	XHAS-TV, Channel 33 (4)	Telemundo
Matamoros, Tamaulipas, Mexico (Harlingen-Weslaco-Brownsville-McAllen)	—	—	—	—	XHRIO-TV, Channel 2 (4)	Fox

Source: Nielsen Media Research 2010 universe estimates.

(1)	“CA” in call letters indicates station is under Class A television service. Certain stations without this designation are also Class A stations.
(2)	We provide the sales and marketing function of this station under a marketing and sales arrangement.
(3)	We also operate a digital service for this station on Channel 8.
(4)	We hold a minority, limited voting interest (neutral investment) in the entity that directly or indirectly holds the broadcast license for this station. Through that entity, we provide the programming and related services available on this station under a time brokerage arrangement. The station retains control of the contents and other broadcast issues.

Digital Television Technology. Our digital television transmission technology for our television stations permits us to operate in an environment where we can decide the resolution and number of broadcast streams we provide in our over-the-air transmissions. Depending on how high a resolution level we elect to transmit our programming with, we have the technological capability to transmit over-the-air broadcast streams containing from two to six program streams using the bandwidth authorized to each digital station. The transmission of such multiple programming streams is referred to as multicasting. At the current time, we have begun multicasting operations with certain of our television stations. We are multicasting TeleFutura network programming and LATV network programming at a number of our stations, along with our primary program streams. In addition, we are multicasting CW network programming in two of our markets. We are evaluating these multicasting operations as well as the amount of bandwidth we must allocate to our primary program streams and may consider either expanding or limiting our multicasting operations, or keeping these multicasting operations substantially as at present.

Television Advertising

Substantially all of the revenue from our television operations is derived from local and national advertising.

Local. Local advertising revenue is generated from commercial airtime and is sold directly by the station to an in-market advertiser or its agency. In 2009, local advertising accounted for approximately 50% of our total television revenue.

National. National advertising revenue represents commercial time sold to a national advertiser within a specific market by Univision, our national representative firm. For these sales, Univision is paid a 15% commission on the net revenue from each sale (gross revenue less agency commission). We target the largest national Spanish-language advertisers that collectively purchase the greatest share of national advertisements through Univision. The Univision representative works closely with each station’s national sales manager. This has enabled us to secure national advertisers, including Verizon Wireless, McDonald’s Corporation, Ford Motor Company, Cricket Communications, Inc., Taco Bell, Jack in the Box, Inc., AT&T Mobility LLC, and Toyota Motor Corporation. We also added significant new national advertising accounts in 2009, including Morgan & Morgan, P.A., Innovative Brands, LLC, JPMorgan Chase & Co., and First Choice Power, among others. We also have a national advertising representative arrangement with Telemundo. Our stations that broadcast Fox, CW and MyNetworkTV network programming are represented by Petry Television. In 2009, national advertising accounted for approximately 42% of our total television revenue.

Retransmission Consent Revenue

We also generate revenue from retransmission consent agreements that are entered into with cable, satellite and internet-based television service providers. We refer to such revenue as retransmission consent revenue, which represents payments from these entities for access to our television station signals so that they may rebroadcast our signals and charge their subscribers for this programming.

In August 2008, we entered into a proxy agreement with Univision pursuant to which we granted Univision the right to negotiate on our behalf the terms of retransmission consent agreements for our Univision- and TeleFutura-affiliated television station signals. Our agreement with Univision also provides terms relating to the calculation and amount of retransmission consent revenue to be paid to us with respect to such retransmission consent agreements. We also directly negotiate retransmission consent agreements for certain television station signals which are not Univision or TeleFutura affiliates.

In 2009, retransmission consent revenue accounted for approximately 8% of our total television revenue. We anticipate that retransmission consent revenue will continue to be a growing source of net revenues.

Network Revenue

Network compensation represents compensation for broadcasting network programming. In 2009, network compensation accounted for approximately 1% of our total television revenue.

Television Marketing/Audience Research

We derive our revenue primarily from selling advertising time. The relative advertising rates charged by competing stations within a market depend primarily on the following factors:

•	The station’s ratings (households or people viewing its programs as a percentage of total television households or people in the viewing area);

•	Audience share (households or people viewing its programs as a percentage of households or people actually watching television at a specific time);

•	The demographic qualities of a program’s viewers (primarily age and gender);

•	The demand for available air time;

•	The time of day the advertising will run;

•	Competitive conditions in the station’s market, including the availability of other advertising media; and

•	General economic conditions, including advertisers’ budgetary considerations.

Nielsen ratings provide advertisers with the industry-accepted measure of television viewing. Nielsen offers a general market service measuring all television audience viewing, as well as a separate service to specifically measure U.S. Hispanic audience viewing at the local market level. In recent years, Nielsen has modified the methodology of its general market service in an effort to more accurately measure U.S. Hispanic viewing by using language spoken in the home as a control characteristic of its metered market sample. Nielsen has also added weighting by language as part of its local metered market methodology. Nielsen also continues to improve the methods by which it electronically measures television viewing, and has expanded its Local People Meter service to several of our markets. We believe that this improvement will continue to result in ratings gains for us, allowing us to further increase our advertising rates and narrow any disparities that have historically existed between English-language and Spanish-language advertising rates. We have made significant investments in experienced sales managers and account executives and have provided our sales professionals with research tools to continue to attract major advertisers.

The Nielsen rating services that we use are described below:

•

Nielsen Hispanic Station Index. This service measures U.S. Hispanic household and individual viewing information at the local market level. Each sample also reflects the varying levels of language usage by Hispanics in each market in order to reflect more accurately the Hispanic household population in the relevant market. Nielsen Hispanic Station Index only measures the audience viewing of U.S. Hispanic households, that is, according to Nielsen, households where the head of the household is of Hispanic descent or origin. Although this service offers improvements over previous measurement indices, we believe that it still under-reports the number of viewers watching our programming because we have viewers who do not live in Nielsen-defined Hispanic households.

•

Nielsen Station Index. This service measures local station viewing of all households and individuals in a specific market. This ratings service, however, is not language-stratified in markets in which we operate other than Albuquerque, Denver and San Diego, and we believe that it generally under-represents Spanish-speaking households. As a result, we believe that this service typically under-reports viewing of Spanish-language television. Despite this limitation, the Nielsen Station Index demonstrates that many of our broadcast stations achieve total market ratings that are fully comparable with their English-language counterparts, with 5 of our television stations ranking either first or second in their respective markets in prime time among adults 18-34 years of age.

Television Competition

We face intense competition in the broadcasting business. In each local television market, we compete for viewers and revenue with other local television stations, which are typically the local affiliates of the four principal English-language television networks, NBC, ABC, CBS and Fox and, in certain cities, the CW network. In certain markets (other than San Diego), we also compete with the local affiliates or owned and operated stations of Telemundo, the Spanish-language television network that was acquired by NBC in 2002, as well as TV Azteca, the second-largest producer of Spanish-language programming in the world.

We also directly or indirectly compete for viewers and revenue with both English- and Spanish-language independent television stations, other video media, suppliers of cable television programs, direct broadcast systems, newspapers, magazines, radio and other forms of entertainment and advertising. In addition, in certain markets we operate radio stations that indirectly compete for local and national advertising revenue with our television business.

We believe that our primary competitive advantages are the quality of the programming we receive through our affiliation with Univision and the quality of our local news. Over the past several years, Univision’s programming has consistently ranked first in prime time television among all U.S. Hispanic adults. In addition, Univision’s primary network and the TeleFutura Network together have maintained superior audience ratings among all U.S. Hispanic households when compared to both Spanish-language and English-language broadcast networks. Similarly, our local news achieves strong audience ratings. In ten of our television markets, our early local news is ranked first or second among competing local newscasts regardless of language in its designated time slot among adults 18-34 years of age.

NBC-owned Telemundo is the second-largest Spanish-language television network in the United States. As of December 31, 2008, Telemundo had total coverage reaching approximately 93% of all Hispanic households in its markets.

We also benefit from operating in different media: television and radio advertising. While we have not engaged in any significant cross-selling program, we do take advantage of opportunities for cross-promotion of our stations.

The quality and experience of our management team is a significant strength of our company. However, our growth strategy may place significant demands on our management, working capital and financial resources. We may be unable to identify or complete acquisitions due to strong competition among buyers, the high valuations of media properties and the need to raise additional financing and/or equity. Many of our competitors have more stations than we have, and may have greater resources than we do. While we compete for acquisitions effectively within many markets and within a broad price range, our larger competitors nevertheless may price us out of certain acquisition opportunities.

Radio

Overview

We own and operate 48 radio stations (37 FM and 11 AM), 47 of which are located in the top 50 Hispanic markets in the United States. Our radio stations broadcast into markets with an aggregate of approximately 43% of the Hispanic population in the United States. Our radio operations combine network and local programming with local time slots available for advertising, news, traffic, weather, promotions and community events. This strategy allows us to provide quality programming with significantly lower costs of operations than we could otherwise deliver solely with independent programming.

Radio Programming

Radio Network. We broadcast into markets with an aggregate of approximately 18 million U.S. Hispanics. Our radio network broadcasts into 16 of the 19 markets that we serve. Our network allows advertisers with national product distribution to deliver a uniform advertising message to the growing Hispanic market around the country in an efficient manner and at a cost that is generally lower than our English-language counterparts.

Although our network has a broad geographic reach, technology allows our stations to offer the necessary local feel and to be responsive to local clients and community needs. Designated time slots are used for local advertising, news, traffic, weather, promotions and community events. The audience gets the benefit of a national radio sound along with local content. To further enhance this effect, our on-air personalities frequently travel to participate in local promotional events. For example, in selected key markets our on-air personalities appear at special events and client locations. We promote these events as “remotes” to bond the national personalities to local listeners. Furthermore, all of our stations can disconnect from the networks and operate independently in the case of a local emergency or a problem with our central satellite transmission.

Radio Formats. Our radio network produces four music formats that are simultaneously distributed via satellite with a digital CD-quality sound to our stations. Each of these formats appeals to different listener preferences:

•

La Tricolor is a personality-driven format that includes “Piolin por la Mañana” in eight markets, “Erazno y La Chokolata” in the afternoon drive, and Mexican country-style music that primarily targets male Hispanic listeners 18-49 years of age;

•

“José: Nunca Sabes Lo Que Va A Tocar” (“You never know what he’ll play”) features a mix of Spanish-language adult contemporary and Mexican regional hits from the 1970s through the present that targets Hispanic adults ages 25-54;

•	“Maria: Siempre Romantica” (“Maria: Always Romantic”) features a Spanish-language romantic ballads format targeting primarily Hispanic women 18-49 years of age; and

•

“El Gato” is an upbeat and energetic regional Mexican format targeting primarily Hispanic adults 18-34 years of age. In El Paso the format has a slightly different musical blend to reflect northern Mexican influences.

In addition, in markets where competing stations already offer programming similar to our network formats, or where we otherwise identify an available niche in the marketplace, we run alternative programming that we believe will appeal to local listeners, including the following:

•	In the Los Angeles market, we program “Super Estrella” — a music-driven, pop and alternative Spanish-rock format targeting primarily Hispanic adults 18-34 years of age;

•

In the McAllen, Texas market, our bilingual Tejano format — a musical blend from the northern Mexican border states with influences from Texan country music — targets primarily Hispanic adults 18-49 years of age;

•

Also in the McAllen market, we program two English-language formats, a traditional rock-oriented format that targets primarily males 18-49 years of age and a 1980s and 1990s hit-based adult contemporary format targeting primarily women 25-54 years of age;

•

In the Sacramento market, we offer two English-language formats, a contemporary hit format targeting primarily adults 18-34 years of age and a country format targeting primarily adults 25-54 years of age;

•

On our AM station in Phoenix we program “ESPN Deportes,” a Spanish-language sports talk format targeting primarily Hispanic adults 18-34 years of age, that is provided to us by a third party pursuant to a network affiliation agreement; and

•	In the Orlando market, we offer a Spanish Tropical format — a mix of Spanish-language tropical and Latin pop music — targeting primarily Hispanic adults 18-34 years of age.

Our Radio Station Portfolio

The following table lists information concerning each of our owned and operated radio stations and its respective market:

Market	Market Rank (by Hispanic Households)	Station	Frequency		Format
Los Angeles-San Diego-Ventura, California	1	KLYY-FM KDLD-FM KDLE-FM KSSC-FM KSSD-FM KSSE-FM	97.5 103.1 103.1 107.1 107.1 107.1	MHz MHz MHz MHz MHz MHz	José El Gato (1) El Gato (1) Super Estrella (1) Super Estrella (1) Super Estrella (1)
Miami-Ft. Lauderdale-Hollywood, Florida	3	WLQY-AM	1320	kHz	Time Brokered (2)
Houston-Galveston, Texas	4	KGOL-AM	1180	kHz	Time Brokered (2)
Phoenix, Arizona	7	KLNZ-FM KDVA-FM KVVA-FM KBMB-AM	103.5 106.9 107.1 710	MHz MHz MHz kHz	La Tricolor José (1) José (1) ESPN (Spanish)
Harlingen-Weslaco-Brownsville-McAllen, Texas	10	KFRQ-FM KKPS-FM KNVO-FM KVLY-FM	94.5 99.5 101.1 107.9	MHz MHz MHz MHz	Classic Rock (English) Tejano José Adult Contemporary (English)
Sacramento, California Stockton, California Modesto, California	11	KRCX-FM KNTY-FM KHHM-FM KXSE-FM KMIX-FM KCVR-AM KTSE-FM KCVR-FM	99.9 101.9 103.5 104.3 100.9 1570 97.1 98.9	MHz MHz MHz MHz MHz kHz MHz MHz	La Tricolor Country (English) Contemporary Hit (English) José La Tricolor Maria (1) José Maria (1)
Albuquerque-Santa Fe, New Mexico	12	KRZY-FM KRZY-AM	105.9 1450	MHz kHz	José La Tricolor
Denver-Boulder, Colorado	15	KJMN-FM KXPK-FM KMXA-AM KPVW-FM	92.1 96.5 1090 107.1	MHz MHz kHz MHz	José La Tricolor Maria La Tricolor
El Paso, Texas	16	KOFX-FM KINT-FM KYSE-FM KSVE-AM KHRO-AM	92.3 93.9 94.7 1650 1150	MHz MHz MHz kHz kHz	Oldies (English) José El Gato Maria Talk (English)
Orlando-Daytona Beach-Melbourne, Florida	17	WNUE-FM	98.1	MHz	Tropical
Las Vegas, Nevada	22	KRRN-FM KQRT-FM	92.7 105.1	MHz MHz	Maria La Tricolor
Monterey-Salinas-Santa Cruz, California	34	KLOK-FM KSES-FM KMBX-AM	99.5 107.1 700	MHz MHz kHz	La Tricolor José Time Brokered (2)
Yuma, Arizona-El Centro, California	36	KSEH-FM KMXX-FM KWST-AM	94.5 99.3 1430	MHz MHz kHz	José La Tricolor Time Brokered (2)
Palm Springs, California	38	KLOB-FM	94.7	MHz	José
Lubbock, Texas	47	KAIQ-FM KBZO-AM	95.5 1460	MHz kHz	La Tricolor José
Reno, Nevada	55	KRNV-FM	102.1	MHz	La Tricolor

Market rank source: Nielsen Media Research 2010 estimates.

(1)	Simulcast station.
(2)	Operated pursuant to a time brokerage arrangement under which we grant to third parties the right to program the station.

Radio Advertising

Substantially all of the revenue from our radio operations is derived from local and national advertising.

Local. This form of revenue refers to advertising usually purchased by a local client or agency directly from the station’s sales force, revenues generated from a third-party through a network inventory agreement and non-traditional revenue. In 2009, local radio revenue accounted for approximately 75% of our total radio revenue.

National. This form of revenue refers to advertising purchased by a national client targeting a specific market. Usually this business is placed by a national advertising agency or media buying services and ordered through one of the offices of our national sales representative, Lotus/Entravision Reps LLC. Lotus/Entravision is a joint venture we entered into in August 2001 with Lotus Hispanic Reps Corp. The national accounts are handled locally by the station’s general managers, general sales manager and/or national sales manager. In 2009, national radio advertising accounted for approximately 25% of our total radio revenue.

Radio Marketing/Audience Research

We believe that radio is an efficient means for advertisers to reach targeted demographic groups. Advertising rates charged by our radio stations are based primarily on the following factors:

•	The station’s ratings (people listening to its programs as a percentage of total people in the listening area);

•	Audience share (people listening to its programs as a percentage of people actually listening to radio at a specific time);

•	The demographic qualities of a program’s viewers (primarily age and gender);

•	The demand for available air time;

•	The time of day that the advertising runs;

•	Competitive conditions in the station’s market, including the availability of other advertising media; and

•	General economic conditions, including advertisers’ budgetary considerations.

Arbitron provides advertisers with the industry-accepted measure of listening audience classified by demographic segment and time of day that the listeners spend on particular radio stations. Radio advertising rates generally are highest during the hours of 6:00 A.M. and 7:00 P.M. These hours are considered the peak times for radio audience listening.

Historically, advertising rates for Spanish-language radio stations have been lower than those of English-language stations with similar audience levels. We believe that we will be able to narrow the disparities that have historically existed between Spanish-language and English-language advertising rates as new and existing advertisers recognize the growing desirability of targeting the Hispanic population in the United States. We also believe that having multiple stations in a market enables us to provide listeners with alternatives, to secure a higher overall percentage of a market’s available advertising dollars and to obtain greater percentages of individual customers’ advertising budgets.

Each station broadcasts an optimal number of advertisements each hour, depending upon its format, in order to maximize the station’s revenue without jeopardizing its audience listenership. Our non-network stations have up to 14 minutes per hour for commercial inventory and local content. Our network stations have up to one additional minute of commercial inventory per hour. The pricing is based on a rate card and negotiations subject to the supply and demand for the inventory in each particular market and the network.

Radio Competition

Radio broadcasting is a highly competitive business. The financial success of each of our radio stations and markets depends in large part on our audience ratings, our ability to increase our market share of overall radio advertising revenue and the economic health of the market. In addition, our advertising revenue depends upon the desire of advertisers to reach our audience demographic. Each of our radio stations competes for audience share and advertising revenue directly with both Spanish-language and English-language radio stations in its market, and with other media, such as newspapers, broadcast and cable television, magazines, outdoor advertising, satellite-delivered radio services and direct mail advertising. In addition, in certain markets we operate television stations that indirectly compete for local and national advertising revenue with our radio business. Our primary competitors in our markets in Spanish-language radio are Univision, Clear Channel Communications Inc. and Spanish Broadcasting System, Inc. Many of the companies with which we compete are large national or regional companies that have significantly greater resources and longer operating histories than we do.

Factors that are material to our competitive position include management experience, a station’s rank in its market, signal strength and audience demographics. If a competing station within a market converts to a format similar to that of one of our stations, or if one of our competitors upgrades its stations, we could suffer a reduction in ratings and advertising revenue in that market. The audience ratings and advertising revenue of our individual stations are subject to fluctuation and any adverse change in certain of our key radio markets could have a material adverse effect on our operations.

The radio industry is subject to competition from new media technologies that are being developed or introduced, such as:

•

Audio programming by cable television systems, broadcast satellite-delivered radio services, cellular telephones, Internet content providers and other digital audio broadcast formats and playback mechanisms;

•

Satellite-delivered digital audio services with CD-quality sound—with both commercial-free and lower commercial load channels—which have expanded their subscriber base and recently have introduced dedicated Spanish-language channels (for example, Sirius XM Radio now provides eight Spanish-language channels, all commercial-free); and

•	In-Band On-Channel™ digital radio, which could provide multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional FM radio services.

While ultimately we believe that none of these new technologies can replace local broadcast radio stations, the challenges from new technologies will continue to require attention from management. In addition, we will continue to review potential opportunities to utilize such new technologies. For example, we have converted 21 of our stations (18 FM and 3 AM) to broadcast digital radio programming as well as analog programming, which we anticipate will allow us to provide additional content to our listeners.

Seasonality

Seasonal net broadcast revenue fluctuations are common in the television and radio broadcasting industry and are due primarily to fluctuations in advertising expenditures by local and national advertisers. Our first fiscal quarter generally produces the lowest net revenue for the year. Additionally, broadcast revenue tends to be affected by the occurrence or non-occurrence in a given year of major sporting and political events, such as the World Cup, major elections, and in 2010, the census.

Material Trademarks, Trade Names and Service Marks

In the course of our business, we use various trademarks, trade names and service marks, including our logos and FCC call letters, in our advertising and promotions. We believe that the strength of our trademarks, trade names and service marks are important to our business and we intend to protect and promote them as appropriate. We do not hold or depend upon any material patent, government license, franchise or concession, except our broadcast licenses granted by the FCC.

Employees

As of December 31, 2009, we had approximately 892 full-time employees, including 733 full-time employees in television and 159 full-time employees in radio. As of December 31, 2009, five of our full-time television employees were represented by labor unions that have entered into collective bargaining agreements with us. We believe that our relations with these unions and with our employees generally are good.

Regulation of Television and Radio Broadcasting

General. The FCC regulates television and radio broadcast stations pursuant to the Communications Act. Among other things, the FCC:

•	Determines the particular frequencies, locations and operating power of stations;

•	Issues, renews, revokes and modifies station licenses;

•	Regulates equipment used by stations; and

•	Adopts and implements regulations and policies that directly or indirectly affect the ownership, changes in ownership, control, operation and employment practices of stations.

A licensee’s failure to observe the requirements of the Communications Act or FCC rules and policies may result in the imposition of various sanctions, including admonishment, fines, the grant of renewal terms of less than eight years, the grant of a license renewal with conditions or, in the case of particularly egregious violations, the denial of a license renewal application, the revocation of an FCC license or the denial of FCC consent to acquire additional broadcast properties.

Congress and the FCC have had under consideration or reconsideration, and may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of our television and radio stations, result in the loss of audience share and advertising revenue for our television and radio broadcast stations or affect our ability to acquire additional television and radio broadcast stations or finance such acquisitions. Such matters may include:

•	Changes to the license authorization process;

•	Proposals to impose spectrum use or other fees on FCC licensees;

•	Proposals to impose a performance tax on the music broadcast on commercial radio stations and the fees applicable to digital transmission of music on the Internet;

•	Proposals to change rules relating to political broadcasting including proposals to grant free or reduced price airtime to candidates and political parties;

•	Proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages;

•	Proposals dealing with the broadcast of profane, indecent or obscene language and the consequences to a broadcaster for permitting such speech;

•	Technical and frequency allocation matters;

•	Modifications to the operating rules for digital television and radio broadcasting rules on both satellite and terrestrial bases;

•	The implementation or modification of rules governing the carriage of local television signals by direct broadcast satellite services and cable television systems;

•	Changes in local and national broadcast multiple ownership, foreign ownership, cross-ownership and ownership attribution rules;

•	Proposals to take back the spectrum allotted for over-the-air broadcasting in favor of wireless broadband; and

•	Proposals to alter provisions of the tax laws affecting broadcast operations and acquisitions.

We cannot predict what changes, if any, might be adopted, nor can we predict what other matters might be considered in the future, nor can we judge in advance what impact, if any, the implementation of any particular proposal or change might have on our business.

FCC Licenses. Television and radio stations operate pursuant to licenses that are granted by the FCC for a term of eight years, subject to renewal upon application to the FCC. During the periods when renewal applications are pending, petitions to deny license renewal applications may be filed by interested parties, including members of the public. The FCC may hold hearings on renewal applications if it is unable to determine that renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a “substantial and material question of fact” as to whether the grant of the renewal applications would be inconsistent with the public interest, convenience and necessity. However, the FCC is prohibited from considering competing applications for a renewal applicant’s frequency, and is required to grant the renewal application if it finds:

•	That the station has served the public interest, convenience and necessity;

•	That there have been no serious violations by the licensee of the Communications Act or the rules and regulations of the FCC; and

•	That there have been no other violations by the licensee of the Communications Act or the rules and regulations of the FCC that, when taken together, would constitute a pattern of abuse.

If as a result of an evidentiary hearing the FCC determines that the licensee has failed to meet the requirements for renewal and that no mitigating factors justify the imposition of a lesser sanction, the FCC may deny a license renewal application. Historically, FCC licenses have generally been renewed. We have no reason to believe that our licenses will not be renewed in the ordinary course, although there can be no assurance to that effect. The non-renewal of one or more of our stations’ licenses could have a material adverse effect on our business.

Ownership Matters. The Communications Act requires prior consent of the FCC for the assignment of a broadcast license or the transfer of control of a corporation or other entity holding a license. In determining whether to approve an assignment of a television or radio broadcast license or a transfer of control of a broadcast licensee, the FCC considers a number of factors pertaining to the licensee including compliance with various rules limiting common ownership of media properties, the “character” of the licensee and those persons holding “attributable” interests therein, and the Communications Act’s limitations on foreign ownership and compliance with the FCC rules and regulations.

To obtain the FCC’s prior consent to assign or transfer a broadcast license, appropriate applications must be filed with the FCC. If the application to assign or transfer the license involves a substantial change in ownership or control of the licensee, for example, the transfer or acquisition of more than 50% of the voting equity, the application must be placed on public notice for a period of 30 days during which petitions to deny the application may be filed by interested parties, including members of the public. If an assignment application does not involve new parties, or if a transfer of control application does not involve a “substantial” change in ownership or control, it is a pro forma application, which is not subject to the public notice and 30-day petition to deny procedure. The regular and pro forma applications are nevertheless subject to informal objections that may be filed any time until the FCC acts on the application. If the FCC grants an assignment or transfer application, interested parties have 30 days from public notice of the grant to seek reconsideration of that grant. The FCC has an additional ten days to set aside such grant on its own motion. When ruling on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer to any party other than the assignee or transferee specified in the application.

Under the Communications Act, a broadcast license may not be granted to or held by persons who are not U.S. citizens, by any corporation that has more than 20% of its capital stock owned or voted by non-U.S. citizens or entities or their representatives, by foreign governments or their representatives or by non-U.S. corporations. Furthermore, the Communications Act provides that no FCC broadcast license may be granted to or held by any corporation directly or indirectly controlled by any other corporation of which more than 25% of its capital stock is owned of record or voted by non-U.S. citizens or entities or their representatives, or foreign governments or their representatives or by non-U.S. corporations. Thus, the licenses for our stations could be revoked if our outstanding capital stock is issued to or for the benefit of non-U.S. citizens in excess of these limitations. Our first restated certificate of incorporation restricts the ownership and voting of our capital stock to comply with these requirements.

The FCC generally applies its other broadcast ownership limits to “attributable” interests held by an individual, corporation or other association or entity. In the case of a corporation holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the stock of a licensee corporation are generally deemed attributable interests, as are positions as an officer or director of a corporate parent of a broadcast licensee.

Stock interests held by insurance companies, mutual funds, bank trust departments and certain other passive investors that hold stock for investment purposes only become attributable with the ownership of 20% or more of the voting stock of the corporation holding broadcast licenses.

A time brokerage agreement with another television or radio station in the same market creates an attributable interest in the brokered television or radio station as well for purposes of the FCC’s local television or radio station ownership rules, if the agreement affects more than 15% of the brokered television or radio station’s weekly broadcast hours. Likewise, a joint sales agreement involving radio stations creates a similar attributable interest for the broadcast station that is undertaking the sales function.

Debt instruments, non-voting stock, options and warrants for voting stock that have not yet been exercised, insulated limited partnership interests where the limited partner is not “materially involved” in the media-related activities of the partnership and minority voting stock interests in corporations where there is a single holder of more than 50% of the outstanding voting stock whose vote is sufficient to affirmatively direct the affairs of the corporation generally do not subject their holders to attribution.

However, the FCC also applies a rule, known as the equity-debt-plus rule, which causes certain creditors or investors to be attributable owners of a station, regardless of whether there is a single majority stockholder or other applicable exception to the FCC’s attribution rules. Under this rule, a major programming supplier (any programming supplier that provides more than 15% of the station’s weekly programming hours) or a same-market media entity will be an attributable owner of a station if the supplier or same-market media entity holds debt or equity, or both, in the station that is greater than 33% of the value of the station’s total debt plus equity. For purposes of the equity-debt-plus rule, equity includes all stock, whether voting or nonvoting, and equity held by insulated limited partners in limited partnerships. Debt includes all liabilities, whether long-term or short-term.

Under the ownership rules currently in place, the FCC generally permits an owner to have only one television station per market. A single owner is permitted to have two stations with overlapping signals so long as they are assigned to different markets. The FCC’s rules regarding ownership permit, however, an owner to operate two television stations assigned to the same market so long as either:

•	The television stations do not have overlapping broadcast signals; or

•

There will remain after the transaction eight independently owned, full power noncommercial or commercial operating television stations in the market and one of the two commonly-owned stations is not ranked in the top four based upon audience share.

The FCC will consider waiving these ownership restrictions in certain cases involving failing or failed stations or stations which are not yet built.

The FCC permits a television station owner to own one radio station in the same market as its television station. In addition, a television station owner is permitted to own additional radio stations, not to exceed the local radio ownership limits for the market, as follows:

•

In markets where 20 media voices will remain, a television station owner may own an additional five radio stations, or, if the owner only has one television station, an additional six radio stations; and

•	In markets where ten media voices will remain, a television station owner may own an additional three radio stations.

A “media voice” includes each independently-owned and operated full-power television and radio station and each daily newspaper that has a circulation exceeding 5% of the households in the market, plus one voice for all cable television systems operating in the market.

The FCC rules impose a limit on the number of television stations a single individual or entity may own nationwide.

The number of radio stations an entity or individual may own in a radio market is as follows:

•	In a radio market with 45 or more commercial radio stations, a party may own, operate or control up to eight commercial radio stations, not more than five of which are in the same service (AM or FM).

•

In a radio market with between 30 and 44 (inclusive) commercial radio stations, a party may own, operate or control up to seven commercial radio stations, not more than four of which are in the same service (AM or FM).

•

In a radio market with between 15 and 29 (inclusive) commercial radio stations, a party may own, operate or control up to six commercial radio stations, not more than four of which are in the same service (AM or FM).

•

In a radio market with 14 or fewer commercial radio stations, a party may own, operate or control up to five commercial radio stations, not more than three of which are in the same service (AM or FM), except that a party may not own, operate, or control more than 50% of the radio stations in such market.

Because of these multiple and cross-ownership rules, if a stockholder, officer or director of Entravision holds an “attributable” interest in Entravision, such stockholder, officer or director may violate the FCC’s rules if such person or entity also holds or acquires an attributable interest in other television or radio stations or daily newspapers in such markets, depending on their number and location. If an attributable stockholder, officer or director of Entravision violates any of these ownership rules, we may be unable to obtain from the FCC one or more authorizations needed to conduct our broadcast business and may be unable to obtain FCC consents for certain future acquisitions.

On June 2, 2003, the FCC concluded a nearly two-year review of its media ownership rules. The FCC revised its national ownership policy, modified television and cross-ownership restrictions in a given market, and changed its methodology for defining radio markets. A number of parties appealed the FCC’s June 2, 2003 decision. The United States Court of Appeals for the Third Circuit, in a decision reached on June 24, 2004, upheld certain of the Commission’s actions while remanding others for further review by the FCC. In taking that action, the Court stayed the effectiveness of all of the FCC’s actions but, in a subsequent decision, the Court permitted the FCC to implement the local radio multiple ownership rule changes that the Court had upheld. On December 18, 2007, the FCC concluded the proceeding, making only limited changes to the newspaper-broadcast cross-ownership rules. The FCC has recently commenced new review of its ownership rules.

The rule changes that have gone into effect amend the FCC’s methodology for defining a radio market for the purpose of ownership caps. The FCC replaced its signal contour method of defining local radio markets in favor of a geographic market assigned by Arbitron, the private audience measurement service for radio broadcasters. For non-Arbitron markets, the FCC is conducting a rulemaking in order to define markets in a manner comparable to Arbitron’s method. In the interim, the FCC will apply a “modified contour approach,” to non-Arbitron markets. This modified approach will exclude any radio station whose transmitter site is more than 58 miles from the perimeter of the mutual overlap area. As for newspaper-broadcast cross-ownership, the Commission adopted a presumption that newspaper-broadcast ownership is consistent with the public interest in the top 20 television markets, while the presumption, in smaller markets, is that such cross-ownership is not consistent with the public interest, subject to certain exceptions.

With regard to the national television ownership limit, the FCC increased the national television ownership limit to 45% from 35%. Congress subsequently enacted legislation that reduced the nationwide cap to 39%. Accordingly, a company can now own television stations collectively reaching up to a 39% share of U.S. television households. Limits on ownership of multiple local television stations still apply, even if the 39% limit is not reached on a national level.

In establishing a national cap by statute, Congress did not make mention of the FCC’s UHF discount policy, whereby UHF stations are deemed to serve only one-half of the population in their television markets. The FCC has decided that the Congressional action preempted it from altering the UHF discount policy.

As discussed above, Congress has already modified the nationwide television ownership cap and has considered legislation that would roll back the FCC’s proposed changes. The FCC has now commenced a new review of its ownership rules. Any actions by the FCC in the future regarding radio and/or television ownership may elicit further Congressional response.

The Communications Act requires broadcasters to serve the “public interest.” The FCC has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of certain types of programming responsive to the needs of a broadcast station’s community of license. Nevertheless, a broadcast licensee continues to be required to present programming in response to community problems, needs and interests and to maintain certain records demonstrating its responsiveness. The FCC considers complaints from the public about a broadcast station’s programming when it evaluates the licensee’s renewal application, but complaints also may be filed and considered at any time. Stations also must follow various FCC rules that regulate, among other things, political broadcasting, the broadcast of profane, obscene or indecent programming, sponsorship identification, the broadcast of contests and lotteries and technical operations.

The FCC requires that licensees must not discriminate in hiring practices. It has recently released new rules that will require us to adhere to certain outreach practices when hiring personnel for our stations and to keep records of our compliance with these requirements. On March 10, 2003, the FCC’s new Equal Employment Opportunity rules went into effect. The rules set forth a three-pronged recruitment and outreach program for companies with five or more full-time employees that requires the wide dissemination of information regarding full-time vacancies, notification to requesting recruitment organizations of such vacancies, and a number of non-vacancy related outreach efforts such as job fairs and internships. Stations are required to collect various information concerning vacancies, such as the number filled, recruitment sources used to fill each vacancy, and the number of persons interviewed for each vacancy. While stations are not required to routinely submit information to the FCC, stations must place an EEO report containing vacancy-related information and a description of outreach efforts in their public file annually. Stations must submit the annual EEO public file report as part of their renewal applications, and television stations with five or more full-time employees and radio stations with more than ten employees also must submit the report midway through their license term for FCC review. Stations also must place their EEO public file report on their Internet websites, if they have one. Beyond our compliance efforts, the new EEO rules should not materially affect our operations. Failure to comply with the FCC’s EEO rules could result in sanctions or the revocation of station licenses.

The FCC rules also prohibit a broadcast licensee from simulcasting more than 25% of its programming on another radio station in the same broadcast service (that is, AM/AM or FM/FM). The simulcasting restriction applies if the licensee owns both radio broadcast stations or owns one and programs the other through a local marketing agreement, provided that the contours of the radio stations overlap in a certain manner.

“Must Carry” Rules. FCC regulations implementing the Cable Television Consumer Protection and Competition Act of 1992, or the Cable Act, require each full-service television broadcaster to elect, at three-year intervals beginning October 1, 1993, to either:

•	Require carriage of its signal by cable systems in the station’s market, which is referred to as “must carry” rules; or

•	Negotiate the terms on which such broadcast station would permit transmission of its signal by the cable systems within its market which is referred to as “retransmission consent.”

For the three-year period commencing on January 1, 2009, we generally elected “retransmission consent” in notifying the MVPDs that carry our television programming in our television markets. We reached agreements with all of our MVPDs as to the terms of the carriage of our television stations and the compensation we will receive for granting such carriage rights, including through our national program supplier for Spanish-language programming, Univision Communications Inc., for our Univision- and TeleFutura-affiliated television stations.

Under the FCC’s rules currently in effect, cable systems are only required to carry one signal from each local broadcast television station. As an element of the retransmission consent negotiations described above, we arranged that our broadcast signal be available to our MVPD viewers, no matter whether they obtain their cable service in analog or digital modes.

The adoption of digital television service allows us to broadcast multiple streams of our programming, which is commonly referred to as multicasting. We have began undertaking multicast delivery of programming in certain of our markets.

We expect to explore, subject to our legal rights to do so, and the economic opportunities available to us, the distribution of our programming in alternative modes, such as by delivery on the Internet, by multicast delivery services, and to individuals possessing wireless mobile reception devices.

Time Brokerage Agreements. We have, from time to time, entered into time brokerage and joint sales agreements, generally in connection with pending station acquisitions, under which we are given the right to broker time on stations owned by third parties, or agree that other parties may broker time on our stations, or we or other parties sell broadcast time on a station, as the case may be. By using these agreements, we can provide programming and other services to a station proposed to be acquired before we receive all applicable FCC and other governmental approvals, or receive such programming and other services where a third party is better able to undertake programming and/or sales efforts for us.

FCC rules and policies generally permit time brokerage agreements if the station licensee retains ultimate responsibility for and control of the applicable station. We cannot be sure that we will be able to air all of our scheduled programming on a station with which we have time brokerage agreements or that we will receive the anticipated revenue from the sale of advertising for such programming.

Under the typical joint sales agreement, a station licensee obtains, for a fee, the right to sell substantially all of the commercial advertising on a separately owned and licensed station in the same market. It also involves the provision by the selling party of certain sales, accounting and services to the station whose advertising is being sold. Unlike a time brokerage agreement, the typical joint sales agreement does not involve operating the station’s program format.

As part of its increased scrutiny of television and radio station acquisitions, the DOJ has stated publicly that it believes that time brokerage agreements and joint sales agreements could violate the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if such agreements take effect prior to the expiration of the waiting period under such Act. Furthermore, the DOJ has noted that joint sales agreements may raise antitrust concerns under Section 1 of the Sherman Antitrust Act and has challenged them in certain locations. The DOJ also has stated publicly that it has established certain revenue and audience share concentration benchmarks with respect to television and radio station acquisitions, above which a transaction may receive additional antitrust scrutiny. See “Risk Factors” above.

Digital Television Services. The FCC has adopted rules for implementing digital television service in the United States. Implementation of digital television has improved the technical quality of television signals and provides broadcasters the flexibility to offer new services, including high-definition television and broadband data transmission. The digital transition was completed on June 12, 2009.

The FCC has only required full-power television stations in the United States to begin broadcasting in digital television. No such obligation has been applied to low-power television stations; we do, however, expect such a requirement to be enacted in the near future. However, we have transitioned most of our low-power stations to digital.

Equipment and other costs associated with the transition to digital television, including the necessity of temporary dual-mode operations and the relocation of stations from one channel to another, have imposed some near-term financial costs on our television stations providing the services. The potential also exists for new sources of revenue to be derived from use of the digital spectrum, such as multicasting, which we have begun to explore in certain of our markets.

Digital Radio Services. The FCC has adopted standards for authorizing and implementing terrestrial digital audio broadcasting technology, known as In-Band On-Channel™ or HD Radio, for radio stations. Digital audio broadcasting’s advantages over traditional analog broadcasting technology include improved sound quality and the ability to offer a greater variety of auxiliary services. This technology permits FM and AM stations to transmit radio programming in both analog and digital formats, or in digital only formats, using the bandwidth that the radio station is currently licensed to use. We have elected and commenced the process of rolling out this technology on a gradual basis owing to the absence of receivers equipped to receive such signals and are considering its merits as well as its costs. It is unclear what effect such technology will have on our business or the operations of our radio stations.

Radio Frequency Radiation. The FCC has adopted rules limiting human exposure to levels of radio frequency radiation. These rules require applicants for renewal of broadcast licenses or modification of existing licenses to inform the FCC whether the applicant’s broadcast facility would expose people to excessive radio frequency radiation. We currently believe that all of our stations are in compliance with the FCC’s current rules regarding radio frequency radiation exposure.

Satellite Digital Audio Radio Service. The FCC has allocated spectrum to a new technology, satellite digital audio radio service, to deliver satellite-based audio programming to a national or regional audience. The FCC has licensed two entities, XM Radio, Inc. and Sirius Satellite Radio, Inc., to provide this service. The nationwide reach of the satellite digital audio radio service allows niche programming aimed at diverse communities that we are targeting. The two entities merged after receiving authority to do so in a proceeding that we opposed. We are not certain what the impact on our stations of the merger will be. In connection with the approval of the merger, the FCC required that the merged entity set aside certain of its channels for service to minority group audiences. We have informed the merged entity and the FCC that we are prepared to provide such service, so long as the terms are acceptable to us and have so informed the FCC as well. We have not had any discussions with the merged entity and are awaiting a decision from the FCC as to how the commitment for such minority group service is to be effectuated.

Low-Power Radio Broadcast Service. The FCC has created a low-power FM radio service and has granted a limited number of construction permits for such stations and pursuant to pending legislation, this service will be expanded. The low-power FM service consists of two classes of radio stations, with maximum power levels of either 10 watts or 100 watts. The 10-watt stations will reach an area with a radius of between one and two miles, and the 100-watt stations reach an area with a radius of approximately three and one-half miles. The low-power FM stations are required to protect other existing FM stations, as currently required of full-powered FM stations.

The low-power FM service is exclusively non-commercial. To date, our stations have not suffered any technical interference to our stations’ signals. Due to current technical restrictions and the non-commercial ownership requirement for low-power FM stations, we have not found that low-power FM service has caused any detrimental economic impact on our stations as well.

Other Proceedings. The Satellite Home Viewer Improvement Act of 1999, or SHVIA, allows satellite carriers to deliver broadcast programming to subscribers who are unable to obtain television network programming over the air from local television stations. Congress in 1999 enacted legislation to amend the SHVIA to facilitate the ability of satellite carriers to provide subscribers with programming from local television stations. Any satellite company that has chosen to provide local-into-local service must provide subscribers with all of the local broadcast television signals that are assigned to the market and where television licensees ask to be carried on the satellite system. We have taken advantage of this law to secure carriage of our full-service stations in those markets where the satellite operators have implemented local-into-local service. The SHVIA expired in 2004 and Congress adopted the Satellite Home Viewer Extension and Reauthorization Act of 2004, or SHVERA. SHVERA extended the ability of satellite operators to implement local-into-local service. SHVERA expired in 2009 and was extended by the Satellite Television Extension and Localism Act (“STELA”). We do not know expect that the provisions of STELA will have a material impact on our operations. The FCC is in the process of requiring television stations to disclose additional information on their compliance with public service obligations, considering the local service obligations of broadcasters, and promoting greater diversity among broadcasters. We do not expect any material impact on our business from such proposed or adopted rules.

White Spaces. The FCC has adopted rules, that are under appeal, to allow unlicensed users to operate within the broadcast spectrum in unoccupied parts known as the “white spaces.” The intention of the rules was to make available unused spectrum for use in connection with wireless functions related to connectivity between computers and related devices and the Internet. The FCC believes that the provisions it adopted will protect broadcast services. Broadcast groups, on the other hand, believe that operation of unlicensed devices in the “white spaces” has the potential for causing interference to broadcast reception. It is premature to judge the potential impact of what services, if any, operate under the FCC’s rules on over-the-air broadcasting.

Performance Tax. While radio broadcasters have long paid license fees to composers for the musical works they have written, radio broadcasters have never compensated musical artists for their recordings of these works. The rationale was that the radio broadcasting industry provided artists, free of charge, with a promotional service for their performance.

As the entire music industry has changed, with revenues from the sale of CDs dropping dramatically, both musical artists and the recording companies have sought a change in how business is done. The recording companies, with the backing of many artists, have asked the U.S. Congress to require that broadcasters pay fees for the broadcast exploitation of musical works. Such legislation received favorable committee action in the U.S. Congress during 2009, but no legislation has yet been enacted by either the House or the Senate. Both the broadcasting and recording industries have been in negotiations seeking a compromise as to fees that broadcasters could pay and the changes that would be made to the copyright royalty process and the carriage of broadcast stations on mobile telephones.

Were such legislation to be adopted, its impact would depend on how any fees were structured and the other elements of the legislation.

MANAGEMENT

The following sets forth information about our officers and directors:

Name	Age	Position
Walter F. Ulloa	62	Chairman and Chief Executive Officer
Philip C. Wilkinson	54	President, Chief Operating Officer and Director
Christopher T. Young	42	Executive Vice President, Treasurer and Chief Financial Officer
Jeffery A. Liberman	52	President, Radio Division
Paul A. Zevnik	60	Director
Darryl B. Thompson	49	Director
Esteban E. Torres	80	Director
Gilbert R. Vasquez	71	Director

Background

Walter F. Ulloa. Mr. Ulloa, our Chairman and Chief Executive Officer since the Company’s inception in 1996, has more than 30 years of experience in Spanish-language television and radio in the United States. From 1989 to 1996, Mr. Ulloa was involved in the development, management or ownership of our predecessor entities. From 1976 to 1989, he worked at KMEX-TV, Los Angeles, California, as Operations Manager, Production Manager, News Director, Local Sales Manager and an Account Executive. Mr. Ulloa has been a director since February 2000.

Philip C. Wilkinson. Mr. Wilkinson, our President and Chief Operating Officer since the Company’s inception in 1996, has more than 25 years of experience in broadcasting. From 1990 to 1996, Mr. Wilkinson was involved in the development, management or ownership of our predecessor entities. From 1982 to 1990, he worked at the Univision television network and served in the positions of Account Executive, Los Angeles National Sales Manager and West Coast Sales Manager. Mr. Wilkinson has been a director since February 2000.

Christopher T. Young. Mr. Young has been our Executive Vice President, Treasurer and Chief Financial Officer since May 2008. Mr. Young had previously served as the President of our outdoor division from February 2004 until we sold our outdoor division in May 2008. From January 2000 to February 2004, Mr. Young served as our outdoor division’s Chief Financial Officer. Before joining our Company, Mr. Young had worked with the Bank of Montreal, where he was responsible for all of the bank’s corporate finance activity for the broadcasting and outdoor advertising industries. Mr. Young’s prior experience includes tenures at both the Bank of Tokyo in its corporate finance group and Chase Manhattan Bank.

Jeffery A. Liberman. Mr. Liberman, the President of our radio division since May 2001, has been involved in the management and operation of Spanish-language radio stations since 1974. From 1992 until our acquisition of Latin Communications Group Inc. in April 2000, Mr. Liberman was responsible for operating Latin Communications Group’s 17 radio stations in California, Colorado, New Mexico and Washington D.C.

Paul A. Zevnik. Mr. Zevnik was involved in the development, management and ownership of our predecessor entities from 1989 to 1996, and served as our Secretary from our Company’s inception in 1996 until October 2003. Mr. Zevnik is a partner, resident in the Washington, D.C. and Los Angeles, California offices, of the law firm of Morgan, Lewis & Bockius, LLP. Mr. Zevnik has been a director since August 2000.

Darryl B. Thompson. Mr. Thompson has been the President of Belenos Capital Management, LLC since 2007. From 1993 to 2007, Mr. Thompson was a partner of TSG Capital Group, L.L.C. Mr. Thompson also serves on the boards of directors of several private companies, including Urban Brands, Inc. and Telscape Communications, Inc. Mr. Thompson has been a director since August 2000.

Esteban E. Torres. Mr. Torres is currently a consultant for and serves as President of the National Latino Media Council. In 1999, he was appointed by California Governor Gray Davis to serve on the California Transportation Commission, which is charged with overseeing the funding of California’s transportation projects. In March 1998, Mr. Torres announced his retirement after a distinguished 16-year career in the U.S. House of Representatives. Throughout his service as a Congressman, Mr. Torres was an active and distinguished leader. From 1992 to 1998, he served as a Deputy Democratic Whip. He has served as a senior member of the House Banking Committee and chaired the House Banking Subcommittee on Consumer Affairs and Coinage. Prior to his congressional retirement, Mr. Torres served on the House Appropriations Committee and its sub-committees on foreign operations and export financing. Mr. Torres is a nationally recognized environmental leader, former Ambassador to the United Nations Education, Scientific and Cultural Organization and served as Special Assistant to the President for Hispanic Affairs under President Jimmy Carter. Mr. Torres has been a director since November 2000.

Gilbert R. Vasquez. Mr. Vasquez has been the managing partner of the certified public accounting firm of Vasquez & Company LLP since 1969. Mr. Vasquez was an executive board member of the 1984 Olympic Organizing Committee and currently serves as a board member on its successor organization, the LA84 Foundation. Mr. Vasquez also serves as a board member of the Tomas Rivera Policy Institute, the Cal State LA Foundation, Manufacturers Bank and Promerica Bank. Mr. Vasquez has been a director since May 2007.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 13, 2010:

•	each person, or group of affiliated persons known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•

our Chief Executive Officer and each of our four other most highly-compensated executive officers serving as such as of April 16, 2010, whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to the company and our subsidiaries (such individuals are hereafter referred to as the “Named Executive Officers”); and

•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Class of Shares	Number of Shares of Common Stock Beneficially Owned	Percent(2)
More than 5% Stockholders(3)
Columbia Wanger Asset Management LP(4)	A	4,720,000	5.58%
Amalgamated Gadget, L.P.(5)	A	4,412,071	5.22%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the address for each person is c/o Entravision Communications Corporation, 2425 Olympic Boulevard, Suite 6000 West, Santa Monica, California 90404.
(2)	Percentage ownership is based on 84,515,894 shares of common stock outstanding on October 14, 2010 (assuming conversion of all outstanding shares of Class B common stock and Class U common stock, all of which may be converted into Class A common stock within 60 days). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by the footnote, and subject to community property laws, where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(3)	Does not include Univision Communications Inc., which currently holds all 9,352,729 shares of our Class U common stock. The Class U common stock is non-voting, and therefore Univision does not appear in the table as an owner of voting securities. However, because the Class U common stock is convertible at any time into Class A common stock upon the disposition by Univision of the Class U common stock to a third party that is not an affiliate of Univision, those shares of Class A common stock issuable upon conversion of the Class U common stock are included as issued and outstanding for purposes of computing percentages therein.
(4)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Columbia Wanger Asset Management LP is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.
(5)	Information regarding this beneficial owner has been obtained solely from a review of the Schedule 13G, including any amendments thereto, filed by such person with the SEC. The address for Amalgamated Gadget, L.P. is 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.

Directors and Named Executive Officers
Walter F. Ulloa	A	726,470	(6)	*
	B	11,489,365	(7)	13.48%

Philip C. Wilkinson	A	728,034	(8)	*
	B	6,698,265	(9)	7.86%

Christopher T. Young	A	225,487	(10)	*

Jeffery A. Liberman	A	303,273	(11)	*

Paul A. Zevnik	A	216,000	(12)	*
	B	4,000,531	(13)	4.72%

Darryl B. Thompson	A	222,216	(14)	*

Esteban E. Torres	A	217,613	(15)	*

Gilbert R. Vasquez	A	76,000	(16)	*

All directors and executive officers as a group (8 persons)	A	2,715,093		3.12%
	B	22,188,161		25.47%

*	Represents beneficial ownership of less than 1%.
(6)	Consists of 425 shares held by Ms. Alexandra Seros (Mr. Ulloa’s spouse), and 30,995 shares and options to purchase 695,050 shares of Class A common stock held by Mr. Ulloa personally.
(7)	Consists of 889,848 shares held by The Walter F. Ulloa Irrevocable Trust of 1996 and 10,599,517 shares held by the Seros Ulloa Family Trust of 1996.
(8)	Consists of 32,984 shares and options to purchase 695,050 shares held by Mr. Wilkinson personally.
(9)	Consists of 4,987,500 shares held by The 1994 Wilkinson Family Trust, 536,048 shares held by The 1994 Wilkinson Children’s Gift Trust and 1,174,717 shares held by Mr. Wilkinson personally.
(10)	Consists of 15,425 shares and options to purchase 210,062 shares held by Mr. Young personally.
(11)	Consists of 16,973 shares and options to purchase 34,687 shares held by Mr. Liberman personally, and options to purchase 251,613 shares held by the Jeffery and Angela Liberman Revocable Trust Dated February 28, 2007.
(12)	Consists of 10,000 restricted stock units and options to purchase 100,000 shares held by The Zevnik Charitable Foundation, and 26,000 restricted stock units and options to purchase 80,000 shares held by Mr. Zevnik personally.
(13)	Consists of 800,666 shares held by The Paul A. Zevnik Irrevocable Trust of 1996, 62,283 shares held by The Zevnik Family L.L.C. and 3,137,582 held by Mr. Zevnik personally.
(14)	Consists of 7,484 shares held by TSG Associates III, LLC, and 36,000 restricted stock units and options to purchase 178,732 shares held by Mr. Thompson personally.
(15)	Consists of 36,000 restricted stock units and options to purchase 181,613 shares held by Mr. Torres personally.
(16)	Consists of 26,000 restricted stock units and options to purchase 50,000 shares held by Mr. Vasquez personally.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Univision

Substantially all of our television stations are Univision- or TeleFutura-affiliated television stations. Our network affiliation agreements with Univision provide certain of our owned stations the exclusive right to broadcast Univision’s primary network and TeleFutura network programming in their respective markets. These long-term affiliation agreements each expire in 2021, and can be renewed for multiple, successive two-year terms at Univision’s option, subject to our consent. Under the network affiliation agreements, we generally retain the right to sell approximately six minutes per hour of the available advertising time on Univision’s primary network, and approximately four and a half minutes per hour of the available advertising time on the TeleFutura network. Those allocations are subject to adjustment from time to time by Univision.

Under the network affiliation agreements, Univision acts as our exclusive sales representative for the sale of national and regional advertising sales on our Univision- and TeleFutura-affiliated television stations, and Entravision pays certain sales representation fees to Univision relating to national and regional advertising sales.

We also generate revenue under two marketing and sales agreements with Univision, which give us the right through 2021 to manage the marketing and sales operations of Univision-owned TeleFutura and Univision affiliates in six markets — Albuquerque, Boston, Denver, Orlando, Tampa and Washington, D.C.

In August 2008, we entered into a proxy agreement with Univision pursuant to which we granted to Univision the right to negotiate the terms of retransmission consent agreements for our Univision- and TeleFutura-affiliated television station signals for a term of six years. Among other things, the proxy agreement provides terms relating to compensation to be paid to us by Univision with respect to retransmission consent agreements entered into with cable and other television service providers.

Univision currently owns approximately 10% of our common stock on a fully-converted basis. As of December 31, 2005, Univision owned approximately 30% of our common stock on a fully-converted basis. In connection with its merger with Hispanic Broadcasting Corporation in September 2003, Univision entered into an agreement with the U.S. Department of Justice, or DOJ, pursuant to which Univision agreed, among other things, to ensure that its percentage ownership of our company would not exceed 10% by March 26, 2009. In January 2006, we sold the assets of radio stations KBRG-FM and KLOK-AM, serving the San Francisco/San Jose, California market, to Univision for $90.0 million. Univision paid the full amount of the purchase price in the form of approximately 12.6 million shares of our Class U common stock held by Univision. Subsequently, in 2006, we repurchased 7.2 million shares of our Class U common stock held by Univision for $52.5 million. In February 2008, we repurchased 1.5 million shares of Class U common stock held by Univision for $10.4 million. In May 2009, we repurchased an additional 0.9 million shares of Class A common stock held by Univision for $0.5 million.

The Company’s Class U common stock held by Univision has limited voting rights and does not include the right to elect directors. However, as the holder of all of the Company’s issued and outstanding Class U common stock, Univision currently has the right to approve any merger, consolidation or other business combination involving the Company, any dissolution of the Company and any assignment of the FCC licenses for any of the Company’s Univision-affiliated television stations. Each share of Class U common stock is automatically convertible into one share of the Company’s Class A common stock (subject to adjustment for stock splits, dividends or combinations) in connection with any transfer to a third party that is not an affiliate of Univision.

Voting Agreement

We have entered into a voting agreement with Messrs. Ulloa, Wilkinson and Zevnik. This agreement, dated effective as of August 3, 2000, will remain in effect with respect to each of Messrs. Ulloa, Wilkinson and Zevnik as long as each individual owns 30% of his initial Class B shares. Pursuant to the voting agreement, Messrs. Ulloa, Wilkinson and Zevnik have agreed to vote all shares held by them in favor of the election of themselves as directors. On matters other than the election of directors, Mr. Zevnik has further agreed to cast his votes in the same manner as both Messrs. Ulloa and Wilkinson, solely in instances when both Messrs. Ulloa and Wilkinson vote either affirmatively or negatively. In any instance in which Messrs. Ulloa and Wilkinson vote their shares in different manners, Mr. Zevnik is free to vote his shares as he chooses.

Transactions with Walter F. Ulloa

Mr. Ulloa is a director, officer and principal stockholder of LATV Networks, LLC (“LATV”). In April 2007, our Audit Committee and Board approved and authorized us to enter into a transaction with LATV that includes an affiliation agreement and an option to purchase an ownership interest in LATV. Pursuant to the affiliation agreement, we will broadcast programming provided to us by LATV on one of the digital multicast channels of certain of our television stations for a term of three years. Under the affiliation agreement, there are no fees paid for the carriage of programming, and we generally retain the right to sell approximately five minutes per hour of available advertising time. This transaction was reviewed and approved by our Audit Committee and Board of Directors in accordance with our Related Party Transaction Policy.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On July 27, 2010 we sold the outstanding notes to Citigroup Global Markets Inc., UBS Securities LLC, Wells Fargo Securities, LLC and Moelis & Company LLC (the “Initial Purchasers”). The Initial Purchasers resold the outstanding notes to institutional investors in reliance on Rule 144A promulgated under the Securities Act and to non-U.S. persons in reliance on Regulation S promulgated under the Securities Act. When we sold the outstanding notes, we and our subsidiary guarantors entered into a registration rights agreement for the benefit of holders of the outstanding notes. Subject to the terms and conditions of the registration rights agreement, we agreed, among other things, to file a registration statement with the SEC for the exchange of the outstanding notes for notes registered under the Securities Act. This prospectus is a part of the registration statement we filed to satisfy that obligation. We also agreed to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC not later than 270 days following July 27, 2010. We further agreed that, once such registration statement became effective, we would promptly commence the exchange offer. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not properly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on             , 2010, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any one of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination, or amendment as promptly as practicable, with written confirmation of any oral notice to be given promptly thereafter, by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. The notice of extension will disclose the aggregate principal amount of the outstanding notes that have been tendered as of the date of such notice.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless properly withdrawn.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for further discussion.

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to Wells Fargo Bank, National Association, the exchange agent, at the address set forth below under the heading “—The Exchange Agent”;

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by DTC, to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•

if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message, and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of a recognized member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, such as a firm which is a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States, or certain other eligible institutions as that term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing being referred to herein as an “eligible institution.”

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the signature guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by, the registered holder with the registered holder’s signature guaranteed by an eligible institution.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal, any outstanding notes, any notice of withdrawal or any instruments of transfer such persons should so indicate when signing, and must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange and all other required documents. Our determinations on these issues and our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. We reserve the right to reject:

•	any outstanding notes that are not validly tendered; or

•	any outstanding notes where our acceptance would, in our opinion or the opinion of our counsel, be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. We may, in our discretion, allow tendering note holders an opportunity to cure any defects or irregularities with respect to particular outstanding notes. We will in all cases, however, treat tendering holders equally with respect to the same facts and circumstances in our exercise, or not, of the above rights. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to exchange your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to exchange on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO EXCHANGE OR REFRAIN FROM EXCHANGING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO EXCHANGE THEIR OUTSTANDING NOTES PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO EXCHANGE, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer.

The confirmation of such book-entry transfer will include an agent’s message or a validly completed and executed letter of transmittal. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such outstanding notes and the holder’s outstanding notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent at or before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•

at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail, or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees, or an agent’s message, and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received at or prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time at or prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” at or prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•

where certificates for outstanding notes were transmitted, specify the name in which such outstanding notes are registered, if different from that of the withdrawing holder, and the serial numbers of the particular certificates to be withdrawn;

•

where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form, and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time, we will accept for exchange all outstanding notes validly tendered and not properly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes; provided that any exchange notes so issued shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note, the issuance of which is registered under the Securities Act, having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes, or if no interest has been paid, from the original issue date of the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following circumstances or events occur and are not waived:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we determine in good faith might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended;

•

any law, rule or regulation is enacted, adopted, proposed, enforced, or interpreted that we determine in good faith might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the contemplated benefits of the exchange offer; or

•	we do not receive any governmental approval, that we in good faith deem necessary to complete the exchange offer.

The condition that none of the foregoing circumstances or events have occurred is for our sole benefit and we may assert the failure of the condition in our sole discretion, regardless of the circumstances giving rise to such circumstances or events, and we may waive the occurrence of any circumstance or event, in whole or in part, in our sole discretion, whether or not any other circumstance or event is also waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination we make concerning the circumstances or events described in this section shall be final and binding upon all holders of the outstanding notes. Our rights under this paragraph will be deemed an ongoing right which we may assert at any time and from time to time prior to the expiration time.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the exchange notes for outstanding notes. We will amortize expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state securities or blue sky laws;

•	printing, messenger, delivery and telephone fees;

•	our accounting and legal fees and disbursements;

•	reasonable and customary fees of the exchange agent and trustee; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed Wells Fargo Bank, National Association as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for the exchange offer, requests for additional copies of this prospectus or the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at the address below:

Deliver to:

By Hand, by Mail or by Courier:

Wells Fargo Bank, N.A.

45 Broadway, 12th Floor

New York, NY 10006

Attention: Bondholder Communications

By Facsimile Transmission:

(For Eligible Institutions Only)

(612) 667-6282

Attention: Bondholder Communications

Confirm by Telephone:

(800) 344-5128

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless the transfer is registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Unless obligated to file a shelf registration statement pursuant to the registration rights agreement, we do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the notes have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold, or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold, or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•	the holder has no arrangement or understanding with any person to participate in, and is not participating in, the distribution of the exchange notes within the meaning of the Securities Act;

•	the holder is not an “affiliate” of ours or any guarantor within the meaning of Rule 405 of the Securities Act;

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and that:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for the outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to the exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state.

Filing of Registration Statements

Under the registration rights agreement, we agreed, among other matters, that if:

•

due to any change in applicable law, SEC policy or applicable interpretations thereof by the SEC’s staff, we are not permitted to conduct the exchange offer as contemplated by the registration rights agreement;

•	for any reason, the exchange offer is not consummated within 45 business days of the date that the registration statement, of which this prospectus is a part, is declared effective by the SEC;

•

any Initial Purchaser requests with respect to outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offer and are held by such Initial Purchaser following consummation of the exchange offer; or

•	any holder of outstanding notes (other than an Initial Purchaser) notifies us that:

•	it is prohibited by applicable law or policy of the SEC staff from participating in the exchange offer; or

•	it may not resell the exchange notes to the public without delivering a prospectus and that this prospectus is not permitted or available for use in such resales by such holder;

then, upon such holder’s notification and request, we will file with the SEC as promptly as practicable a shelf registration statement to cover resales of the outstanding notes and use our commercially reasonable efforts to cause the shelf registration statement to be declared effective, and to remain current and effective until the earlier of one year after its effective date or when all the notes registered under such shelf registration statement are sold under such registration statement.

If the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of outstanding notes during the periods specified in the registration rights agreement, then we will pay Additional Interest (as defined below) as described below to each holder of outstanding notes on the terms provided in the registration rights agreement.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

Additional Interest

The registration rights agreement provides that in the event any of the following events occur, each referred to herein as a “Registration Default,” we will pay additional interest (“Additional Interest”) on the notes:

•

neither the registration statement relating to the exchange offer nor a shelf registration statement has been filed with the SEC on or prior to the dates specified in the registration rights agreement;

•	neither the exchange offer registration statement nor the shelf registration statement is declared effective by the SEC on or prior to the dates specified in the registration rights agreement;

•	the exchange offer has not been consummated within 45 business days of the date that the registration statement, of which this prospectus is a part, is declared effective by the SEC; or

•

any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or becomes unusable, except as otherwise permitted under the registration rights agreement.

The Additional Interest will accrue on the outstanding notes at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any of the above listed Registration Defaults. Thereafter, the rate of Additional Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest will cease. At such time, the interest rate on the outstanding notes will revert to the original interest rate on such outstanding notes. Such Additional Interest will be in addition to any other interest payable from time to time with respect to the outstanding notes.

        Pursuant to the registration rights agreement, we were obligated to file the registration statement, of which this prospectus is a part, with the SEC by October 25, 2010. As a result of the delay in filing the registration statement, the notes began to accrue Additional Interest at the then-current rate of 0.25% per annum, commencing on October 26, 2010. Additional Interest accrued on the notes until we filed the registration statement with the SEC on November 16, 2010. Upon our filing of the registration statement with the SEC on November 16, 2010, the Additional Interest accruing on the notes ceased and the interest rate on the notes reverted to the original interest rate on the notes.

The foregoing descriptions are summaries of certain provisions of the registration rights agreement, including those provisions relating to Additional Interest. They do not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement. See “Where You Can Find More Information.”

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of material provisions relating to our material indebtedness other than the exchange notes. The descriptions set forth herein are subject to and qualified in their entirety by reference to any agreements governing such material indebtedness:

New Credit Facility

On July 27, 2010, the Company entered into the New Credit Facility pursuant to a Credit Agreement (the “Credit Agreement”), by and among the Company, General Electric Capital Corporation, for itself, as lender and as agent for all lenders, certain other lenders party thereto, certain subsidiaries of the Company party thereto and GE Capital Markets, Inc., as sole lead arranger and bookrunner. The New Credit Facility described in the Credit Agreement consists of a three-year $50.0 million revolving credit facility, which includes a $3.0 million subfacility for letters of credit. In addition, the New Credit Facility provides that the Company may increase the aggregate principal amount of the New Credit Facility by up to an additional $50.0 million, subject to the Company satisfying certain conditions.

The New Credit Facility is guaranteed on a senior secured basis by all of the Company’s existing and future wholly-owned domestic subsidiaries (the “Credit Parties”), which are also the guarantors under the notes. The New Credit Facility is secured on a first priority basis by the Company’s and the Credit Parties’ assets, which also secure the notes. The Company’s borrowings under the New Credit Facility will effectively rank senior to the notes upon the terms set forth in the intercreditor agreement.

The Company’s borrowings under the New Credit Facility will bear interest at either: (i) the Base Rate (as defined in the Credit Agreement) plus a margin of 3.375% per annum; or (ii) LIBOR (as defined in the Credit Agreement) plus a margin of 4.375% per annum. The New Credit Facility expires on July 27, 2013. Amounts outstanding under the New Credit Facility may be prepaid at the option of the Company without premium or penalty, subject to customary breakage fees in connection with the prepayment of a LIBOR rate loan. Borrowings under the New Credit Facility will be used by the Company to, among other things, fund its working capital needs and for other general corporate purposes.

Subject to certain exceptions, the New Credit Facility contains covenants that limit the ability of the Company and the Credit Parties to, among other things:

•	incur additional indebtedness;

•	incur liens on the property or assets of the Company and the Credit Parties;

•	make certain investments;

•	make certain dispositions of assets;

•	make certain dividends or distributions or repurchase shares of our capital stock;

•	merge, dissolve, consolidate or sell all or substantially all of our assets;

•	change the nature of our business or amend our or any guarantor’s organizational documents in any way that is materially adverse to the lenders under the New Credit Facility;

•	enter into certain transactions with affiliates; and/or

•	incur contingent obligations.

The New Credit Facility also requires compliance with financial covenants, in each case calculated as set forth in the Credit Agreement, related to a total leverage ratio, a fixed charge coverage ratio, a cash interest coverage ratio and a revolving credit facility leverage ratio.

The New Credit Facility also provides for certain customary events of default, including the following:

•	default for three (3) business days in the payment of interest on borrowings under the New Credit Facility when due;

•	default in payment when due of the principal amount of borrowings under the New Credit Facility;

•

failure by the Company or any Credit Party to comply with the negative covenants, financial covenants, and certain other covenants relating to maintenance of customary property insurance coverage, maintenance of books and accounting records and permitted uses of proceeds from borrowings under the New Credit Facility, each as set forth in the Credit Agreement;

•

failure by the Company or any Credit Party to comply with any of the other agreements in the Credit Agreement and related loan documents that continues for 30 days after officers of the Company first become aware of such failure or first receive written notice of such failure from any lender;

•

default in the payment of other indebtedness if the amount of such indebtedness aggregates to $5.0 million or more, or failure to comply with the terms of any agreements related to such indebtedness if the holder or holders of such indebtedness can cause such indebtedness to be declared due and payable;

•	failure of the Company or any Credit Party to pay, vacate or stay final judgments aggregating over $5.0 million for a period of 30 days after the entry thereof;

•	certain events of bankruptcy or insolvency with respect to the Company or any Credit Party;

•	certain change of control events; and

•	any termination, suspension, revocation, forfeiture, expiration (without timely application for renewal) or material adverse amendment of any material media license.

DESCRIPTION OF THE EXCHANGE NOTES

In this “Description of the Exchange Notes,” the word “Company” refers only to Entravision Communications Corporation and not to any of its Subsidiaries, as defined herein. The definitions of certain other terms used in this description are set forth throughout the text or under “—Certain Definitions.”

The exchange notes offered hereby are to be issued as “Exchange Notes” in exchange for outstanding notes (the “Outstanding Notes”) under an indenture (as may be amended from time to time, the “Indenture”), dated as of July 27, 2010, by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee, relating to the 8.750% Senior Secured First Lien Notes due 2017 (the “Notes”) issued thereunder. The Exchange Notes will be obligations of the Company and the Note Guarantees will be obligations of the Guarantors.

The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes in all material respects, including interest rates and maturity, except that the Exchange Notes: (i) will not contain transfer restrictions and registration rights that relate to the Outstanding Notes, and (ii) will not contain provisions relating to the payment of Additional Interest to be paid to the Holders of Outstanding Notes under circumstances related to the registration of the Outstanding Notes, as set forth in the Registration Rights Agreement. The Outstanding Notes and the Exchange Notes will constitute a single class of securities under the Indenture and therefore will vote together as a single class for purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture.

The following description is a summary of the material terms of the Indenture and the Security Documents. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. However, this description does not restate those agreements in their entirety. You should read the Indenture and the Security Documents because they contain additional information and because they and not this description define your rights as a Holder of the Notes. Copies of the Indenture and the Security Documents have been filed with the Commission and are available on EDGAR.

The registered holder of any Note will be treated as the owner of such Note for all purposes. Only registered holders will have rights under the Indenture.

The Notes

The Notes:

•

are the Company’s general unsubordinated obligations secured by a first priority security interest (subject to Permitted Liens and except as otherwise provided in the Intercreditor Agreement) over the Collateral (as described below under “— Collateral and Security”);

•	will mature on August 1, 2017;

•	rank equally in right of payment with any and all of the Company’s existing and future Indebtedness that is not subordinated in right of payment to the Notes;

•	rank senior in right of payment to any and all of the Company’s existing and future Indebtedness that is subordinated in right of payment to the Notes;

•

are effectively senior to all of the Company’s existing and future Indebtedness that is either secured by Liens that rank junior to the Liens securing the Notes or is unsecured, with respect to and to the extent of the value of the Collateral;

•

are effectively subordinated to all existing and any future secured Indebtedness of the Company with respect to and to the extent of the assets (other than the Collateral) securing such Indebtedness, and to all existing and any future liabilities (including trade payables) of Subsidiaries of the Company that are not Guarantors, with respect to and to the extent of the assets of such Subsidiaries;

•	are effectively subordinated pursuant to the Intercreditor Agreement to all of the Company’s Priority Bank Debt, to the extent secured by the Collateral, upon enforcement against the Collateral; and

•	are guaranteed by the Guarantors.

The Note Guarantees

Each Note Guarantee of a Guarantor:

•

is a general unsubordinated obligation of the Guarantor secured by a first priority security interest (subject to Permitted Liens and except as otherwise provided in the Intercreditor Agreement) over the Collateral (as described below under “— Collateral and Security”);

•	ranks equally in right of payment with any and all of such Guarantor’s existing and future Indebtedness that is not subordinated in right of payment to its Note Guarantee;

•	ranks senior in right of payment to any and all of such Guarantor’s existing and future Indebtedness that is subordinated in right of payment to its Note Guarantee;

•

is effectively senior to all of such Guarantor’s existing and future Indebtedness that is either secured by Liens that rank junior to the Liens securing the Note Guarantee or unsecured, with respect to and to the extent of the value of the Collateral;

•

is effectively subordinated to all existing and any future secured Indebtedness of the Guarantor with respect to and to the extent of the assets (other than the Collateral) securing such Indebtedness, and to all existing and any future liabilities (including trade payables) of Subsidiaries of the Company other than the Guarantors, with respect to and to the extent of the assets of such Subsidiaries; and

•

is effectively subordinated pursuant to the Intercreditor Agreement to all of the Guarantor’s Priority Bank Debt Obligations, to the extent of the realizable value of by the Collateral, upon enforcement against the Collateral.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes and Collateral — Federal and state statutes would allow courts, under specific circumstances, to void guarantees and require holders of the exchange notes to return payments received from guarantors.”

We cannot assure you that this limitation will protect the Note Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Note Guarantees would suffice, if necessary, to pay the Notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. We do not know if that case will be followed if there is litigation on this point under the Indenture. However, if it is followed, the risk that the Note Guarantees will be found to be fraudulent conveyances will be significantly increased.

Note Guarantees of the Guarantors may be released in certain circumstances. See “Note Guarantees — Release of the Note Guarantees.”

General

As of September 30, 2010, including the offering of the Outstanding Notes and the application of the proceeds thereof and after excluding intercompany balances and intercompany guarantees:

•

on a consolidated basis, the Company and its Subsidiaries would have had $1.0 million of Indebtedness outstanding other than the Notes, consisting of $1.0 million of Indebtedness subordinated in right of payment to the Notes; and

•

on a combined basis, the Guarantors would have had $1.0 million of Indebtedness outstanding other than the Note Guarantees, consisting of $1.0 million of Indebtedness subordinated in right of payment to the Note Guarantees.

All of the Company’s Wholly-Owned Domestic Subsidiaries Guarantee the Notes and the Company’s obligations under the Indenture. As of the Issue Date, all of the Company’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. Further, Unrestricted Subsidiaries will not Guarantee the Notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company, the Guarantors and the Restricted Subsidiaries may Incur, the amount of such additional Indebtedness could be substantial.

Principal, Maturity and Interest

The Notes will mature on August 1, 2017. On the Issue Date, the Company issued Notes in an aggregate principal amount of $400 million. The Company may issue additional notes under the Indenture (the “Additional Notes”), subject to the limitations described below under the covenant described under “— Certain Covenants — Limitation on Indebtedness” (including the “Permitted Debt” definition). The Additional Notes may not be fungible with the Notes for U.S. federal income tax purposes. The Outstanding Notes, the Exchange Notes and any Additional Notes subsequently issued under the Indenture are treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase. Any Additional Notes will be secured, equally and ratably with the Outstanding Notes and the Exchange Notes, by the Liens on the Collateral described below under the caption “—Collateral and Security.” Unless the context otherwise requires, references to the “Notes” for all purposes under the Indenture and in this “Description of the Exchange Notes” include the Outstanding Notes, the Exchange Notes and any Additional Notes that are issued under the Indenture.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date, at a rate per annum of 8.750%, and will be payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2011. Interest will be payable to Holders of record on each Note in respect of the principal amount thereof outstanding as of the immediately preceding January 15 or July 15, as the case may be.

Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. In no event will the rate of interest on the Notes be higher than the maximum rate permitted by applicable law.

Form of Notes

The Notes will be issued only in fully registered form without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be initially in the form of one or more global notes (the “Global Notes”). The Global Notes will be deposited with the Trustee as custodian for the Depository Trust Company (“DTC”). Ownership of interests in the Global Notes, referred to in this description as “book-entry interests,” will be limited to persons that have accounts with DTC or their respective participants. The terms of the Indenture provide for the issuance of definitive registered Notes in certain circumstances. Please see the section entitled “— Book-Entry; Delivery and Form.”

The registered Holder of a Note will be treated as the owner of it for all purposes.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer, exchange or redemption of the Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Payments on the Notes; Paying Agent and Registrar

If a Holder has given wire transfer instructions to the Company at least 10 Business Days prior to the applicable payment date, the Company will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest (including Additional Interest, if any), with respect to the Global Notes registered in the name of or held by DTC or its nominee and will be made by wire transfer of immediately available funds to the account specified by DTC.

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Note Guarantees

General

Under the Indenture, the Initial Guarantors, jointly and severally, Guarantee the due and punctual payment of all amounts payable under the Notes, including principal, premium, if any, and interest (including Additional Interest, if any). The Indenture requires any future Wholly-Owned Domestic Subsidiary and any other Restricted Subsidiary that Guarantees Indebtedness of the Company or any Guarantor to provide a Note Guarantee. Please see the section entitled “— Certain Covenants — Future Note Guarantees.”

The obligations of each Guarantor under its Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor by law or without resulting in its obligations under its Note Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to contribution from any other Guarantor.

We cannot assure you that this limitation will protect the Note Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Note Guarantees would suffice, if necessary, to pay the Notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. We do not know if that case will be followed if there is litigation on this point under the Indenture. However, if it is followed, the risk that the Note Guarantees will be found to be fraudulent conveyances will be significantly increased.

Release of the Note Guarantees

A Note Guarantee of a Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(1) in connection with any sale or other disposition (including by merger or otherwise) of Capital Stock of the Guarantor after which such Guarantor is no longer a Subsidiary of the Company, if the sale of such Capital Stock of that Guarantor complies with the applicable provisions of the Indenture;

(2) if the Company properly designates the Guarantor as an Unrestricted Subsidiary under the Indenture;

(3) solely in the case of a Note Guarantee created pursuant to the second paragraph of the covenant described under “— Certain Covenants — Future Note Guarantees,” upon the release or discharge of the Guarantee that resulted in the creation of such Note Guarantee pursuant to that covenant, except a discharge or release by or as a result of payment under such Guarantee;

(4) upon a Legal Defeasance or satisfaction and discharge of the Indenture that complies with the provisions under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge;” or

(5) upon payment in full of the aggregate principal amount of all Notes then outstanding and all other obligations under the Indenture and the Notes then due and owing.

Upon any occurrence giving rise to a release of a Note Guarantee as specified above, the Trustee will execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Note Guarantee. Neither the Company nor any Guarantor will be required to make a notation on the Notes to reflect any Note Guarantee or any such release, termination or discharge.

Collateral and Security

The Notes, the Note Guarantees, all obligations under any future Priority Lien Debt and all other Priority Lien Obligations will be secured equally and ratably by first priority security interests (subject to Permitted Liens and except as otherwise provided in the Intercreditor Agreement) in substantially all of the tangible and intangible assets of the Company and the Guarantors, whether now owned or hereafter acquired, including, but not limited to, all existing and future Capital Stock and intercompany debt of each direct or indirect Domestic Subsidiary of the Company and all existing and future Capital Stock of any Foreign Subsidiary owned directly by the Company or any Guarantor (limited in the case of any such Foreign Subsidiaries to 100% of the Capital Stock not entitled to vote and 66% of the Capital Stock entitled to vote, and excluding Domestic Subsidiaries of Foreign Subsidiaries), accounts receivable, deposit accounts, inventory, equipment, leasehold interests, investment property, intellectual property, other general intangibles and real property, and all proceeds of the foregoing, subject to the exceptions discussed in the succeeding paragraph (collectively, the “Collateral”). Notwithstanding the foregoing, pursuant to the Intercreditor Agreement and as further described in the section “— Intercreditor Agreement” below, the holder of any Priority Bank Debt or other Priority Bank Debt Obligations shall effectively rank senior to the Holders of the Notes, the Note Guarantees, and all obligations under any future Other Priority Lien Debt and other Priority Lien Obligations in the right to receive any payments from any proceeds realized from the Collateral upon any foreclosure, collection or other enforcement of the security interests granted in the Security Documents.

The Collateral excludes certain items of property (collectively, the “Excluded Property”), including without limitation:

•	any Capital Stock of any Foreign Subsidiaries directly owned by the Company or any Guarantor in excess of 66% of the Capital Stock entitled to vote of such Foreign Subsidiaries;

•	any Capital Stock of any Foreign Subsidiary indirectly owned by the Company or any Guarantor and Domestic Subsidiaries of Foreign Subsidiaries;

•

any rights under any lease, contract or agreement (including, without limitation, any radio station or television station license granted by the FCC) to the extent that the granting of a security interest therein is specifically prohibited by law or in writing by, or would constitute an event of default under or would grant a party a termination right under, any agreement governing such right unless such prohibition is not enforceable or is otherwise ineffective under applicable law;

•	any owned real property and fixtures with a Fair Market Value of less than $5.0 million on the Issue Date; and

•	certain other items agreed to by the parties and as more fully set forth in the Security Documents.

Each of (i) motor vehicles and other assets subject to certificates of title and (ii) deposit accounts in an aggregate amount of less than $2.0 million or established solely for the purpose of funding payroll and other compensation and benefits to employees will be included in the Collateral but the Lien of the Collateral Trustee thereon shall not be required to be perfected. Mortgages and other perfection steps will only be required in respect of owned real property and fixtures having a Fair Market Value of $5.0 million or greater. In addition, leasehold interests will not be subject to Mortgages or other perfection steps.

On the Issue Date, the Company and the Initial Guarantors entered into the Security Documents, which provides for a grant of a security interest in the Collateral to be granted in favor of the Collateral Trustee for the benefit of all holders of Priority Lien Debt. Although the Company and the Initial Guarantors were required to use reasonable best efforts to complete those actions required to perfect the Liens in favor of the Collateral Trustee on the Collateral by the Issue Date, certain security interests may not be have been in place on such date or perfected on the Issue Date. The Company and the Initial Guarantors were required to use reasonable best efforts to perfect on the Issue Date the security interests in the Collateral for the benefit of holders of Priority Lien Debt, but to the extent any such security interest was not be perfected by such date, the Company and the Initial Guarantors will use reasonable best efforts to have all security interests perfected, to the extent required by the Security Documents, promptly following the Issue Date, but in any event shall perfect such Lien no later than 120 days thereafter. See “Risk Factors — Risks Related to the Notes and Collateral — Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral and other issues generally associated with the realization of security interests in collateral.”

The Company will, and will cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Priority Lien Debt, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the Indenture and the Security Documents.

The Company and the Guarantors will be able to Incur additional Indebtedness in the future which could share in the Collateral. Any such Indebtedness may limit the recovery from the realization of the value of such Collateral available to satisfy Holders of the Notes. The lenders with respect to such Indebtedness will be required to join the Intercreditor Agreement or enter into an intercreditor agreement with the Company, the Guarantors and the Collateral Trustee on terms substantially similar to the Intercreditor Agreement, as determined in good faith by the Board of Directors of the Company. No assets that constitute Collateral will secure any other Indebtedness unless such assets also secure the Notes. The amount of all such additional Indebtedness will be limited by the covenants disclosed under “— Certain Covenants — Limitation on Indebtedness” and “— Certain Covenants — Limitation on Liens.” Under certain circumstances the amount of such additional Indebtedness could be significant.

No appraisals of any Collateral have been prepared in connection with this exchange offer. The value of the Collateral at any time is subject to fluctuation based on factors that include, among others, the condition of the media industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of suitable buyers and similar factors. By their nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the Collateral as of the date of this prospectus exceeds the principal amount of the Indebtedness secured thereby. The value of the assets pledged as Collateral for the Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends.

We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of the Collateral would be sufficient to satisfy the amounts outstanding under the Notes. If such proceeds were not sufficient to repay amounts outstanding under the Notes, the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured, general claim against us and our Guarantors’ remaining assets, which claim would rank equal in priority to unsecured general Indebtedness. In the event that a bankruptcy case is commenced by or against us, if the value of the Collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed.

The FCC does not permit the grant of a security interest in any radio or television station license issued to a license holder. However, a number of federal courts have permitted a security interest to extend to the proceeds of the sale of a FCC license. Although the Liens securing the Notes may extend to such sale proceeds, we cannot assure you that this will be the result as the case law on this question is not uniform in all jurisdictions.

Intercreditor Agreement

On the Issue Date, the Company and each Initial Guarantor entered into a Collateral Trust and Intercreditor Agreement (the “Intercreditor Agreement”) with the Collateral Trustee and the Trustee, which sets forth the terms on which the Collateral Trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon any property of the Company and each Guarantor at any time held by any of them, in trust for the benefit of the present and future holders of the Priority Lien Obligations. By accepting a Note, holders of Notes will be deemed to have agreed to, and accepted the terms and conditions of, the Intercreditor Agreement.

The Intercreditor Agreement and Security Documents entered into relating to the Collateral provide, among other things, that the Holders of the Notes and other creditors secured by a Lien on such Collateral will have pari passu security interests as a matter of law; however, the right to enforce the Liens and receive distributions upon any foreclosure or other disposition of such assets is structured so as to give effect to the priority of the Liens securing the Notes as described below in this section.

Collateral Trustee

General Electric Capital Corporation serves as the Collateral Trustee under the Intercreditor Agreement for the benefit of the Holders of the Notes and the Note Guarantees and all other Priority Lien Obligations outstanding from time to time.

The Collateral Trustee will hold (directly or through co-trustees, agents or sub-agents), and will be entitled to enforce, all Liens on the Collateral created by the Security Documents.

Except as provided in the Intercreditor Agreement or as directed by an Act of Instructing Debtholders, the Collateral Trustee will not commence any exercise of remedies or any foreclosure actions or otherwise take any actions or proceeding against any of the Collateral.

The Company and the Guarantors will deliver to each Priority Debt Representative copies of all Security Documents delivered to the Collateral Trustee.

Enforcement of Security Interests

If the Collateral Trustee at any time receives written notice from a Priority Debt Representative stating that any event has occurred that constitutes a default under any Security Document and which entitles the Collateral Trustee to foreclose upon, collect or otherwise enforce its security interests thereunder, it will promptly deliver written notice thereof to each Priority Debt Representative. Thereafter, the Collateral Trustee will await direction by an Act of Instructing Debtholders and will act, or decline to act, as directed by an Act of Instructing Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Instructing Debtholders. Unless it has been directed to the contrary by an Act of Instructing Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any event of default under any Security Document as it may deem advisable and in the best interest of the holders of Priority Lien Obligations.

Additional Liens

The Indenture permits the Company and the Guarantors to grant Liens on portions of the Collateral that will be pari passu or junior, as applicable, to the Liens securing the Priority Lien Obligations. See “— Certain Covenants — Limitation on Liens.” If the Company or a Guarantor satisfies the conditions in the Indenture for the granting of such Liens, as certified to the Collateral Trustee in an Officers’ Certificate, the Collateral Trustee will execute such agreements, certificates, filings and other documents as are reasonably requested by the Company in order to recognize or establish the ranking of such Liens.

Restrictions on Enforcement of Priority Liens

The Collateral Trustee, upon an Act of Instructing Debtholders, will have, subject to the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights” and above under the caption “— Intercreditor Agreement — Enforcement of Security Interests,” the exclusive right to enforce rights and exercise remedies with respect to any Collateral (including, without limitation, (i) the exclusive right to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral and (ii) the right to credit bid in connection with any sale of assets of the Company or the Guarantors under Section 363 of the Bankruptcy Code. Any such instructions in clause (i) or (ii) above shall require the consent of each series of Priority Lien Debt (voting as a block in accordance with the Secured Debt Documents governing such Series of Priority Lien Debt)).

Order of Application

The Intercreditor Agreement provides that if any Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, collection or other enforcement of security interests granted to the Collateral Trustee in the Security Documents, the proceeds received by the Collateral Trustee from such foreclosure, collection or other enforcement or the proceeds of any insurance policy, including any title insurance policy, will be distributed by the Collateral Trustee in the following order of application:

FIRST, to the payment of all amounts payable under the Intercreditor Agreement on account of the Collateral Trustee’s direct or indirect fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent in connection with any Security Document;

SECOND, to the Revolver Agent for application to the payment of all outstanding Priority Bank Debt and any other Priority Bank Debt Obligations that are then due and payable in such order as may be provided in the Priority Bank Debt Documents in an amount sufficient to pay in full in cash all outstanding Priority Bank Debt and all other Priority Bank Debt Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Bank Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Bank Debt Documents) of all outstanding letters of credit and bankers’ acceptances constituting Priority Bank Debt);

THIRD, to the respective Priority Debt Representatives for application to the payment of all outstanding Other Priority Lien Debt (including the Notes) and any other Priority Lien Obligations with respect thereto that are then due and payable in such order as may be provided in the applicable Secured Debt Documents in an amount sufficient to pay in full in cash all outstanding Other Priority Lien Debt and all other Priority Lien Obligations with respect thereto that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable Secured Debt Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit and bankers’ acceptances constituting Other Priority Lien Debt); and

FOURTH, any surplus remaining after the irrevocable and unconditional payment in full in cash of all of the Priority Lien Obligations entitled to the benefit of such Collateral will be paid to the Company or the other applicable Obligor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

The Intercreditor Agreement will require the Trustee and the Holders of the Notes to agree that, at all times prior to the Discharge of Priority Bank Debt Obligations, if any Priority Debt Representative or any holder of a Priority Lien Obligation collects or receives any proceeds in respect of the Priority Lien Obligations that should have been applied to the payment of the Priority Bank Debt Obligations in accordance with the paragraph above and was not so applied and a responsible officer of such Priority Debt Representative shall have received written notice, or shall have actual knowledge, of the same prior to such Priority Debt Representative’s distribution of such proceeds, whether after the commencement of a bankruptcy, insolvency or liquidation proceeding or otherwise, such Priority Debt Representative or such holder of a Priority Lien Obligation, as the case may be, will forthwith deliver the same to the Revolver Agent, for the account of the holders of the Priority Bank Debt Obligations, in the form received, duly endorsed to the Collateral Trustee, for the account of the holders of the Priority Bank Debt Obligations to be applied in accordance with the paragraph above.

Until so delivered, such proceeds will be held by such Priority Debt Representative or such holder of a Priority Lien Obligation, as the case may be, for the benefit of the holders of the Priority Bank Debt Obligations. These provisions will not apply to payments received by any holder of Priority Lien Obligations if such payments are not proceeds of realization upon any Collateral.

Release of Liens on Collateral

The Intercreditor Agreement provides that the Collateral Trustee’s Liens on the Collateral will be released:

(1) in whole, upon (a) payment in full and discharge of all outstanding Priority Lien Debt and all other Priority Lien Obligations that are due and payable at the time all of the Priority Lien Debt is paid in full and discharged, and (b) termination or expiration of all commitments to extend credit under any or all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit and bankers’ acceptances issued pursuant to any Secured Debt Documents;

(2) as to any Collateral that is sold, transferred or otherwise disposed of by the Company or any other Obligor in a transaction or other circumstance that is not prohibited by the “Asset Sale” provisions of the Indenture or by the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; and

(3) as to any Collateral other than Collateral being released pursuant to clause (1) or (2) of this paragraph, if (a) consent to the release of that Collateral has been given by an Act of Instructing Debtholders; provided, that if such Collateral represents all or substantially all of the Collateral, consent to release of such Collateral has been given by the requisite percentage or number of holders of each Series of Priority Lien Debt at the time outstanding as provided for in the applicable Secured Debt Documents and (b) the Company has delivered an Officers’ Certificate to the Collateral Trustee certifying that any such necessary consents have been obtained; provided, that the Collateral Trustee receives a copy of the Act of Instructing Debtholders referred to in subclause (a) of this clause (3).

Notwithstanding the preceding paragraph, the Intercreditor Agreement provides that, upon the occurrence of the following, the Collateral Trustee’s Lien on the applicable Collateral specified below shall automatically, without further action, be released:

(1) with respect to any sale, transfer or other disposition of all or a majority of the Capital Stock issued by any Obligor to a Person that is not an Affiliate of the Company; provided, that such sale, transfer or other disposition does not violate the terms of the Indenture or any other Secured Debt Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such Capital Stock issued by such Obligor and in the Collateral granted by such Obligor shall automatically, without further action, be released;

(2) with respect to any Collateral that shall be sold, transferred or otherwise disposed of in the ordinary course of business, provided, that such sale, transfer or other disposition does not violate the terms of the Indenture or any other Secured Debt Document, upon such sale, transfer or other disposition, the Lien of the Security Documents in such Collateral shall automatically, without further action, be released;

(3) with respect to any Capital Stock issued by any Obligor (other than the Company) that is dissolved; provided, that such dissolution does not violate the terms of the Indenture or any other Secured Debt Document, upon such dissolution, the Lien of the Security Documents in such Capital Stock issued by such Obligor shall automatically, without further action, be released;

(4) with respect to any accounts and related rights of any Obligor subject to any monetization or securitization transaction; provided, that such transaction does not violate the terms of the Indenture or any other Secured Debt Document, upon the effectiveness of such transaction, the Lien of the Security Documents in such accounts and related rights shall automatically, without further action, be released;

(5) unless an Actionable Default shall have occurred and be continuing and the Collateral Trustee shall have received an Act of Instructing Debtholders to the contrary, with respect to amounts withdrawn from any accounts by any Obligor pursuant to, and in accordance with, the applicable Security Documents with respect thereto, and in each case applied to pay third-party liabilities in the ordinary course of business or to make Restricted Payments in compliance with each other Secured Debt Document, upon such application, the Lien of the Security Documents in such amounts shall automatically, without further action, be released;

(6) with respect to amounts distributed by the Collateral Trustee pursuant to, and in accordance with the provisions of the Intercreditor Agreement, upon such distribution, the Lien of the Security Documents in such amounts shall automatically, without further action, be released; and

(7) with respect to any Collateral for which the release of the Lien of the Security Documents is provided for pursuant to a provision of any Security Document, the Lien of the Security Documents on such Collateral shall automatically, without further action, hereunder be released as provided for in such provision; and, in each such case, upon request of the Company, the Collateral Trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to the Company;

provided, however, that within 15 days after the end of the six-month periods ended on June 30 and December 31 in each year, the Company will deliver to the Collateral Trustee an Officers’ Certificate to the effect that no release of Collateral pursuant to this paragraph during the preceding six-month period has violated the terms of the Indenture or any other Secured Debt Document.

Amendment of Security Documents

The Intercreditor Agreement provides that the Collateral Trustee, acting as directed by an Act of Instructing Debtholders, and the Obligors may enter into amendments and supplements, to the provisions of any Security Document for the purpose of adding to or waiving any provision of such Security Document, granting any consent required under any other Security Document or changing any of the terms thereof; provided that:

(1) any amendment, waiver or supplement that has the effect solely of adding or maintaining Collateral, securing additional Priority Lien Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving or perfecting the Liens thereon or the rights of the Collateral Trustee therein, and other amendments, waivers and supplements of a technical nature that do not impair the value of the Liens, will become effective when executed and delivered by the Company or any other applicable Obligor party thereto and the Collateral Trustee;

(2) no amendment, waiver or supplement that reduces, impairs or adversely affects the right of any holder of Priority Lien Debt to:

(a) vote its outstanding Priority Lien Debt as to any matter described as subject to an Act of Instructing Debtholders (or amends the provisions of this clause (2) or the definition of Act of Instructing Debtholders or Actionable Default);

(b) share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions described under “— Release of Liens on Collateral;” or

(c) require that Liens securing Priority Lien Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Collateral,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Priority Lien Debt so affected under the applicable Secured Debt Document; and

(3) no amendment, waiver or supplement that imposes any obligation upon the Collateral Trustee or any Priority Debt Representative or adversely affects the rights of the Collateral Trustee or any Priority Debt Representative, respectively, in its capacity as such, will become effective without the consent of the Collateral Trustee or such Priority Debt Representative, respectively.

The Collateral Trustee will not enter into any such amendment, waiver or supplement unless it has received an Officers’ Certificate to the effect that such amendment, waiver or supplement will not result in a breach of any provision or covenant contained in any of the Secured Debt Documents.

Notwithstanding the foregoing, any amendment, waiver, supplement or other agreement with the purpose of releasing Collateral will only become effective with the consent of the Persons, if any, required to effect a release of such Collateral in accordance with the requirements set forth in “— Release of Liens on Collateral.”

Voting

In connection with any matter under the Intercreditor Agreement requiring a vote of holders of the Priority Lien Debt, each Series of Priority Lien Debt will cast its votes as a block in accordance with the Secured Debt Documents governing such Series of Priority Lien Debt. The amount of Priority Lien Debt to be voted by a Series of Priority Lien Debt will equal (1) the aggregate principal amount of Priority Lien Debt held by such Series of Priority Lien Debt plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Priority Lien Debt.

Pursuant to the Intercreditor Agreement, neither of the Other Priority Lien Secured Parties or the Priority Bank Debt Secured Parties are permitted to propose, support or vote for, encourage or solicit any party to propose, support or vote for, any plan of reorganization or liquidation of the Company or the Guarantors that results in either of the Other Priority Lien Secured Parties or the Priority Bank Debt Secured Parties receiving anything other than cash on the effective date of such plan, unless such plan is acceptable to the Required Lenders (as defined in the Credit Agreement) or a majority of the Other Priority Lien Secured Parties, as applicable, in their sole and absolute discretion.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Priority Lien Debt

The Indenture provides that, notwithstanding:

(1) anything to the contrary contained in the Security Documents,

(2) the time of incurrence of any Series of Priority Lien Debt,

(3) the order or method of attachment or perfection of any Liens securing any Series of Priority Lien Debt,

(4) the time or order of filing or recording of financing statements, Mortgages or other documents filed or recorded to perfect any Lien upon any Collateral,

(5) the time of taking possession or control over any Collateral,

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien, or

(7) the rules for determining priority under any law governing relative priorities of Liens,

(A) all Liens at any time granted to secure any of the Priority Lien Debt will secure, equally and ratably, all present and future Priority Lien Obligations; and (B) all proceeds of all Liens at any time granted to secure any of the Priority Lien Debt and other Priority Lien Obligations will be allocated and distributed equally and ratably on account of the Priority Lien Debt and other Priority Lien Obligations, subject to the provisions of the Intercreditor Agreement; provided that in the absence of an Event of Default, the Company shall be entitled to utilize cash proceeds of Collateral in the ordinary course of its business or as may be required by its financing agreements.

The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Debt Representative and the Collateral Trustee as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce this provision. The Priority Debt Representative of each future Series of Priority Lien Debt will be required to deliver a Priority Debt Sharing Confirmation to the Collateral Trustee and the Trustee at the time of incurrence of such Series of Priority Lien Debt.

Relative Rights

Nothing in the Note Documents will:

(1) impair, as between the Company and the Holders of the Notes, the obligation of the Company to pay principal of, premium and interest, if any, on the Notes in accordance with their terms or any other obligation of the Company or any other Obligor under the Note Documents;

(2) affect the relative rights of Holders of Notes as against any other creditors of the Company or any other Obligor under the Note Documents (other than holders of other Priority Liens);

(3) restrict the right of any Holder of Notes to sue for payments that are then due and owing;

(4) restrict or prevent any Holder of Notes or holder of other Priority Lien Obligations, the Trustee, the Collateral Trustee or other Person on their behalf from exercising any of its rights or remedies upon a Default or Event of Default not specifically prohibited or restricted by the Intercreditor Agreement; or

(5) restrict or prevent any Holder of Notes or holder of other Priority Lien Obligations, the Trustee, the Collateral Trustee or any other Person on their behalf from taking any lawful action in a bankruptcy, insolvency or liquidation proceeding not specifically prohibited or restricted by the Intercreditor Agreement.

Release of Security Interests in Respect of Notes

The Indenture and the Intercreditor Agreement provide that the Collateral Trustee’s Liens upon the Collateral will no longer secure the Notes outstanding under the Indenture or any other Obligations under the Indenture, and the rights of the Holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the Indenture as set forth under the caption “— Satisfaction and Discharge;”

(2) upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth under the caption “— Legal Defeasance and Covenant Defeasance;”

(3) upon payment in full and discharge of all Notes outstanding under the Indenture and all Obligations that are outstanding, due and payable under the Indenture at the time the Notes are paid in full and discharged; or

(4) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions described below under the caption “— Amendment, Supplement and Waiver.”

Compliance with Trust Indenture Act

The Indenture provides that the Company will comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral, including Section 314(b) of the Trust Indenture Act.

The Company will cause Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the Notes, to be complied with, whether or not the Indenture is qualified under the Trust Indenture Act. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if the Company determines, in good faith based on advice of counsel, that under the terms of Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) is inapplicable.

Certain Covenants with Respect to the Collateral

The Collateral will be pledged pursuant to the Security Documents, which contain provisions relating to the administration, preservation and disposition of the Collateral. The following is a summary of some of the covenants and provisions set forth in the Security Documents and the Indenture as they relate to the Collateral:

Maintenance of collateral. The Security Documents provide that the Company and the Guarantors shall use their commercially reasonable efforts to maintain the Collateral, taken as a whole, in all material respects in good, safe and insurable operating order, condition and repair and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the value of the Collateral. The Security Documents also provide that the Company and the Guarantors shall pay all real estate and other taxes, and maintain in full force and effect all material permits and certain insurance coverages.

Certain proceeds. The Security Documents and the Indenture provide that proceeds from the condemnation or destruction of the Collateral or from eminent domain proceedings with respect to the Collateral shall be deposited into the Collateral Account as provided in the Indenture or the Security Documents; provided, however, that any such proceeds from the condemnation or destruction of the Collateral or from eminent domain proceedings with respect to the Collateral to be invested in Replacement Assets shall not be required to be deposited into the Collateral Account so long as: (i) the Company shall provide written notice to the Collateral Trustee of its intent to invest such proceeds in Replacement Assets within 10 Business Days of the date of receipt of such proceeds; and (ii) within 360 days of the date of receipt of such proceeds by the Company, the Company provides an Officers’ Certificate certifying that the Company has invested such proceeds in Replacement Assets. Notwithstanding the foregoing, in the event that the Company does not (a) provide notice of its intent to invest such proceeds in Replacement Assets within 10 Business Days as provided in clause (i) of the preceding sentence or (b) provide the necessary Officers’ Certificate within 360 days of the date of receipt of such proceeds as set forth in clause (ii) of the preceding sentence, the Company shall then deposit such proceeds into the Collateral Account.

In accordance with the Security Documents and the Indenture, the Company must pledge the non-cash proceeds from any sale of Collateral as Collateral for the Notes and the Other Priority Lien Debt and use the Net Proceeds from any such sale of Collateral in accordance with the covenant under “— Repurchase at the Option of Holders — Asset Sales” below. Any remaining proceeds shall then be applied to make an offer to purchase the Notes and any Other Priority Lien Debt in accordance with the terms of the Indenture.

After-acquired property. Subject to Permitted Liens, upon the acquisition by the Company or any Guarantor after the Issue Date of (1) any assets, including, but not limited to, any after-acquired owned real property, which has a Fair Market Value of $5.0 million or greater at the time of acquisition, or any equipment or fixtures that constitute accretions, additions or technological upgrades to such real property, equipment or fixtures that form part of the Collateral, or (2) any Replacement Assets out of the Net Proceeds in compliance with the covenant described under “— Repurchase at the Option of Holders — Asset Sales,” the Company or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, and financing statements, certificates and opinions of counsel (where applicable) as may be necessary to vest in the Collateral Trustee a perfected security interest, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture, the Notes and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect, including the delivery of title insurance and opinions of counsel (where applicable) with respect to such after-acquired owned real property that has a Fair Market Value of $5.0 million or greater at the time of acquisition.

Further assurances. The Security Documents and the Indenture provide that the Company shall, and shall cause each Guarantor to, at their sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Trustee holds, for the benefit of the Holders of the Notes and the Trustee, duly created, enforceable and perfected first priority Liens and security interests in the Collateral (subject to Permitted Liens and except as otherwise provided in the Intercreditor Agreement).

As necessary, the Company shall, and shall cause each Guarantor to, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions that may be necessary to assure, perfect, transfer and confirm the property and rights conveyed by the Security Documents, including with respect to after-acquired Collateral.

Impairment of security interest. Neither the Company nor any of the Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Trustee and the Holders of the Notes with respect to the Collateral. Neither the Company nor any of the Restricted Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Collateral Trustee or the Trustee), any interest whatsoever in the Collateral, other than Permitted Liens (including Liens securing the Credit Agreement). Neither the Company nor any of the Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes and the Security Documents. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as necessary to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

Real estate mortgages and filings. The Company and the Guarantors were not required to conduct appraisals of their real properties prior to the Issue Date to determine the Fair Market Value of such real properties. Once the Company and the Guarantors have conducted appraisals of their real properties, any fee interest in real property that is determined to have a Fair Market Value of $5.0 million or greater will constitute Collateral. With respect to any fee interest in any real property constituting Collateral with a Fair Market Value of $5.0 million or greater (individually and collectively, the “Premises”) owned by the Company or a Guarantor on the Issue Date or acquired by the Company or a Guarantor after the Issue Date:

(1) the Company shall deliver to the Collateral Trustee, as mortgagee or beneficiary as applicable, on behalf of the Holders of the Notes and the lenders under the Credit Agreement, copies of fully executed counterparts of Mortgages, duly executed, acknowledged and filed by the Company or the applicable Guarantor (together with related fixture filings), and in form suitable for filing or recording, in all filing or recording offices that the Company shall deem reasonably necessary or in its reasonable judgment desirable in order to create a valid first priority Lien on the Premises described therein in favor of the Collateral Trustee for the benefit of the Holders of the Notes and the lenders under the Credit Agreement (subject to Permitted Liens and except as otherwise provided in the Intercreditor Agreement) together with evidence of the payment of all filing fees and taxes (including mortgage recording taxes) in connection therewith (or that arrangements reasonably satisfactory to the Collateral Trustee for such payment have been made), and evidence that any other actions necessary to perfect the Liens secured by the Mortgages have been taken;

(2) the Collateral Trustee shall have received mortgagee’s title insurance policies or binding commitments to issue such policies from financially sound and reputable insurers in favor of the Collateral Trustee, as mortgagee or beneficiary, as applicable, for the ratable benefit of the Holders of the Notes and the lenders under the Credit Agreement, in the amounts and in the form necessary, with respect to the Premises purported to be covered by such Mortgage, to insure that the interests created by the Mortgage constitute valid first priority Liens thereon free and clear of all other Liens (subject to Permitted Liens and except as otherwise provided in the Intercreditor Agreement) and such policies shall also include, to the extent available, all typical and customary endorsements reasonably requested by the Collateral Trustee and shall be accompanied by evidence of the payment in full of all premiums thereon; provided, however, that solely with respect to those Premises that are located in a jurisdiction in which title insurance is not available, in lieu of receiving a title insurance policy or binding commitment, the Collateral Trustee shall have received an opinion of local counsel as to the title on such Premises; and

(3) the Company shall, or shall cause the Guarantors to, deliver to the Collateral Trustee with respect to each of (x) the Premises owned on the Issue Date and (y) the Premises acquired after the Issue Date, (A) current American Land Title Association/American Congress on Surveying and Mapping surveys in typical and customary form, (B) local counsel opinions for the benefit of the Collateral Trustee, the Holders of the Notes, the Trustee and the administrative agent and lenders under the Credit Agreement, (C) fixture filings and (D) such other documents, instruments, certificates and agreements (if any) as are required in order to comply with clauses (1) and (2) above and to perfect the Collateral Trustee’s security interest in such covered Premises.

Certain Bankruptcy Limitations

The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Guarantor prior to the Trustee’s having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Trustee could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall.

Optional Redemption

Prior to August 1, 2013, the Company may on any one or more occasions redeem up to (i) 10% of the original principal amount of the Notes during each 12-month period beginning August 1, 2010 at a redemption price equal to 103% of the principal amount thereof and (ii) 35% of the aggregate original principal amount of Notes issued under the Indenture (excluding any Additional Notes) with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 108.750% of the principal amount thereof, in each case plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date; provided that, in the case of clause (ii):

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or its Affiliates); and

(2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

At any time prior to August 1, 2013, the Company may redeem all or part of the Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Additional Interest, if any, to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after August 1, 2013, the Company may redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

Year	Percentage
2013	106.563%
2014	104.375%
2015	102.188%
2016 and thereafter	100.000%

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate, in any case,

in accordance with the procedures of the applicable depositary.

No Notes of $2,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail, at least 30 but not more than 60 days before the redemption date, to each Holder of Notes to be redeemed at its registered address. For Notes held in global form with DTC or any other applicable depository, the notice may be sent electronically with instructions to forward such notice to any beneficial holders of the Notes. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase the Notes as described under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Repurchase at the Option of Holders — Asset Sales.” The Company and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

Unless the Company has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “— Optional Redemption,” the Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of repurchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

The Credit Agreement and future credit agreements or other agreements to which the Company becomes a party may prohibit or limit the Company from purchasing any Notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to permit the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. The Credit Agreement provides that certain change of control events with respect to the Company would constitute a default thereunder (including a Change of Control under the Indenture). If the Company experiences a Change of Control that triggers a default under the Credit Agreement, the Company could seek a waiver of such default or seek to refinance the Credit Agreement. In the event the Company does not obtain such a waiver or refinance the Credit Agreement, such default could result in amounts outstanding under the Credit Agreement being declared due and payable.

The Company’s ability to pay cash to the Holders of the Notes following the occurrence of a Change of Control may be limited by the Company’s then-existing financial resources. Sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company (other than by the shareholders who currently control the Company) and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and the Company. As of the Issue Date, the Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Limitation on Indebtedness” and “Certain Covenants — Limitation on Liens.” Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Company will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Company and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, Holders of Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors for purposes of the Indenture.

See “Risk Factors—Because three of our directors and officers, and stockholders affiliated with them, hold the majority of our voting power, they can ensure the outcome of most matters on which our stockholders vote.” The three directors and officers of the Company, and stockholders affiliated with them, that hold the majority of the Company’s voting power could take action that enhances value of their equity investment in the Company but that is adverse to the interest of the holders of the notes.

Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of:

(a) Cash Equivalents (including any Cash Equivalents received from the conversion within 60 days of such Asset Sale of any securities, notes or other obligations received in consideration of such Asset Sale);

(b) Replacement Assets;

(c) any liabilities of the Company or any Restricted Subsidiary as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities, Indebtedness that is by its terms subordinated in right of payment to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets or Equity Interests and for which the Company and all of the Restricted Subsidiaries have been validly released by all creditors in writing; or

(d) any combination of the consideration specified in clauses (a) to (c); and

(3) if such Asset Sale involves the transfer of Collateral:

(a) such Asset Sale complies with the applicable provisions of the Security Documents;

(b) to the extent required by the Security Documents, all consideration (including Cash Equivalents) received in such Asset Sale shall be expressly made subject to Liens under the Security Documents; and

(c) subject to application of Net Available Cash pursuant to the second paragraph of this covenant “— Asset Sales,” all of the Net Available Cash from such Asset Sale are deposited into the Collateral Account.

Within 365 days after the receipt of any Net Available Cash from an Asset Sale, the Company or a Restricted Subsidiary, as the case may be, may apply an amount equal to such Net Available Cash at its option:

(1) to the extent that such Net Available Cash represent proceeds of Collateral, to repay, prepay, defease, redeem, purchase or otherwise retire Priority Bank Debt and to correspondingly permanently reduce commitments with respect to the Credit Agreement; provided that the Company uses any remaining Net Available Cash not used to repay Indebtedness pursuant to this clause (1) to make an Offer to Purchase from the Holders of Notes, and if required by the terms of any Other Priority Lien Debt, from the holders of such Priority Lien Debt, an aggregate principal amount of Notes and such Other Priority Lien Debt equal to such remaining Net Proceeds at a purchase price equal to 100% of the principal amount thereof, plus accrued interest and Additional Interest, if any, to the payment date; or

(2) to acquire all or substantially all of the assets of, or the majority of the Voting Stock of, another Permitted Business;

(3) to purchase Replacement Assets (or enter into a binding agreement to purchase such Replacement Assets); provided that (x) such purchase is consummated no later than the later of (i) the 360th day after such Asset Sale or (ii) 90 days after the date of such binding agreement and (y) if such purchase is not consummated within the period set forth in subclause (x), the Net Available Cash not so applied will be deemed to be Excess Proceeds (as defined below)); or

(4) make an Offer to Purchase as described below.

The amount of such Net Available Cash required to be applied (or to be committed to be applied) during such 365 day period as set forth in the preceding paragraph and not applied (or committed to be applied) as so required by the end of such period shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $10.0 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase, from the Holders and all holders of Other Priority Lien Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, the maximum principal amount of Notes and such Other Priority Lien Debt that may be purchased out of the Excess Proceeds. The offer price in any such Offer to Purchase will be equal to 100% of the principal amount (or accredited value, if applicable) of the Notes and such Other Priority Lien Debt plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date, and will be payable in cash. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this “Asset Sales” covenant, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture, and those Excess Proceeds shall no longer constitute “Excess Proceeds.”

The Credit Agreement and any future credit agreement or other agreement to which the Company becomes a party may contain restrictions on the Company’s ability to purchase Notes. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements.

Certain Covenants

The Indenture contains, among others, the following covenants.

Limitation on Restricted Payments

(A) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(1) declare or pay any dividend or make any other payment or distribution with respect to any of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) any Equity Interests of the Company held by any Person (other than by a Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary (other than by the Company or another Restricted Subsidiary);

(3) call for redemption or make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to the Stated Maturity thereof, any Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee except (a) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase or other acquisition or (b) intercompany Indebtedness permitted to be Incurred pursuant to clause (6) of the second paragraph of the covenant described below under the caption “— Certain Covenants — Limitation on Indebtedness;” or

(4) make any Investment (other than a Permitted Investment) in any Person,

unless, at the time of and after giving pro forma effect to such Restricted Payment:

(1) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

(2) the Company could Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Certain Covenants — Limitation on Indebtedness;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (4), (5) and (6) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 100% of Consolidated Adjusted EBITDA on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the first fiscal quarter commencing after the Issue Date and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available (or, if such Consolidated Adjusted EBITDA for such period is a deficit, less 100% of such deficit) less an amount equal to 1.4 times Consolidated Interest Expense for the same period, plus

(b) the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company and the amount of reduction of Indebtedness of the Company or its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company), plus

(c) with respect to Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries after the Issue Date, an amount equal to the net reduction in such Investments in any Person (except, in each case, to the extent any such amount is included in the calculation of Consolidated Net Income), resulting from repayment to the Company or any Restricted Subsidiary of loans or advances or from the receipt of net cash proceeds from the sale of any such Investment, from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of such Investments previously made by the Company or any Restricted Subsidiary in such Person.

(B) The preceding provisions will not prohibit, so long as, in the case of clauses (7), (8) and (10) below, no Event of Default has occurred and is continuing or would be caused thereby:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture, and the redemption of any Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantees within 60 days after the date on which notice of such redemption was given, if at said date of the giving of such notice, such redemption would have complied with the provisions of the Indenture;

(2) the payment of any dividend by a Restricted Subsidiary to all the holders of its Common Stock on a pro rata basis;

(3) any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for such Restricted Payment will be excluded from clause (3) (b) of the preceding paragraph (A);

(4) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees in exchange for or with the net cash proceeds from a substantially concurrent Incurrence (other than to a Subsidiary of the Company) of, Permitted Refinancing Indebtedness;

(5) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof and applicable withholding taxes, if any;

(6) the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities; provided, that such payment shall not be for the purpose of evading the limitations of this covenant (as determined by the Board of Directors of the Company in good faith);

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former employee or director of the Company (or any Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $3.0 million (with unused amounts in any calendar year being carried over to succeeding years subject to a maximum of $5.0 million in any calendar year);

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, in each case issued in accordance with the covenant described under “— Certain Covenants — Limitation on Indebtedness,” and provided that such dividends constitute Consolidated Interest Expense;

(9) loans to members of management of the Company or any Restricted Subsidiary, the proceeds of which are used for a concurrent purchase of Equity Interests of the Company or a capital contribution to the Company, in an aggregate amount not in excess of $5.0 million (provided that the proceeds from such purchase of Equity Interests or capital contribution shall be excluded from the calculation of amounts under clause (3) above); and

(10) other Restricted Payments in an aggregate amount not to exceed $10.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Guarantor may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would be no greater than 7 to 1.

The first paragraph of this covenant will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the Incurrence by the Company or any Guarantor of Indebtedness under Credit Facilities (including, without limitation, the Incurrence by the Company and the Guarantors of Guarantees thereof) in an aggregate amount at any one time outstanding pursuant to this clause (1) not to exceed $100.0 million, less the aggregate amount of all proceeds from Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) the Incurrence of Existing Indebtedness;

(3) the Incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (other than Additional Notes) and the related Note Guarantees;

(4) the Incurrence by the Company or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor (including any reasonably related fees or expenses Incurred in connection with such acquisition, construction or improvement), in an aggregate amount, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed $40.0 million at any time outstanding;

(5) the Incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), or (5) of this paragraph;

(6) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) any event that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary (except for any pledge of such Indebtedness constituting a Permitted Lien until the pledgee commences actions to foreclose on such Indebtedness) will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

(8) the Incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(9) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock of a Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

(10) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or any Restricted Subsidiary or merged with or into the Company or any Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or such Restricted Subsidiary or was acquired by or merged with or into the Company or such Restricted Subsidiary); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of this covenant;

(11) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(12) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(13) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes as described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge;” or

(14) the Incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate amount at any one time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (14), not to exceed $25.0 million.

For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (14) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify, and may later reclassify, such item of Indebtedness or a part thereof in any manner that complies with this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) above.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred (or first committed, in the case of revolving credit debt); provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Company will not Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes at least to the same extent. The Company will not permit any Guarantor to Incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Guarantor unless it is subordinate in right of payment to such Guarantor’s Note Guarantee at least to the same extent. For purposes of the Indenture, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of the Company’s or such Restricted Subsidiary’s property or assets, now owned or hereafter acquired, except for Permitted Liens.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) pay any liabilities owed to the Company or any Restricted Subsidiary;

(3) make loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(4) transfer any of its properties or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions:

(1) existing under, by reason of or with respect to the Credit Agreement as in effect on the Issue Date, Existing Indebtedness or any other agreements in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the Issue Date;

(2) set forth in the Indenture, the Notes and the Note Guarantees;

(3) existing under or by reason of applicable law, rule, regulation or order;

(4) with respect to any Person or the property or assets of a Person acquired by the Company or any Restricted Subsidiary existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings, taken as a whole, are not materially more restrictive than those in effect on the date of the acquisition;

(5) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(6) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

(7) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(8) existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions or transfer by that Restricted Subsidiary pending such sale or other disposition;

(9) on cash or other deposits or net worth, which encumbrances or restrictions are imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(10) arising from customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and which the Board of Directors of the Company determines in good faith will not adversely affect the Company’s ability to make payments of principal or interest on the Notes; and

(11) existing under Indebtedness of the Company or a Restricted Subsidiary permitted to be Incurred under the Indenture, which encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being Incurred and which the Board of Directors of the Company determines in good faith will not adversely affect the Company’s ability to make payments of principal or interest on the Notes, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof.

Merger, Consolidation or Sale of Assets

The Company. The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists;

(2) either:

(a) the Company is the surviving corporation; or

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition will have been made (i) is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that in the case where such Person is not a corporation, a co-obligor of the Notes is a corporation and (ii) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction on a pro forma basis, either (i) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition will have been made, will be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Certain Covenants — Limitation on Indebtedness,” or (ii) the Leverage Ratio, measured as of the date immediately following the date of consummation of such transaction, would be lower than the Leverage Ratio measured as of the date immediately preceding the date of consummation of such transaction;

(4) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, will have confirmed to the Trustee in writing that its Note Guarantee will apply to the obligations of the Company or the surviving Person in accordance with the Notes and the Indenture; and

(5) the Company delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computation to demonstrate compliance with clause (3) above) and Opinion of Counsel, in each case stating that such transaction and such agreement comply with this covenant and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with;

provided, however, that clause (3) above will not apply (i) if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company, and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations; or (ii) to any consolidation, merger, sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any Restricted Subsidiary.

Upon any consolidation, merger, sale, assignment, transfer, conveyance or other disposition in accordance with this covenant, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, conveyance or other disposition is made will succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, conveyance or other disposition, the provisions of the Indenture referring to the “Company” will refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the Indenture.

In addition, the Company and the Restricted Subsidiaries may not, directly or indirectly, lease all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries considered as one enterprise, in one or more related transactions, to any other Person.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

The Guarantors. A Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Guarantor, in one or more related transactions, to another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Guarantor is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition which has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of that Guarantor under the Indenture, including its Note Guarantee, and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Limitation on Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any of their Affiliates (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on fair and reasonable terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any Restricted Subsidiary; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Members; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company or such Restricted Subsidiary from a financial point of view.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Certain Covenants — Limitation on Restricted Payments;”

(3) any issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;

(4) transactions pursuant to agreements or arrangements in effect on the Issue Date and described in this prospectus, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Company and the Restricted Subsidiaries than the agreement or arrangement in existence on the Issue Date;

(5) payments by the Company (and any direct or indirect parent thereof) and its Subsidiaries pursuant to tax sharing agreements among the Company (and any such parent) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company and its Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(6) payment of reasonable and customary fees to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Company or any Subsidiary thereof;

(7) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any Restricted Subsidiary with officers and employees of the Company or any Subsidiary thereof and the payment of compensation to officers and employees of the Company or any Subsidiary thereof (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), so long as such agreement or payment have been approved by a majority of the Disinterested Members; and

(8) additional affiliation agreements and/or joint sale agreements with Univision, any purchase or sale by Univision of the Company’s Capital Stock and/or any other agreements or arrangements entered into with Univision in connection with the conduct of the Company’s businesses; provided, that for any such other agreement or arrangement that (i) is outside of the Company’s ordinary course of conduct, including conduct that is not inconsistent with the Company’s past practice, and (ii) involves aggregate consideration in excess of $10.0 million, the Company will deliver to the Trustee a Board Resolution set forth in an Officer’s Certificate certifying that such transaction is fair and reasonable to the Company.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be, at the time of such designation, and such Incurrence of Indebtedness would be permitted under the covenant described above under the caption “— Certain Covenants — Limitation on Indebtedness;”

(2) the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments;”

(3) such Subsidiary does not hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Company or any Restricted Subsidiary;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary, except to the extent such Guarantee or credit support would be released upon such designation; and

(5) no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary (x) would fail to meet any of the preceding requirements described in clause (4) above, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness, Investments, or Liens on the property, of such Subsidiary will be deemed to be Incurred or made by a Restricted Subsidiary as of such date, and if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under the Indenture, the Company will be in default under the Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if such Indebtedness is permitted under the covenant described above under the caption “— Certain Covenants — Limitation on Indebtedness;”

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such designation will only be permitted if such Investments would be permitted under the covenant described above under the caption “— Certain Covenants — Limitation on Restricted Payments;”

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “— Certain Covenants — Limitation on Liens;” and

(4) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Company or such Restricted Subsidiary, as applicable, could have (a) Incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Certain Covenants — Limitation on Liens;”

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

The Company will not transfer, convey, sell or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except sales of Equity Interests of a Restricted Subsidiary of the Company by the Company or a Restricted Subsidiary thereof; provided that (x) the Company or such Restricted Subsidiary selling such Equity Interests complies with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales,” (y) any sales of Preferred Stock of a Restricted Subsidiary that result in such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary thereof will be deemed to be an Incurrence of Indebtedness and must comply with the covenant described above under the caption “— Incurrence of Indebtedness” and (z) if, immediately after giving effect to such issuance, transfer, conveyance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the covenant described above under the caption “— Restricted Payments” if made on the date of such issuance or sale.

Future Note Guarantees

If the Company or any Restricted Subsidiary acquires or creates another Wholly-Owned Domestic Subsidiary on or after the Issue Date, then that newly acquired or created Wholly-Owned Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee, except for any Domestic Subsidiary acquired pursuant to clause (10) of the second paragraph under the caption “— Certain Covenants — Limitation on Indebtedness” that is not permitted by the documents governing its Indebtedness to guarantee the Notes.

The Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company or any Restricted Subsidiary unless such Restricted Subsidiary (a) is a Guarantor or (b) within 10 days executes and delivers to the Trustee an Opinion of Counsel and a supplemental indenture providing for the guarantee of the payment of the Notes by such Restricted Subsidiary, which guarantee will rank senior in right of payment to or equally in right of payment with such Restricted Subsidiary’s guarantee of such other Indebtedness unless such other Indebtedness is subordinated Indebtedness, in which case the Guarantee or the notes must be senior to the guarantee of such Indebtedness.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

The Company will furnish to the Trustee and, upon request, to beneficial owners and prospective investors a copy of all of the information and reports referred to in clauses (1) and (2) below within the time periods specified in the Commission’s rules and regulations (including Rule 12b-25 under the Exchange Act), unless the information and reports referred to in clauses (i) and (ii) below are otherwise filed with the Commission through EDGAR and are available to the public through the EDGAR system (subject to any confidential treatment requests filed with the Commission by the Company):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

After consummation of the exchange offer described in this prospectus and contemplated by the Registration Rights Agreement, whether or not required by the Commission, the Company will comply with the periodic reporting requirements of the Exchange Act and will file the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Company will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the Commission.

If the Company has designated as Unrestricted Subsidiaries any of its Subsidiaries that is a Significant Subsidiary or that, when taken together with all other Unrestricted Subsidiaries, would be a Significant Subsidiary, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Notwithstanding the foregoing, if any parent of the Company becomes a Guarantor, the reports, information and other documents required to be filed and provided as described above may be those of the parent, rather than those of the Company, so long as such filings would satisfy the Commission’s requirements.

In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

No failure to comply with this covenant will be deemed a default until a period of 90 days has elapsed from such failure, and any failure to comply with this covenant will be automatically cured when we file all required reports with the SEC.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any Restricted Subsidiary to make or consummate an Offer to Purchase in accordance with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales” or to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any Restricted Subsidiary for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any Restricted Subsidiary (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the amount of any such Indebtedness, together with the amount of any other such Indebtedness that is then subject to a Payment Default or the maturity of which has been so accelerated, aggregates $7.5 million or more;

(6) failure by the Company or any Restricted Subsidiary to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, will deny or disaffirm its obligations under its Note Guarantee;

(8) any security interest and Lien purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $10.0 million (a) ceases to be in full force and effect, (b) ceases to give the Collateral Trustee, for the benefit of the Priority Lien Secured Parties, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (subject to Permitted Liens and except as otherwise provided in the Intercreditor Agreement)) in favor of the Collateral Trustee, or (c) is asserted by the Company or any Guarantor not to be, a valid, perfected, first priority (subject to Permitted Liens and except as otherwise provided in the Intercreditor Agreement) security interest in or Lien on the Collateral covered thereby; and

(9) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Restricted Subsidiary that is a Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary of the Company).

In the case of an Event of Default described in clause (9) above, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the Event of Default. However, in the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, such declaration shall be automatically annulled if (i) the holders of the Indebtedness described in clause (5) above have rescinded their declaration of acceleration in respect of such Indebtedness within 15 days of the date of such declaration; and (ii) the annulment of the acceleration of the Notes would not (A) conflict with any judgment or decree of a court of competent jurisdiction, and (B) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of premium, interest or Additional Interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Additional Interest, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right will not be impaired or affected without the consent of the Holder.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Within five Business Days of becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company will have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default will have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and Section 15 of the New York Debtor and Creditor Law;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date under arrangement satisfactory to the Trustee for the giving of notice of such redemption by the Trustee in the Company’s name and at the Company’s expense; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture and the Security Documents will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Company’s name and at the Company’s expense, and in each such case the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the Stated Maturity or redemption date, as the case may be;

(2) no Default or Event of Default will have occurred and be continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at Stated Maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee, the Notes, the Intercreditor Agreement or any Security Document may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(3) reduce the principal amount of, or premium, if any, or interest on, any Note;

(4) change the optional redemption dates or optional redemption prices of the Notes from those stated under the caption “— Optional Redemption;”

(5) waive a Default or Event of Default in the payment of principal of, or interest, or premium or Additional Interest, if any, on, the Notes (except, upon a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes, a waiver of the payment default that resulted from such acceleration) or in respect of any other covenant or provision that cannot be amended or modified without the consent of all Holders;

(6) make any Note payable in money other than U.S. dollars;

(7) make any change in the amendment and waiver provisions of the Indenture;

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(10) amend, change or modify the obligation of the Company to make and consummate an Offer to Purchase with respect to any Asset Sale in accordance with the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales” after the obligation to make such Offer to Purchase has arisen, or the obligation of the Company to make and consummate an Offer to Purchase in the event of a Change of Control in accordance with the covenant described under the caption “— Repurchase at the Option of Holders — Change of Control” after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto; or

(11) except as otherwise permitted under the covenants described under the captions “— Certain Covenants — Merger, Consolidation and Sale of Assets” and “— Certain Covenants — Future Note Guarantees,” consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture.

In addition, without the consent of at least two-thirds in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not modify any Security Document or the provisions of the Indenture dealing with the Security Documents or application of trust moneys in any manner that would be adverse in any material respect to the Holders of the Notes or otherwise release all or substantially all of the Collateral, in each case other than in accordance with the Indenture, the Security Documents and the Intercreditor Agreement.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, Notes, the Intercreditor Agreement or any Security Document:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in accordance with the Indenture in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially, in the good faith determination of the Board of Directors of the Company, adversely affect the legal rights under the Indenture, any Guarantee, the Intercreditor Agreement or any Security Document of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provisions described under “— Certain Covenants — Future Note Guarantees;”

(7) to evidence and provide for the acceptance of appointment by a successor Trustee;

(8) to provide for the issuance of Additional Notes in accordance with the Indenture;

(9) to conform the Indenture, the Notes or the Notes Guarantee to any provision of the “Description of the Notes” contained in the final offering memorandum relating to the offering of the Outstanding Notes, to the extent such provision is intended to be a verbatim recitation thereof; or

(10) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Trustee for the benefit of the Trustee on behalf of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Note Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Trustee pursuant to the Indenture, any of the Security Documents or otherwise;

(11) to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; or

(12) to secure any Priority Lien Debt under the Security Documents and to appropriately include the same in the Intercreditor Agreement.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture and the Trust Indenture Act limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that in case an Event of Default will occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry; Delivery and Form

The Outstanding Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A promulgated under the Securities Act (“Rule 144A Notes”). The Outstanding Notes were also offered and sold in offshore transactions in reliance on Regulation S promulgated under the Securities Act (“Regulation S Notes”). Except as set forth below, Notes have or will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially are represented by one or more Notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially are represented by one or more Notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes”). The Exchange Notes will also initially be represented in registered, global form without interest coupons (collectively, the “Exchange Global Notes” and, together with the Rule 144A Global Notes and the Regulation S Global Notes, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the original offering of the Outstanding Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Global Notes may be held only through Euroclear Bank, S.A./N.V as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described in the Indenture.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See “— Exchange of Global Notes for Certificated Notes.”

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described in the Indenture. Regulation S Notes will also bear the applicable legend as described in the Indenture. The Exchange Notes will also bear the applicable legends as described in the Indenture. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes and Exchange Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes and Exchange Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes may hold their interests therein through Euroclear, Clearstream or DTC, if they are participants in such systems, or indirectly through organizations that are participants in such systems. However, upon issuance we intend to settle by delivering interests in the Regulation S Global Note solely through Euroclear or Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth in the Indenture, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depository;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Company that, in such event, under its current practices, DTC would notify its participants of the Company’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3) there will have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in the Indenture unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full description of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Act of Instructing Debtholders” means, as to any matter at any time, a direction in writing delivered to the Collateral Trustee by (i) the Revolver Agent and (ii) the Priority Debt Representative of the holders of the Series of Priority Lien Debt comprising the largest portion of the outstanding Priority Lien Debt.

Notwithstanding the foregoing, if (i) any payment default occurs and is continuing beyond any applicable grace period, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or fees or other amounts payable or Obligations with respect to, the Priority Bank Debt and (ii) the Revolver Agent gives notice of such default and its intention to exercise remedies with respect to the Collateral to the Collateral Trustee and the other Priority Debt Representatives, then an Act of Instructing Debtholders shall only require a writing delivered to the Collateral Trustee by the Revolver Agent with respect to any exercise of remedies with respect to the Collateral occurring thirty (30) days or more following delivery of such notice so long as such payment default is continuing at such time.

For purposes of this definition, (a) neither Hedging Obligations owed to a non-holder of Other Priority Lien Debt nor Priority Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed to be outstanding and (b) votes will be determined in accordance with the provisions described above under the caption “—Intercreditor Agreement—Voting.”

“Actionable Default” means the occurrence of any event of default under any Secured Debt Document, the result of which is that:

(1) the holders of Priority Lien Debt under such Secured Debt Document have the right to declare all of the Priority Lien Obligations thereunder to be due and payable prior to the Stated Maturity thereof; or

(2) such Priority Lien Obligations automatically become due and payable prior to the Stated Maturity thereof.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at August 1, 2013 (such redemption price being described under “—Optional Redemption”) plus (2) all remaining required interest payments due on such Note through August 1, 2013 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (each, a “Transfer”) of any assets; and

(2) the issuance of Equity Interests by any Restricted Subsidiary or the Transfer by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items will be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $5.0 million;

(2) a Transfer of assets that is governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of the Holders—Change of Control” and/or the provisions described above under the caption “— Certain Covenants—Merger, Consolidation or Sale of Assets;”

(3) a Transfer of assets or Equity Interests between or among the Company and the Restricted Subsidiaries;

(4) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(5) a Transfer of any assets in the ordinary course of business;

(6) a Transfer of Cash Equivalents;

(7) a Transfer of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(8) a Transfer that constitutes a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;

(9) a Transfer of any property or equipment that has become damaged, worn out or obsolete;

(10) the creation of a Lien not prohibited by the Indenture (but not the sale of property subject to a Lien); and

(11) a grant of a license to use the Company’s or any Restricted Subsidiary’s patents, trade secrets, know-how or other intellectual property to the extent that such license does not limit the licensor’s use of the patent, trade secret, know-how or other intellectual property.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” will have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control” and “Continuing Directors,” a duly authorized committee thereof;

(2) with respect to a partnership, the general partners or the management committee of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” of any Person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock.

“Cash Equivalents” means:

(1) United States dollars and such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than six months from the date of acquisition;

(3) certificates of deposit and time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States or any state, commonwealth or territory thereof having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of P-1 or better from Moody’s Investors Service, Inc. or A-1 or better from Standard & Poor’s Rating Services;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within six months after the date of acquisition;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and having maturities of not more than six months from the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders or Related Parties of Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or Related Parties of Permitted Holders, (a) becomes the Beneficial Owner, directly or indirectly, of 30% or more of the voting power of the Voting Stock of the Company and (b) (i) at such time, the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person or group and (ii) at such time, the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the voting power of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders and any Related Party of a Permitted Holder, (a) becomes, directly or indirectly, the Beneficial Owner of 30% or more of the voting power of the Voting Stock of the surviving or transferee Person and (b) (i) at such time, the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the surviving or transferee Person than such other person or group and (ii) at such time, the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the surviving or transferee Person.

“Collateral Account” means any segregated account under the sole control of the Collateral Trustee for the benefit of the Holders of the Notes and the holders of Other Priority Lien Debt, and includes all cash and Cash Equivalents received by the Trustee, Revolver Agent or the Collateral Trustee from an Asset Sale of Collateral, foreclosures on or sales of Collateral, or any other awards or proceeds pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from such Collateral received pursuant to the Security Documents, and interest earned thereon.

“Collateral Trustee” means General Electric Capital Corporation, acting as the collateral trustee under the Security Documents.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means, with respect to any Person, any Capital Stock (other than Preferred Stock) of such Person, whether outstanding on the Issue Date or issued thereafter.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of the Company for such period plus:

(1) provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Consolidated Interest Expense of the Company and the Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, impairment, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any extraordinary or non-recurring expenses of the Company and the Restricted Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

(6) cash payments related to non-cash charges that increased Consolidated Adjusted EBITDA in any period,

in each case on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Consolidated Interest Expense of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Consolidated Adjusted EBITDA of the Company (A) in the same proportion that the net income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter or any agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of:

(1) the consolidated interest expense of the Company and the Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations and excluding any non-cash interest expense imputed on any convertible debt securities in accordance with FASB APB 14-1; plus

(2) the consolidated interest expense of the Company and the Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of the Restricted Subsidiaries or secured by a Lien on assets of the Company or a Restricted Subsidiary, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the issuer of such Disqualified or Preferred Stock, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, for any period, the aggregate of the net income (loss) of the Company and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the Company or a Restricted Subsidiary;

(2) the net income (but not the net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the net income (loss) of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded;

(4) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of the Company; or (b) the disposition of any securities by the Company or a Restricted Subsidiary or the extinguishment of any Indebtedness of the Company or any Restricted Subsidiary, will be excluded;

(5) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, will be excluded;

(6) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company and any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock (other than Disqualified Stock of the Company); and

(7) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) total consolidated secured Indebtedness of the Company and its Restricted Subsidiaries as of such date, after giving effect to all Incurrences and repayments of Indebtedness on or about such date, to (ii) Consolidated Adjusted EBITDA of the Company for the most recent four consecutive fiscal quarters for which financial statements are available ending prior to such date, with such pro forma and other adjustments as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of Leverage Ratio.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Company’s Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” as described above under the caption “Repurchase at the Option of Holders—Change of Control” that would trigger the holders’ right to require the Company to repurchase the holders’ notes as described above.

“Credit Agreement” means that certain Credit Agreement, dated as of the Issue Date, among the Company, General Electric Capital Corporation, as administrative agent, and the other lenders named therein providing for up to $50.0 million of revolving credit borrowings, with the ability to increase such amount to $100.0 million if certain conditions are satisfied, including any related Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or with other banks or other institutional lenders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders, providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Currency Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates and currency values.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Discharge of Priority Bank Debt Obligations” means the occurrence of (x) termination of all commitments to extend credit that would constitute Priority Bank Debt and (y) payment in full in cash of the principal of and interest and premium (if any) on all Priority Bank Debt.

“Disinterested Member” means, with respect to any transaction or series of related transactions, a member of the Company’s Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and is not an Affiliate, or an officer, director, member of a supervisory, executive or management board or employee of any Person (other than the Company or a Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Disqualified Stock” means any Capital Stock that, by its terms, by the terms of any security into which it is convertible, or for which it is exchangeable, or by contract or otherwise, is, or upon the happening of any event or passage of time would be, required to be redeemed on or prior to the date that is one year after the date on which the Notes mature, or is redeemable at the option of the holder thereof, or is convertible into or exchangeable for debt securities in any such case on or prior to such date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “—Repurchase at the Option of Holders—Limitation on Asset Sales” and “—Repurchase at the Option of Holders—Change of Control” covenants described herein and (ii) such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to “—Repurchase at the Option of Holders—Asset Sales” and “—Repurchase at the Option of Holders—Change of Control” covenants. The term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary that is created or organized under the laws of the United States, any state thereof or the District of Columbia.

“Enforcement Action” means:

(a) notifying any debtors to direct payments, in respect of receivables that are subject to Liens, to a creditor or directly collecting accounts receivable that are subject to Liens or other payment rights of the Company or any Subsidiary that are subject to Liens; and

(b) exercising any rights or remedies (including any right of set-off or recoupment) with respect to any Collateral or taking any steps, proceedings or actions whatsoever whether at law (including, without limitation, under the Uniform Commercial Code or any other personal property security act) or under any of the Security Documents, in any such case, to enforce all or any of the Security Documents or any other rights with respect to any Collateral (including any steps, proceedings or actions to foreclose upon, or to take possession of or to sell all or any of the Collateral, or any other enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien, whether arising pursuant to the Security Documents, in connection with a judgment against the Company or any Subsidiary or otherwise).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public sale or private placement of Capital Stock (other than Disqualified Stock) of the Company (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company) to any Person other than any Subsidiary thereof.

“Exchange Notes” means the debt securities of the Company, issued pursuant to the Indenture and in accordance with the terms of the Registration Rights Agreement, in exchange for the Notes on terms that are substantially identical to the terms of the Notes, except that the transfer restrictions, registration rights and Additional Interest provisions relating to the Notes will not apply to such debt securities of the Company.

“Existing Indebtedness” means the aggregate amount of Indebtedness of the Company and the Restricted Subsidiaries (other than Indebtedness under the Credit Agreement or under the Notes and the related Note Guarantees) in existence on the Issue Date after giving effect to the application of the proceeds of (1) the Notes and (2) any borrowings made under the Credit Agreement on the Issue Date, until such amounts are repaid.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company, whose determination will be conclusive if evidenced by a Board Resolution; provided, however, that with respect to real property and/or fixtures constituting Collateral, such price may, in lieu of a Board Resolution, be as determined by a licensed appraiser designated by the Company.

“FCC” means the United States Federal Communications Commission.

“Foreign Subsidiary” means any Restricted Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date; provided that GAAP shall not give effect to FASB APB 14-1.

“Government Securities” means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person, but excluding endorsements for collection or deposit in the normal course of business.

“Guarantors” means:

(1) the Initial Guarantors; and

(2) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement;

(2) any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement; or

(3) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms or the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, whether or not contingent:

(1) all indebtedness of such Person in respect of borrowed money;

(2) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments;

(3) all obligations of such Person in respect of banker’s acceptances, letters of credit or similar instruments (or reimbursement obligations in respect thereof);

(4) all Capital Lease Obligations of such Person and Attributable Debt;

(5) all obligations of such Person in respect of the deferred and unpaid balance of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable;

(6) all Hedging Obligations of such Person;

(7) all Disqualified Stock issued by such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(8) all Preferred Stock issued by a Subsidiary of such Person, valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(9) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness; or

(10) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness will be required to be determined pursuant to the Indenture.

The amount of any Indebtedness outstanding as of any date will be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. The amount of any Indebtedness described in clauses (1) and (2) above will be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining any particular amount of Indebtedness, (x) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and (y) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness.

“Initial Guarantors” means all of the Wholly-Owned Domestic Subsidiaries of the Company.

“Initial Purchasers” means Citigroup Global Markets Inc., UBS Securities LLC, Wells Fargo Securities, LLC and Moelis & Company LLC.

“Interest Rate Agreement” means any financial arrangement entered into between a Person (or its Restricted Subsidiaries) and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate protection related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates.

“Investments” in any Person means all direct or indirect investments in such Person in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Investment in such Subsidiary not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person unless such Investment in such third party was not made in anticipation or contemplation of the Investment by the Company or such Restricted Subsidiary and such third party Investment is incidental to the primary business of such Person in whom the Company or such Restricted Subsidiary is making such Investment.

“Issue Date” means July 27, 2010, the date on which Notes were originally issued under the Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Leverage Ratio” means the ratio of (i) the aggregate outstanding amount of Indebtedness of each of the Company and the Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Disqualified Stock of the Company and Preferred Stock of the Restricted Subsidiaries (except Preferred Stock issued to the Company or a Restricted subsidiary) as of the last day of such fiscal quarter to (ii) the aggregate Consolidated Adjusted EBITDA of the Company for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Reference Period”).

For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Company and the Restricted Subsidiaries and the aggregate liquidation preference of all outstanding Preferred Stock of the Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and Preferred Stock giving rise to the need to perform such calculation had been Incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being Incurred or Preferred Stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (i) the Incurrence of the Indebtedness of such Person and the Restricted Subsidiaries and the issuance of the Preferred Stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any Incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or Preferred Stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such Incurrence or issuance (and the application of the proceeds thereof) or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each Business Day during such period) and (ii) any acquisition at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such acquisition (including the Incurrence, assumption or liability for any such Indebtedness and the issuance of such Preferred Stock and also including any Consolidated Adjusted EBITDA associated with such acquisition) occurred on the first day of the Reference Period. Whenever pro forma effect is to be given to an acquisition or disposition, the amount of Consolidated Adjusted EBITDA relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, unless otherwise specified, the pro forma calculations will be made in compliance with Article 11 of Regulation S-X under the Securities Act, as determined in good faith by a responsible financial or accounting officer of the Company. Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of Consolidated Adjusted EBITDA, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually Incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents securing Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Available Cash” means the aggregate proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof), received in Cash Equivalents by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) in the case of any Asset Sale by a Restricted Subsidiary, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary, (4) appropriate amounts to be provided by the Company or the Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP and (5) amounts required to be paid in respect of any Capital Lease Obligations, mortgage financings or purchase money obligations secured by the asset or assets sold in such Asset Sale; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clause (4) no longer so held, will, in the case of each of subclause (a) and (b), at that time become Net Available Cash.

“Note Documents” means the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement (and related Security Documents), each Priority Debt Sharing Confirmation, and all other agreements related to the Indenture, the Notes and the Guarantees.

“Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.

“Note Obligations” means the Obligations under the Indenture.

“Obligations” with respect to any Indebtedness means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

“Obligor” means the Company, the Guarantors and each other Person (if any) that at any time provides collateral security for any Priority Lien Obligations.

“Offer to Purchase” means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) the provision of the Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

On or before 11 a.m. New York City time on the Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof (and, in the case of an Offer to Purchase made pursuant to “—Repurchase at the Option of Holders—Asset Sales,” any Other Priority Lien Debt included in such Offer to Purchase) tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to an Offer to Purchase, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue of such conflict.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers, one of whom must be the principal financial officer of the Company, that meets the requirements of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Company) that meets the requirements of the Indenture.

“Other Priority Lien Debt” means Priority Lien Debt other than Priority Bank Debt.

“Other Priority Lien Secured Parties” means Secured Parties other than Priority Bank Debt Secured Parties.

“Pari Passu Debt” means (a) any Indebtedness of the Company that ranks equally in right of payment with the Notes or (b) any Indebtedness of a Guarantor that ranks equally in right of payment with such Guarantor’s Note Guarantee.

“Paying Agent” means the Trustee or such other Person designated by the Company, acting as paying agent under the Indenture.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto, including, without limitation, businesses related to media and broadcast content as well as digital, interactive, online and/or downloadable programming and other content deliverable over various media platforms such as the Internet, computers, portable electronic devices, mobile communications devices and similar technologies.

“Permitted Holders” means Walter Ulloa, Philip Wilkinson and Paul Zevnik.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) Hedging Obligations that are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnifies and compensation payable thereunder;

(6)(i) stock, obligations or securities received in satisfaction of judgments, foreclosure of Liens or settlement of Indebtedness and (ii) any Investments received in compromise of obligations of any trade creditor or customer that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person;

(7) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or the Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8) commission, payroll, travel and similar advances to officers and employees of the Company or any Restricted Subsidiary that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(9) Investments in connection with time brokerage and other similar agreements with independently owned broadcast properties, not to exceed $10.0 million at any time; and

(10) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10), not to exceed $20.0 million at any time.

“Permitted Liens” means:

(1) Liens existing as of the Issue Date (other than Liens permitted under clause (3) below);

(2) Liens on the property or assets of the Company or any Restricted Subsidiary securing Indebtedness Incurred in compliance with the provisions set forth in the first paragraph of “— Certain Covenants — Limitation on Indebtedness;” provided that (a) the provisions described under “— Certain Covenants — Future Note Guarantees” are complied with; and (b) after giving effect to the granting of such Liens securing such Indebtedness, the Consolidated Secured Leverage Ratio would be no greater than the applicable limitations set forth in clause (11) below;

(3) Liens securing Indebtedness under Credit Facilities permitted to be Incurred pursuant to clause (1) of the second paragraph of “— Certain Covenants — Limitation on Indebtedness;” provided that the provisions described under “— Certain Covenants — Future Note Guarantees” are complied with;

(4) Liens securing the Company’s or any Restricted Subsidiary’s obligations under Interest Rate Agreements or Currency Agreements permitted under “— Certain Covenants — Limitation on Indebtedness” or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate; provided that each of the parties thereto shall have entered into the Security Documents;

(5) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (4); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets;

(6) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(7) Liens on property of a Person existing at the time such Person is merged with, or acquired by, or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with, or acquired by, the Company or the Restricted Subsidiary;

(8) Liens securing the Notes and the Note Guarantees;

(9) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(10) Liens on property or assets securing Indebtedness used to defease or to satisfy and discharge the Notes; provided that (a) the Incurrence of such Indebtedness was not prohibited by the Indenture and (b) such defeasance or satisfaction and discharge is not prohibited by the Indenture;

(11) Liens securing (a) Indebtedness of the Company or any Guarantor that are pari passu with the Liens securing Priority Lien Debt; provided that, after giving effect to the granting of such Liens, the Consolidated Secured Leverage Ratio (excluding Indebtedness secured by Liens that are subordinated or junior to the Liens securing the Priority Lien Debt) would be no greater than 4 to 1; provided, further, that after giving effect to all secured Indebtedness of the Company and its Restricted Subsidiaries, the Consolidated Secured Leverage Ratio would be no greater than 5 to 1; and (b) Indebtedness of the Company or any Guarantor that is subordinated or junior to the Liens securing Priority Lien Debt; provided that, after giving effect to the granting of such Liens, the Consolidated Secured Leverage Ratio would be no greater than 5 to 1;

(12) Liens securing obligations that do not exceed $10.0 million at any one time outstanding;

(13) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption “—Certain Covenants—Limitation on Indebtedness;” provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement;

(14) Liens on Cash Equivalents securing Hedging Obligations of the Company or any Restricted Subsidiary (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(15) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(16) Lien, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(17) Liens arising by reason of operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(18) survey exceptions (including, without limitation, an exception on a policy of title insurance for all matters that would be revealed by an accurate survey), encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiary;

(19) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(21) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(22) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale and Leaseback Transaction);

(23) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(24) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(25) Liens of franchisors in the ordinary course of business not securing Indebtedness; and

(26) Liens on assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness of such Restricted Subsidiaries permitted to be Incurred under the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or to any Subsidiary of the Company); provided that:

(1) the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Pari Passu Debt, such Permitted Refinancing Indebtedness ranks equally in right of payment with, or is subordinated in right of payment to, the Notes or such Note Guarantees; and

(5) such Indebtedness is Incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Company or a Guarantor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“Priority Bank Debt” means any Indebtedness under Credit Facilities Incurred pursuant to clause (1) of the second paragraph of “—Certain Covenants—Limitation on Indebtedness” in an amount not to exceed $100.0 million.

“Priority Bank Debt Documents” means the documents governing the Priority Bank Debt, including the guarantees thereof and the security documents relating thereto.

“Priority Bank Debt Obligations” means Obligations under the Priority Bank Debt.

“Priority Bank Debt Secured Parties” means the holders of Priority Bank Debt Obligations and the Revolver Agent.

“Priority Debt Representative” means:

(1) in the case of the Notes and the Note Guarantees, the Trustee, or

(2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a Priority Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, and who has become a party to the Intercreditor Agreement.

“Priority Debt Sharing Confirmation” means, as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, for the benefit of all holders of each other existing and future Series of Priority Lien Debt and each existing and future Priority Debt Representative, that all Priority Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by the Company or any other Obligor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Priority Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions in the Intercreditor Agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the Collateral Trustee to perform its obligations under the Intercreditor Agreement.

“Priority Lien” means a Lien granted to the Collateral Trustee, for the benefit of the Priority Lien Secured Parties, upon any property of the Company or any other Obligor to secure Priority Lien Obligations.

“Priority Lien Debt” means:

(1) the Notes and the Note Guarantees issued under the Indenture on the Issue Date;

(2) Indebtedness under Credit Facilities and any Guarantees of such Indebtedness in an amount not to exceed $100.0 million;

(3) Indebtedness under existing Hedging Obligations and any guarantees thereof that, in each case, was permitted to be Incurred and so secured under each applicable Secured Debt Document (or as to which the lenders obtained an Officers’ Certificate at the time of Incurrence to the effect that such Indebtedness was permitted to be Incurred and secured by all applicable Secured Debt Documents); and

(4) Indebtedness under any other Credit Facility or other Hedging Obligations that, in each case, is secured equally and ratably with the Notes by a Priority Lien that was permitted to be Incurred and so secured under each applicable Secured Debt Document; provided, in the case of each issue or series of Indebtedness referred to in this clause (4), that:

(a) on or before the date on which such Indebtedness is Incurred by the Company or any other Obligor, as the case may be, such Indebtedness is designated by the Company or any other Obligor, as the case may be, in an Officers’ Certificate delivered to each Priority Debt Representative and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents;

(b) such Indebtedness is governed by a credit agreement, an indenture or other agreement that includes a Priority Debt Sharing Confirmation; and

(c) all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company or any other Obligor, as the case may be, delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect thereof.

“Priority Lien Secured Parties” means the holders of Priority Lien Obligations and any Priority Debt Representatives.

“Registrar” means the Trustee or such other Person designated by the Company, acting as registrar under the Indenture.

“Registration Rights Agreement” means (1) with respect to the Notes issued on the Issue Date, the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Initial Guarantors, and the Initial Purchasers and (2) with respect to any Additional Notes, any registration rights agreement between the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.

“Related Party” means:

(1) any controlling stockholder, a 66 2/3% owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding a 66 2/3 % controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business, (2) substantially all the assets of a Permitted Business, or (3) a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revolver Agent” means the administrative agent under the Credit Agreement.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Secured Debt Documents” means, collectively, the Priority Bank Debt Documents, the Note Documents and the indenture or agreement governing each other Series of Priority Lien Debt and all other agreements governing, securing or relating to any Priority Lien Obligation.

“Secured Parties” means the holders of Priority Lien Obligations, any Priority Debt Representatives and the Collateral Trustee.

“Security Documents” means the Intercreditor Agreement and one or more security agreements, debentures, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company, a Guarantor or any other Obligor creating (or purporting to create) a Lien upon the Collateral as contemplated by the Indenture and the Security Documents, in each case, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, in accordance with its terms.

“Series of Priority Lien Debt” means, severally, the Notes, the Note Guarantees, the Indebtedness under the Credit Agreement, the Guarantees of the Credit Agreement and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such installment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1) a corporation, a majority of whose Voting Stock is at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof; and

(2) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to August 1, 2013; provided, however, that if the then remaining term of the Notes to August 1, 2013, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to August 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“Univision” means Univision Communications, Inc., a Delaware corporation.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is ordinarily entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned ” means, with respect to any Restricted Subsidiary, including any Domestic Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by the Company or by one or more other Wholly-Owned Restricted Subsidiaries (or a combination thereof).

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We conducted an evaluation, under the supervision and with the participation of management, including our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the fiscal year ended December 31, 2009 and the three- and nine-month periods ended September 30, 2010.

Our disclosure controls and procedures are designed to ensure that the information relating to the Company, including our consolidated subsidiaries, required to be disclosed in our SEC reports is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate to allow for timely decisions regarding required disclosure. Based on this evaluation, our chief executive officer and chief financial officer concluded that, as of the evaluation dates, our disclosure controls and procedures were not effective due to a material weakness in our internal control over financial reporting, as described below.

Notwithstanding the conclusion that our disclosure controls and procedures were not effective as of the end of the periods referenced above, we believe that our consolidated financial statements and other information contained in our 2009 Form 10-K, our September 2010 Form 10-Q and this prospectus present fairly, in all material respects, our business, financial condition and results of operations for the annual and interim periods presented.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of management, including our chief executive officer and chief financial officer, we conducted an evaluation of the effectiveness of our internal controls over financial reporting based on the framework in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Based on our evaluation, we identified the following material weakness in our internal control over financial reporting as of December 31, 2009.

We did not maintain effective controls over accounting for income tax provisions. During 2009, an error was identified in the Company’s income tax benefit related to its valuation allowance for the year ended December 31, 2008, which error arose in the three-month period ended September 30, 2008. Correction of this control deficiency resulted in an audit adjustment to our income tax benefit and deferred tax assets and liabilities and a restatement of those accounts as of and for the year ended December 31, 2008 and as of and for the three- and nine-month periods ended September 30, 2008. Additionally, this control deficiency could have resulted in other misstatements of the aforementioned accounts, which could have resulted in a material misstatement of our consolidated financial statements. Accordingly, management concluded that this control deficiency constituted a material weakness.

Management has further concluded that, in light of the material weakness described above, we did not maintain effective internal control over financial reporting as of December 31, 2009 based on the criteria set forth in “Internal Control—Integrated Framework” issued by COSO.

Our independent registered public accounting firm, McGladrey & Pullen, LLP, which audited and reported on our financial statements, issued an attestation report regarding our internal controls over financial reporting as of December 31, 2009. McGladrey & Pullen, LLP’s report is included under “—Report of Independent Registered Public Accounting Firm” below.

Management’s Plan for Remediation

Management has discussed the material weakness described above with the audit committee and has engaged a national professional services firm with expertise in the preparation and review of corporate tax provisions. This firm has reviewed the Company’s income tax provision for the quarter ended September 30, 2010, and will continue to provide review services and also serve as a resource in the preparation of future quarterly and annual income tax provisions.

We believe that this change will strengthen our internal control over financial reporting and remediate the material weakness we have identified. However, the change has not been operating long enough to evaluate its operating effectiveness and is subject to continued management review supported by confirmation and testing, as well as audit committee oversight. As we continue to implement the remediation plan outlined above, we may also identify additional measures to address the material weakness or modify certain of the remediation procedures described above. We also may implement additional changes to our internal control over financial reporting as may be appropriate in the course of remediating the material weakness. Management, with the input of our audit committee, will continue to take steps to remedy the material weakness as expeditiously as possible to reinforce the overall design and capability of our control environment.

Inherent Limitations on Effectiveness of Controls

Our management, including our chief executive officer and chief financial officer, does not expect that our disclosure controls or our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in Internal Control

As described above, there have been changes in our internal control over financial reporting that occurred during the quarter ended September 30, 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

For more details, please see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Restatement of Previously Issued Consolidated Financial Statements” in our 2009 Form 10-K and “Report of Independent Public Accounting Firm,” issued by McGladrey & Pullen, LLP, included below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Entravision Communications Corporation:

We have audited Entravision Communications Corporation’s and subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Entravision Communications Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management’s assessment. As of December 31, 2009, the Company did not maintain control over the accounting for income taxes and related disclosures. The material weakness referred to above is described in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A .This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2009 consolidated financial statements, and this report does not affect our report dated March 31, 2010 on those consolidated financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Entravision Communications Corporation has not maintained effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Entravision Communications Corporation and subsidiaries and the related consolidated statements of operations, stockholders’ equity and cash flows, and our report dated March 31, 2010 expressed an unqualified opinion.

/s/ McGladrey & Pullen LLP

Los Angeles, California
March 31, 2010

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY US IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General

The following general summary of certain U.S. federal income tax considerations applies to you if you acquired outstanding notes for cash in the offering of such outstanding notes, exchange such outstanding notes for exchange notes as described herein, and hold such exchange notes as a “capital asset” under Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, traders that elect to mark-to-market and tax-exempt organizations). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of an exchange note that is, for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation or other entity treated as a corporation for United States federal income tax purposes, created in or organized under the law of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (d) a trust (i) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. A beneficial owner of a note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of exchange notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of the exchange notes that is a partnership and partners in such a partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of the Notes.

HOLDERS OF OUTSTANDING NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE EXCHANGE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, U.S. Holders and Non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Holders

Payments of Interest

Payments of stated interest on the exchange notes generally will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder’s regular method of tax accounting) at the time such payments are accrued or received.

Payments upon Optional Redemption, Change of Control or other Circumstances

As set forth above, we may be obligated and/or may have the right to redeem or repurchase all or any portions of the notes prior to maturity at a price which may exceed the principal amount of such notes. Such events could potentially implicate the provisions of the U.S. tax rules which govern “contingent payment debt instruments.” However, under these rules, a debt instrument is not considered to be a “contingent payment debt instrument” if, at the date of issuance, there is only a “remote” chance that such contingent payments will be made, and therefore the possibility that such payments will be made will not be considered to affect the amount of the interest income that a holder of an exchange note is required to recognize for tax purposes (unless and until such contingent payment is actually made). We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the exchange notes as “contingent payment debt instruments” for tax purposes. Our determination that these particular contingencies are remote generally is binding upon the holders of the exchange notes for U.S. federal income tax purposes unless such holder discloses its contrary position in the manner required by the applicable U.S. Treasury Regulations. Our determination in this regard is not, however, binding upon the IRS. In fact, if the IRS were to successfully challenge this position, a holder of the exchange notes might be required to accrue interest income on the exchange notes in excess of the stated interest otherwise includible in such holder’s income for tax purposes, and such amounts would generally be treated as ordinary income rather than capital gains for tax purposes. This summary assumes that the exchange notes will not be subject to U.S. tax rules governing “contingent payment debt instruments.”

Sale, Exchange, Retirement or Other Disposition of the Exchange Notes

In general, upon a sale or other taxable disposition of an exchange note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than an amount attributable to accrued but unpaid qualified stated interest, which will be taxable as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such exchange note. Any such gain or loss which is recognized for U.S. federal income tax purposes generally will be capital gain or loss, and will be long-term capital gain or loss if such person’s holding period for the exchange notes is more than one year at the time of disposition. Under current law, long-term capital gains recognized by certain non-corporate U.S. Holders generally will be subject to a reduced tax rate; provided that certain holding period and other applicable requirements are satisfied. The deductibility of capital losses is subject to certain limitations.

Increased Tax Rate on Certain Investment Income

On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain United States taxpayers who are individuals, estates or trusts to pay a separate 3.8% tax on, among other things, interest on and gains from the sale or other disposition of certain investment assets (including certain types of debt instruments) for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this new law on their ownership and disposition of the exchange notes.

Non-U.S. Holders

Payments of Interest

All payments of interest on the exchange notes made to a Non-U.S. Holder will be exempt from United States federal income and withholding tax, provided that: (a) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (b) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (c) such Non-U.S. Holder is not a bank receiving certain types of interest; and (d) the beneficial owner of the exchange notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us with a properly completed and executed IRS Form W-8BEN (or appropriate substitute form) establishing an exemption from or reduction in withholding tax under the benefit of an applicable income tax treaty.

Sale, Exchange, Retirement or Other Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding and except with respect to amounts attributable to accrued, but unpaid interest, which will be taxable to Non-U.S. Holders as described above under “— Payments of Interest,” a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on the receipt of payments of principal on an exchange note, or on any gain recognized upon the sale, retirement or other taxable disposition of an exchange note, unless in the case gain is recognized by a Non-U.S. Holder who is an individual who is present in the United States for one hundred eighty-three (183) days or more in the taxable year of disposition, and certain other conditions are met.

Income Effectively Connected with a United States Trade or Business

If a Non-U.S. Holder of exchange notes is engaged in a trade or business in the United States, and if interest on the exchange notes or gain realized on the sale, retirement or other taxable disposition of the exchange notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder generally will be subject to regular United States federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to United States federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a United States trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W- 8ECI. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, an exchange note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. In certain circumstances, the name and address of the beneficial owner and the amount of interest and Original Issue Discount, if applicable, paid on an exchange note, as well as the amount, if any, of tax withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, beginning on the date of consummation of the exchange offer and ending on the close of business 365 days after the date of consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to have admitted that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the consummation of the exchange offer, we will promptly send a reasonable number of additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have also agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with regard to the validity of the exchange notes will be passed upon for us by Foley & Lardner LLP. Kenneth D. Polin, a partner of Foley & Lardner LLP, holds 19,450 shares of our Class A common stock and was granted options to purchase 105,000 shares of our Class A common stock.

EXPERTS

McGladrey & Pullen, LLP, an independent registered public accounting firm, has audited our financial statements included herein as of and for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports herein, which have been given on the authority of said firm as experts in auditing and accounting. The report of McGladrey & Pullen, LLP dated March 31, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expressed an opinion that Entravision had not maintained effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

McGladrey & Pullen, LLP has audited our financial statements included herein with respect to our guarantor subsidiary, Entravision Holdings, LLC, as of and for the three year period ended December 31, 2009, which have been given on authority of said firm as experts in auditing and accounting. These financial statements have been included in this prospectus pursuant to Regulation S-X, Rule 3-16, “Financial Statements of Affiliates Whose Securities Collateralize an Issue Registered or Being Registered.”

The financial statements as of December 31, 2008 and for each of the two years in the period ended December 31, 2008, before the inclusion of the Condensed Consolidating Financial Information presented in Note 18 (not separately included or incorporated by reference in the prospectus), have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The Condensed Consolidating Information presented in Note 18 has been audited by McGladrey & Pullen LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2008 and for each of the two years in the period ended December 31, 2008 included in this prospectus, have been so included in reliance on the reports of (i) PricewaterhouseCoopers LLP, whose report contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 2 to the financial statements, solely with respect to those financial statements before the inclusion of the Condensed Consolidating Financial Information presented in Note 18; and (ii) McGladrey & Pullen LLP, solely with respect to the Condensed Consolidating Information presented in Note 18, given on the authority of such firms as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act (File No. 1-15997). We also filed a registration statement on Form S-4, including exhibits, under the Securities Act, registering the offering and issuance of the exchange notes. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits to the registration statement. A copy of the registration statement can be obtained at the address set forth below. You should read the entire registration statement for further information about us and the exchange notes.

You can inspect and copy reports and other information filed with the SEC by us at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for information regarding the operations of its Public Reference Room. The SEC also maintains a website at http://www.sec.gov that contains reports and information statements and other information regarding registrants (including us) that file electronically. The information contained on the SEC’s website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

We are “incorporating by reference” specified documents that we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the end of the offering of the exchange notes pursuant to this prospectus (except that, unless otherwise indicated in the applicable report, we are not incorporating any information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (excluding Item 8. Financial Statements and Supplementary Data appearing on pages F-1 to F-42 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which have been superseded by the financial statements and supplementary data included in this prospectus);

•	portions of our Definitive Notice and Proxy Statement, filed on April 30, 2010, which were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010; and

•	our Current Reports on Form 8-K filed on January 22, 2010, March 31, 2010, May 28, 2010, July 19, 2010, July 22, 2010 and July 27, 2010.

This prospectus also contains summaries of certain of our agreements. The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.

You may obtain a copy of any of these documents at no cost by writing or telephoning us at the following address or telephone number:

Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

(310) 447-3870

Attn: Corporate Secretary

ENTRAVISION COMMUNICATIONS CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the Nine-Month Period Ended September 30, 2010

For the Year Ended December 31, 2009

Other Financial Statements of Entravision Communications Corporation’s Subsidiary, Entravision Holdings, LLC

The following financial statements for Entravision Communications Corporation’s wholly owned subsidiary, Entravision Holdings, LLC, are included pursuant to Regulation S-X, Rule 3-16, “Financial Statements of Affiliates Whose Securities Collateralize an Issue Registered or Being Registered.”

ENTRAVISION HOLDINGS, LLC

ENTRAVISION COMMUNICATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$55,210	$27,666
Restricted cash	1,023	—
Trade receivables, net of allowance for doubtful accounts of $5,287 and $5,105 (including related parties of $4,242 and $4,496)	46,832	44,674
Prepaid expenses and other current assets (including related parties of $274 and $274)	7,488	5,803

Total current assets	110,553	78,143
Property and equipment, net	74,244	80,446
Intangible assets subject to amortization, net (including related parties of $26,772 and $27,841)	27,553	28,757
Intangible assets not subject to amortization	246,199	246,199
Goodwill	45,845	45,845
Other assets	17,982	8,537

Total assets	$522,376	$487,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt (including related parties of $1,000 and $1,000)	$1,000	$1,000
Advances payable, related parties	118	118
Accounts payable, accrued expenses and other liabilities (including related parties of $5,127 and $4,262)	31,745	47,669

Total current liabilities	32,863	48,787
Long-term debt, less current maturities, net of bond discount of $4,982 and $0 (including related parties of $0 and $1,000)	395,018	362,949
Other long-term liabilities	11,567	12,258
Deferred income taxes	44,670	38,698

Total liabilities	484,118	462,692

Commitments and contingencies (note 4)
Stockholders’ equity
Class A common stock, $0.0001 par value, 260,000,000 shares authorized; shares issued 2010 52,955,032; 2009 51,807,122	5	5

Class B common stock, $0.0001 par value, 40,000,000 shares authorized; shares issued and outstanding 2010 22,208,133; 2009 22,587,433	2	2

Class U common stock, $0.0001 par value, 40,000,000 shares authorized; shares issued and outstanding 2010 and 2009 9,352,729	1	1

Additional paid-in capital	939,799	937,963
Accumulated deficit	(901,549)	(912,736)

Total stockholders’ equity	38,258	25,235

Total liabilities and stockholders’ equity	$522,376	$487,927

See Notes to Consolidated Financial Statements

ENTRAVISION COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except share and per share data)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2010	2009	2010	2009
Net revenue	$53,325	$50,754	$149,829	$141,165

Expenses:
Direct operating expenses (including related parties of $2,751, $1,676, $8,253, and $5,407) (including non-cash stock-based compensation of $104, $159, $312 and $489)	21,011	21,030	63,941	63,690
Selling, general and administrative expenses (including non-cash stock-based compensation of $147, $204, $442, and $618)	10,213	9,542	28,204	28,341
Corporate expenses (including non-cash stock-based compensation of $357, $339, $849, and $1,098)	3,823	3,351	11,048	10,602
Depreciation and amortization (includes direct operating of $3,365, $3,806, $10,239, and $11,724; selling, general and administrative of $878, $1,156, $2,719, and $3,245; and corporate of $624, $310, $1,507, and $924) (including related parties of $893, $580, $2,319, and $1,740)	4,867	5,272	14,464	15,893
Impairment charge	—	—	—	2,720

	39,914	39,195	117,657	121,246

Operating income	13,411	11,559	32,172	19,919
Interest expense (including related parties of $15, $29, $69, and $89) (note 2)	(4,394)	(8,227)	(15,171)	(21,762)
Interest income	92	70	259	388
Loss on debt extinguishment	(987)	—	(987)	(4,716)

Income (loss) before income taxes	8,122	3,402	16,273	(6,171)
Income tax expense	(1,764)	(2,802)	(5,102)	(9,311)

Income (loss) before equity in net income (loss) of nonconsolidated affiliate	6,358	600	11,171	(15,482)
Equity in net income (loss) of nonconsolidated affiliate, net of tax	50	73	16	(166)

Net income (loss) applicable to common stockholders	$6,408	$673	$11,187	$(15,648)

Basic and diluted earnings per share:
Net income (loss) per share applicable to common stockholders, basic and diluted	$0.08	$0.01	$0.13	$(0.19)

Weighted average common shares outstanding, basic	84,512,128	83,683,908	84,479,299	84,049,423

Weighted average common shares outstanding, diluted	85,089,605	83,935,319	85,215,491	84,049,423

See Notes to Consolidated Financial Statements

ENTRAVISION COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	Nine-Month Period Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$11,187	$(15,648)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,464	15,893
Impairment charge	—	2,720
Deferred income taxes	4,214	8,534
Amortization of debt issue costs	695	298
Amortization of syndication contracts	840	1,689
Payments on syndication contracts	(2,141)	(2,119)
Equity in net loss of nonconsolidated affiliate	(16)	166
Non-cash stock-based compensation	1,603	2,205
Gain on sale of media properties and other assets	—	(102)
Non-cash expenses related to debt extinguishment	934	945
Change in fair value of interest rate swap agreements	(12,188)	(3,850)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Increase in restricted cash	(1,023)	—
Increase in accounts receivable	(1,860)	(3,100)
Increase in prepaid expenses and other assets	(426)	(621)
Increase in accounts payable, accrued expenses and other liabilities	760	3,187

Net cash provided by operating activities	17,043	10,197

Cash flows from investing activities:
Proceeds from sale of property and equipment and intangibles	—	114
Purchases of property and equipment and intangibles	(7,078)	(9,207)

Net cash used in investing activities	(7,078)	(9,093)

Cash flows from financing activities:
Proceeds from issuance of common stock	233	255
Payments on long-term debt	(362,949)	(42,572)
Termination of swap agreements	(4,039)	—
Repurchase of Class A common stock	—	(1,075)
Proceeds from borrowings on long-term debt	394,888	—
Payments of deferred debt and offering costs	(10,554)	(1,182)

Net cash provided by (used in) financing activities	17,579	(44,574)

Net increase (decrease) in cash and cash equivalents	27,544	(43,470)
Cash and cash equivalents:
Beginning	27,666	64,294

Ending	$55,210	$20,824

Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$30,687	$22,583

Income taxes	$888	$777

See Notes to Consolidated Financial Statements

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

SEPTEMBER 30, 2010

1. BASIS OF PRESENTATION

Presentation

The consolidated financial statements included herein have been prepared by Entravision Communications Corporation (the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements and notes thereto should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The unaudited information contained herein has been prepared on the same basis as the Company’s audited consolidated financial statements and, in the opinion of the Company’s management, includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The interim results presented herein are not necessarily indicative of the results of operations that may be expected for the full fiscal year ending December 31, 2010 or any other future period.

2. THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

Restricted Cash

As of September 30, 2010, the Company’s balance sheet includes $1.0 million in restricted cash, which was used as temporary collateral for the Company’s $1.0 million letters of credit. These funds were segregated from the Company’s operating cash account.

Related Party

Univision currently owns approximately 10% of the Company’s common stock on a fully-converted basis based on public filings made by Univision. In connection with Univision’s merger with Hispanic Broadcasting Corporation (“HBC”) in September 2003, Univision entered into an agreement with the U.S. Department of Justice (“DOJ”), pursuant to which Univision agreed, among other things, to ensure that its percentage ownership of the Company would not exceed 15% by March 26, 2006 and would not exceed 10% by March 26, 2009.

In February 2008, the Company repurchased 1.5 million shares of Class U common stock held by Univision for $10.4 million. In May 2009, the Company repurchased an additional 0.9 million shares of Class A common stock held by Univision for $0.5 million.

The Company’s Class U common stock held by Univision has limited voting rights and does not include the right to elect directors. However, as the holder of all of the Company’s issued and outstanding Class U common stock, Univision currently has the right to approve any merger, consolidation or other business combination involving the Company, any dissolution of the Company and any assignment of the Federal Communications Commission, or FCC, licenses for any of the Company’s Univision-affiliated television stations. Each share of Class U common stock is automatically convertible into one share of the Company’s Class A common stock (subject to adjustment for stock splits, dividends or combinations) in connection with any transfer to a third party that is not an affiliate of Univision.

Univision acts as the Company’s exclusive sales representative for the sale of all national advertising aired on Univision-affiliate television stations. During the three-month periods ended September 30, 2010 and 2009, the amount paid by the Company to Univision in this capacity was $2.2 million and $1.7 million, respectively. During the nine-month periods ended September 30, 2010 and 2009, the amount paid by the Company to Univision in this capacity was $6.7 million and $4.8 million, respectively.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

In August 2008, the Company entered into an agreement with Univision pursuant to which it granted Univision the right to negotiate the terms of agreements providing for the carriage of the Company’s Univision- and TeleFutura-affiliated television station signals by cable, satellite and internet-based television service providers. The agreement also provides terms relating to compensation to be paid to the Company with respect to agreements that are entered into for the carriage of its Univision- and TeleFutura-affiliated television station signals. As of September 30, 2010, the amount due to the Company from Univision was $4.1 million related to the agreements for the carriage of its Univision and TeleFutura-affiliated television station signals.

Stock-Based Compensation

The Company measures all stock-based awards using a fair value method and recognizes the related stock-based compensation expense in the consolidated financial statements over the requisite service period. As stock-based compensation expense recognized in the Company’s consolidated financial statements is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.

Stock-based compensation expense related to grants of stock options and restricted stock units was $0.6 million and $0.7 million for the three-month periods ended September 30, 2010 and 2009, respectively. Stock-based compensation expense related to grants of stock options and restricted stock units was $1.6 million and $2.2 million for the nine-month periods ended September 30, 2010 and 2009, respectively.

Stock Options

Stock-based compensation expense related to stock options is based on the fair value on the date of grant using the Black-Scholes option pricing model and is amortized over the vesting period, generally between 1 to 3 years.

The fair value of each stock option granted was estimated using the following weighted-average assumptions:

Nine-Month Period
Ended September 30,
2010
Fair value of options granted	$2.10
Expected volatility	79%
Risk-free interest rate	2.8%
Expected lives	7.0 years
Dividend rate	—

As of September 30, 2010, there was approximately $0.9 million of total unrecognized compensation expense related to grants of stock options that is expected to be recognized over a weighted-average period of nine months.

Restricted Stock Units

Stock-based compensation expense related to restricted stock units is based on the fair value of the Company’s stock price on the date of grant and is amortized over the vesting period, generally between 1 to 4 years.

As of September 30, 2010, there was approximately $0.6 million of total unrecognized compensation expense related to grants of restricted stock units that is expected to be recognized over a weighted-average period of nine months.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

Income (Loss) Per Share

The following table illustrates the reconciliation of the basic and diluted income per share computations required by ASC 260-10, “Earnings Per Share” (in thousands, except per share and per share data):

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2010	2009	2010	2009
Basic earnings per share:
Numerator:
Net income (loss) applicable to common stockholders	$6,408	$673	$11,187	$(15,648)

Denominator:
Weighted average common shares outstanding	84,512,128	83,683,908	84,479,299	84,049,423

Per share:
Net income (loss) per share applicable to common stockholders	$0.08	$0.01	$0.13	$(0.19)

Diluted earnings per share:
Numerator:
Net income (loss) applicable to common stockholders	$6,408	$673	$11,187	$(15,648)

Denominator:
Weighted average common shares outstanding	84,512,128	83,683,908	84,479,299	84,049,423
Dilutive securities:
Stock options, restricted stock units and employee stock purchase plan	577,477	251,411	736,192	—

Diluted shares outstanding	85,089,605	83,935,319	85,215,491	84,049,423

Per share:
Net income (loss) per share applicable to common stockholders	$0.08	$0.01	$0.13	$(0.19)

Basic income (loss) per share is computed as net income (loss) divided by the weighted average number of shares outstanding for the period. Diluted income (loss) per share reflects the potential dilution, if any, that could occur from shares issuable through stock options, restricted stock units and convertible securities.

For the three- and nine-month periods ended September 30, 2010, a total of 7,845,528 and 9,177,854 shares of dilutive securities, respectively, were not included in the computation of diluted income per share because the exercise prices of the dilutive securities were greater than the average market price of the common shares.

For the three-month period ended September 30, 2009, a total of 11,311,649 shares of dilutive securities were not included in the computation of diluted income per share because the exercise prices of the dilutive securities were greater than the average market price of the Company’s common stock. For the nine-month period ended September 30, 2009, all dilutive securities have been excluded as their inclusion would have had an antidilutive effect on loss per share. The securities whose conversion would result in an incremental number of shares that would be included in determining the weighted average shares outstanding for diluted earnings per share if their effect was not antidilutive was 158,546 equivalent shares of dilutive securities for the nine-month period ended September 30, 2009.

Notes

On July 27, 2010, the Company completed the offering and sale of $400 million aggregate principal amount of its 8.75% Senior Secured First Lien Notes (the “Notes”). The Notes were issued at a discount of 98.722% of their principal amount and mature on August 1, 2017. Interest on the Notes accrues at a rate of 8.75% per annum from the date of original issuance and is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2011. The Company received net proceeds of approximately $388 million from the sale of the Notes, which were used to pay all indebtedness outstanding under the previous syndicated bank credit facility, terminate the related interest rate swap agreements, pay fees and expenses related to the offering of the Notes and for general corporate purposes.

        The Notes are guaranteed on a senior secured basis by all of the existing and future wholly-owned domestic subsidiaries (the “Note Guarantors”). The Notes and the guarantees rank equal in right of payment to all of the Company’s and the guarantors’ existing and future senior indebtedness and senior in right of payment to all of the Company’s and the Note Guarantors’ existing and future subordinated indebtedness. In addition, the Notes and the guarantees are effectively junior: (i) to the Company’s and the Note Guarantors’ indebtedness secured by assets that are not collateral; (ii) pursuant to

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

an Intercreditor Agreement entered into at the same time that the Company entered into the Revolving Credit Facility described below; and (iii) to all of the liabilities of any of the Company’s existing and future subsidiaries that do not guarantee the Notes, to the extent of the assets of those subsidiaries. The Notes are secured by substantially all of the assets, as well as the pledge of the stock of substantially all of the subsidiaries, including the special purpose subsidiary formed to hold our FCC licenses.

At the Company’s option, the Company may redeem:

•

prior to August 1, 2013, on one or more occasions, up to 10% of the original principal amount of the Notes during each 12-month period beginning on August 1, 2010, at a redemption price equal to 103% of the principal amount of the Notes, plus accrued and unpaid interest;

•

prior to August 1, 2013, on one or more occasions, up to 35% of the original principal amount of the Notes with the net proceeds from certain equity offerings, at a redemption price of 108.750% of the principal amount of the Notes, plus accrued and unpaid interest; provided that: (i) at least 65% of the aggregate principal amount of all Notes issued under the Indenture remains outstanding immediately after such redemption; and (ii) such redemption occurs within 60 days of the date of closing of any such equity offering;

•

prior to August 1, 2013, some or all of the Notes may be redeemed at a redemption price equal to 100% of the principal amount of the Notes plus a “make-whole” premium plus accrued and unpaid interest; and

•

on or after August 1, 2013, some or all of the Notes may be redeemed at a redemption price of: (i) 106.563% of the principal amount of the Notes if redeemed during the twelve-month period beginning on August 1, 2013; (ii) 104.375% of the principal amount of the Notes if redeemed during the twelve-month period beginning on August 1, 2014; (iii) 102.188% of the principal amount of the Notes if redeemed during the twelve-month period beginning on August 1, 2015; and (iv) 100% of the principal amount of the Notes if redeemed on or after August 1, 2016, in each case plus accrued and unpaid interest.

In addition, upon a change of control, as defined in the indenture governing the issuance of the Notes (the “Indenture”), the Company must make an offer to repurchase all Notes then outstanding, at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest.

Upon an event of default, as defined in the Indenture, the Notes will become due and payable: (i) immediately without further notice if such event of default arises from events of bankruptcy or insolvency of the Company, any Note Guarantor or any restricted subsidiary; or (ii) upon a declaration of acceleration of the Notes in writing to the Company by the Trustee or holders representing 25% of the aggregate principal amount of the Notes then outstanding, if an event of default occurs and is continuing. The Indenture contains additional provisions that are customary for an agreement of this type, including indemnification by the Company and the Note Guarantors.

The carrying amount and estimated fair value of the Notes as of September 30, 2010 was $395.0 million and $408.0 million, respectively. The estimated fair value is based on quoted market prices for the Notes.

In connection with the offering of the Notes, the Company and the Note Guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), which is more fully described under Part II, Item 5, “Other Information”.

Revolving Credit Facility

On July 27, 2010, the Company also entered into a new $50 million Revolving Credit Facility and terminated the amended syndicated bank credit facility agreement. The Revolving Credit Facility consists of a three-year $50 million revolving credit facility that expires on July 27, 2013, which includes a $3 million sub-facility for letters of credit. In addition, the Company may increase the aggregate principal amount of the Revolving Credit Facility by up to an additional $50 million, subject to the Company satisfying certain conditions.

Borrowings under the Revolving Credit Facility bear interest at either: (i) the Base Rate (as defined in the Credit Agreement) plus a margin of 3.375% per annum; or (ii) LIBOR plus a margin of 4.375% per annum. The Company has not drawn on the Revolving Credit Facility.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

The Revolving Credit Facility is guaranteed on a senior secured basis by all of the Company’s existing and future wholly-owned domestic subsidiaries (the “Credit Guarantors”), which are also the Note Guarantors (collectively, the “Guarantors”). The Revolving Credit Facility is secured on a first priority basis by the Company’s and the Credit Guarantors’ assets, which also secure the Notes. The Company’s borrowings, if any, under the Revolving Credit Facility rank senior to the Notes upon the terms set forth in the Intercreditor Agreement that the Company entered into in connection with the Revolving Credit Facility. The Revolving Credit Facility is secured by substantially all of the assets, as well as the pledge of the stock of substantially all of the subsidiaries, including the special purpose subsidiary formed to hold our FCC licenses.

The Credit Agreement also requires compliance with certain financial covenants, relating to total leverage ratio, fixed charge coverage ratio, cash interest coverage ratio and revolving credit facility leverage ratio. The covenants become increasingly restrictive in the later years of the Revolving Credit Facility.

Upon an event of default, as defined in the Credit Agreement, the lenders may, among other things, suspend or terminate their obligation to make further loans to the Company and/or declare all amounts then outstanding under the Revolving Credit Facility to be immediately due and payable. The Credit Agreement also contains additional provisions that are customary for an agreement of this type, including indemnification by us and the Credit Guarantors.

In connection with the Company entering into the Indenture and the Credit Agreement, the Company and the Guarantors also entered into the following agreements:

•

A Security Agreement, pursuant to which the Company and the Guarantors each granted a first priority security interests in the collateral securing the Notes and the Revolving Credit Facility for the benefit of the holders of the Notes and the lenders under the Revolving Credit Facility; and

•

An Intercreditor Agreement, in order to define the relative rights of the holders of the Notes and the lenders under the Revolving Credit Facility with respect to the collateral securing the Company’s and the Guarantors’ respective obligations under the Notes and the Revolving Credit Facility.

As a result of the termination of the Company’s previous syndicated bank credit facility, the Company is no longer subject to the financial covenants associated with the syndicated bank credit facility. However, subject to certain exceptions, the Indenture, the Credit Agreement, or both, contain certain covenants that limit the Company’s ability, among other things, to:

•	incur additional indebtedness;

•	incur liens on the property or assets of the Company and the Guarantors;

•	dispose of certain assets;

•	apply the proceeds from certain asset sales other than in accordance with the terms of the Indenture;

•	consummate any merger, consolidation or sale of substantially all assets;

•	make certain restricted payments;

•	restrict dividends or other payments from subsidiaries;

•	enter into, amend, renew or extend transactions and agreements with affiliates;

•	make certain investments;

•	enter new lines of business; and

•	amend the Company’s organizational documents or those of any Guarantor in any materially adverse way to the lenders.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

Syndicated Bank Credit Facility

In July 2010, the Company repaid all amounts outstanding under the syndicated bank credit facility and terminated the amended syndicated bank credit facility agreement. All references to and discussions regarding the syndicated bank credit facility and the amended syndicated bank credit facility agreement in this report should be considered in light of this fact.

In September 2005, the Company entered into a $650 million senior secured syndicated bank credit facility, consisting of a 7 1/2 year $500 million term loan and a 6  1/2 year $150 million revolving facility. The term loan under the syndicated bank credit facility had been drawn in full, the proceeds of which were used (i) to refinance $250 million outstanding under the former syndicated bank credit facility, (ii) to complete a tender offer for the previously outstanding $225 million senior subordinated notes, and (iii) for general corporate purposes. The Company’s ability to make additional borrowings under the syndicated bank credit facility is subject to compliance with certain financial covenants, including financial ratios, and other conditions set forth in the syndicated bank credit facility.

On March 16, 2009, the Company entered into an amendment to the syndicated bank credit facility agreement. Pursuant to this amendment, among other things:

•

The interest that the Company paid under the credit facility increased. Both the revolver and term loan borrowings under the amendment bore interest at a variable interest rate based on either LIBOR or a base rate, in either case plus an applicable margin that varies depending upon the leverage ratio. Borrowings under both the revolver and term loan bore interest at LIBOR plus a margin of 5.25% when the leverage ratio was greater than or equal to 5.0.

•

The total amount of the revolver facility was reduced from $150 million to $50 million. The revolving facility bore interest at LIBOR plus a margin ranging from 3.25% to 5.25% based on leverage covenants. In addition, the Company paid a quarterly unused commitment fee ranging from 0.25% to 0.50% per annum, depending on the level of facility used.

•

There were more stringent financial covenants relating to maximum allowed leverage ratio, maximum capital expenditures and fixed charge coverage ratio. Beginning March 16, 2009 through December 31, 2009, the maximum allowed leverage ratio, or the ratio of consolidated total debt to trailing-twelve-month consolidated adjusted EBITDA, was 6.75. The maximum allowed leverage ratio decreased to 6.50 in the first quarter of 2010. On September 30, 2010 the maximum allowed leverage ratio would have decreased to 6.25.

•

There was a mandatory prepayment clause for 100% of the proceeds of certain asset dispositions, regardless of the leverage ratio. In addition, if the Company had excess cash flow, as defined in the syndicated bank credit facility, 75% of such excess cash flow must be used to reduce the outstanding loan balance on a quarterly basis.

•	Beginning March 31, 2009, the senior leverage ratio and net leverage ratio were eliminated.

•	The Company was restricted from making future repurchases of shares of common stock, except under a limited circumstance, which the Company utilized in May 2009.

The amended syndicated bank credit facility also required the Company to maintain FCC licenses for broadcast properties and continued restrictions on the incurrence of additional debt, the payment of dividends, the marking of acquisitions and the sale of assets.

The amendment also contained additional covenants, representations and provisions that are usual and customary for credit facilities of this type. All other provisions of the credit facility agreement, as amended, remain in full force and effect unless expressly amended or modified by the amendment.

At the time of entering into this amendment, the Company made a prepayment of $40 million to reduce the outstanding amount of the term loans and paid the lenders an amendment fee.

The Company recorded a loss on debt extinguishment of $4.7 million for fees, unamortized finance costs and interest rate swap agreement termination costs associated with the amendment to the syndicated bank credit facility during the year ended December 31, 2009.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

Derivative Instruments

All of the interest rate swap agreements were terminated on July 27, 2010. All references to and discussions regarding the derivative instruments in this report should be considered in light of this fact.

The Company used interest rate swap agreements to manage its exposure to the risks associated with changes in interest rates. The Company does not enter into derivative instruments for speculation or trading purposes. The interest rate swap agreements converted a portion of the variable rate term loan into a fixed rate obligation. These interest rate swap agreements were not designated for hedge accounting treatment, and as a result, changes in their fair values were reflected in earnings.

For the three-month period ended September 30, 2010, the Company recognized a decrease of $5.3 million in interest expense related to the increase in fair value of the interest rate swap agreements. For the three-month period ended September 30, 2009, the Company recognized a decrease of $1.3 million in interest expense related to the increase in fair value of the interest rate swap agreements.

For the nine-month period ended September 30, 2010, the Company recognized a decrease of $13.4 million in interest expense related to the increase in fair value of the interest rate swap agreements. For the nine-month period ended September 30, 2009, the Company recognized a decrease of $3.8 million in interest expense related to the increase in fair value of the interest rate swap agreements.

The fair value of the interest rate swap agreements was as follows (in millions):

		December 31, 2009
Derivatives Not Designated As Hedging Instruments	Balance Sheet Location	Fair Value
Interest rate swap agreements	Accounts payable and accrued expenses	$16.2

The following table presents the effect of the interest rate swap agreements on our consolidated statements of operations for the three- and nine-month periods ended September 30, 2010 and 2009 (in millions):

	Location of	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
Derivatives Not Designated As Hedging Instruments	Income	2010	2009	2010	2009
Interest rate swap agreements	Interest expense	$5.3	$1.3	$13.4	$3.8

Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosures”, defines and establishes a framework for measuring fair value and expands disclosures about fair value measurements. In accordance with ASC 820, the Company has categorized its financial assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below.

Level 1 – Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date.

Level 2 – Financial assets and liabilities whose values are based on quoted prices for similar attributes in active markets; quoted prices in markets where trading occurs infrequently; and inputs other than quoted prices that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 – Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

The following table presents the financial liabilities measured at fair value on a recurring basis, based on the fair value hierarchy as of December 31, 2009 (in millions):

Liabilities	December 31, 2009 Level 2
Interest rate swap agreements	$16.2

Interest Rate Swap Agreements

The fair values of the interest rate swap agreements represented the present value of expected future cash flows estimated to be received from or paid to a marketplace participant in settlement of these instruments. They were valued using inputs including broker/dealer quotes, adjusted for non-performance risk, based on valuation models that incorporate observable market information and were classified within Level 2 of the fair value hierarchy.

Recent Accounting Pronouncements

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”). ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration shall be measured and allocated to the separate units of accounting in the arrangement. ASU 2009-13 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company is currently evaluating the impact of this standard on the consolidated financial statements.

3. SEGMENT INFORMATION

The Company operates in two reportable segments: television broadcasting and radio broadcasting.

Television Broadcasting

The Company owns and/or operates 53 primary television stations located primarily in California, Colorado, Connecticut, Florida, Massachusetts, Nevada, New Mexico, Texas and Washington, D.C.

Radio Broadcasting

The Company owns and operates 48 radio stations (37 FM and 11 AM) located primarily in Arizona, California, Colorado, Florida, Nevada, New Mexico and Texas.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

Separate financial data for each of the Company’s operating segments are provided below. Segment operating profit (loss) is defined as operating profit (loss) before corporate expenses and impairment charge. There were no significant sources of revenue generated outside the United States during the three- and nine-month periods ended September 30, 2010 and 2009. The Company evaluates the performance of its operating segments based on the following (in thousands):

	Three-Month Period Ended September 30,		% Change 2010 to 2009	Nine-Month Period Ended September 30,		% Change 2010 to 2009
	2010	2009		2010	2009
Net Revenue
Television	$34,322	$32,019	7%	$98,786	$92,037	7%
Radio	19,003	18,735	1%	51,043	49,128	4%

Consolidated	53,325	50,754	5%	149,829	141,165	6%

Direct operating expenses
Television	13,065	13,022	0%	39,919	40,202	(1)%
Radio	7,946	8,008	(1)%	24,022	23,488	2%

Consolidated	21,011	21,030	0%	63,941	63,690	0%

Selling, general and administrative expenses
Television	4,976	4,579	9%	14,983	14,861	1%
Radio	5,237	4,963	6%	13,221	13,480	(2)%

Consolidated	10,213	9,542	7%	28,204	28,341	0%

Depreciation and amortization
Television	3,947	3,897	1%	11,616	11,764	(1)%
Radio	920	1,375	(33)%	2,848	4,129	(31)%

Consolidated	4,867	5,272	(8)%	14,464	15,893	(9)%

Segment operating profit
Television	12,334	10,521	17%	32,268	25,210	28%
Radio	4,900	4,389	12%	10,952	8,031	36%

Consolidated	17,234	14,910	16%	43,220	33,241	30%

Corporate expenses	3,823	3,351	14%	11,048	10,602	4%
Impairment charge	—	—	*	—	2,720	(100)%

Operating income	13,411	11,559	16%	32,172	19,919	62%

Interest expense	(4,394)	(8,227)	(47)%	(15,171)	(21,762)	(30)%
Interest income	92	70	31%	259	388	(33)%
Loss on debt extinguishment	(987)	—	*	(987)	(4,716)	(79)%

Income (loss) before income taxes	$8,122	$3,402	139%	$16,273	$(6,171)	*

Capital expenditures
Television	$1,071	$2,151		$5,101	$4,667
Radio	152	252		709	628

Consolidated	$1,223	$2,403		$5,810	$5,295

				September 30, 2010	December 31, 2009
Total assets
Television				$382,741	$348,191
Radio				139,635	139,736

Consolidated				$522,376	$487,927

*	Percentage not meaningful.

4. LITIGATION

The Company is subject to various outstanding claims and other legal proceedings that may arise in the ordinary course of business. In the opinion of management, any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations or cash flows of the Company.

5. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

The Company’s Senior Secured First Lien Notes are guaranteed by all of the Company’s existing and future wholly-owned domestic subsidiaries. All of the guarantees are full and unconditional and joint and several. None of the Company’s foreign subsidiaries are guarantors of the Notes.

Set forth below are consolidating financial statements related to the Company, its material guarantor subsidiary Entravision Holdings, LLC, and its non-guarantor subsidiaries. Consolidating balance sheets are presented as of September 30, 2010 and December 31, 2009, and the related consolidating statements of operations are presented for the three- and nine-month periods ended September 30, 2010 and 2009. Consolidating statements of cash flows are presented for the nine-month periods ended September 30, 2010 and 2009. The equity method of accounting has been used by the Company to report its investment in subsidiaries.

Consolidating Balance Sheet

September 30, 2010

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$55,051	$—	$159	$—	$55,210
Restricted cash	1,023	—	—	—	1,023
Trade receivables, net of allowance for doubtful accounts	46,692	—	140	—	46,832
Prepaid expenses and other current assets	7,139	—	349	—	7,488

Total current assets	109,905	—	648	—	110,553
Property and equipment, net	70,286	—	3,958	—	74,244
Intangible assets subject to amortization, net	27,553	—	—	—	27,553
Intangible assets not subject to amortization	40,798	192,952	12,449	—	246,199
Goodwill	44,851	—	994	—	45,845
Investment in subsidiaries	187,899	—	—	(187,899)	—
Other assets	17,500	—	8,995	(8,513)	17,982

Total assets	$498,792	$192,952	$27,044	$(196,412)	$522,376

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$1,000	$—	$—	$—	$1,000
Advances payable, related parties	118	—	—	—	118
Accounts payable and accrued expenses	39,673	—	585	(8,513)	31,745

Total current liabilities	40,791	—	585	(8,513)	32,863
Long-term debt, less current maturities	395,018	—	—	—	395,018
Other long-term liabilities	11,567	—	—	—	11,567
Deferred income taxes	13,158	30,520	992	—	44,670

Total liabilities	460,534	30,520	1,577	(8,513)	484,118

Stockholders’ equity
Class A common stock	5	—	—	—	5
Class B common stock	2	—	—	—	2
Class U common stock	1	—	—	—	1
Member’s capital	—	803,976	12,652	(816,628)	—
Additional paid-in capital	939,799	—	—	—	939,799
Accumulated deficit	(901,549)	(641,544)	12,815	628,729	(901,549)

Total stockholders’ equity	38,258	162,432	25,467	(187,899)	38,258

Total liabilities and stockholders’ equity	$498,792	$192,952	$27,044	$(196,412)	$522,376

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

Consolidating Balance Sheet

December 31, 2009

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$27,260	$—	$406	$—	$27,666
Trade receivables, net of allowance for doubtful accounts	44,384	—	290	—	44,674
Prepaid expenses and other current assets	5,558	—	245	—	5,803

Total current assets	77,202	—	941	—	78,143
Property and equipment, net	77,323	—	3,123	—	80,446
Intangible assets subject to amortization, net	28,757	—	—	—	28,757
Intangible assets not subject to amortization	40,798	192,952	12,449	—	246,199
Goodwill	44,851	—	994	—	45,845
Investment in subsidiaries	190,131	—	—	(190,131)	—
Other assets	8,055	—	9,161	(8,679)	8,537

Total assets	$467,117	$192,952	$26,668	$(198,810)	$487,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$1,000	$—	$—	$—	$1,000
Advances payable, related parties	118	—	—	—	118
Accounts payable and accrued expenses	55,818	—	530	(8,679)	47,669

Total current liabilities	56,936	—	530	(8,679)	48,787
Long-term debt, less current maturities	362,949	—	—	—	362,949
Other long-term liabilities	12,258	—	—	—	12,258
Deferred income taxes	9,739	28,054	905	—	38,698

Total liabilities	441,882	28,054	1,435	(8,679)	462,692

Stockholders’ equity
Class A common stock	5	—	—	—	5
Class B common stock	2	—	—	—	2
Class U common stock	1	—	—	—	1
Member’s capital	—	803,976	12,652	(816,628)	—
Additional paid-in capital	937,963	—	—	—	937,963
Accumulated deficit	(912,736)	(639,078)	12,581	626,497	(912,736)

Total stockholders’ equity	25,235	164,898	25,233	(190,131)	25,235

Total liabilities and stockholders’ equity	$467,117	$192,952	$26,668	$(198,810)	$487,927

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

Consolidating Statement of Operations

Three-Month Period Ended September 30, 2010

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$53,039	$—	$753	$(467)	$53,325

Expenses:
Direct operating expenses	21,289	—	189	(467)	21,011
Selling, general and administrative expenses	10,058	—	155	—	10,213
Corporate expenses	3,823	—	—	—	3,823
Depreciation and amortization	4,646	—	221	—	4,867

	39,816	—	565	(467)	39,914

Operating income	13,223	—	188	—	13,411
Interest expense	(4,394)	—	—	—	(4,394)
Interest income	92	—	—	—	92
Loss on debt extinguishment	(987)	—	—	—	(987)

Income before income taxes	7,934	—	188	—	8,122
Income tax expense	(838)	(822)	(104)	—	(1,764)

Income (loss) before equity in net income (loss) of subsidiaries and nonconsolidated affiliate	7,096	(822)	84	—	6,358
Equity in income (loss) of subsidiaries	(738)	—	—	738	—

Income (loss) before equity in net income of nonconsolidated affiliate	6,358	(822)	84	738	6,358
Equity in net income of nonconsolidated affiliates	50	—	—	—	50

Net income (loss) applicable to common stockholders	$6,408	$(822)	$84	$738	$6,408

Consolidating Statement of Operations

Three-Month Period Ended September 30, 2009

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$50,422	$—	$826	$(494)	$50,754

Expenses:
Direct operating expenses	21,195	—	329	(494)	21,030
Selling, general and administrative expenses	9,384	—	158	—	9,542
Corporate expenses	3,351	—	—	—	3,351
Depreciation and amortization	5,081	—	191	—	5,272

	39,011	—	678	(494)	39,195

Operating income	11,411	—	148	—	11,559
Interest expense	(8,227)	—	—	—	(8,227)
Interest income	70	—	—	—	70

Income before income taxes	3,254	—	148	—	3,402
Income tax expense	(1,934)	(789)	(79)	—	(2,802)

Income (loss) before equity in net income (loss) of subsidiaries and nonconsolidated affiliate	1,320	(789)	69	—	600
Equity in income (loss) of subsidiaries	(720)	—	—	720	—

Income (loss) before equity in net income of nonconsolidated affiliate	600	(789)	69	720	600
Equity in net income of nonconsolidated affiliates	73	—	—	—	73

Net income (loss) applicable to common stockholders	$673	$(789)	$69	$720	$673

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

Consolidating Statement of Operations

Nine-Month Period Ended September 30, 2010

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$148,973	$—	$2,040	$(1,184)	$149,829

Expenses:
Direct operating expenses	64,663	—	462	(1,184)	63,941
Selling, general and administrative expenses	27,752	—	452	—	28,204
Corporate expenses	11,048	—	—	—	11,048
Depreciation and amortization	13,857	—	607	—	14,464

	117,320	—	1,521	(1,184)	117,657

Operating income	31,653	—	519	—	32,172
Interest expense	(15,171)	—	—	—	(15,171)
Interest income	259	—	—	—	259
Loss on debt extinguishment	(987)	—	—	—	(987)

Income before income taxes	15,754	—	519	—	16,273
Income tax expense	(2,351)	(2,466)	(285)	—	(5,102)

Income (loss) before equity in net income (loss) of subsidiaries and nonconsolidated affiliate	13,403	(2,466)	234	—	11,171
Equity in income (loss) of subsidiaries	(2,232)	—	—	2,232	—

Income (loss) before equity in net income of nonconsolidated affiliate	11,171	(2,466)	234	2,232	11,171
Equity in net income of nonconsolidated affiliates	16	—	—	—	16

Net income (loss) applicable to common stockholders	$11,187	$(2,466)	$234	$2,232	$11,187

Consolidating Statement of Operations

Nine-Month Period Ended September 30, 2009

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$140,100	$—	$2,446	$(1,381)	$141,165

Expenses:
Direct operating expenses	64,120	—	951	(1,381)	63,690
Selling, general and administrative expenses	27,926	—	415	—	28,341
Corporate expenses	10,602	—	—	—	10,602
Depreciation and amortization	15,339	—	554	—	15,893
Impairment charge	2,720	—	—	—	2,720

	120,707	—	1,920	(1,381)	121,246

Operating income (loss)	19,393	—	526	—	19,919
Interest expense	(21,762)	—	—	—	(21,762)
Interest income	388	—	—	—	388
Loss on debt extinguishment	(4,716)	—	—	—	(4,716)

Income (loss) before income taxes	(6,697)	—	526	—	(6,171)
Income tax expense	(6,662)	(2,367)	(282)	—	(9,311)

Income (loss) before equity in net income (loss) of subsidiaries and nonconsolidated affiliate	(13,359)	(2,367)	244	—	(15,482)
Equity in income (loss) of subsidiaries	(2,123)	—	—	2,123	—

Income (loss) before equity in net loss of nonconsolidated affiliate	(15,482)	(2,367)	244	2,123	(15,482)
Equity in net loss of nonconsolidated affiliates	(166)	—	—	—	(166)

Net income (loss) applicable to common stockholders	$(15,648)	$(2,367)	$244	$2,123	$(15,648)

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

Consolidating Statement of Cash Flows

Nine-Month Period Ended September 30, 2010

(In thousands)

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$11,187	$(2,466)	$234	$2,232	$11,187
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,857	—	607	—	14,464
Deferred income taxes	1,661	2,466	87	—	4,214
Amortization of debt issue costs	695	—	—	—	695
Amortization of syndication contracts	840	—	—	—	840
Payments on syndication contracts	(2,141)	—	—	—	(2,141)
Equity in net income of nonconsolidated affiliate	(16)	—	—	—	(16)
Non-cash stock-based compensation	1,603	—	—	—	1,603
Non-cash expenses related to debt extinguishment	934	—	—	—	934
Change in fair value of interest rate swap agreements	(12,188)	—	—	—	(12,188)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Increase in restricted cash	(1,023)	—	—	—	(1,023)
(Increase) decrease in accounts receivable	(2,010)	—	150	—	(1,860)
(Increase) decrease in amounts due from related party	(166)	—	166
Increase in prepaid expenses and other assets	(322)	—	(104)	—	(426)
Increase in accounts payable, accrued expenses and other liabilities	705	—	55	—	760

Net cash provided by operating activities	13,616	—	1,195	2,232	17,043

Cash flows from investing activities:
Investment in subsidiaries	2,232			(2,232)
Purchases of property and equipment and intangibles	(5,636)	—	(1,442)	—	(7,078)

Net cash used in investing activities	(3,404)	—	(1,442)	(2,232)	(7,078)

Cash flows from financing activities:
Proceeds from issuance of common stock	233	—	—	—	233
Payments on long-term debt	(362,949)	—	—	—	(362,949)
Termination of swap agreements	(4,039)	—	—	—	(4,039)
Proceeds from borrowings on long-term debt	394,888	—	—	—	394,888
Payments of deferred debt and offering costs	(10,554)	—	—	—	(10,554)

Net cash provided by financing activities	17,579	—	—	—	17,579

Net increase (decrease) in cash and cash equivalents	27,791	—	(247)	—	27,544
Cash and cash equivalents:
Beginning	27,260	—	406	—	27,666

Ending	$55,051	$—	$159	$—	$55,210

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

SEPTEMBER 30, 2010

Consolidating Statement of Cash Flows

Nine-Month Period Ended September 30, 2009

(In thousands)

		Guarantor	Non-Guarantor		Consolidated
	Parent	Subsidiaries	Subsidiaries	Eliminations	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(15,648)	$(2,367)	$244	$2,123	$(15,648)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,339	—	554	—	15,893
Impairment charge	2,720	—	—	—	2,720
Deferred income taxes	6,137	2,367	30	—	8,534
Amortization of debt issue costs	298	—	—	—	298
Amortization of syndication contracts	1,689	—	—	—	1,689
Payments on syndication contracts	(2,119)	—	—	—	(2,119)
Equity in net loss of nonconsolidated affiliate	166	—	—	—	166
Non-cash stock-based compensation	2,205	—	—	—	2,205
Gain on sale of media properties and other assets	(102)	—	—	—	(102)
Non-cash expenses related to debt extinguishment	945	—	—	—	945
Change in fair value of interest rate swap agreements	(3,850)	—	—	—	(3,850)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:	—
(Increase) decrease in accounts receivable	(3,368)	—	268	—	(3,100)
(Increase) decrease in amounts due from related party	706	—	(706)		—
Increase in prepaid expenses and other assets	(541)	—	(80)	—	(621)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	3,192	—	(5)	—	3,187

Net cash provided by operating activities	7,769	—	305	2,123	10,197

Cash flows from investing activities:
Proceeds from sale of property and equipment and intangibles	114	—	—	—	114
Investment in subsidiaries	2,123			(2,123)	—
Purchases of property and equipment and intangibles	(8,394)	—	(813)	—	(9,207)

Net cash used in investing activities	(6,157)	—	(813)	(2,123)	(9,093)

Cash flows from financing activities:
Proceeds from issuance of common stock	255	—	—	—	255
Payments on long-term debt	(42,572)	—	—	—	(42,572)
Repurchase of Class A common stock	(1,075)	—	—	—	(1,075)
Payments of deferred debt and offering costs	(1,182)	—	—	—	(1,182)

Net cash used in financing activities	(44,574)	—	—	—	(44,574)

Net decrease in cash and cash equivalents	(42,962)	—	(508)	—	(43,470)
Cash and cash equivalents:
Beginning	63,412	—	882	—	64,294

Ending	$20,450	$—	$374	$—	$20,824

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Entravision Communications Corporation:

We have audited the accompanying consolidated balance sheet of Entravision Communications Corporation and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule of Entravision Communications Corporation listed in Item 15(a). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Entravision Communications Corporation and subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also audited the condensed financial information pursuant to Rule 3-10 of Regulation S-X for the years ended December 31, 2009, 2008, and 2007 which have been included in Note 18 to the consolidated financial statements. In our opinion such financial information is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole. We were not engaged to audit, review or apply any procedures to the 2008 or 2007 consolidated financial statements of the Company other than with respect to Note 18 and accordingly, we do not express an opinion or any form of assurance on the 2008 and 2007 consolidated financial statements taken as a whole.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Entravision Communications Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Our report dated March 31, 2010 expressed an opinion that Entravision Communications Corporation had not maintained effective control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ McGladrey & Pullen, LLP

Los Angeles, California
March 31, 2010 (Except for Note 18 as to which the date is November 16, 2010)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Entravision Communications Corporation:

In our opinion, the consolidated balance sheet as of December 31, 2008 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2008, before the inclusion of the Condensed Consolidating Financial Information presented in Note 18, present fairly, in all material respects, the financial position of Entravision Communications Corporation and its subsidiaries (the “Company”) at December 31, 2008, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America (the 2008 and 2007 financial statements before the inclusion of the Condensed Consolidating Financial Information presented in Note 18 are not presented herein). In addition, in our opinion, the financial statement schedule for each of the two years in the period ended December 31, 2008, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements before the inclusion of the Condensed Consolidating Financial Information presented in Note 18. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits, before the inclusion of the Condensed Consolidating Financial Information described above, of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2, the Company has restated its 2008 consolidated financial statements and financial statement schedule to correct an error.

We were not engaged to audit, review, or apply any procedures with respect to the Condensed Consolidating Financial Information presented in Note 18 and accordingly, we do not express an opinion or any other form of assurance about the information included therein. The Condensed Consolidated Financial Information presented in Note 18 was audited by other auditors for all periods presented.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

March 16, 2009, except for the effects of the restatement discussed in Note 2 to the consolidated financial statements, as to which the date is March 31, 2010

ENTRAVISION COMMUNICATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

(In thousands, except share and per share data)

	December 31, 2009	December 31, 2008
		As Restated
ASSETS
Current assets
Cash and cash equivalents	$27,666	$64,294
Trade receivables, net of allowance for doubtful accounts of $5,105 and $5,640 (including related parties of $4,496 and $0)	44,674	44,855
Prepaid expenses and other current assets (including related parties of $274 and $274)	5,803	7,196

Total current assets	78,143	116,345
Property and equipment, net	80,446	90,898
Intangible assets subject to amortization, net (included related parties of $27,841 and $30,161)	28,757	31,380
Intangible assets not subject to amortization	246,199	298,042
Goodwill	45,845	45,845
Other assets	8,537	10,473

Total assets	$487,927	$592,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt (including related parties of $1,000 and $1,000)	$1,000	$1,002
Advances payable, related parties	118	118
Accounts payable and accrued expenses (including related parties of $4,262 and $4,092)	47,669	57,647

Total current liabilities	48,787	58,767
Long-term debt, less current maturities (including related parties of $1,000 and $2,000)	362,949	405,521
Other long-term liabilities	12,258	14,038
Deferred income taxes	38,698	42,563

Total liabilities	462,692	520,889

Commitments and contingencies (note 10)

Stockholders’ equity
Class A common stock, $0.0001 par value, 260,000,000 shares authorized; shares issued and outstanding 2009 51,807,122; 2008 45,877,400	5	5
Class B common stock, $0.0001 par value, 40,000,000 shares authorized; shares issued and outstanding 2009 22,587,433; 2008 22,887,433	2	2
Class U common stock, $0.0001 par value, 40,000,000 shares authorized; shares issued and outstanding 2009 9,352,729; 2008 15,652,729	1	2
Additional paid-in capital	937,963	934,749
Accumulated deficit	(912,736)	(862,664)

Total stockholders’ equity	25,235	72,094

Total liabilities and stockholders’ equity	$487,927	$592,983

See Notes to Consolidated Financial Statements

ENTRAVISION COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2009, 2008 and 2007

(In thousands, except share and per share data)

	2009	2008	2007
		As Restated
Net revenue (including related parties of $0, $182 and $615)	$189,231	$232,335	$250,046

Expenses:
Direct operating expenses (including related parties of $8,105, $11,455 and $12,180) (including non-cash stock-based compensation of $854, $633 and $431)	83,902	100,801	99,608
Selling, general and administrative expenses (including non-cash stock-based compensation of $1,142, $794 and $678)	38,278	43,709	44,267
Corporate expenses (including non-cash stock-based compensation of $2,038, $1,926 and $1,884)	14,918	17,117	17,353
Depreciation and amortization (includes direct operating of $15,454, $18,344 and $17,700; selling, general and administrative of $4,328, $3,991 and $4,007; and corporate of $1,251, $1,077 and $858) (including related parties of $2,320, $2,320 and $2,320)	21,033	23,412	22,565
Impairment charge	50,648	610,456	—

	208,779	795,495	183,793

Operating income (loss)	(19,548)	(563,160)	66,253
Interest expense (including related parties of $118, $199 and $257)	(27,948)	(43,093)	(49,405)
Interest income	459	1,894	4,809
Gain (loss) on debt extinguishment	(4,716)	9,813	—

Income (loss) before income taxes	(51,753)	(594,546)	21,657
Income tax benefit	1,917	70,086	18,047

Income (loss) before equity in net income (loss) of nonconsolidated affiliate and discontinued operations	(49,836)	(524,460)	39,704
Equity in net income (loss) of nonconsolidated affiliate	(236)	(166)	336

Income (loss) from continuing operations	(50,072)	(524,626)	40,040
Loss from discontinued operations, net of tax (expense) benefit of $0, ($353) and $15,308	—	(3,930)	(83,157)

Net loss applicable to common stockholders	$(50,072)	$(528,556)	$(43,117)

Basic and diluted earnings per share:
Income (loss) per share from continuing operations applicable to common stockholders, basic and diluted	$(0.60)	$(5.79)	$0.39

Loss per share from discontinued operations, basic and diluted	$—	$(0.04)	$(0.81)

Net loss per share applicable to common stockholders, basic and diluted	$(0.60)	$(5.84)	$(0.42)

Weighted average common shares outstanding, basic	83,972,709	90,560,685	102,382,307

Weighted average common shares outstanding, diluted	83,972,709	90,560,685	103,020,657

See Notes to Consolidated Financial Statements

ENTRAVISION COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2009, 2008 and 2007

(In thousands, except share data)

	Number of Common Shares				Common Stock			Additional Paid-in Capital	Accumulated Deficit	Total
	Class A	Class B	Class U	Treasury Stock	Class A	Class B	Class U
Balance, December 31, 2006	60,292,948	26,548,033	17,152,729	1,180,887	$7	$3	$2	$1,042,698	$(290,991)	$751,719

Issuance of common stock upon exercise of stock options	850,046	—	—	—	—	—	—	6,347	—	6,347
Issuance of common stock under employee stock purchase plan	138,416	—	—	—	—	—	—	873	—	873
Stock-based compensation expense, net	—	—	—	—	—	—	—	2,996	—	2,996
Repurchase of Class A common stock	(7,201,640)	—	—	7,201,640	(1)	—	—	(61,006)	—	(61,007)
Retirement of treasury stock	—	—	—	(6,322,526)	—	—	—	—	—	—
Class B common stock exchanged for Class A common stock	3,660,600	(3,660,600)	—	—	—	(1)	—	—	—	(1)
Net loss for the year ended December 31, 2007	—	—	—	—	—	—	—	—	(43,117)	(43,117)

Balance, December 31, 2007	57,740,370	22,887,433	17,152,729	2,060,001	$6	$2	$2	$991,908	$(334,108)	$657,810

Issuance of common stock upon exercise of stock options or awards of restricted stock units	38,000	—	—	—	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	182,318	—	—	—	—	—	—	785	—	785
Stock-based compensation expense, net	—	—	—	—	—	—	—	3,272	—	3,272
Repurchase of Class A common stock	(12,083,288)	—	—	12,083,288	(1)	—	—	(50,836)	—	(50,837)
Repurchase of Class U common stock	—	—	(1,500,000)	—	—	—	—	(10,380)	—	(10,380)
Retirement of treasury stock	—	—	—	(14,143,289)	—	—	—	—	—	—
Net loss for the year ended December 31, 2008 (As Restated)	—	—	—	—	—	—	—	—	(528,556)	(528,556)

Balance, December 31, 2008 (As Restated)	45,877,400	22,887,433	15,652,729	—	$5	$2	$2	$934,749	$(862,664)	$72,094

Issuance of common stock upon exercise of stock options or awards of restricted stock units	54,200	—	—	—	—	—	—	—	—	—
Issuance of common stock under employee stock purchase plan	508,202	—	—	—	—	—	—	255	—	255
Stock-based compensation expense, net	—	—	—	—	—	—	—	4,034	—	4,034
Repurchase of Class A common stock	(1,232,680)	—	—	1,232,680	—	—	—	(1,075)	—	(1,075)
Retirement of treasury stock	—	—	—	(1,232,680)	—	—	(1)	—	—	(1)
Class B common stock exchanged for Class A common stock	300,000	(300,000)	—	—	—	—	—	—	—	—
Class U common stock exchanged for Class A common stock	6,300,000	—	(6,300,000)	—	—	—	—	—	—	—
Net loss for the year ended December 31, 2009	—	—	—	—	—	—	—	—	(50,072)	(50,072)

Balance, December 31, 2009	51,807,122	22,587,433	9,352,729	—	$5	$2	$1	$937,963	$(912,736)	$25,235

See Notes to Consolidated Financial Statements

ENTRAVISION COMMUNICATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2009, 2008 and 2007

(In thousands)

	2009	2008	2007
	As Restated
Cash flows from operating activities:
Net loss	$(50,072)	$(528,556)	$(43,117)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,033	23,412	22,565
Impairment charge	50,648	610,456	—
Deferred income taxes	(2,351)	(71,571)	(18,589)
Amortization of debt issue costs	402	459	404
Amortization of syndication contracts	1,981	2,883	1,798
Payments on syndication contracts	(2,836)	(2,840)	(1,830)
Equity in net (income) loss of nonconsolidated affiliate	236	166	(336)
Non-cash stock-based compensation	4,034	3,353	2,993
(Gain) loss on debt extinguishment	945	(9,813)	—
Change in fair value of interest rate swap agreements	(6,979)	11,648	17,667
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
(Increase) decrease in accounts receivable	570	11,156	(4,015)
(Increase) decrease in prepaid expenses and other assets	(484)	803	84
Increase (decrease) in accounts payable, accrued expenses and other liabilities	1,662	(6,065)	(938)
Effect of discontinued operations	—	(1,273)	86,579

Net cash provided by operating activities	18,789	44,218	63,265

Cash flows from investing activities:
Proceeds from sale of property and equipment and intangibles	122	101,498	37
Purchases of property and equipment and intangibles	(10,965)	(16,873)	(26,177)
Purchase of a business	—	(22,885)	—
Deposits on acquisitions	—	(200)	—
Distribution from nonconsolidated affiliate	—	—	250
Effect of discontinued operations	—	(194)	(1,610)

Net cash provided by (used in) investing activities	(10,843)	61,346	(27,500)

Cash flows from financing activities:
Proceeds from issuance of common stock	255	785	7,353
Payments on long-term debt	(42,572)	(67,702)	(13,692)
Repurchase of Class U common stock	—	(10,380)	—
Repurchase of Class A common stock	(1,075)	(50,837)	(61,006)
Excess tax benefits from exercise of stock options	—	(81)	—
Payments of deferred debt and offering costs	(1,182)	—	—

Net cash used in financing activities	(44,574)	(128,215)	(67,345)

Net decrease in cash and cash equivalents	(36,628)	(22,651)	(31,580)
Cash and cash equivalents:
Beginning	64,294	86,945	118,525

Ending	$27,666	$64,294	$86,945

Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$31,739	$32,098	$31,397

Income taxes	$434	$1,566	$543

Supplemental disclosures of non-cash investing and financing activities:
Consolidation of television assets in the Reno, Nevada market	$—	$3,800	$—
Consolidation of radio assets in the Orlando, Florida market	$—	$—	$23,750

See Notes to Consolidated Financial Statements

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

Nature of Business

Entravision Communications Corporation (together with its subsidiaries, hereinafter, individually and collectively, the “Company”) is a diversified Spanish-language media company utilizing a combination of television and radio operations to reach Hispanic consumers in the United States. The Company’s management has determined that the Company operates in two reportable segments as of December 31, 2009, based upon the type of advertising medium, which consist of television broadcasting and radio broadcasting. As of December 31, 2009, the Company owns and/or operates 53 primary television stations located primarily in the southwestern United States, consisting primarily of Univision Communications Inc. (“Univision”) affiliated stations. Radio operations consist of 48 operational radio stations, 37 FM and 11 AM, in 19 markets located in Arizona, California, Colorado, Florida, Nevada, New Mexico and Texas.

Liquidity and Capital Resources

As a result of the ongoing global financial crisis and the recession, and their impact on the advertising marketplace and its customers, the Company has experienced declining net revenues, which have had a significant negative impact on its cash flows and consolidated adjusted EBITDA as defined as net income (loss) plus loss (gain) on sale of assets, depreciation and amortization, non-cash impairment charge, non-cash stock-based compensation included in operating and corporate expenses, net interest expense, loss on debt extinguishment, loss from discontinued operations, income tax expense (benefit), equity in net income (loss) of nonconsolidated affiliate and syndication programming amortization less syndication programming payments. For a reconciliation of consolidated adjusted EBITDA to cash flow from operating activities, its most directly comparable GAAP financial measure, please see page 45 of this prospectus.

In order to maintain compliance with the maximum allowed leverage ratio covenant, the Company will need to achieve certain quarterly, trailing-twelve-month consolidated adjusted EBITDA targets. The Company believes that it will be able to achieve the trailing-twelve-month consolidated adjusted EBITDA targets under its amended credit facility agreement, and, therefore, the Company believes that it will be able to maintain compliance with the maximum allowed leverage ratio covenant for at least the next twelve months. Under the amended credit facility agreement, the Company’s debt to trailing-twelve-month consolidated adjusted EBITDA ratio is required to be below 6.75 at the end of the fourth quarter of 2009, below 6.50 at the end of the first two quarters of 2010, below 6.25 at the end of the third quarter of 2010 and below 6.00 at the end of the fourth quarter of 2010.

The Company believes that it will be able to achieve the trailing-twelve-month consolidated adjusted EBITDA targets under its amended credit facility agreement, and, therefore, the Company believes that it will be able to maintain compliance with the maximum allowed leverage ratio covenants under its amended credit facility agreement for a period of at least the next four quarters from December 31, 2009. However, there is no assurance that further adverse events outside of the Company’s control may arise that would result in the Company’s inability to comply with the maximum allowed leverage ratio covenant under the Company’s amended credit facility agreement. In such event, the Company might decide to use remaining cash resources to prepay its debt, which may result in limitations on available working capital. Alternatively, to meet the Company’s cash requirements and avoid failing to comply with the maximum allowed leverage ratio covenant, the Company may be required to obtain a further waiver or amendment to its credit facility agreement, refinance its existing debt, divest non-core assets or operations and/or obtain additional equity or debt financing. There is no assurance that any such transactions could be consummated on terms satisfactory to the Company or at all.

2. Restatement of Previously Issued Consolidated Financial Statements

During 2009, the Company identified an error in the income tax benefit related to its valuation allowance for the year ended December 31, 2008. This error related to the tax effect of the adjustments to the carrying value of indefinite-lived intangible assets due to the impairment charges the Company recorded during 2008. This non-cash error and its correction is solely the result of originations and reversals of deferred tax differences and their effect on the valuation allowance recorded on the deferred tax assets. As a result, the income tax benefit decreased by $40.6 million for the year ended December 31, 2008, which resulted in a corresponding increase in loss from continuing operations, net loss and accumulated deficit and a decrease in stockholders’ equity. The long-term deferred income tax liability increased by $42.5 million and the current deferred tax asset, which is recorded in the line “prepaid expenses and other current assets” on the balance sheet, increased by $1.9 million. Accordingly, the audited annual results of operations for the period ended December 31, 2008 have been restated.

The correction of this error had no effect on net revenue, operating income (loss) or income (loss) before income taxes. There was no impact to cash flows from operating activities, investing activities and financing activities.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effect of the restatement on the Company’s consolidated balance sheet as of December 31, 2008 and consolidated statement of operations for year ended December 31, 2008 is as follows (in thousands, except per share data):

Balance Sheet Data:

	December 31, 2008
	As Reported	As Restated
Current assets
Cash and cash equivalents	$64,294	$64,294
Trade receivables	44,855	44,855
Prepaid expenses and other current assets	5,252	7,196

Total current assets	114,401	116,345
Total Assets	$591,039	$592,983

Current liabilities	58,767	58,767
Long-term debt	405,521	405,521
Other long-term liabilities	14,038	14,038
Deferred income taxes	—	42,563

Total liabilities	478,326	520,889

Accumulated deficit	(822,045)	(862,664)
Total stockholders’ equity	112,713	72,094

Total liabilities and stockholders’ equity	$591,039	$592,983

Statements of Operations Data:

	For the Year Ended December 31, 2008
	As Reported	As Restated
Net revenue	$232,335	$232,335
Operating loss	(563,160)	(563,160)
Loss before income taxes	(594,546)	(594,546)
Income tax benefit	110,705	70,086
Net loss applicable to common stockholders	$(487,937)	$(528,556)

Net loss per share, basic and diluted	$(5.39)	$(5.84)

3. Summary of Significant Accounting Policies

Basis of Consolidation and Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“SFAS 168”)”. SFAS 168 made the FASB Accounting Standards Codification (“ASC”), also known as the “Codification”, the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), except for additional authoritative rules and interpretive releases issued by the SEC. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by organizing all the authoritative literature related to a particular topic within a consistent structure. The Codification was effective for the Company’s financial statements issued beginning in the quarter ending September 30, 2009. All accounting references have been updated, and therefore SFAS references have been replaced with ASC references.

Certain amounts in the Company’s prior period consolidated financial statements and notes to the financial statements have been reclassified to conform to current period presentation. All discussions and amounts in the consolidated financial statements and the related notes to consolidated statements, for all periods presented relate to continuing operations only, unless otherwise noted.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Discontinued Operations

The Company sold the outdoor advertising business in May 2008 and no longer has outdoor operations. In accordance with ASC 205-20, “Discontinued Operations” (formerly SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”), the Company has reported the results of its outdoor advertising operations for all periods in discontinued operations within the consolidated statements of operations. In the statements of cash flows, the cash flows of discontinued operations have been reclassified for all periods presented and are separately classified within the respective categories with those of continuing operations.

Investment in Nonconsolidated Affiliates

Except for a variable interest entity, the Company accounts for its investment in its less than majority-owned investees using the equity method under which the Company’s share of the net earnings is recognized in the Company’s statement of operations. Condensed financial information is not provided, as these operations are not considered to be significant.

Variable Interest Entities

The Company has consolidated an entity for which the cash flows are expected to be disproportionate to the ownership. Total net assets and results of operations of the entity at December 31, 2009 are not significant.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company’s operations are affected by numerous factors, including changes in audience acceptance (i.e., ratings), priorities of advertisers, new laws and governmental regulations and policies and technological advances. The Company cannot predict if any of these factors might have a significant impact on the television and radio advertising industries in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company’s operations and cash flows. Significant estimates and assumptions made by management are used for, but not limited to, the allowance for doubtful accounts, the estimated useful lives of long-lived and intangible assets, the recoverability of such assets by their estimated future undiscounted cash flows, the fair value of reporting units and indefinite life intangible assets, fair values of derivative instruments, disclosure of the fair value of debt, deferred income taxes and the purchase price allocations used in the Company’s acquisitions.

Cash and Cash Equivalents

The Company considers short-term all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of funds held in general checking accounts, money market accounts and commercial paper. Cash and cash equivalents are stated at cost plus accrued interest, which approximates fair value.

Long-lived Assets, Other Assets and Assets Held for Sale, Including Intangibles Subject to Amortization

Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over their estimated useful lives (see Note 6). The Company periodically evaluates assets to be held and used and long-lived assets held for sale, when events and circumstances warrant such review. Depreciation is not recorded for assets once the assets are classified as assets held for sale.

Syndication contracts are recorded at cost. Syndication amortization is provided using the straight-line method over their estimated useful lives.

Intangible assets subject to amortization are amortized on a straight-line method over their estimated useful lives (see Note 5). Favorable leasehold interests and pre-sold advertising contracts are amortized over the term of the underlying contracts. Deferred debt costs are amortized over the life of the related indebtedness using the effective interest method.

Changes in circumstances, such as the passage of new laws or changes in regulations, technological advances or changes to the Company’s business strategy, could result in the actual useful lives differing from initial estimates. Factors such as changes in the planned use of equipment, customer attrition, contractual amendments or mandated regulatory requirements could result in shortened useful lives. In those cases where the Company determines that the useful life of a long-lived asset should be revised, the Company will amortize or depreciate the net book value in excess of the estimated residual value over its revised remaining useful life.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-lived assets and asset groups are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance, and may differ from actual cash flows. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period in which the determination is made.

Goodwill

The Company believes that the accounting estimates related to the fair value of its reporting units and indefinite life intangible assets and its estimates of the useful lives of its long-lived assets are “critical accounting estimates” because: (1) goodwill and other intangible assets are its most significant assets, and (2) the impact that recognizing an impairment would have on the assets reported on the balance sheet, as well as on the results of operations, could be material. Accordingly, the assumptions about future cash flows on the assets under evaluation are critical.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. The Company tests its goodwill and other indefinite-lived intangible assets for impairment annually on the first day of its fourth fiscal quarter, or more frequently if certain events or certain changes in circumstances indicate they may be impaired. In assessing the recoverability of goodwill and indefinite life intangible assets, the Company must make a series of assumptions about such things as the estimated future cash flows and other factors to determine the fair value of these assets.

Goodwill impairment testing is a two-step process. The first step is a comparison of the fair values of the Company’s reporting units to their respective carrying amounts. The Company has determined that each of its operating segments is a reporting unit. If a reporting unit’s estimated fair value is equal to or greater than that reporting unit’s carrying value, no impairment of goodwill exists and the testing is complete at the first step. However, if the reporting unit’s carrying amount is greater than the estimated fair value, the second step must be completed to measure the amount of impairment of goodwill, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill with its carrying amount to measure the amount of impairment loss, if any. If the implied fair value of goodwill is less than the carrying value of goodwill, then an impairment exists and an impairment loss is recorded for the amount of the difference.

The estimated fair value of goodwill is determined by using an income approach. The income approach estimates fair value based on the Company’s estimated future cash flows of each reporting unit, discounted by an estimated weighted-average cost of capital that reflects current market conditions, which reflect the overall level of inherent risk of that reporting unit. The income approach also requires the Company to make a series of assumptions, such as discount rates, revenue projections, profit margin projections and terminal value multiples. The Company estimated its discount rates on a blended rate of return considering both debt and equity for comparable publicly-traded companies in the television and radio industries. These comparable publicly traded companies have similar size, operating characteristics and/or financial profiles to the Company. The Company also estimated the terminal value multiple based on comparable publicly-traded companies in the television and radio industries. The Company estimated its revenue projections and profit margin projections based on internal forecasts about future performance.

The estimated fair value of the income approach is compared to a market approach for reasonableness. The market approach estimates fair value by applying sales, earnings and cash flow multiples to each reporting unit’s operating performance. The multiples are derived from comparable publicly-traded companies with similar operating and investment characteristics to the Company’s reporting units. The market approach requires the Company to make a series of assumptions, such as selecting comparable companies and comparable transactions and transaction premiums. The current economic conditions have led to a decrease in the number of comparable transactions, which makes the market approach of comparable transactions and transaction premiums more difficult to estimate than in previous years.

Indefinite Life Intangible Assets

The Company believes that its broadcast licenses are indefinite life intangible assets. An intangible asset is determined to have an indefinite useful life when there are no legal, regulatory, contractual, competitive, economic or any other factors that may limit the period over which the asset is expected to contribute directly or indirectly to future cash flows. The evaluation of impairment for indefinite life intangible assets is performed by a comparison of the asset’s carrying value to the asset’s fair value. When the carrying value exceeds fair value, an impairment charge is recorded for the amount of the difference. The unit of accounting used to test

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

broadcast licenses represents all licenses owned and operated within an individual market cluster, because such licenses are used together, are complimentary to each other and are representative of the best use of those assets. The Company’s individual market clusters consist of cities or nearby cities. The Company tests its broadcasting licenses for impairment based on certain assumptions about these market clusters.

As is the case with determining the estimated fair value of goodwill, the estimated fair value of indefinite life intangible assets is also determined by using an income approach. The income approach estimates fair value based on the Company’s estimated future cash flows of each market cluster, discounted by an estimated weighted-average cost of capital that reflects current market conditions, which reflect the level of inherent risk. The income approach also requires the Company to make a series of assumptions, such as discount rates, revenue projections, profit margin projections and terminal value multiples. The Company estimates its discount rates on a blended rate of return considering both debt and equity for comparable publicly-traded companies in the television and radio industries. These comparable publicly-traded companies have similar size, operating characteristics and/or financial profiles to the Company. The Company also estimated the terminal value multiple based on comparable publicly-traded companies in the television and radio industries. The Company estimated its revenue projections and profit margin projections based on various market clusters signal coverage of the markets and industry information for an average station within a given market. The information for each market cluster includes such things as estimated market share, estimated capital start-up costs, population, household income, retail sales and other expenditures that would influence advertising expenditures. Alternatively, some stations under evaluation have had limited relevant cash flow history due to planned or actual conversion of format or upgrade of station signal. The assumptions the Company makes about cash flows after conversion are based on the performance of similar stations in similar markets and potential proceeds from the sale of the assets.

The estimated fair value of the income approach is compared to a market approach for reasonableness. The market approach estimates fair value by applying sales, earnings and cash flow multiples to each market cluster’s operating performance. The multiples are derived from comparable markets with similar operating characteristics of the Company’s market clusters. The market approach requires the Company to make a series of assumptions, such as selecting comparable market clusters and comparable transactions and transaction premiums. The current economic conditions have led to a decrease in the number of comparable transactions, which makes the market approach of comparable transactions and transaction premiums more difficult to estimate than in previous years.

Concentrations of Credit Risk and Trade Receivables

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company from time to time may have bank deposits in excess of the FDIC insurance limits. As of December 31, 2009, substantially all deposits are maintained in one financial institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade receivable credit risk exposure is limited. Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. A valuation allowance is provided for known and anticipated credit losses, as determined by management in the course of regularly evaluating individual customer receivables. This evaluation takes into consideration a customer’s financial condition and credit history, as well as current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. No interest is charged on customer accounts.

Estimated losses for bad debts are provided for in the financial statements through a charge to expense that aggregated $2.9 million, $1.6 million and $3.0 million for the years ended December 31, 2009, 2008 and 2007, respectively. The net charge off of bad debts aggregated $3.6 million, $1.8 million and $1.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Dependence on Business Partners

The Company is dependent on the continued financial and business strength of its business partners, such as the companies from whom it obtains programming. Due to extreme volatility caused by the continuing global financial crisis and ongoing recession, the Company could be at risk should any of these entities encounter difficulties of their own, which could make it harder or impossible for them to perform their obligations to the Company. This in turn could materially adversely affect the Company’s own business, results of operations and financial condition.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Disclosures About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments.

As of December 31, 2009 and 2008, the fair value of the Company’s long-term debt was approximately $361.7 million and $315.7 million, respectively, based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements.

The carrying amount of the Company’s interest rate swap agreements is recorded at fair market value, including non-performance risk, and any changes to the value are recorded as an increase or decrease in interest expense. The fair market value of each interest rate swap agreement is determined by using multiple broker quotes, adjusted for non-performance risk, which estimate the future discounted cash flows of any future payments that may be made under such agreements.

Derivative Instruments

ASC 820, “Fair Value Measurements and Disclosures” (formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For all derivative instruments held in 2009, 2008 and 2007, the derivative instruments were not designated for hedge accounting treatment, and as a result, changes in their fair values have been recorded in earnings. The Company’s current policy prohibits entering into derivative instruments for speculation or trading purposes.

Off-balance Sheet Financings and Liabilities

Other than lease commitments, legal contingencies incurred in the normal course of business, appreciation right agreements, employment contracts for key employees and the interest rate swap agreements (see Notes 8, 10 and 14), the Company does not have any off-balance sheet financing arrangements or liabilities. The Company does not have any majority-owned subsidiaries or any interests in, or relationships with, any material variable-interest entities that are not included in the consolidated financial statements.

Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is determined to be more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Advertising Costs

Amounts incurred for advertising costs with third parties are expensed as incurred. Advertising expense totaled approximately $0.3 million, $0.5 million and $1.0 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Legal Costs

Amounts incurred for legal costs that pertain to loss contingencies are expensed as incurred.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Repairs and Maintenance

All costs associated with repairs and maintenance are expensed as incurred.

Revenue Recognition

Television and radio revenue related to the sale of advertising is recognized at the time of broadcast. Revenue for contracts with advertising agencies is recorded at an amount that is net of the commission retained by the agency. Revenue from contracts directly with the advertisers is recorded at gross revenue and the related commission or national representation fee is recorded in operating expense. Cash payments received prior to services rendered result in deferred revenue, which is then recognized as revenue when the advertising time or space is actually provided.

In August 2008, the Company entered into an agreement with Univision, (“Proxy”), pursuant to which it granted Univision the right to negotiate as an agent the terms of agreements providing for the carriage of its Univision- and TeleFutura-affiliated television station signals by cable, satellite and internet-based television service providers. The agreement also provides terms relating to compensation to be paid to the Company with respect to agreements that are entered into for the carriage of its Univision- and TeleFutura-affiliated television station signals. Revenue for the carriage of the Company’s Univision- and TeleFutura-affiliated television station signals is recognized over the life of each agreement with the cable, satellite and internet-based television service providers. Advertising related to carriage of the Company’s Univision- and TeleFutura-affiliated television station signals is recognized at the time of broadcast. Retransmission consent revenue was $9.5 million for the year ended December 31, 2009.

Trade Transactions

The Company exchanges broadcast time for certain merchandise and services. Trade revenue is recognized when commercials air at the fair value of the goods or services received or the fair value of time aired, whichever is more readily determinable. Trade expense is recorded when the goods or services are used or received. Trade revenue was approximately $1.0 million, $1.5 million and $1.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Trade costs were approximately $1.1 million, $1.4 million and $1.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation according to the provisions of ASC 718, “Stock Compensation” (formerly SFAS No. 123 (revised 2004), “Share-Based Payment”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors including employee stock options and employee stock purchases under the 2001 Employee Stock Purchase Plan (the “Purchase Plan”) based on estimated fair values.

ASC 718 requires companies to estimate the fair value of stock-based awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest has been reduced for estimated forfeitures and is recognized as expense over the requisite service periods in the consolidated statements of operations. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company selected the Black-Scholes option pricing model as the most appropriate method for determining the estimated fair value for stock-based awards. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions which determine the fair value of stock-based awards, including the option’s expected term, expected volatility of the underlying stock, risk-free rate, and expected dividends. The expected volatility is based on historical volatility of the Company’s common stock and other relevant factors. The expected term assumptions are based on the Company’s historical experience and on the terms and conditions of the stock-based awards. The risk free-rate is based on observed interest rates appropriate for the expected terms of the Company’s stock-based awards.

The Company classifies cash flows from excess tax benefits from exercised options in excess of the deferred tax asset attributable to stock-based compensation costs as financing cash flows.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Earnings (Loss) Per Share

The following table illustrates the reconciliation of the basic and diluted per share computations (in thousands, except share and per share data):

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
		As Restated
Basic earnings per share:
Numerator:
Income (loss) from continuing operations	$(50,072)	$(524,626)	$40,040
Loss from discontinued operations	—	(3,930)	(83,157)

Net loss applicable to common stockholders	$(50,072)	$(528,556)	$(43,117)

Denominator:
Weighted average common shares outstanding	83,972,709	90,560,685	102,382,307

Per share:
Income (loss) per share from continuing operations	$(0.60)	$(5.79)	$0.39
Loss per share from discontinued operations	—	(0.04)	(0.81)

Net loss per share applicable to common stockholders	$(0.60)	$(5.84)	$(0.42)

Diluted earnings per share:
Numerator:
Income (loss) from continuing operations	$(50,072)	$(524,626)	$40,040
Loss from discontinued operations	—	(3,930)	(83,157)

Net loss applicable to common stockholders	$(50,072)	$(528,556)	$(43,117)

Denominator:
Weighted average common shares outstanding	83,972,709	90,560,685	102,382,307
Dilutive securities:
Stock options, restricted stock and restricted stock units and employee stock purchase plan	—	—	638,350

Diluted shares outstanding	83,972,709	90,560,685	103,020,657

Per share:
Income (loss) per share from continuing operations	$(0.60)	$(5.79)	$0.39
Loss per share from discontinued operations	—	(0.04)	(0.81)

Net loss per share applicable to common stockholders	$(0.60)	$(5.84)	$(0.42)

Basic earnings per share is computed as net loss divided by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution, if any, that could occur from shares issuable through stock options, restricted stock units and convertible securities.

For the year ended December 31, 2009, dilutive securities have been excluded, as their inclusion would have had an antidilutive effect on loss per share. For the year ended December 31, 2009, 314,575 equivalent shares of stock options, restricted stock units and shares purchased under the Employee Stock Purchase Plan were not included in determining the weighted average shares outstanding for diluted loss per share since their inclusion would be antidilutive.

For the year ended December 31, 2008, dilutive securities have been excluded, as their inclusion would have had an antidilutive effect on loss per share. For the year ended December 31, 2008, 214,276 equivalent shares of stock options, restricted stock units and shares purchased under the Employee Stock Purchase Plan were not included in determining the weighted average shares outstanding for diluted loss per share since their inclusion would be antidilutive.

For the year ended December 31, 2007, a total of 9,205,727 shares of dilutive securities were not included in the computation of diluted income per share because the exercise prices of the dilutive securities were greater than the average market price of the common shares.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income

For the years ended December 31, 2009, 2008 and 2007, the Company had no components of comprehensive income.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires new disclosures relating to transfers in and out of Level 1 and Level 2 fair value measurements, levels of disaggregation, and valuation techniques. These disclosures are effective for reporting periods beginning after December 15, 2009. Additional new disclosures regarding the purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010. The company is currently evaluating the impact of this standard on financial statement disclosures.

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”). ASU 2009-13 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting and how arrangement consideration shall be measured and allocated to the separate units of accounting in the arrangement. ASU 2009-13 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company is currently evaluating the impact of this standard on the consolidated financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value” (“ASU 2009-05”). ASU 2009-05 clarifies ASC 820, “Fair Value Measurements and Disclosures”. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: 1) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset or b) quoted prices for similar liabilities or similar liabilities when traded as assets and/or 2) a valuation technique that is consistent with the principles of ASC 820. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to adjust to include inputs relating to the existence of transfer restrictions on that liability. The Company adopted this standard in the fourth quarter 2009. This standard did not have a material impact on the consolidated financial statements.

In June 2009, the FASB issued an amendment to ASC 860, “Transfers and Servicing”. The amendment eliminates the concept of a qualifying special-purpose entity (“QSPE”), therefore requiring these entities to be evaluated under the accounting guidance for consolidation of variable interest entities (“VIE”). Other changes include additional considerations when determining if sale accounting is appropriate, as well as enhanced disclosures requirements. This standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard on the consolidated financial statements.

In June 2009, the FASB issued an amendment to ASC 810, “Consolidation”. The amendment eliminates the scope exception for QSPEs and requires an entity to reconsider its previous consolidation conclusions reached under the VIE consolidation model, including (i) whether an entity is a VIE, (ii) whether the enterprise is the VIE’s primary beneficiary, and (iii) the required financial statement disclosures. The new standard can be applied as of the effective date, with a cumulative-effect adjustment to retained earnings recognized on that date, or retrospectively, with a cumulative-effect adjustment to retained earnings recognized as of the beginning of the first year adjusted. This standard is effective January 1, 2010. The Company is currently evaluating the impact of this standard on the consolidated financial statements.

4. Acquisitions and Dispositions

Acquisitions

Upon consummation of each acquisition the Company evaluates whether the acquisition constitutes a business. An acquisition is considered a business if it is comprised of a complete self-sustaining integrated set of activities and assets consisting of inputs and processes applied to those inputs that are used to generate revenues. For a transferred set of activities and assets to be a business, it must contain all of the inputs and processes necessary for it to continue to conduct normal operations after the transferred set is separated from the transferor, which includes the ability to sustain a revenue stream by providing its outputs to customers. A transferred set of activities and assets fails the definition of a business if it excludes one or more significant items such that it is not possible for the set to continue normal operations and sustain a revenue stream by providing its products and/or services to customers.

All business acquisitions have been accounted for as purchase business combinations with the operations of the businesses included subsequent to their acquisition dates. The allocation of the respective purchase prices is generally based upon independent appraisals and or management’s estimates of the discounted future cash flows to be generated from the media properties for intangible

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assets, and replacement cost for tangible assets. Deferred income taxes are provided for temporary differences based upon management’s best estimate of the tax basis of acquired assets and liabilities that will ultimately be accepted by the applicable taxing authority.

2009 Acquisition

In April 2009, the Company acquired the assets of television station KREN-TV, serving the Reno, Nevada market, which was consolidated as a variable interest entity in December 2008, for approximately $4.3 million. The Company reduced the carrying value of the assets of television station KREN-TV to its fair value of $1.6 million by recording a carrying value adjustment of $2.7 million. This charge is included in the consolidated statements of operations for continuing operations.

The Company evaluated the transferred set of activities, assets, inputs and processes applied to those inputs in this acquisition and determined that the acquisition did not constitute a business.

Currently, the Company is restricted from engaging in future acquisitions under the terms of the amended credit facility agreement (see Note 8).

2008 Acquisition

In March 2008, the Company completed the acquisition of the net assets of radio station WNUE-FM in Orlando, Florida, which was consolidated as a variable interest entity in December 2007, for $24.1 million.

The Company evaluated the transferred set of activities, assets, inputs, outputs, and processes in this acquisition and determined that the acquisition did constitute a business.

2007 Acquisitions

In April 2007, the Company acquired a full power television construction permit in Pueblo, Colorado for $2.6 million in an auction held by the FCC.

In December 2007, the Company upgraded the FCC license of radio station KRCY-FM (now KRRN-FM) in the Las Vegas, Nevada market for $8.7 million.

The Company evaluated the transferred set of activities, assets, inputs, outputs, and processes in these acquisitions and determined that each of these acquisitions did not constitute a business.

Purchase Price Allocations of Acquisitions

The following is a summary of the purchase price allocation for the Company’s 2009, 2008 and 2007 acquisitions of assets (in millions):

	2009	2008	2007
Property and equipment	$1.4	$1.0	$2.6
Intangible assets subject to amortization (Favorable lease)	0.1	—	—
Intangible assets not subject to amortization (FCC licenses)	0.1	23.1	8.7

	$1.6	$24.1	$11.3

Discontinued Operations

In May 2008, the Company sold the outdoor advertising business to Lamar Advertising Co. for $101.5 million. The Company reviewed the portfolio of media properties and decided to sell its outdoor advertising business as it was a non-core business where the opportunity to grow to scale was limited. The Company decided that the net proceeds of the sale would improve financial flexibility, including debt and stock repurchases.

As a result of the disposition, the Company no longer has outdoor advertising operations. In accordance with ASC 205-20, “Discontinued Operations” (formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial statements reflect the outdoor segment as discontinued operations; the Company has presented the related net assets and liabilities as assets held for sale and reclassified the related revenue and expenses as discontinued operations.

In the fourth quarter of 2007, the Company reduced the carrying value of the outdoor assets held for sale to fair value less costs to sell. The Company recorded an impairment of goodwill of $60 million. Additionally, the Company recorded an impairment of its customer list of $19.5 million. This impairment charge totaling $79.5 million is included in the results of discontinued operations for the year ended December 31, 2007.

Summarized financial information in the consolidated statements of operations for the discontinued outdoor operations for the years ended December 31, 2008 and 2007 is as follows (in thousands):

	2008	2007
Net revenue	$13,730	$37,234

Loss before income taxes	(3,577)	(98,465)
Income tax (expense) benefit	(353)	15,308

Loss from discontinued operations, net of tax	$(3,930)	$(83,157)

In presenting discontinued operations, corporate overhead expenses have not been allocated consistent with historical outdoor segment presentation.

5. Goodwill and Other Intangible Assets

The carrying amount of goodwill for each of the Company’s operating segments for the years ended December 31, 2009 and 2008 is as follows (in thousands):

	Television	Radio	Total
December 31, 2007(1)	$35,912	$132,223	$168,135

WNUE-FM acquisition	—	11,225	11,225
Goodwill impairment	—	(133,515)	(133,515)

December 31, 2008	$35,912	$9,933	$45,845

December 31, 2009	$35,912	$9,933	$45,845

(1)	Represents continuing operations; excludes $60 million of outdoor goodwill impaired in 2007 (see Note 4).

The composition of the Company’s acquired intangible assets and the associated accumulated amortization as of December 31, 2009 and 2008 is as follows (in thousands):

	Weighted average remaining life in years	2009			2008
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Television network affiliation agreements	12	$62,591	$34,749	$27,842	$62,591	$32,428	$30,163
Customer base	—	201	201	—	201	201	—
Other	7	25,148	24,233	915	28,372	27,155	1,217

Total intangible assets subject to amortization		$87,940	$59,183	28,757	$91,164	$59,784	31,380

Intangible assets not subject to amortization:
FCC licenses				246,199			298,042

Total intangible assets				$274,956			$329,422

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The aggregate amount of amortization expense for the years ended December 31, 2009, 2008 and 2007 was approximately $2.6 million, $3.6 million and $3.2 million, respectively. Estimated amortization expense for each of the years ended December 31, 2009 through 2014 is as follows (in thousands):

Estimated Amortization Expense	Amount
2010	$2,500
2011	2,400
2012	2,300
2013	2,300
2014	2,300

2009 Impairment

The Company has identified each of its two operating segments to be separate reporting units: television broadcasting and radio broadcasting. The carrying values of the reporting units are determined by allocating all applicable assets (including goodwill) and liabilities based upon the unit in which the assets are employed and to which the liabilities relate, considering the methodologies utilized to determine the fair value of the reporting units.

Goodwill and indefinite life intangibles are not amortized but are tested annually for impairment, or more frequently, if events or changes in circumstances indicate that the assets might be impaired. The annual testing date is October 1.

The Company conducted a review of the fair value of the radio FCC licenses in 2009. The fair value was primarily determined by evaluating discounted cash flow models. The revenue projections and profit margin projections in the models are based on various market clusters signal coverage of the markets and industry information for an average station within a given market. The information for each market cluster includes such things as estimated market share, estimated capital start-up costs, population, household income, retail sales and other expenditures that would influence advertising expenditures. Alternatively, some stations under evaluation have had limited relevant cash flow history due to planned or actual conversion of format or upgrade of station signal. The assumptions about cash flows after conversion are based on the performance of similar stations in similar markets and potential proceeds from the sale of the assets. Based on the assumptions and estimates described above, the Company recognized impairment losses of $48 million relating to radio FCC licenses.

The Company conducted a review of the fair value of the television and radio reporting unit’s estimated fair values. The estimated fair values of the television and radio reporting units were greater than their respective carrying values so the reporting units passed the first step of the goodwill impairment test and no impairment of goodwill was recorded.

2008 Impairment

The Company conducted a review of the fair value of the radio reporting unit in 2008. The fair value was primarily determined by evaluating discounted cash flow models and a market-based approach. The assumptions in the models were based on the reporting unit’s projected ability to generate cash flows in various cities or nearby cities, which the Company refers to as market clusters, based on signal coverage of the markets. The fair value of the reporting unit and the FCC licenses contains significant assumptions incorporating variables that are based on past experiences and judgments about future performance using industry normalized information for an average station within a market. These variables would include the forecasted growth rate of each radio market, including population, household income, retail sales and other expenditures that would influence advertising expenditures, market share and profit margin of an average station within a market, estimated capital start-up costs and losses incurred during the early years, risk-adjusted discount rate based on the risk inherent in the future cash flows and the likely media competition within the market area. The market-based approach used comparable company earnings multiples. Based on the assumptions and projections, the radio reporting unit’s fair value was less than its carrying value. As a result, the Company recognized impairment losses of $133 million relating to goodwill and $413 million relating to FCC licenses in the radio reporting unit.

The Company conducted a review of the fair value of the television reporting unit in 2008. The fair value was primarily determined by evaluating discounted cash flow models and a market-based approach. The assumptions in the models were based on the market clusters’ projected ability to generate cash flows in various cities or nearby cities based on signal coverage of the markets. The fair value of the reporting unit and the FCC licenses contains significant assumptions incorporating variables that are based on past experiences and judgments about future performance using industry normalized information for an average station within a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

market. These variables would include the forecasted growth rate of each television market, including population, household income, retail sales and other expenditures that would influence advertising expenditures, market share and profit margin of an average station within a market, estimated capital start-up costs and losses incurred during the early years, risk-adjusted discount rate based on the risk inherent in the future cash flows and the likely media competition within the market area. The market-based approach used comparable company earnings multiples. Based on the assumptions and projections, the television reporting unit’s fair value was greater than its carrying value and goodwill for this reporting unit was not impaired. As a result, the Company recognized impairment losses of $59 million relating to FCC licenses and $5 million relating to syndicated programming in the television reporting unit.

6. Property and Equipment

Property and equipment as of December 31, 2009 and 2008 consists of (in millions):

	Estimated useful life (years)	2009	2008
Buildings	39	$18.4	$18.0
Construction in progress	—	1.5	10.0
Transmission, studio and other broadcast equipment	5-15	159.7	155.3
Office and computer equipment	3-7	22.5	20.9
Transportation equipment	5	6.0	6.0
Leasehold improvements and land improvements	Lesser of lease life or useful life	20.3	19.6

		228.4	229.8
Less accumulated depreciation		155.4	146.3

		73.0	83.5
Land		7.4	7.4

		$80.4	$90.9

7. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of December 31, 2009 and 2008 consist of (in millions):

	2009	2008
Accounts payable	$2.6	$4.1
Accrued payroll and compensated absences	3.4	3.9
Professional fees and transaction costs	1.2	0.9
Accrued interest	9.3	6.5
Deferred revenue	2.5	2.8
Accrued national representation fees	2.0	2.3
Minority interest in variable interest entity	—	3.8
Fair value of interest rate swap agreements	16.2	23.2
Other	10.5	10.1

	$47.7	$57.6

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Long-Term Debt

Long-term debt as of December 31, 2009 and 2008 is summarized as follows (in millions):

	2009	2008
Syndicated bank credit facility	$361.9	$403.5
Time brokerage contract payable, due in annual installments of $1 million bearing interest at 5.806% through June 2011	2.0	3.0

	363.9	406.5
Less current maturities	1.0	1.0

	$362.9	$405.5

The scheduled maturities of long-term debt as of December 31, 2009 are as follows (in millions):

Year	Amount
2010	$1.0
2011	1.0
2012	—
2013	361.9
2014	—
Thereafter	—

$363.9

Syndicated Bank Credit Facility

In September 2005, the Company entered into the current syndicated bank credit facility with a $650 million senior secured syndicated bank credit facility, consisting of a 7 1/2 year $500 million term loan and a 6 1/2 year $150 million revolving facility. The term loan under the new syndicated bank credit facility has been drawn in full, the proceeds of which were used (i) to refinance $250 million outstanding under the Company’s former syndicated bank credit facility, (ii) to complete a tender offer for the Company’s previously outstanding $225 million senior subordinated notes, and (iii) for general corporate purposes. The term loan matures in 2013 and the revolving facility expires in 2012. The Company’s ability to make additional borrowings under the syndicated bank credit facility is subject to compliance with certain financial covenants, including financial ratios, and other conditions set forth in the syndicated bank credit facility.

On November 12, 2008, the Company entered into an amendment to its credit facility agreement. The amendment provides that the Company may repurchase and cancel outstanding loans under the credit facility agreement, at a price to be agreed upon between the Company and any lender holding such loans, up to a maximum amount of $75 million in aggregate face amount of the outstanding loans to be repurchased, and subject to such other terms and conditions described in the amendment. From November 12, 2008 through December 31, 2008, the Company reduced its term loan debt by $66.5 million and retired the debt. The Company recorded a gain of debt extinguishment of $9.8 million by repurchasing the debt at a discount.

On March 16, 2009, the Company entered into a further amendment to its credit facility agreement. Pursuant to this amendment, among other things:

•

The interest that the Company pays under the credit facility increased. Both the revolver and term loan borrowings under the amendment bear interest at a variable interest rate based on either LIBOR or a base rate, in either case plus an applicable margin that varies depending upon the Company’s leverage ratio. Borrowings under both the Company’s revolver and term loan bear interest at LIBOR plus a margin of 5.25% when the leverage ratio is greater than or equal to 5.0. When the leverage ratio is less than 5.0 but greater than or equal to 4.0, borrowings under both the Company’s revolver and term loan will bear interest at LIBOR plus a margin of 4.25%. When the leverage ratio is less than 4.0, borrowings under both the Company’s revolver and term loan will bear interest at LIBOR plus a margin of 3.25%. The term loan currently bears interest at LIBOR plus a margin of 5.25%, for a total interest rate of 5.51% at December 31, 2009. As of December 31, 2009, $361.9 million of the term loan was outstanding.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•

The total amount of the Company’s revolver facility was reduced from $150 million to $50 million. Borrowings under the revolver are restricted to $5 million in the aggregate during any rolling 30-day period when the leverage ratio is less than 1.0 of the maximum allowable ratio during the applicable period. New conditions have been added for loans under the revolver facility greater than $5 million. The revolving facility bears interest at LIBOR plus a margin ranging from 3.25% to 5.25% based on leverage covenants. As of December 31, 2009, the Company had approximately $1.0 million in outstanding letters of credit and $49 million was available under the revolving facility for future borrowings. In addition, the Company pays a quarterly unused commitment fee ranging from 0.25% to 0.50% per annum, depending on the level of facility used.

•

There are more stringent financial covenants relating to maximum allowed leverage ratio, maximum capital expenditures and fixed charge coverage ratio. Beginning March 16, 2009, through December 31, 2009, the maximum allowed leverage ratio, or the ratio of consolidated total debt to trailing-twelve-month consolidated adjusted EBITDA, is 6.75. The maximum allowed leverage ratio decreases to 6.50 in the first quarter of 2010. On September 30, 2010 the maximum allowed leverage ratio decreases to 6.25 and on December 31, 2010 the maximum allowed leverage ratio decreases to 6.0. Beginning March 31, 2011, and through the term of the agreement, the maximum allowed leverage ratio is 5.50. The actual leverage ratio was 6.6 to 1 as of December 31, 2009. Therefore, the Company was in compliance with this covenant as of this date. From March 31, 2009, through the term of the agreement, the minimum required fixed charge coverage ratio is 1.15.

•

There is a mandatory prepayment clause for 100% of the proceeds of certain asset dispositions, regardless of the Company’s leverage ratio. In addition, if the Company has excess cash flow, as defined in its syndicated bank credit facility, 75% of such excess cash flow must be used to reduce its outstanding loan balance on a quarterly basis.

•	Beginning March 31, 2009, the senior leverage ratio and net leverage ratio were eliminated.

•	Capital expenditures may not exceed $10 million in each of 2009 and 2010.

•

The Company is restricted from making acquisitions and investments when the leverage ratio is greater than 4.0, with an exception to permit the completion of the acquisition of television assets serving the Reno, Nevada market.

•	The Company is restricted from making future repurchases of shares of its common stock, except under a limited circumstance, which the Company utilized in May 2009 and may utilize again in the future.

•	The Company is restricted from making any further debt repurchases in the secondary market.

The amendment also contains additional covenants, representations and provisions that are usual and customary for credit facilities of this type. All other provisions of the Company’s credit facility agreement, as amended prior to March 2009, remain in full force and effect unless expressly amended or modified by the March 2009 amendment.

At the time of entering into the amended credit facility agreement, the Company made a prepayment of $40 million to reduce the outstanding amount of its term loans and paid its lenders an amendment fee.

The Company recorded a loss on debt extinguishment of $4.7 million for fees, unamortized finance costs and interest rate swap agreement termination costs associated with the amendment to the syndicated bank credit facility during the year ended December 31, 2009.

The amended credit facility agreement is secured by substantially all of the Company’s assets, as well as the pledge of the stock of substantially all of its subsidiaries, including the special purpose subsidiary formed to hold its FCC licenses. The amended credit facility agreement contains customary events of default. If an event of default occurs and is continuing, the Company might be required to repay all amounts then outstanding under the amended credit facility agreement. Lenders holding more than 50% of the loans and commitments under the syndicated bank credit facility may elect to accelerate the maturity of loans upon the occurrence and during the continuation of an event of default.

The amended credit facility agreement contains certain financial covenants relating to maximum leverage ratio, maximum capital expenditures and minimum fixed charge coverage ratio. As explained in more detail above, the covenants become increasingly restrictive in the later years of the amended credit facility agreement. The amended credit facility agreement also requires the Company to maintain FCC licenses for broadcast properties and contains restrictions on the incurrence of additional debt, the payment of dividends, the repurchase of shares of its own common stock, the making of acquisitions and the sale of assets.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Derivative Instruments

The Company uses interest rate swap agreements to manage its exposure to the risks associated with changes in interest rates. The Company does not enter into derivative instruments for speculation or trading purposes. As of December 31, 2009, the Company had three interest rate swap agreements with a $168 million aggregate notional amount, with quarterly reductions, that expire on October 1, 2010, and a fourth interest rate swap agreement with a $193.9 million notional amount, with quarterly increases, that also expires on October 1, 2010. The three interest rate swap agreements convert a portion of the variable rate term loan into a fixed rate obligation of 9.71%, which includes a margin of 5.25%. The fourth interest rate swap agreement converts a portion of the variable rate term loan into a fixed rate obligation of 10.31%, which includes a margin of 5.25%. It is expected that the term loan amount will not exceed the notional amount of the four interest rate swap agreements. As of December 31, 2009, 2008 and 2007, these interest rate swap agreements were not designated for hedge accounting treatment, and as a result, changes in their fair values were reflected in earnings.

For the year ended December 31, 2009, the Company recognized a decrease of $7.0 million in interest expense related to the increase in fair value of the interest rate swap agreements. For the year ended December 31, 2008, the Company recognized an increase of $11.6 million in interest expense related to the decrease in fair value of the interest rate swap agreements. For the year ended December 31, 2007, the Company recognized an increase of $17.7 million in interest expense related to the decrease in fair value of the interest rate swap agreements.

The fair value of the interest rate swap agreements as of December 31, 2009 and 2008 is as follows (in millions):

		Fair Value
Derivatives Not Designated As Hedging Instruments	Balance Sheet Location	2009	2008
Interest rate swap agreements	Accounts payable and accrued expenses	$16.2	$23.2

The following table presents the effect of the interest rate swap agreements on the consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007 (in millions):

Derivatives Not Designated As Hedging Instruments	Location of Income (Loss)	2009	2008	2007
Interest rate swap agreements	Interest expense	$7.0	$(11.6)	$(17.7)
Fair Value Measurements

In 2008, the Company adopted ASC 820, “Fair Value Measurement and Disclosures” (formerly SFAS No. 157, “Fair Value Measurements”), which defines and establishes a framework for measuring fair value and expands disclosures about fair value measurements. In accordance with ASC 820, the Company has categorized certain items, including its financial assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below:

Level 1 — Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date.

Level 2 — Assets and liabilities whose values are based on quoted prices for similar attributes in active markets; quoted prices in markets where trading occurs infrequently; and inputs other than quoted prices that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

If the inputs used to measure financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The following table presents the Company’s financial liabilities measured at fair value on a recurring basis, based on the fair value hierarchy as of December 31, 2009 and 2008 (in millions):

	Level 2
Liabilities	2009	2008
Interest rate swap agreements	$16.2	$23.2

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair values of the interest rate swap agreements represent the present value of expected future cash flows estimated to be received from or paid to a marketplace participant in settlement of these instruments. They are valued using inputs including broker/dealer quotes, adjusted for non-performance risk, based on valuation models that incorporate observable market information and are classified within Level 2 of the fair value hierarchy.

In 2009, the Company adopted ASC 820 related to the accounting and disclosure of fair value measurements for nonfinancial assets and liabilities. The following table presents the Company’s nonfinancial assets measured at fair value on a nonrecurring basis, based on the fair value hierarchy as of December 31, 2009 (in millions):

Level 3
Nonfinancial Assets	2009
Intangible assets not subject to amortization (FCC licenses)	$97.5

In 2009, the Company wrote down its radio FCC licenses with carrying amounts of $145.4 million to their fair values of $97.5 million and as a result, recognized impairment losses of $47.9 million, which the Company included in impairment charge on the consolidated statements of operations for the year ended December 31, 2009. For further discussion on the calculation of fair value and the determination of impairment see Note 5, “Goodwill and Other Intangible Assets”.

The carrying values of receivables, payables and accrued expenses approximate fair value due to the short maturity of these instruments.

9. Income Taxes

The provision (benefit) for income taxes from continuing operations for the years ended December 31, 2009, 2008 (as restated — see Note 2) and 2007 is as follows (in millions):

	2009	2008	2007
		As Restated
Current
Federal	$—	$—	$—
State	1.0	0.7	1.1
Foreign	0.2	0.4	0.4

	1.2	1.1	1.5

Deferred
Federal	(2.2)	(54.3)	(12.3)
State	(0.9)	(16.9)	(7.2)

	(3.1)	(71.2)	(19.5)

Total provision for taxes	$(1.9)	$(70.1)	$(18.0)

The income tax provision (benefit) differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pre-tax income for the years ended December 31, 2009, 2008 and 2007 due to the following (in millions):

	2009	2008	2007
		As Restated
Computed “expected” tax provision (benefit)	$(17.7)	$(202.1)	$7.5
Change in income tax resulting from:
State taxes, net of federal benefit	—	(9.9)	1.5
Goodwill impairment	—	38.4	—
Investment in domestic subsidiary	—	—	(24.9)
Change in valuation allowance for investment in a domestic subsidiary	15.5	103.9	3.5
Change in state rate	—	—	(5.2)
Other	0.3	(0.4)	(0.4)

	$(1.9)	$(70.1)	$(18.0)

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the deferred tax assets and liabilities at December 31, 2009 and 2008 consist of the following (in millions):

	2009	2008
		As Restated
Deferred tax assets:
Accrued expenses	$2.5	$3.2
Accounts receivable	2.0	2.2
Net operating loss carryforward	71.8	29.8
Stock-based compensation	5.3	3.9
Capital loss in investment in a domestic subsidiary	10.5	32.9
Intangible assets	57.7	58.5
Fair value of interest rate swap agreements	6.4	9.3
Credits	2.2	2.2
Other	2.7	3.2

	161.1	145.2

Valuation allowance	(143.1)	(126.4)
Net deferred tax assets	$18.0	$18.8

Deferred tax liabilities:
Non-long lived intangible assets	$(4.9)	$(4.6)
Long-lived intangible assets	(42.0)	(45.5)
Property and equipment	(3.9)	(4.1)
Deferred state taxes	(4.7)	(5.2)

	(55.5)	(59.4)

	$(37.5)	$(40.6)

Deferred income tax amounts are classified on the balance sheet as follows (in millions):

	2009	2008
		As Restated
Prepaid expenses and other current assets	$1.2	$1.9
Deferred income taxes	(38.7)	(42.5)

	$(37.5)	$(40.6)

As of December 31, 2009, the Company has federal and state net operating loss carryforwards of approximately $143.8 and $54.2 million, respectively, available to offset future taxable income. The net operating loss carryforwards will continue to expire during the years 2011 through 2028.

For the years ended December 31, 2009 and 2008, the Company had a valuation allowance of $143.2 million and $126.4 million, respectively, as the Company believes that it is more likely than not that the deferred tax assets will not be fully realized.

As of December 31, 2009, the Company’s utilization of its available net operating loss carryforwards against future taxable income is not restricted pursuant to the “change in ownership” rules in Section 382 of the Internal Revenue Code. However in subsequent periods, the utilization of its available net operating loss carryforwards against future taxable income may be restricted pursuant to the “change in ownership” rules in Section 382 of the Internal Revenue Code. These rules in general provide that an ownership change occurs when the percentage shareholdings of 5% direct or indirect shareholders of a loss corporation have in aggregate increased by more than 50 percentage points during the immediately preceding three years.

The Company addresses uncertainty in tax positions according to the provisions of ASC 740, “Income Taxes”, which clarifies the accounting for income taxes by establishing the minimum recognition threshold and a measurement attribute for tax positions taken or expected to be taken in a tax return in order to be recognized in the financial statements.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the activity related to the Company’s unrecognized tax benefits (in millions):

Amount
Balance at December 31, 2007	$6.7
Change in balances related to tax positions	—

Balance at December 31, 2008	$6.7
Change in balances related to tax positions	0.1

Balance at December 31, 2009	$6.8

As of December 31, 2009, the Company had $6.8 million of gross unrecognized tax benefits for uncertain tax positions, of which $0.4 million would affect the effective tax rate if recognized.

The Company does not anticipate that the amount of unrecognized tax benefits as of December 31, 2009 will significantly increase or decrease within the next 12 months.

The Company recognizes interest and penalties related to income tax matters as a component of income tax expense. As of December 31, 2009, the Company had $0.2 million of accrued interest and penalties related to uncertain tax positions.

The Company is subject to taxation in the United States, various states and Mexico. The Company remains subject to examination for federal tax purposes and major state taxing jurisdictions for the 2004 to 2009 tax years.

10. Commitments & Contingencies

The Company has non-cancelable agreements with certain media research and ratings providers, expiring at various dates through December 2013, to provide television and radio audience measurement services. Pursuant to these agreements, the Company is obligated to pay these providers a total of approximately $25.4 million. The annual commitments range from $0.1 million to $11.1 million.

The Company leases facilities and broadcast equipment under various non-cancelable operating lease agreements with various terms and conditions, expiring at various dates through November 2050.

The Company’s corporate headquarters are located in Santa Monica, California. The Company leases approximately 16,000 square feet of space in the building housing its corporate headquarters under a lease expiring in 2012. The Company also leases approximately 45,000 square feet of space in the building housing its radio network in Los Angeles, California, under a lease expiring in 2016.

The types of properties required to support each of the Company’s television and radio stations typically include offices, broadcasting studios and antenna towers where broadcasting transmitters and antenna equipment are located. The majority of the Company’s office, studio and tower facilities are leased pursuant to non-cancelable long-term leases. The Company also owns the buildings and/or land used for office, studio and tower facilities at certain of its television and/or radio properties. The Company owns substantially all of the equipment used in its television and radio broadcasting business.

The approximate future minimum lease payments under these non-cancelable operating leases at December 31, 2009 are as follows (in millions):

Amount
2010	$8.3
2011	7.2
2012	6.0
2013	5.0
2014	5.0
Thereafter	24.7

$56.2

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total rent expense under operating leases, including rent under month-to-month arrangements, was approximately $10.2 million, $10.5 million and $9.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Employment Agreements

The Company has entered into employment agreements (the “Agreements”) with two executive officers, who are also stockholders and directors, through December 2010. The Agreements provide that a minimum annual base salary and a bonus be paid to each of the executives. The Company did not pay bonuses to these two executive for the years ended December 31, 2009 and 2008. Additionally, the Agreements provide for a continuation of each executive’s annual base salary and annual bonus through the end of the employment period if the executive is terminated due to a permanent disability or without cause, as defined in the Agreements.

11. Stockholders’ Equity

The Second Amended and Restated Certificate of Incorporation of the Company authorizes both common and preferred stock.

Common Stock

The Company’s common stock has three classes, identified as A, B and U. The Class A common stock and Class B common stock have similar rights and privileges, except that the Class B common stock is entitled to ten votes per share as compared to one vote per share for the Class A common stock. Each share of Class B common stock is convertible at the holder’s option into one fully paid and nonassessable share of Class A common stock and is required to be converted into one share of Class A common stock upon the occurrence of certain events as defined in the Second Amended and Restated Certificate of Incorporation.

The Class U common stock, which is held by Univision, has limited voting rights and does not include the right to elect directors. Each share of Class U common stock is automatically convertible into one share of the Company’s Class A common stock (subject to adjustment for stock splits, dividends or combinations) in connection with any transfer to a third party that is not an affiliate of Univision.

Treasury Stock

On November 1, 2006, the Company’s Board of Directors approved a $100 million stock repurchase program. The Company was authorized to repurchase up to $100 million of its outstanding Class A common stock from time to time in open market transactions at prevailing market prices, block trades and private repurchases. The Company completed this repurchase program in the second quarter of 2008. The Company repurchased a total of 13.0 million shares of Class A common stock for $100 million.

On April 7, 2008, the Company’s Board of Directors approved an additional stock repurchase program. The Company was authorized to repurchase up to $100 million of its outstanding Class A common stock from time to time in open market transactions at prevailing market prices, block trades and private purchases. As of December 31, 2008, the Company repurchased approximately 7.4 million shares at an average price of $2.67 for an aggregate purchase price of approximately $19.8 million. The Company repurchased an additional 0.4 million shares of its outstanding Class A common stock at an average price of $1.47 for an aggregate purchase price of approximately $0.5 million during the year ended December 31, 2009.

The Company has repurchased a total of 20.8 million shares of Class A common stock for approximately $120.3 million under both plans from inception through December 31, 2009.

On October 4, 2007, the Company’s Board of Directors approved the retirement of 6.3 million shares of repurchased Class A common stock. On December 31, 2008, the Company’s Board of Directors approved the retirement of 14.1 million shares of repurchased Class A common stock. On December 31, 2009, the Company’s Board of Directors approved the retirement of 1.2 million shares of repurchased Class A common stock.

The Company is currently restricted from making future repurchases of shares of its common stock under the terms of its amended credit facility except under a limited circumstance, which the Company utilized in May 2009 and may utilize again in the future (see Note 8).

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. Equity Incentive Plans

In May 2004, the Company adopted its 2004 Equity Incentive Plan (“2004 Plan”), which replaced its 2000 Omnibus Equity Incentive Plan (“2000 Plan”). The 2000 Plan had allowed for the award of up to 11,500,000 shares of Class A common stock. The 2004 Plan allows for the award of up to 10,000,000 shares of Class A common stock, plus any grants remaining available at its adoption date under the 2000 Plan. Awards under the 2004 Plan may be in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock or restricted stock units. The 2004 Plan is administered by a committee appointed by the Board. This committee determines the type, number, vesting requirements and other features and conditions of such awards. Generally, stock options granted from the 2000 Plan have a contractual term of ten years from the date of the grant and vest over four or five years and stock options granted from the 2004 Plan have a contractual term of ten years from the date of the grant and vest over four years.

The 2004 Plan was amended by the Compensation Committee effective July 13, 2006 to (i) eliminate automatic option grants for non-employee directors, making any grants to such directors discretionary by the Compensation Committee and (ii) eliminate the three-year minimum vesting period for performance-based restricted stock and restricted stock units, making the vesting period for such grants discretionary by the Compensation Committee.

The Company has issued stock options and restricted stock units to various employees and non-employee directors of the Company in addition to non-employee service providers under both the 2004 Plan and the 2000 Plan.

There was no cash received from all share-based payment arrangements for the year ended December 31, 2009 and 2008. Cash received from all share-based payment arrangements for the year ended December 31, 2007 was $7.4 million.

The actual tax benefit realized for the tax deductions from option exercise of share-based payment arrangements for the years ended December 31, 2009 and 2008 was insignificant. The actual tax benefit realized for the tax deductions from option exercise of share-based payment arrangements for the year ended December 31, 2007 was $0.7 million.

Stock Options

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Stock-based compensation expense related to stock options is based on the fair value on the date of grant and is amortized over the vesting period, generally between 1 to 3 years. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of stock options granted is based on historical contractual life and the vesting data of the stock options. The risk-free rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant.

The fair value of each stock option granted was estimated using the following weighted-average assumptions:

Year Ended December 31, 2009
Fair value of options granted	$1.20
Expected volatility	80%
Risk-free interest rate	2.9%
Expected lives	7.0 years
Dividend rate	—

There were no stock option grants in the years ended December 31, 2008 and 2007.

The following is a summary of stock option activity (in thousands, except exercise price data and contractual life data):

Options	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2006	9,863	$10.85
Granted	—	—
Exercised	(839)	7.55
Forfeited or cancelled	(496)	13.18

Outstanding at December 31, 2007	8,528	$11.04

Granted	—	—
Exercised	—	—
Forfeited or cancelled	(220)	10.27

Outstanding at December 31, 2008	8,308	$11.06

Granted	2,394	$1.62
Exercised	—	—
Forfeited or cancelled	(533)	9.96

Outstanding at December 31, 2009	10,169	$8.90	4.51	$4,244

Exercisable at December 31, 2009	8,503	$10.33	3.48	$1,206
Expected to Vest at December 31, 2009	1,575	$1.58	9.73	$2,870

Stock-based compensation expense related to the Company’s employee stock option plans was $1.2 million, $0.1 million and $0.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

As of December 31, 2009, there was approximately $1.5 million of total unrecognized compensation expense related to the Company’s employee stock option plans that is expected to be recognized over a weighted-average period of 1.0 year.

Restricted Stock and Restricted Stock Units

The following is a summary of nonvested restricted stock and restricted stock units activity (in thousands, except grant date fair value data):

	Number of Shares	Weighted- Average Grant Date Fair Value
Nonvested balance at December 31, 2006	535	$7.16
Granted	640	9.04
Vested	(10)	8.00
Forfeited or cancelled	(25)	7.95

Nonvested balance at December 31, 2007	1,140	$8.19

Granted	746	5.96
Vested	(38)	7.43
Forfeited or cancelled	(108)	7.92

Nonvested balance at December 31, 2008	1,740	$7.27

Granted	—	—
Vested	(54)	7.93
Forfeited or cancelled	(446)	6.10

Nonvested balance at December 31, 2009	1,240	$7.04

Stock-based compensation expense related to grants of restricted stock and restricted stock units was $2.8 million, $3.0 million and $2.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

As of December 31, 2009, there was approximately $1.3 million of total unrecognized compensation expense related to grants of restricted stock and restricted stock units that is expected to be recognized over a weighted-average period of 0.6 years.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Related-Party Transactions

In May 2007, the Company entered into a transaction with LATV Networks, LLC (“LATV”) that includes an affiliation agreement and an option for the Company to purchase an ownership interest in LATV. Pursuant to the affiliation agreement, the Company will broadcast programming provided to the Company by LATV on one of the digital multicast channels of certain of the Company’s television stations for a term of three years. Under the affiliation agreement, there are no fees paid for the carriage of programming, and the Company generally retains the right to sell approximately five minutes per hour of available advertising time. In addition, the Company has the option to purchase, for a period of three years and in its sole discretion, membership units representing a minority ownership interest in LATV for a price of approximately $5.7 million. Walter F. Ulloa, the Company’s Chairman and Chief Executive Officer, is a director, officer and principal stockholder of LATV.

At December 31, 2009 Univision owns approximately 10% of the Company’s common stock on a fully-converted basis.

In May 2009, the Company repurchased 0.9 million shares of Class A common stock held by Univision for $0.5 million. In February 2008, the Company repurchased 1.5 million shares of Class U common stock held by Univision for $10.4 million.

The Class U common stock has limited voting rights and does not include the right to elect directors. However, as the holder of all of the Company’s issued and outstanding Class U common stock, Univision currently has the right to approve any merger, consolidation or other business combination involving the Company, any dissolution of the Company and any assignment of the Federal Communications Commission, or FCC, licenses for any of the Company’s Univision-affiliated television stations. Each share of Class U common stock is automatically convertible into one share of the Company’s Class A common stock (subject to adjustment for stock splits, dividends or combinations) in connection with any transfer to a third party that is not an affiliate of Univision.

In August 2008, the Company entered into an agreement with Univision pursuant to which it granted Univision the right to negotiate the terms of agreements providing for the carriage of the Company’s Univision- and TeleFutura-affiliated television station signals by cable, satellite and internet-based television service providers. The agreement also provides terms relating to compensation to be paid to the Company with respect to agreements that are entered into for the carriage of its Univision- and TeleFutura-affiliated television station signals.

Univision provides network compensation to the Company and acts as the Company’s exclusive sales representative for the sale of all national advertising aired on Univision-affiliate television stations. The following tables reflect the related-party balances with Univision and other related parties (in thousands):

	Univision		Other		Total
	2009	2008	2009	2008	2009	2008
Trade receivables	$4,496	$—	$—	$—	$4,496	$—
Other current assets	—	—	274	274	274	274
Intangible assets subject to amortization, net	27,841	30,161	—	—	27,841	30,161
Current maturities on long-term debt	—	—	1,000	1,000	1,000	1,000
Advances payable	—	—	118	118	118	118
Accounts payable	3,587	3,444	675	648	4,262	4,092
Long-term debt, less current maturities	$—	$—	$1,000	$2,000	$1,000	$2,000

	Univision			Other			Total
	2009	2008	2007	2009	2008	2007	2009	2008	2007
Net revenue	$—	$182	$615	$—	$—	$—	$—	$182	$615
Direct operating expenses(1)	6,584	9,465	10,137	1,521	1,990	2,043	8,105	11,455	12,180
Amortization	2,320	2,320	2,320	—	—	—	2,320	2,320	2,320
Interest expense	$—	$—	$—	$118	$199	$257	$118	$199	$257

(1)	Consists primarily of national representation fees paid to Univision and Lotus/Entravision Reps LLC.

14. Litigation

The Company is subject to various outstanding claims and other legal proceedings that arose in the ordinary course of business. In the opinion of management, any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations or cash flows of the Company.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Subsequent Events

In accordance with ASC 855, “Subsequent Events” (formerly SFAS No. 165, “Subsequent Events”), the Company evaluated all events or transactions that occurred after December 31, 2009 through the date of issuance of the Company’s consolidated financial statements, and determined that none met the definition of a subsequent event for purposes of recognition or disclosure in the consolidated financial statements for the period ended December 31, 2009.

16. Segment Data

Segment operating profit (loss) is defined as operating profit (loss) before corporate expenses and impairment charge. There were no significant sources of revenue generated outside the United States during the years ended December 31, 2009, 2008 and 2007. There was approximately $18.0 million and $18.2 million of assets in Mexico at December 31, 2009 and 2008, respectively.

The accounting policies applied to determine the segment information are generally the same as those described in the summary of significant accounting policies (see Note 3). The Company evaluates the performance of its operating segments based on separate financial data for each operating segment as provided below (in thousands):

	Years Ended December 31,			% Change 2009 to 2008	% Change 2008 to 2007
	2009	2008	2007
		As Restated
Net Revenue
Television	$124,437	$145,938	$156,375	(15)%	(7)%
Radio	64,794	86,397	93,671	(25)%	(8)%

Consolidated	189,231	232,335	250,046	(19)%	(7)%

Direct operating expenses
Television	52,424	64,095	64,242	(18)%	(0)%
Radio	31,478	36,706	35,366	(14)%	4%

Consolidated	83,902	100,801	99,608	(17)%	1%

Selling, general and administrative expenses
Television	20,279	22,120	23,072	(8)%	(4)%
Radio	17,999	21,589	21,195	(17)%	2%

Consolidated	38,278	43,709	44,267	(12)%	(1)%

Depreciation and amortization
Television	15,680	17,824	17,257	(12)%	3%
Radio	5,353	5,588	5,308	(4)%	5%

Consolidated	21,033	23,412	22,565	(10)%	4%

Segment operating profit
Television	36,054	41,899	51,804	(14)%	(19)%
Radio	9,964	22,514	31,802	(56)%	(29)%

Consolidated	46,018	64,413	83,606	(29)%	(23)%
Corporate expenses	14,918	17,117	17,353	(13)%	(1)%
Impairment charge	50,648	610,456	—	(92)%	*

Operating income (loss)	$(19,548)	$(563,160)	$66,253	(97)%	*

Capital expenditures
Television	$5,839	$13,329	$11,293
Radio	1,122	3,531	2,991

Consolidated	$6,961	$16,860	$14,284

Total assets
Television	$348,191	$396,231	$517,878
Radio	139,736	196,752	745,296
Assets held for sale(1)	—	—	102,974

Consolidated	$487,927	$592,983	$1,366,148

(1)	2007 amounts represent outdoor assets classified as assets held for sale.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Quarterly Results of Operations (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 2009 and 2008 (in thousands, except per share data):

Year ended December 31, 2009:	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)	Total
Net revenue	$41,715	$48,696	$50,754	$48,066	$189,231
Net income (loss) applicable to common stockholders	(14,494)	(1,827)	673	(34,424)	(50,072)
Net income (loss) per share, basic and diluted	$(0.17)	$(0.02)	$0.01	$(0.41)	$(0.60)

Year ended December 31, 2008:	First Quarter	Second Quarter	Third Quarter(2) (As Restated)	Fourth Quarter(3) (As Restated)	Total
Net revenue	$55,653	$62,932	$60,988	$52,762	$232,335
Net income (loss) applicable to common stockholders	(7,705)	10,742	(370,442)	(161,151)	(528,556)
Net income (loss) per share, basic	$(0.08)	$0.12	$(4.16)	$(1.87)	$(5.84)
Net income (loss) per share, diluted	$(0.08)	$0.12	$(4.16)	$(1.87)	$(5.84)

(1)	During the fourth quarter of 2009 the Company recorded an impairment charge of $47.9 million relating to FCC licenses (see Note 5).
(2)	During the third quarter of 2008 the Company recorded an impairment charge of $440 million relating to goodwill and FCC licenses (see Note 5).
(3)	During the fourth quarter of 2008 the Company recorded an impairment charge of $170 million relating to goodwill, FCC licenses and syndicated programming (see Note 5).

The Company is also restating the consolidated financial statements (and related disclosures) as of and for the three- and nine-month periods ended September 30, 2008. The income tax benefit decreased by $16.0 million for the three- and nine-month periods ended September 30, 2008, which resulted in a corresponding increase in loss from continuing operations, net loss, long-term deferred income tax liability and accumulated deficit and a decrease in stockholders’ equity. The effect of the restatements (see Note 2) on the Company’s unaudited interim consolidated quarterly financial information and a summary of the quarterly results of operations for the three- and nine-month periods ended September 30, 2008 is as follows (in thousands, except per share data):

Balance Sheet Data:

	September 30, 2008
	As Reported	As Restated
Total assets	$824,653	$824,653

Current liabilities	$50,942	$50,942

Long-term debt	472,000	472,000
Other long-term liabilities	14,522	14,522
Deferred income tax liabilities	34,542	50,493

Total liabilities	572,006	587,957

Accumulated deficit	(685,562)	(701,513)
Total stockholders’ equity	252,647	236,696

Total liabilities and stockholders’ equity	$824,653	$824,653

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statements of Operations Data:

	Three-Month Period Ended September 30, 2008		Nine-Month Period Ended September 30, 2008
	As Reported	As Restated	As Reported	As Restated
Net revenue	$60,988	$60,988	$179,573	$179,573
Operating loss	(425,779)	(425,779)	(399,619)	(399,619)
Loss before income taxes	(433,329)	(433,329)	(425,875)	(425,875)
Income tax benefit	78,847	62,896	76,167	60,216
Net loss applicable to common stockholders	$(354,491)	$(370,442)	$(351,454)	$(367,405)

Net loss per share, basic and diluted	$(3.98)	$(4.16)	$(3.82)	$(3.99)

	Three-Month Period Ended December 31, 2008
	As Reported	As Restated
Net revenue	$52,762	$52,762
Operating loss	(163,541)	(163,541)
Loss before income taxes	(168,671)	(168,671)
Income tax benefit	34,538	9,870
Net loss applicable to common stockholders	$(136,483)	$(161,151)

Net loss per share, basic and diluted	$(1.58)	$(1.87)

As a result of the decrease in the income tax benefit by $40.6 million for the year ended December 31, 2008, the 2009 financial information will have an increase of $42.5 million in long-term deferred income tax liability, an increase of $1.9 million in current deferred tax assets, an increase of $40.6 million in accumulated deficit and a $40.6 million decrease in stockholders’ equity. The effect of the restatements on the Company’s unaudited interim consolidated quarterly financial information as of March 31, 2009 is as follows (in thousands, except per share data):

	March 31, 2009
	As Reported	As Restated
Current assets
Cash and cash equivalents	$16,776	$16,776
Trade receivables	40,949	40,949
Prepaid expenses and other current assets	4,875	6,819

Total current assets	62,600	64,544

Total assets	$534,893	$536,837

Current liabilities	$29,866	$29,866
Long-term debt	365,521	365,521
Other long-term liabilities	35,048	35,048
Deferred income tax liabilities	5,801	48,364

Total liabilities	436,236	478,799

Accumulated deficit	(836,539)	(877,158)
Total stockholders’ equity	98,657	58,038

Total liabilities and stockholders’ equity	$534,893	$536,837

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effect of the restatements (see Note 2) on the Company’s unaudited interim consolidated quarterly financial information as of June 30, 2009 is as follows (in thousands, except per share data):

	June 30, 2009
	As Reported	As Restated
Current assets
Cash and cash equivalents	$18,838	$18,838
Trade receivables	46,674	46,674
Prepaid expenses and other current assets	4,593	6,537

Total current assets	70,105	72,049

Total assets	$535,395	$537,339

Current liabilities	$54,531	$54,531

Long-term debt	364,521	364,521
Other long-term liabilities	12,754	12,754
Deferred income tax liabilities	6,567	49,130

Total liabilities	438,373	480,936

Accumulated deficit	(838,366)	(878,985)
Total stockholders’ equity	97,022	56,403

Total liabilities and stockholders’ equity	$535,395	$537,339

The effect of the restatements (see Note 2) on the Company’s unaudited interim consolidated quarterly financial information as of September 30, 2009 is as follows (in thousands, except per share data):

	September 30, 2009
	As Reported	As Restated
Current assets
Cash and cash equivalents	$20,824	$20,824
Trade receivables	48,316	48,316
Prepaid expenses and other current assets	5,532	7,476

Total current assets	74,672	76,616

Total assets	$536,984	$538,928

Current liabilities	$53,326	$53,326

Long-term debt	362,949	362,949
Other long-term liabilities	12,872	12,872
Deferred income tax liabilities	9,388	51,951

Total liabilities	438,535	481,098

Accumulated deficit	(837,693)	(878,312)
Total stockholders’ equity	98,449	57,830

Total liabilities and stockholders’ equity	$536,984	$538,928

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Condensed Consolidating Financial Statements

The Company’s Senior Secured First Lien Notes are guaranteed by all of the Company’s existing and future wholly-owned domestic subsidiaries. All of the guarantees are full and unconditional and joint and several. None of the Company’s foreign subsidiaries are guarantors of the Notes.

Set forth below are consolidating financial statements related to the Company, its material guarantor subsidiary Entravision Holdings, LLC, and its non-guarantor subsidiaries. Consolidating balance sheets are presented as of December 31, 2009 and 2008 and the related consolidating statements of operations and cash flows are presented for each of the three years ended December 31, 2009. The equity method of accounting has been used by the Company to report its investment in subsidiaries.

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet

December 31, 2009

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
ASSETS
Current assets
Cash and cash equivalents	$27,260	$—	$406	$—	$27,666
Trade receivables, net of allowance for doubtful accounts	44,384	—	290	—	44,674
Prepaid expenses and other current assets	5,558	—	245	—	5,803

Total current assets	77,202	—	941	—	78,143
Property and equipment, net	77,323	—	3,123	—	80,446
Intangible assets subject to amortization, net	28,757	—	—	—	28,757
Intangible assets not subject to amortization	40,798	192,952	12,449	—	246,199
Goodwill	44,851	—	994	—	45,845
Investment in subsidiaries	190,131	—	—	(190,131)	—
Other assets	8,055	—	9,161	(8,679)	8,537

Total assets	$467,117	$192,952	$26,668	$(198,810)	$487,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$1,000	$—	$—	$—	$1,000
Advances payable, related parties	118	—	—	—	118
Accounts payable and accrued expenses	55,818	—	530	(8,679)	47,669

Total current liabilities	56,936	—	530	(8,679)	48,787
Long-term debt, less current maturities	362,949	—	—	—	362,949
Other long-term liabilities	12,258	—	—	—	12,258
Deferred income taxes	9,739	28,054	905	—	38,698

Total liabilities	441,882	28,054	1,435	(8,679)	462,692

Stockholders’ equity
Class A common stock	5	—	—	—	5
Class B common stock	2	—	—	—	2
Class U common stock	1	—	—	—	1
Member’s capital	—	803,976	12,652	(816,628)	—
Additional paid-in capital	937,963	—	—	—	937,963
Accumulated deficit	(912,736)	(639,078)	12,581	626,497	(912,736)

Total stockholders’ equity	25,235	164,898	25,233	(190,131)	25,235

Total liabilities and stockholders’ equity	$467,117	$192,952	$26,668	$(198,810)	$487,927

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet

December 31, 2008

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
					As Restated
ASSETS
Current assets
Cash and cash equivalents	$63,412	$—	$882	$—	$64,294
Trade receivables, net of allowance for doubtful accounts	44,359	—	496	—	44,855
Prepaid expenses and other current assets	7,194	—	2	—	7,196

Total current assets	114,965	—	1,380	—	116,345
Property and equipment, net	87,865	—	3,033	—	90,898
Intangible assets subject to amortization, net	31,380	—	—	—	31,380
Intangible assets not subject to amortization	44,798	240,795	12,449	—	298,042
Goodwill	44,851	—	994	—	45,845
Investment in subsidiaries	232,950	—	—	(232,950)	—
Other assets	9,990	—	8,106	(7,623)	10,473

Total assets	$566,799	$240,795	$25,962	$(240,573)	$592,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$1,002	$—	$—	$—	$1,002
Advances payable, related parties	118	—	—	—	118
Accounts payable and accrued expenses	64,813	—	457	(7,623)	57,647

Total current liabilities	65,933	—	457	(7,623)	58,767
Long-term debt, less current maturities	405,521	—	—	—	405,521
Other long-term liabilities	14,038	—	—	—	14,038
Deferred income taxes	9,213	32,745	605	—	42,563

Total liabilities	494,705	32,745	1,062	(7,623)	520,889

Stockholders’ equity
Class A common stock	5	—	—	—	5
Class B common stock	2	—	—	—	2
Class U common stock	2	—	—	—	2
Member’s capital	—	803,892	12,652	(816,544)	—
Additional paid-in capital	934,749	—	—	—	934,749
Accumulated deficit	(862,664)	(595,842)	12,248	583,594	(862,664)

Total stockholders’ equity	72,094	208,050	24,900	(232,950)	72,094

Total liabilities and stockholders’ equity	$566,799	$240,795	$25,962	$(240,573)	$592,983

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations

Year Ended December 31, 2009

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Net revenue	$187,796	$—	$3,273	$(1,838)	$189,231

Expenses:
Direct operating expenses	84,495	—	1,245	(1,838)	83,902
Selling, general and administrative expenses	37,706	—	572	—	38,278
Corporate expenses	14,918	—	—	—	14,918
Depreciation and amortization	20,294	—	739	—	21,033
Impairment charge	2,720	47,928	—	—	50,648

	160,133	47,928	2,556	(1,838)	208,779

Operating income (loss)	27,663	(47,928)	717	—	(19,548)
Interest expense	(27,948)	—	—	—	(27,948)
Interest income	459	—	—	—	459
Loss on debt extinguishment	(4,716)	—	—	—	(4,716)

Income (loss) before income taxes	(4,542)	(47,928)	717	—	(51,753)
Income tax benefit (expense)	(2,391)	4,692	(384)	—	1,917

Income (loss) before equity in net income (loss) of subsidiaries and nonconsolidated affiliate	(6,933)	(43,236)	333	—	(49,836)
Equity in income (loss) of subsidiaries	(42,903)	—	—	42,903	—

Income (loss) before equity in net loss of nonconsolidated affiliates	(49,836)	(43,236)	333	42,903	(49,836)
Equity in net loss of nonconsolidated affiliates	(236)	—	—	—	(236)

Net income (loss) applicable to common stockholders	$(50,072)	$(43,236)	$333	$42,903	$(50,072)

Consolidating Statement of Operations
Year Ended December 31, 2008
(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
					As Restated
Net revenue	$229,538	$—	$5,055	$(2,258)	$232,335

Expenses:
Direct operating expenses	101,191	—	1,868	(2,258)	100,801
Selling, general and administrative expenses	43,036	—	673	—	43,709
Corporate expenses	17,117	—	—	—	17,117
Depreciation and amortization	22,734	—	678	—	23,412
Impairment charge	138,380	472,076	—	—	610,456

	322,458	472,076	3,219	(2,258)	795,495

Operating income (loss)	(92,920)	(472,076)	1,836	—	(563,160)
Interest expense	(43,093)	—	—	—	(43,093)
Interest income	1,894	—	—	—	1,894
Gain on debt extinguishment	9,813	—	—	—	9,813

Income (loss) before income taxes	(124,306)	(472,076)	1,836	—	(594,546)
Income tax benefit (expense)	(45,923)	116,975	(966)	—	70,086

Income (loss) before equity in net income (loss) of subsidiaries and nonconsolidated affiliate and discontinued operations	(170,229)	(355,101)	870	—	(524,460)
Equity in income (loss) of subsidiaries	(354,231)	—	—	354,231	—

Income (loss) before equity in net loss of nonconsolidated affiliate and discontinued operations	(524,460)	(355,101)	870	354,231	(524,460)
Equity in net loss of nonconsolidated affiliates	(166)	—	—	—	(166)

Income (loss) from continuing operations	(524,626)	(355,101)	870	354,231	(524,626)
Loss from discontinued operations, net of tax	(3,930)	—	—	—	(3,930)

Net income (loss) applicable to common stockholders	$(528,556)	$(355,101)	$870	$354,231	$(528,556)

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations

Year Ended December 31, 2007

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Net revenue	$247,079	$—	$5,094	$(2,127)	$250,046

Expenses:
Direct operating expenses	100,011	—	1,724	(2,127)	99,608
Selling, general and administrative expenses	43,622	—	645	—	44,267
Corporate expenses	17,353	—	—	—	17,353
Depreciation and amortization	21,889	—	676	—	22,565

	182,875	—	3,045	(2,127)	183,793

Operating income	64,204	—	2,049	—	66,253
Interest expense	(49,405)	—	—	—	(49,405)
Interest income	4,809	—	—	—	4,809

Income before income taxes	19,608	—	2,049	—	21,657
Income tax benefit (expense)	32,460	(13,410)	(1,003)	—	18,047

Income before equity in net income (loss) of subsidiaries and nonconsolidated affiliate and discontinued operations	52,068	(13,410)	1,046	—	39,704
Equity in income (loss) of subsidiaries	(12,364)	—	—	12,364	—

Income (loss) before equity in net income of nonconsolidated affiliate and discontinued operations	39,704	(13,410)	1,046	12,364	39,704
Equity in net income of nonconsolidated affiliates	336	—	—	—	336

Income (loss) from continuing operations	40,040	(13,410)	1,046	12,364	40,040
Loss from discontinued operations, net of tax	(83,157)	—	—	—	(83,157)

Net income (loss) applicable to common stockholders	$(43,117)	$(13,410)	$1,046	$12,364	$(43,117)

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

Year ended December 31, 2009

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Cash flows from operating activities:
Net income (loss)	$(50,072)	$(43,236)	$333	$42,903	$(50,072)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,294	—	739	—	21,033
Impairment charge	2,720	47,928	—	—	50,648
Deferred income taxes	2,137	(4,692)	204	—	(2,351)
Amortization of debt issue costs	402	—	—	—	402
Amortization of syndication contracts	1,981	—	—	—	1,981
Payments on syndication contracts	(2,836)	—	—	—	(2,836)
Equity in net loss of nonconsolidated affiliate	236	—	—	—	236
Non-cash stock-based compensation	4,034	—	—	—	4,034
Non-cash expenses related to debt extinguishment	945	—	—	—	945
Change in fair value of interest rate swap agreements	(6,979)	—	—	—	(6,979)
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Decrease in accounts receivable	364	—	206	—	570
(Increase) decrease in amounts due from related party	960	—	(960)		—
Increase in prepaid expenses and other assets	(242)	—	(242)	—	(484)
Increase in accounts payable, accrued expenses and other liabilities	1,589	—	73	—	1,662

Net cash provided by (used in) operating activities	(24,467)	—	353	42,903	18,789

Cash flows from investing activities:
Proceeds from sale of property and equipment and intangibles	122	—	—	—	122
Investment in subsidiaries	42,903	—	—	(42,903)	—
Purchases of property and equipment and intangibles	(10,136)	—	(829)	—	(10,965)

Net cash provided by (used in) investing activities	32,889	—	(829)	(42,903)	(10,843)

Cash flows from financing activities:
Proceeds from issuance of common stock	255	—	—	—	255
Payments on long-term debt	(42,572)	—	—	—	(42,572)
Repurchase of Class A common stock	(1,075)	—	—	—	(1,075)
Payments of deferred debt and offering costs	(1,182)	—	—	—	(1,182)

Net cash used in financing activities	(44,574)	—	—	—	(44,574)

Net decrease in cash and cash equivalents	(36,152)	—	(476)	—	(36,628)
Cash and cash equivalents:
Beginning	63,412	—	882	—	64,294

Ending	$27,260	$—	$406	$—	$27,666

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

Year ended December 31, 2008

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total
					As Restated
Cash flows from operating activities:
Net income (loss)	$(528,556)	$(355,101)	$870	$354,231	$(528,556)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,734	—	678	—	23,412
Impairment charge	138,380	472,076	—	—	610,456
Deferred income taxes	44,872	(116,975)	532	—	(71,571)
Amortization of debt issue costs	459	—	—	—	459
Amortization of syndication contracts	2,883	—	—	—	2,883
Payments on syndication contracts	(2,840)	—	—	—	(2,840)
Equity in net loss of nonconsolidated affiliate	166	—	—	—	166
Non-cash stock-based compensation	3,353	—	—	—	3,353
Non-cash income related to debt extinguishment	(9,813)	—	—	—	(9,813)
Change in fair value of interest rate swap agreements	11,648	—	—	—	11,648
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
(Increase) decrease in accounts receivable	11,250	—	(94)	—	11,156
(Increase) decrease in amounts due from related party	1,740	—	(1,740)	—
Increase in prepaid expenses and other assets	585	—	218	—	803
Decrease in accounts payable, accrued expenses and other liabilities	(6,001)	—	(64)	—	(6,065)
Effect of discontinued operations	(1,273)		—		(1,273)

Net cash provided by (used in) operating activities	(310,413)	—	400	354,231	44,218

Cash flows from investing activities:
Proceeds from sale of property and equipment and intangibles	101,498	—	—	—	101,498
Investment in subsidiaries	354,231	—	—	(354,231)	—
Purchases of property and equipment and intangibles	(16,791)	—	(82)	—	(16,873)
Purchase of a business	(22,885)	—	—	—	(22,885)
Deposits on acquisitions	(200)	—	—	—	(200)
Effect of discontinued operations	(194)	—	—	—	(194)

Net cash provided by (used in) investing activities	415,659	—	(82)	(354,231)	61,346

Cash flows from financing activities:
Proceeds from issuance of common stock	785	—	—	—	785
Payments on long-term debt	(67,702)	—	—	—	(67,702)
Repurchase of Class U common stock	(10,380)	—	—	—	(10,380)
Repurchase of Class A common stock	(50,837)	—	—	—	(50,837)
Excess tax benefits from exercise of stock options	(81)	—	—	—	(81)

Net cash used in financing activities	(128,215)	—	—	—	(128,215)

Net increase (decrease) in cash and cash equivalents	(22,969)	—	318	—	(22,651)
Cash and cash equivalents:
Beginning	86,381	—	564	—	86,945

Ending	$63,412	$—	$882	$—	$64,294

ENTRAVISION COMMUNICATIONS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

Year ended December 31, 2007

(In thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated Total

Cash flows from operating activities:
Net income (loss)	$(43,117)	$(13,410)	$1,046	$12,364	$(43,117)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	21,889	—	676	—	22,565
Deferred income taxes	(32,639)	13,410	640	—	(18,589)
Amortization of debt issue costs	404	—	—	—	404
Amortization of syndication contracts	1,798	—	—	—	1,798
Payments on syndication contracts	(1,830)	—	—	—	(1,830)
Equity in net income of nonconsolidated affiliate	(336)	—	—	—	(336)
Non-cash stock-based compensation	2,993	—	—	—	2,993
Change in fair value of interest rate swap agreements	17,667	—	—	—	17,667
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
(Increase) decrease in accounts receivable	(4,191)	—	176	—	(4,015)
(Increase) decrease in amounts due from related party	2,194	—	(2,194)		—
Decrease in prepaid expenses and other assets	81	—	3	—	84
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(1,042)	—	104	—	(938)
Effect of discontinued operations	86,579	—	—	—	86,579

Net cash provided by operating activities	50,450	—	451	12,364	63,265

Cash flows from investing activities:
Proceeds from sale of property and equipment and intangibles	37	—	—	—	37
Investment in subsidiaries	12,364	—	—	(12,364)	—
Purchases of property and equipment and intangibles	(25,921)	—	(256)	—	(26,177)
Distribution from nonconsolidated affiliate	250	—	—	—	250
Effect of discontinued operations	(1,610)	—	—	—	(1,610)

Net cash used in investing activities	(14,880)	—	(256)	(12,364)	(27,500)

Cash flows from financing activities:
Proceeds from issuance of common stock	7,353	—	—	—	7,353
Payments on long-term debt	(13,692)	—	—	—	(13,692)
Repurchase of Class A common stock	(61,006)	—	—	—	(61,006)

Net cash used in financing activities	(67,345)	—	—	—	(67,345)

Net increase (decrease) in cash and cash equivalents	(31,775)	—	195	—	(31,580)
Cash and cash equivalents:
Beginning	118,156	—	369	—	118,525

Ending	$86,381	$—	$564	$—	$86,945

ENTRAVISION COMMUNICATIONS CORPORATION

SCHEDULE II—CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

Description	Balance at Beginning of Period	Charged / (Credited) to Expense	Other Adjustments(1)	Deductions	Balance at End of Period
Allowance for doubtful accounts
Year ended December 31, 2009	$5,640	$2,903	$183	$(3,621)	$5,105
Year ended December 31, 2008	5,771	1,586	129	(1,846)	5,640
Year ended December 31, 2007(2)	4,406	3,025	279	(1,939)	5,771
Deferred tax valuation allowance
Year ended December 31, 2009	$126,433	$16,742	$—	$—	$143,175
Year ended December 31, 2008 (as restated)	8,712	117,721	—	—	126,433

(1)	Other adjustments represent recoveries and increases in the allowance for doubtful accounts, including changes in connection with acquisitions and dispositions.
(2)	Amounts have been adjusted to exclude assets held for sale and discontinued operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of Entravision Holdings, LLC:

We have audited the accompanying balance sheets of Entravision Holdings, LLC (the Company) as of December 31, 2009 and 2008, and the related statements of operations, member’s equity, and cash flows for each of the years in the three-year period then ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Entravision Holdings, LLC as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Los Angeles, CA

November 16, 2010

ENTRAVISION HOLDINGS, LLC

BALANCE SHEETS

December 31, 2009 and 2008

(In thousands)

	December 31, 2009	December 31, 2008
ASSETS
Intangible assets not subject to amortization	$192,952	$240,795

Total assets	$192,952	$240,795

LIABILITIES AND MEMBER’S EQUITY
Deferred income taxes	$28,054	$32,745

Total liabilities	28,054	32,745

Member’s equity
Member’s capital	803,976	803,892
Accumulated deficit	(639,078)	(595,842)

Total member’s equity	164,898	208,050

Total liabilities and member’s equity	$192,952	$240,795

See Notes to Financial Statements

ENTRAVISION HOLDINGS, LLC

STATEMENTS OF OPERATIONS

Years ended December 31, 2009, 2008 and 2007

(In thousands)

	2009	2008	2007
Impairment charge	47,928	472,076	—

Operating loss	(47,928)	(472,076)	—
Income tax benefit (expense)	4,692	116,975	(13,410)

Net loss	$(43,236)	$(355,101)	$(13,410)

See Notes to Financial Statements

ENTRAVISION HOLDINGS, LLC

STATEMENTS OF MEMBER’S EQUITY

Years ended December 31, 2009, 2008 and 2007

(In thousands)

	Member’s Capital	Accumulated Deficit	Total
Balance, December 31, 2006	$783,822	$(227,331)	$556,491

Contribution of FCC licenses by parent	8,628		8,628
Net loss for the year ended December 31, 2007		(13,410)	(13,410)

Balance, December 31, 2007	$792,450	$(240,741)	$551,709

Contribution of FCC licenses by parent	11,442		11,442
Net loss for the year ended December 31, 2008		(355,101)	(355,101)

Balance, December 31, 2008	$803,892	$(595,842)	$208,050

Contribution of FCC licenses by parent	84		84
Net loss for the year ended December 31, 2009		(43,236)	(43,236)

Balance, December 31, 2009	$803,976	$(639,078)	$164,898

See Notes to Financial Statements

ENTRAVISION HOLDINGS, LLC

STATEMENTS OF CASH FLOWS

Years ended December 31, 2009, 2008 and 2007

(In thousands)

	2009	2008	2007
Cash flows from operating activities:
Net loss	$(43,236)	$(355,101)	$(13,410)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment charge	47,928	472,076	—
Deferred income taxes	(4,692)	(116,975)	13,410

Net cash provided by operating activities	—	—	—

Net decrease in cash and cash equivalents	—	—	—
Cash and cash equivalents:
Beginning	—	—	—

Ending	$—	$—	$—

Supplemental disclosures of cash flow information:
Cash payments for:
Interest	$—	$—	$—

Income taxes	$—	$—	$—

Noncash contributions from member	$84	$11,442	$8,628

See Notes to Financial Statements

ENTRAVISION HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

Nature of Business

A wholly-owned subsidiary of Entravision Communications Corporation (“ECC”) (see Note 6), Entravision Holdings, LLC (the “Company”) is the holder of licenses issued by the Federal Communications Commission (“FCC”) for the operation of television and radio stations in the United States. The Company does not engage in any operating activities or generate any revenue.

Liquidity and Capital Resources

The Company is a guarantor of the syndicated bank credit facility of its parent, ECC. All of the membership interests of the Company are pledged as collateral to secure ECC’s syndicated bank credit facility. As a result of the ongoing global financial crisis and the recession, and their impact on the advertising marketplace and its customers, ECC has experienced declining net revenues, which have had a significant negative impact on its cash flows and consolidated adjusted EBITDA as defined in its syndicated bank credit facility agreement.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The value of the Company’s intangible assets is affected by numerous factors, including changes in audience acceptance (i.e., ratings), priorities of advertisers, new laws and governmental regulations and policies and technological advances. The Company cannot predict if any of these factors might have a significant impact on the television and radio advertising industries in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company’s intangible assets. Significant estimates and assumptions made by management are used for, but not limited to, the fair value of indefinite life intangible assets and deferred income taxes.

Indefinite Ljfe Intangible Assets

The Company believes that its broadcast licenses are indefinite life intangible assets. An intangible asset is determined to have an indefinite useful life when there are no legal, regulatory, contractual, competitive, economic or any other factors that may limit the period over which the asset is expected to contribute directly or indirectly to future cash flows. The evaluation of impairment for indefinite life intangible assets is performed by a comparison of the asset’s carrying value to the asset’s fair value. When the carrying value exceeds fair value, an impairment charge is recorded for the amount of the difference. The unit of accounting used to test broadcast licenses represents all licenses owned and operated within an individual market cluster, because such licenses are used together, are complimentary to each other and are representative of the best use of those assets. The Company’s individual market clusters consist of cities or nearby cities. The Company tests its broadcasting licenses for impairment based on certain assumptions about these market clusters.

The estimated fair value of indefinite life intangible assets is determined by using an income approach. The income approach estimates fair value based on the Company’s estimated future cash flows of each market cluster, discounted by an estimated weighted-average cost of capital that reflects current market conditions, which reflect the level of inherent risk. The income approach also requires the Company to make a series of assumptions, such as discount rates, revenue projections, profit margin projections and terminal value multiples. The Company estimates its discount rates on a blended rate of return considering both debt and equity for comparable publicly-traded companies in the television and radio industries. These comparable publicly-traded companies have similar size, operating characteristics and/or financial profiles to the Company. The Company also estimated the terminal value multiple based on comparable publicly-traded companies in the television and radio industries. The Company estimated its revenue projections and profit margin projections based on various market clusters signal coverage of the markets and industry information for an average station within a given market. The information for each market cluster includes such things as estimated market share, estimated capital start-up costs, population, household income, retail sales and other expenditures that would influence advertising expenditures. Alternatively, some stations under evaluation have had limited relevant cash flow history due to planned or actual conversion of format or upgrade of station signal. The assumptions the Company makes about cash flows after conversion are based on the performance of similar stations in similar markets and potential proceeds from the sale of the assets.

The estimated fair value of the income approach is compared to a market approach for reasonableness. The market approach estimates fair value by applying sales, earnings and cash flow multiples to each market cluster’s operating performance. The multiples are derived from comparable markets with similar operating characteristics of the Company’s market clusters. The market approach requires the Company to make a series of assumptions, such as selecting comparable market clusters and comparable transactions and transaction premiums. The current economic conditions have led to a decrease in the number of comparable transactions, which makes the market approach of comparable transactions and transaction premiums more difficult to estimate than in previous years.

Fair Value Measurements

In 2008, the Company adopted ASC 820, “Fair Value Measurement and Disclosures” (formerly SFAS No. 157, “Fair Value Measurements”), which defines and establishes a framework for measuring fair value and expands disclosures about fair value measurements. In accordance with ASC 820, the Company has categorized certain items, including its financial assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below.

Level 1 — Assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date.

Level 2 — Assets and liabilities whose values are based on quoted prices for similar attributes in active markets; quoted prices in markets where trading occurs infrequently; and inputs other than quoted prices that are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement.

If the inputs used to measure financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

In 2009, the Company adopted ASC 820 related to the accounting and disclosure of fair value measurements for nonfinancial assets and liabilities. The following table presents the Company’s nonfinancial assets measured at fair value on a nonrecurring basis, based on the fair value hierarchy as of December 31, 2009 (in millions):

Nonfinancial Assets	Level 3
Intangible assets not subject to amortization (FCC licenses)	$97.5

In 2009, the Company wrote down its radio FCC licenses with carrying amounts of $145.4 million to their fair values of $97.5 million and as a result, recognized impairment losses of $47.9 million, which the Company included in impairment charge on the statements of operations for the year ended December 31, 2009.

Dependence on Business Partners

The Company is dependent on the continued financial and business strength of its business partners, such as the companies that provide programming to ECC. Due to extreme volatility caused by the continuing global financial crisis and ongoing recession, the Company could be at risk should any of these entities encounter difficulties of their own, which could make it harder or impossible for them to perform their obligations to ECC. This in turn could materially adversely affect the Company’s own business and financial condition.

Off-balance Sheet Financings and Liabilities

All of the membership interests of the Company are pledged as collateral to secure the syndicated bank credit facility of ECC. The Company does not have any majority-owned subsidiaries or any interests in, or relationships with, any material variable-interest entities that are not included in the consolidated financial statements.

Income Taxes

The Company is treated as a single member limited liability company and is accounted for as a division of its parent, ECC, for income tax purposes. Accordingly, ECC pays all taxes on the Company’s behalf and is entitled to any related tax savings. Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is determined to be more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires new disclosures relating to transfers in and out of Level 1 and Level 2 fair value measurements, levels of disaggregation, and valuation techniques. These disclosures are effective for reporting periods beginning after December 15, 2009. Additional new disclosures regarding the purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for fiscal years beginning after December 15, 2010.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“SFAS 168”)”. SFAS 168 made the FASB Accounting Standards Codification (“ASC”), also known as the “Codification”, the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), except for additional authoritative rules and interpretive releases issued by the SEC. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by organizing all the authoritative literature related to a particular topic within a consistent structure. The Codification was effective for the Company’s financial statements issued beginning in the quarter ending September 30, 2009. All accounting references have been updated, and therefore SFAS references have been replaced with ASC references.

3. INTANGIBLE ASSETS NOT SUBJECT TO AMORTIZATION

The composition of the Company’s intangible assets consists entirely of intangible assets not subject to amortization (FCC licenses). The net carrying amount as of December 31, 2009 and 2008 was $193.0 million and $240.8 million, respectively. The Company did not have any amortization expense for the years ended December 31, 2009, 2008 and 2007 and does not anticipate future amortization expense as the intangible assets are not subject to amortization.

Indefinite life intangibles are not amortized but are tested annually for impairment, or more frequently, if events or changes in circumstances indicate that the assets might be impaired. The annual testing date is October 1.

2009 Impairment

The Company conducted a review of the fair value of the FCC licenses in 2009. The fair value was primarily determined by evaluating discounted cash flow models. The revenue projections and profit margin projections in the models are based on various market clusters signal coverage of the markets and industry information for an average station within a given market. The information for each market cluster includes such things as estimated market share, estimated capital start-up costs, population, household income, retail sales and other expenditures that would influence advertising expenditures. Alternatively, some stations under evaluation have had limited relevant cash flow history due to planned or actual conversion of format or upgrade of station signal. The assumptions about cash flows after conversion are based on the performance of similar stations in similar markets and potential proceeds from the sale of the assets. Based on the assumptions and estimates described above, the Company recognized impairment losses of $48 million relating to radio FCC licenses.

2008 Impairment

The Company conducted a review of the fair value of the FCC licenses in 2008. The fair value was primarily determined by evaluating discounted cash flow models. The revenue projections and profit margin projections in the models are based on various market clusters signal coverage of the markets and industry information for an average station within a given market. The information for each market cluster includes such things as estimated market share, estimated capital start-up costs, population, household income, retail sales and other expenditures that would influence advertising expenditures. Alternatively, some stations under evaluation have had limited relevant cash flow history due to planned or actual conversion of format or upgrade of station signal. The assumptions about cash flows after conversion are based on the performance of similar stations in similar markets and potential proceeds from the sale of the assets. Based on the assumptions and estimates described above, the Company recognized impairment losses of $413 million relating to radio FCC licenses and $59 million relating to television FCC licenses.

4. LONG-TERM DEBT

The Company does not have any long term debt as of December 31, 2009 and 2008. However, the Company is a guarantor of the syndicated bank credit facility of its parent, ECC. All of the membership interests in the Company are pledged as collateral to secure ECC’s syndicated bank credit facility. As of December 31, 2009 and 2008, the balance of ECC’s syndicated bank credit facility was $361.9 million and $403.5 million, respectively.

ECC’s Syndicated Bank Credit Facility

In September 2005, ECC entered into the current syndicated bank credit facility with a $650 million senior secured syndicated bank credit facility, consisting of a 7 ½ year $500 million term loan and a 6 ½ year $150 million revolving facility. The term loan under the new syndicated bank credit facility has been drawn in full, the proceeds of which were used (i) to refinance $250 million outstanding under ECC’s former syndicated bank credit facility, (ii) to complete a tender offer for ECC’s previously outstanding $225 million senior subordinated notes, and (iii) for general corporate purposes. The term loan matures in 2013 and the revolving facility expires in 2012. ECC’s ability to make additional borrowings under the syndicated bank credit facility is subject to compliance with certain financial covenants, including financial ratios, and other conditions set forth in the syndicated bank credit facility.

On November 12, 2008, ECC entered into an amendment to its credit facility agreement. The amendment provides that ECC may repurchase and cancel outstanding loans under the credit facility agreement, at a price to be agreed upon between ECC and any lender holding such loans, up to a maximum amount of $75 million in aggregate face amount of the outstanding loans to be repurchased, and subject to such other terms and conditions described in the amendment. From November 12, 2008 through December 31, 2008, ECC reduced its term loan debt by $66.5 million and retired the debt. ECC recorded a gain of debt extinguishment of $9.8 million by repurchasing the debt at a discount.

On March 16, 2009, ECC entered into a further amendment to its credit facility agreement. Pursuant to this amendment, among other things:

•

The interest that ECC pays under the credit facility increased. Both the revolver and term loan borrowings under the amendment bear interest at a variable interest rate based on either LIBOR or a base rate, in either case plus an applicable margin that varies depending upon ECC’s leverage ratio. Borrowings under both ECC’s revolver and term loan bear interest at LIBOR plus a margin of 5.25% when the leverage ratio is greater than or equal to 5.0. When the leverage ratio is less than 5.0 but greater than or equal to 4.0, borrowings under both ECC’s revolver and term loan will bear interest at LIBOR plus a margin of 4.25%. When the leverage ratio is less than 4.0, borrowings under both ECC’s revolver and term loan will bear interest at LIBOR plus a margin of 3.25%. The term loan currently bears interest at LIBOR plus a margin of 5.25%, for a total interest rate of 5.51% at December 31, 2009. As of December 31, 2009, $361.9 million of the term loan was outstanding.

•

The total amount of ECC’s revolver facility was reduced from $150 million to $50 million. Borrowings under the revolver are restricted to $5 million in the aggregate during any rolling 30-day period when the leverage ratio is less than 1.0 of the maximum allowable ratio during the applicable period. New conditions have been added for loans under the revolver facility greater than $5 million. The revolving facility bears interest at LIBOR plus a margin ranging from 3.25% to 5.25% based on leverage covenants. As of December 31, 2009, ECC had approximately $1.0 million in outstanding letters of credit and $49 million was available under the revolving facility for future borrowings. In addition, ECC pays a quarterly unused commitment fee ranging from 0.25% to 0.50% per annum, depending on the level of facility used.

•

There are more stringent financial covenants relating to maximum allowed leverage ratio, maximum capital expenditures and fixed charge coverage ratio. Beginning March 16, 2009, through December 31, 2009, the maximum allowed leverage ratio, or the ratio of consolidated total debt to trailing-twelve-month consolidated adjusted EBITDA, is 6.75. The maximum allowed leverage ratio decreases to 6.50 in the first quarter of 2010. On September 30, 2010 the maximum allowed leverage ratio decreases to 6.25 and on December 31, 2010 the maximum allowed leverage ratio decreases to 6.0. Beginning March 31, 2011, and through the term of the agreement, the maximum allowed leverage ratio is 5.50. The actual leverage ratio was 6.6 to 1 as of December 31, 2009. Therefore, ECC was in compliance with this covenant as of this date. From March 31, 2009, through the term of the agreement, the minimum required fixed charge coverage ratio is 1.15.

•

There is a mandatory prepayment clause for 100% of the proceeds of certain asset dispositions, regardless of ECC’s leverage ratio. In addition, if ECC has excess cash flow, as defined in its syndicated bank credit facility, 75% of such excess cash flow must be used to reduce its outstanding loan balance on a quarterly basis.

•	Beginning March 31, 2009, the senior leverage ratio and net leverage ratio were eliminated.

•	Capital expenditures may not exceed $10 million in each of 2009 and 2010.

•

ECC is restricted from making acquisitions and investments when the leverage ratio is greater than 4.0, with an exception to permit the completion of the acquisition of television assets serving the Reno, Nevada market.

•	ECC is restricted from making future repurchases of shares of its common stock, except under a limited circumstance, which ECC utilized in May 2009 and may utilize again in the future.

•	ECC is restricted from making any further debt repurchases in the secondary market.

The amendment also contains additional covenants, representations and provisions that are usual and customary for credit facilities of this type. All other provisions of ECC’s credit facility agreement, as amended prior to March 2009, remain in full force and effect unless expressly amended or modified by the March 2009 amendment.

At the time of entering into the amended credit facility agreement, ECC made a prepayment of $40 million to reduce the outstanding amount of its term loans and paid its lenders an amendment fee.

ECC recorded a loss on debt extinguishment of $4.7 million for fees, unamortized finance costs and interest rate swap agreement termination costs associated with the amendment to the syndicated bank credit facility during the year ended December 31, 2009.

The amended credit facility agreement is secured by substantially all of ECC’s assets, as well as the pledge of the stock of substantially all of its subsidiaries, including the Company. The amended credit facility agreement contains customary events of default. If an event of default occurs and is continuing, ECC might be required to repay all amounts then outstanding under the amended credit facility agreement. Lenders holding more than 50% of the loans and commitments under the syndicated bank credit facility may elect to accelerate the maturity of loans upon the occurrence and during the continuation of an event of default.

The amended credit facility agreement contains certain financial covenants relating to maximum leverage ratio, maximum capital expenditures and minimum fixed charge coverage ratio. As explained in more detail above, the covenants become increasingly restrictive in the later years of the amended credit facility agreement. The amended credit facility agreement also requires ECC to maintain FCC licenses for broadcast properties and contains restrictions on the incurrence of additional debt, the payment of dividends, the repurchase of shares of its own common stock, the making of acquisitions and the sale of assets.

5. INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 2009, 2008, and 2007 is as follows (in millions):

	2009	2008	2007
Current
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

	—	—	—

Deferred
Federal	(4.0)	(98.5)	11.3
State	(0.7)	(18.5)	2.1

	(4.7)	(117.0)	13.4

Total (benefit) provision for taxes	$(4.7)	$(117.0)	$13.4

The income tax provision (benefit) differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pre-tax income for the years ended December 31, 2009, 2008 and 2007 due to the following (in millions):

	2009	2008	2007
Computed “expected” tax provision (benefit)	$(17.2)	$(160.5)	$—
Change in income tax resulting from:
State taxes, net of federal benefit	(1.8)	(18.7)	—
Change in valuation allowance	13.9	61.8	13.4
Other	0.4	0.4	—

	$(4.7)	$(117.0)	$13.4

The components of the deferred tax assets and liabilities at December 31, 2009 and 2008 consist of the following (in millions):

	2009	2008
Deferred tax assets:
Net operating loss carryforward	51.6	38.2
Long-lived Intangible assets	48.9	48.4

	100.5	86.6
Valuation allowance	(100.5)	(86.6)

Net deferred tax assets	$—	$—

Deferred tax liabilities:
Long-lived Intangible assets	$(28.1)	$(32.7)

As of December 31, 2009, the Company has federal and state net operating loss carryforwards of approximately $137.1 million available to offset future taxable income. The net operating loss carryforwards will expire during the years 2020 through 2029.

For the years ended December 31, 2009 and 2008, the Company had a valuation allowance of $100.5 million and $86.6 million, respectively, as the Company believes that it is more likely than not that the deferred tax assets will not be fully realized.

As of December 31, 2009, the Company’s utilization of its available net operating loss carryforwards against future taxable income is not restricted pursuant to the “change in ownership” rules in Section 382 of the Internal Revenue Code. However in subsequent periods, the utilization of its available net operating loss carryforwards against future taxable income may be restricted pursuant to the “change in ownership” rules in Section 382 of the Internal Revenue Code. These rules in general provide that an ownership change occurs when the percentage shareholdings of 5% direct or indirect shareholders of a loss corporation have in aggregate increased by more than 50 percentage points during the immediately preceding three years.

6. MEMBER’S EQUITY

Under the Third Amended and Restated Operating Agreement of the Company entered into as of August 3, 2000, ECC is the sole member of the Company and owns 100% of the Company’s issued and outstanding membership interests.

7. RELATED-PARTY TRANSACTIONS

The Company holds the broadcasting licenses issued by the FCC for the operation of television and radio stations by ECC. ECC is the sole member of the Company and owns 100% of the Company’s issued and outstanding membership interests. As of December 31, 2009 and 2008, all of the membership interests of the Company were pledged as collateral to secure the syndicated bank credit facility of ECC.

In April 2009, ECC acquired the assets of television station KREN-TV, serving the Reno, Nevada market, for approximately $4.3 million. ECC contributed the related FCC licenses acquired in the transaction to the Company. The transferred licenses were valued at $0.1 million.

In March 2008, ECC completed the acquisition of the net assets of radio station WNUE-FM in Orlando, Florida, for $24.1 million. ECC contributed the related FCC licenses acquired in the transaction to the Company. The transferred licenses were valued at $11.4 million

In April 2007, the Company was the successful bidder in an auction conducted by the FCC for the authority to construct and operate a new full-power television station at Pueblo, Colorado. The $2.6 million bid by Holdings was funded through a cash contribution from its parent company, ECC.

In December 2007, ECC funded the upgrade of the FCC license of radio station KRCY-FM (now KRRN-FM) in the Las Vegas, Nevada market for $6.0 million.

8. LITIGATION

The Company is subject to various outstanding claims and other legal proceedings that arose in the ordinary course of business. In the opinion of management, any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations or cash flows of the Company.

9. SUBSEQUENT EVENT

On July 27, 2010, ECC completed the offering and sale of $400 million aggregate principal amount of its 8.75% Senior Secured First Lien Notes (the “Notes”). The Notes were issued at a discount of 98.722% of their principal amount and mature on August 1, 2017. Interest on the Notes accrues at a rate of 8.75% per annum from the date of original issuance and is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2011. The Notes are guaranteed on a senior secured basis by all of ECC’s existing and future wholly-owned domestic subsidiaries, including ECC’s membership interest in the Company. Net proceeds from the Notes were used to pay all indebtedness outstanding under ECC’s syndicated bank credit facility, terminate the related interest rate swap agreements, pay fees and expenses related to the Notes offering and for general corporate purposes of ECC.

On July 27, 2010, ECC also entered into a new $50 million revolving credit facility (the “Revolving Credit Facility”) and terminated its syndicated bank credit facility agreement. The Revolving Credit Facility expires on July 27, 2013 and is guaranteed on a senior secured basis by all of the ECC’s existing and future wholly-owned domestic subsidiaries, including ECC’s membership interest in the Company. ECC has not drawn on the Revolving Credit Facility.

$400,000,000

Entravision Communications Corporation

Offer to Exchange All of Our Outstanding

8.750% Senior Secured First Lien Notes due 2017

For

Our New 8.750% Senior Secured First Lien Notes due 2017

That Have Been Registered Under the Securities Act of 1933

Until             , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to any unsold allotments or subscriptions.

PROSPECTUS

            , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors And Officers.

Entravision Communications Corporation is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“Section 145”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The Company’s Second Amended and Restated Certificate of Incorporation (“Restated Certificate”) provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director, except for: (i) liability resulting from a breach of the director’s duty of loyalty to us or our stockholders; (ii) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) a transaction from which the director derived an improper personal benefit. The Company’s Restated Certificate also provides mandatory indemnification for the benefit of our directors and officers and discretionary indemnification for the benefit of our employees and agents, in each instance to the fullest extent permitted by Delaware law, as it may be amended from time to time. In addition, we have entered into individual indemnification agreements with each of our directors and officers providing additional indemnification benefits. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We provide directors’ and officers’ liability insurance coverage for our directors and officers.

Additional Registrants

Certain officers and other employees of the Company serve at the request of the Company as a director, manager, officer, employee or agent of the additional registrants, and thus may be entitled to indemnification under the provisions set forth above. In addition to potential indemnification by the Company, the directors, managers, officers, employees and agents of the additional registrants are also entitled to indemnification and exculpation for certain monetary damages to the extent provided in the applicable additional registrant’s organizational documents or pursuant to the laws which such additional registrant is incorporated or organized.

Item 21.	Exhibits and Financial Statement Schedules.

(a) The exhibits to this registration statement are listed in the Exhibit Index, which appears elsewhere herein and is incorporated by reference.

(b) All of the financial statement schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the applicable instructions or are not applicable and therefore have been omitted.

Item 22.	Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) Each of the undersigned registrants hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on November 16, 2010.

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/S/ WALTER F. ULLOA
Walter F. Ulloa
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Walter F. Ulloa and Christopher T. Young, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WALTER F. ULLOA	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2010
Walter F. Ulloa

/S/ PHILIP C. WILKINSON	President, Chief Operating Officer and Director	November 16, 2010
Philip C. Wilkinson

/S/ CHRISTOPHER T. YOUNG Christopher T. Young	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 16, 2010

/S/ PAUL A. ZEVNIK Paul A. Zevnik	Director	November 16, 2010

/S/ DARRYL B. THOMPSON Darryl B. Thompson	Director	November 16, 2010

/S/ ESTEBAN E. TORRES Esteban E. Torres	Director	November 16, 2010

Signature	Title	Date

/S/ GILBERT R. VASQUEZ Gilbert R. Vasquez	Director	November 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on November 16, 2010.

ARIZONA RADIO, INC.
ASPEN FM, INC.
CHANNEL FIFTY SEVEN, INC.
DIAMOND RADIO, INC.
ENTRAVISION SAN DIEGO, INC.
ENTRAVISION-TEXAS L.P., INC.
LATIN COMMUNICATIONS GROUP INC.
LOS CEREZOS TELEVISION COMPANY
THE COMMUNITY BROADCASTING COMPANY OF SAN DIEGO, INCORPORATED
VISTA TELEVISION, INC.
Z-SPANISH MEDIA CORPORATION

By:	/S/ WALTER F. ULLOA
Walter F. Ulloa
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Walter F. Ulloa and Christopher T. Young, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WALTER F. ULLOA Walter F. Ulloa	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2010

/S/ CHRISTOPHER T. YOUNG Christopher T. Young	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 16, 2010

Signature	Title	Date

/S/ PHILIP C. WILKINSON Philip C. Wilkinson	President, Chief Operating Officer and Director	November 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on November 16, 2010.

ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.
	By:	ENTRAVISION COMMUNICATIONS CORPORATION
	Its:	MANAGING MEMBER

ENTRAVISION HOLDINGS, LLC
	By:	ENTRAVISION COMMUNICATIONS CORPORATION
	Its:	SOLE MEMBER

By:	/S/ WALTER F. ULLOA
Walter F. Ulloa
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Walter F. Ulloa and Christopher T. Young, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WALTER F. ULLOA Walter F. Ulloa	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2010

/S/ PHILIP C. WILKINSON Philip C. Wilkinson	President, Chief Operating Officer and Director	November 16, 2010

/S/ CHRISTOPHER T. YOUNG Christopher T. Young	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 16, 2010

/S/ PAUL A. ZEVNIK Paul A. Zevnik	Director	November 16, 2010

Signature	Title	Date

/S/ DARRYL B. THOMPSON Darryl B. Thompson	Director	November 16, 2010

/S/ ESTEBAN E. TORRES Esteban E. Torres	Director	November 16, 2010

/S/ GILBERT R. VASQUEZ Gilbert R. Vasquez	Director	November 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on November 16, 2010.

ENTRAVISION, L.L.C.
	By:	ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.
	Its:	SOLE MEMBER

ENTRAVISION-EL PASO, L.L.C.
	By:	ENTRAVISION COMMUNICATIONS COMPANY, L.L.C.
	Its:	MANAGING MEMBER

By:	/S/ WALTER F. ULLOA
Walter F. Ulloa
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Walter F. Ulloa and Christopher T. Young, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WALTER F. ULLOA Walter F. Ulloa	Chairman, Chief Executive Officer and Manager (Principal Executive Officer)	November 16, 2010

/S/ CHRISTOPHER T. YOUNG Christopher T. Young	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on November 16, 2010.

ENTRAVISION–TEXAS G.P., LLC
	By:	ENTRAVISION–TEXAS L.P., INC.
	Its:	SOLE MEMBER

ENTRAVISION–TEXAS LIMITED PARTNERSHIP
	By:	ENTRAVISION–TEXAS G.P., LLC
	Its:	GENERAL PARTNER
		By:	ENTRAVISION –TEXAS L.P., INC.
		Its:	SOLE MEMBER

By:	/S/ WALTER F. ULLOA
Walter F. Ulloa
Chairman and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Walter F. Ulloa and Christopher T. Young, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement we may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ WALTER F. ULLOA Walter F. Ulloa	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2010

/S/ CHRISTOPHER T. YOUNG Christopher T. Young	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 16, 2010

/S/ PHILIP C. WILKINSON Philip C. Wilkinson	President, Chief Operating Officer and Director	November 16, 2010

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

2.1(1)	Asset Purchase Agreement dated as of July 25, 2005 by and among Entravision Holdings, LLC, Entravision Communications Corporation, Univision Radio License Corporation and Univision Communications Inc.

2.2(2)	Stock Purchase Agreement dated as of February 28, 2008 among Entravision Communications Corporation, Z-Spanish Media Corporation, Inc., Vista Media Group, Inc. and Lamar Advertising of Penn, LLC

3.1(3)	Second Amended and Restated Certificate of Incorporation

3.2(4)	Third Amended and Restated Bylaws, as adopted on December 9, 2005

3.3(20)	First Amendment to Third Amended and Restated Bylaws

4.1(22)	Indenture, dated as of July 27, 2010, by and among Entravision Communications Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as Trustee.

4.2(22)	Form of 8.750% Senior Secured First Lien Note due 2017 (included in Exhibit 4.1)

5.1*	Opinion of Foley & Lardner LLP

10.1(5)†	2000 Omnibus Equity Incentive Plan

10.2(6)†	Form of Notice of Stock Option Grant and Stock Option Agreement under the 2000 Omnibus Equity Incentive Plan

10.3(5)	Form of Voting Agreement by and among Walter F. Ulloa, Philip C. Wilkinson, Paul A. Zevnik and Entravision Communications Corporation

10.4(1)†	Employment Agreement effective as of August 1, 2005 by and between Entravision Communications Corporation and Walter F. Ulloa

10.5(1)†	Employment Agreement effective as of August 1, 2005 by and between Entravision Communications Corporation and Philip C. Wilkinson

10.6(21)†	Employment Agreement effective as of January 1, 2010 by and between Entravision Communications Corporation and Jeffery A. Liberman

10.7(8)†	Executive Employment Agreement effective as of December 1, 2005 by and between Entravision Communications Corporation and John F. DeLorenzo

10.8(9)†	Separation and Transition Agreement effective as of April 11, 2008 by and between Entravision Communications Corporation and John F. DeLorenzo

10.9(9)†	Executive Employment Agreement effective as of May 12, 2008 between Entravision Communications Corporation and Christopher T. Young

10.10(10)†	Form of Indemnification Agreement for officers and directors of Entravision Communications Corporation

10.11(5)	Form of Investors Rights Agreement by and among Entravision Communications Corporation and certain of its stockholders

10.12(1)	Amendment to Investor Rights Agreement dated as of September 9, 2005 by and between Entravision Communications Corporation and Univision Communications Inc.

10.13(1)	Letter Agreement regarding registration rights of Univision dated as of September 9, 2005 by and between Entravision Communications Corporation and Univision Communications Inc.

10.14(5)	Office Lease dated August 19, 1999 by and between Water Garden Company L.L.C. and Entravision Communications Company, L.L.C.

10.15(11)	First Amendment to Lease and Agreement Re: Sixth Floor Additional Space dated as of March 15, 2001 by and between Water Garden Company L.L.C., Entravision Communications Company, L.L.C. and Entravision Communications Corporation

10.16(8)	Second Amendment to Lease dated as of October 5, 2005 by and between Water Garden Company L.L.C. and Entravision Communications Corporation

10.17(12)	Limited Liability Company Agreement of Lotus/Entravision Reps LLC dated as of August 10, 2001

10.18(13)	Master Network Affiliation Agreement, dated as of August 14, 2002, by and between Entravision Communications Corporation and Univision Network Limited Partnership

10.19(13)	Master Network Affiliation Agreement, dated as of March 17, 2004, by and between Entravision Communications Corporation and TeleFutura

10.20(3)†	2004 Equity Incentive Plan

10.21(14)†	First Amendment, dated as of May 1, 2006, to 2004 Equity Incentive Plan

10.22(15)†	Second Amendment, dated as of July 13, 2006, to 2004 Equity Incentive Plan

10.23(6)†	Form of Stock Option Award under the 2004 Equity Incentive Plan

10.24(16)†	Form of Restricted Stock Unit Award under the 2004 Equity Incentive Plan

10.25(17)	Form of Restricted Stock Unit Award under the 2004 Equity Incentive Plan

10.26(18)	Form of Restricted Stock Unit Award under the 2004 Equity Incentive Plan

10.27(19)†	Summary of Non-Employee Director Compensation

10.28(23)	Purchase Agreement, dated July 22, 2010, by and among Entravision Communications Corporation, the guarantors named therein and Citigroup Global Markets, Inc., as representatives of the initial purchasers

10.29(23)	Registration Rights Agreement, dated July 27, 2010, by and among Entravision Communications Corporation, the guarantors named therein and Citigroup Global Markets, Inc., as representative of the initial purchasers

10.30(23)	Credit Agreement, dated July 27, 2010, by and among Entravision Communications Corporation, as the Borrower, the other persons designated as Credit Parties, General Electric Capital Corporation, for itself, as a Lender and as Agent for all Lenders, the other financial institutions party thereto and GE Capital Markets, Inc., as Sole Lead Arranger and Bookrunner.

10.31(23)	Security Agreement, dated July 27, 2010, by and among Entravision Communications Corporation, each other guarantor from time to time party thereto and General Electric Capital Corporation, as Collateral Trustee.

10.32(23)	Collateral Trust and Intercreditor Agreement, dated July 27, 2010, by and among Entravision Communications Corporation, the guarantors from time to time party thereto, Wells Fargo Bank, National Association, as Trustee under the Indenture, the Administrative Agent, the other Priority Debt Representatives from time to time party thereto and General Electric Capital Corporation, as Collateral Trustee.

21.1*	Subsidiaries of Entravision Communications Corporation

23.1*	Consent of McGladrey & Pullen, LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of McGladrey & Pullen, LLP for Entravision Holdings, LLC

23.4*	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature pages)

25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice of Guaranteed Delivery

99.3*	Form of Letter to Registered Holder and/or DTC Participant from Beneficial Owners

*	Filed herewith.
†	Management contract or compensatory plan, contract or arrangement.
(1)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC on November 9, 2005.
(2)	Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008.
(3)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 9, 2004.
(4)	Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006.
(5)	Incorporated by reference from our Registration Statement on Form S-1, No. 333-35336, filed with the SEC on April 21, 2000, as amended by Amendment No. 1 thereto, filed with the SEC on June 14, 2000, Amendment No. 2 thereto, filed with the SEC on July 10, 2000, Amendment No. 3 thereto, filed with the SEC on July 11, 2000 and Amendment No. 4 thereto, filed with the SEC on July 26, 2000.
(6)	Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 15, 2005.
(7)	Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007.
(8)	Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006.
(9)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 12, 2008.
(10)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on September 15, 2000.

(11)	Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 28, 2001.
(12)	Incorporated by reference from our Registration Statement on Form S-3, No. 333-81652, filed with the SEC on January 30, 2002, as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on February 25, 2002.
(13)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 10, 2004.
(14)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 10, 2006.
(15)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 9, 2006.
(16)	Incorporated by reference from our Current Report on Form 8-K, filed with the SEC on October 4, 2006.
(17)	Incorporated by reference from our Current Report on Form 8-K, filed with the SEC on March 2, 2007.
(18)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 11, 2008.
(19)	Incorporated by reference from our Current Report on Form 8-K, filed with the SEC on July 17, 2006.
(20)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009.
(21)	Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 31, 2010.
(22)	Incorporated by reference from our Current Report on Form 8-K, filed with the SEC on July 27, 2010.
(23)	Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 10, 2010.

E-4